Form 10KSB, Exhibit 13
period 1999-09-30
WAKE FOREST BANCSHARES INC
filed 1999-12-28
CIK 1085175

CONTENTS


                                                                                                              PAGE
-------------------------------------------------------------------------------------------------------------------


SELECTED CONSOLIDATED FINANCIAL DATA                                                                             1


-------------------------------------------------------------------------------------------------------------------


REPORT TO STOCKHOLDERS                                                                                           2


-------------------------------------------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS                                                                        3 - 16


-------------------------------------------------------------------------------------------------------------------


INDEPENDENT AUDITOR'S REPORT                                                                                    17


-------------------------------------------------------------------------------------------------------------------


CONSOLIDATED FINANCIAL STATEMENTS:



   Consolidated statements of financial condition at September 30, 1999 and 1998                                18


   Consolidated statements of income for years ended September 30, 1999 and 1998                                19


   Consolidated statements of stockholders' equity for the years ended

      September 30, 1999 and 1998                                                                          20 - 21


   Consolidated Statements of cash flows for the years ended September 30, 1999 and 1998                   22 - 23


-------------------------------------------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                                 24 - 43


-------------------------------------------------------------------------------------------------------------------


COMMON STOCK INFORMATION                                                                                        44


-------------------------------------------------------------------------------------------------------------------


CORPORATE INFORMATION                                                                                           45


-------------------------------------------------------------------------------------------------------------------



                          WAKE FOREST BANCSHARES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA



                                                                        SEPTEMBER 30,

                                           ------------------------------------------------------------------------
                                                1999          1998          1997           1996          1995

                                           ------------------------------------------------------------------------
                                                                           (IN THOUSANDS)

Financial Condition Data:
Total assets                               $       72,396     $  74,360     $  63,453       $ 61,812       $55,136
Investments (1)                                     9,635        17,528         8,671         12,742         8,140
Loans receivable, net                              61,467        55,363        53,673         47,821        45,377
Deposits                                           57,654        60,038        50,056         48,956        48,090
Stockholders' equity (2)                           13,468        13,167        12,121         11,721         6,893


                                                                  YEARS ENDED SEPTEMBER 30,

                                           ------------------------------------------------------------------------
                                                1999          1998          1997           1996          1995

                                           ------------------------------------------------------------------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

Operating Data:
Interest and dividend income               $        6,204     $   5,983       $ 5,183         $4,859        $4,122
Interest expense                                    3,027         3,072         2,590          2,730         2,187
                                           ------------------------------------------------------------------------
Net interest income                                 3,177         2,911         2,593          2,129         1,935
Provision for loan losses                              --            --            --            --            180
Noninterest income                                     42            34            56             37            62
Noninterest expense                                 1,275         1,264         1,195          1,291           665
                                           ------------------------------------------------------------------------
Income before income taxes                          1,944         1,681         1,454            875         1,152
Income tax expense                                    741           620           543            322           431
                                           ------------------------------------------------------------------------
Net income                                 $        1,203     $   1,061       $   911         $  553        $  721
                                           ========================================================================
Basic earnings per share (2)               $         1.02     $    0.91       $  0.79          $0.15        $   --
Diluted earnings per share (2)                       1.02          0.89          0.78           0.15            -
Dividends per share (2)                              0.48          0.46          0.35           0.14            --
Dividend payout ratio (2)                          47.06%        51.69%        44.87%         93.33%            --
Selected Other Data:
Return on average assets (4)                        1.62%         1.28%         1.47%           .92%         1.43%
Return on average equity (4)                        8.83%         7.26%         7.55%          5.78%        11.00%
Interest rate spread (4)                            3.38%         3.39%         3.32%          2.83%         3.28%
Average equity to average assets (4)               18.35%        17.63%        19.47%         15.92%        13.00%
Net interest margin (4)                             4.37%         4.26%         4.32%          3.69%         3.92%
Allowance for loan losses to
  nonperforming loans (3)                          89.51%       196.79%       134.43%        124.64%       189.21%
Nonperforming loans to total loans (3)               .48%          .24%          .36%           .40%          .27%

     (1) Includes interest earning deposits and investment securities

     (2) On April 3, 1996, Wake Forest Federal Savings & Loan Association reorganized from a federal chartered mutual savings association to a federal chartered stock savings association. Earnings per share for 1996 is based on earnings from April 3, 1996 to September 30, 1996 divided by the weighted average number of shares outstanding during the same period.

     (3) Nonperforming loans include mortgage loans delinquent more than 90 days

     (4) Average balances are derived from month-end balances.

                             REPORT TO STOCKHOLDERS


On May 7, 1999, Wake Forest Federal Savings and Loan Association formed Wake Forest Bancshares, Inc. as a stock holding company parent of the Association. As a part of the reorganization, each outstanding share of Association's common stock was converted into one share of common stock of the Company. Holders of the Association's common stock became holders of all of the outstanding shares of the Company's common stock. The Company is majority owned by Wake Forest Bancorp, M.H.C., the Association's mutual holding company. The reorganization into the "two-tier" mutual holding company structure was approved by the Association's stockholders at their annual meeting held on February 23, 1999 and by regulatory authorities on April 9, 1999. The new structure provides us with enhanced operating opportunities unavailable to a standalone thrift which may be pursued in the future.

The Board of Directors and management of Wake Forest Bancshares, Inc. primary commitment is to maximize shareholder value by building a strong and profitable institution. This report demonstrates that during 1999, our continuing commitment to that goal was achieved. The Company reported record earnings in 1999 of $1.2 million, or $1.02 per share. Both return on assets and equity increased during the current year. The Association's loan portfolio increased by approximately 11% during the year and asset quality continues to remain strong. The Company declared regular dividends of $0.12 per share during each quarter of the current year, a generous 47% of total 1999 earnings.

Loan demand remains very strong in our primary lending area of Wake, Franklin and Granville counties and management is committed to continuing to grow the Association's loan portfolio in a prudent manner. We also intend to remain competitive with our deposit products to ensure continued growth and profitability. We, the management, directors and employees, are committed to serving our local market as a community-oriented financial institution. We thank each stockholder for investing in the Company and are grateful for the opportunity to enhance the value of your investment through the safe and sound operation of the Company. We encourage your comments and suggestions and truly appreciate your support and business.


                                          Respectfully,

                                          /s/ Anna O. Sumerlin
                                          ----------------------------
                                          Anna O. Sumerlin
                                          President & Chief Executive Officer

WAKE FOREST BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                     GENERAL

The Board of Directors of Wake Forest Federal Savings and Loan Association ("Wake Forest Federal" or the "Association") approved an Agreement and Plan of Reorganization (the "Plan of Reorganization") on November 16, 1998. The Plan of Reorganization provided for the establishment of Wake Forest Bancshares, Inc. (the "Company") as a stock holding company parent of the Association. The Company is majority owned (approximately 53%) by Wake Forest Bancorp, M.H.C., (the "MHC") the Association's mutual holding company. The reorganization into the "two-tier" mutual holding company structure (the "Reorganization") was approved by the Association's stockholders at their annual meeting held on February 23, 1999 and by regulatory authorities on April 9, 1999. The formation of the Company was consummated on May 7, 1999.

As a part of the Reorganization, each outstanding share of Association's common stock was converted into one share of common stock, par value $.01 per share, of the Company, and the holders of the Association's common stock became the holders of all of the outstanding shares of the Company's common stock. Accordingly, as a result of the Reorganization, the Association's minority shareholders became minority shareholders of the Company. The Company was formed solely for the purpose of becoming a savings and loan holding company and is regulated by the Office of Thrift Supervision (the "OTS"). It had no prior operating history. The Reorganization had no impact on the operations of the Association or the MHC. The Association continues to operate at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Association existing immediately prior to the Reorganization.

The Board of Directors of the Association capitalized the Company with $100,000. Future capitalization of the Company will depend upon dividends declared by the Association based on future earnings, or the raising of additional capital by the Company through a future issuance of securities, debt or by other means. The Board of Directors of the Company has no present plans or intentions with respect to any future issuance of securities or debt at this time. Furthermore, as long as it is in existence, the MHC must own at least a majority of the Company's outstanding voting stock.

The Reorganization was treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and expenses of the Company immediately following the Reorganization will be substantially the same as those of the Association immediately prior to consummation of the Reorganization, all of which will be shown on the Company's books at their historical recorded values.

The MHC's Board of Directors, which is currently the same as the Association's and the Company's Board of Directors, will generally be able to control the outcome of most matters presented to the stockholders of the Company for resolution by vote except for certain matters related to stock compensation plans, a vote regarding conversion of the mutual holding company to stock form, or other matters which require a vote only by the minority stockholders. The MHC is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.

WAKE FOREST BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                     GENERAL

The Company conducts no business other than holding stock in the Association, investing dividends received from the Association, repurchasing its common stock from time to time, and distributing dividends on its common stock to its shareholders. The principal business of the Association is accepting deposits from the general public and using those deposits and other sources of funds primarily to make loans secured by real estate and, to a lesser extent, other forms of collateral located in the Association's primary market area of Wake, Franklin and Granville counties in North Carolina.

The Association's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Association's operations are also affected by noninterest income, such as fees from loans, customer deposit account service charges, and other sources of revenue. The Association's principal operating expenses, aside from interest expense, consist of compensation and related benefits, federal deposit insurance premiums, office occupancy costs, and other general and administrative expenses.

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position at and for the years ended September 30, 1999 and 1998.

                               FINANCIAL CONDITION

Total assets decreased by $2.0 million during 1999, from $74.4 million at September 30, 1998 to $72.4 million at September 30, 1999. The decrease in total assets resulted primarily from a decrease of $2.4 million in customer deposits. Total investments, including short term interest-earning deposits and U.S.
Treasury and agency obligations decreased by $7.9 million during the current year, primarily as a result of the net growth of the Association's loan portfolio and a decrease in customer deposits. The investment securities portfolio, which amounted to $3.8 million at September 30, 1999, contains available for sale securities with net unrealized gains of $762,650. The net gain reflects a decrease of approximately $6,800 over the net unrealized gain on available for sale securities at September 30, 1998, primarily as a result of unrealized losses on certain U.S. Treasury and agency bonds during 1999.

Loans receivable increased by approximately $6.1 million during 1999 from $55.4 million at September 30, 1998 to $61.5 million at September 30, 1999. Loan demand in the Association's primary lending markets continues to be strong. The economic base in the Association's primary lending areas has increased over the last several years, mostly due to the continuing growth in the Research
Triangle/Wake County area and the expansion of its population base into surrounding communities such as Wake Forest.

Customer deposits decreased by approximately $2.4 million during 1999 and totaled $57.7 million at September 30, 1999. The decrease was planned because of the excess liquidity that the Association held for the greater part of the year. When overall interest rates began to rise during the current period, the Association allowed a certain amount of maturing deposits to leave rather than match rates offered by competition. During the last quarter, the Association began to more aggressively price its deposits to meet rising loan demand.

WAKE FOREST BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                               FINANCIAL CONDITION

The Company had no outstanding borrowings during 1999 or 1998, other than the loan by the Employee Stock Ownership Plan of the Association (the "ESOP") to purchase shares of stock in the Company, which is shown as a liability of the Company. The Company has borrowing capacity through the Association's ability to borrow funds from the Federal Home Loan Bank (the "FHLB") of Atlanta. This capacity is currently set at 12% of the Association's total assets, subject to available collateral.

The Company's return on average assets was 1.62% and 1.28% and its return on average equity was 8.83% and 7.26% for 1999 and 1998, respectively. The increase in the returns on average assets and average equity during 1999 was primarily due to a change in the volume and mix of the Company's interest earning assets. During the current period, the Association's loan portfolio increased and funds on deposit at the Federal Home Loan Bank of Atlanta decreased in comparison to average balances maintained in 1998. The overall increase in the volume of loans outstanding and as a result, interest earning assets, caused interest income to rise during 1999.

The  Company  and  the   Association   are  required  to  meet  certain  capital
requirements as established by the OTS. At September 30, 1999, all capital requirements were met. (See Note 11 to the consolidated financial statements).

                              RESULTS OF OPERATING

Net Income. The Company's net income for the years ended September 30, 1999 and 1998 was $1,202,550 and $1,060,900, respectively. Net income in 1999 was higher than the earnings reported in 1998 primarily due to an increase in the volume and a change in the mix of interest earning assets, with higher yielding loans comprising a greater percentage of interest earning assets during 1999.

Net Interest Income. Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period.

Net interest income increased by $265,900 or 9.13% to $3.2 million for the year ended September 30, 1999 from $2.9 million reported in 1998. The rise in net interest income during 1999 was attributable primarily to an overall increase in interest earnings assets, with the greatest increase occurring in higher yielding loans. The average balance of interest earning assets and loans receivable increased by approximately $4.9 million and $6.9 million, respectively, during 1999. The increase in the volume of loans outstanding during 1999 allowed net interest income to rise despite a slight narrowing in interest rate spread. The Company's interest rate spread decreased from 3.39% in 1998 to 3.38% in 1999.

WAKE FOREST BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                              RESULTS OF OPERATING

Interest Income. Total interest income increased to $6.2 million for 1999 from $6.0 million in 1998, an increase of $220,650. The rise in interest income during 1999 was primarily attributable to a $6.9 million increase in the average balance of loans outstanding in 1999. Interest income rose despite a 28 basis point decline in the Company's overall yield on interest earning assets which was 8.47% in 1999 as compared with 8.75% in 1998. A significant dollar amount of the Association's loan portfolio is tied to prime, which decreased by 75 basis points in the fall of 1998 before rising by 50 basis points during the summer of 1999.

Interest Expense. Total interest expense decreased to $3.0 million in 1999 from $3.1 million in 1998, a decrease of $45,250. During 1999, the Association's average balance of outstanding deposits increased by approximately $2.2 million from 1998. However, during 1999, the Association's cost of funds decreased by 27 basis point, from 5.36% in 1998 to 5.09% in 1999. The decrease in cost of funds and corresponding decrease in interest expense was directly related to a decline in general market rates during the greater part of 1999. The decline in the Association's cost of funds more than offset the added interest expense created by an increase in average outstanding deposits during 1999.

Provision for Loan Losses. There were no provisions for loan losses during 1999 or 1998. The Association's management determined that its loan loss allowances were adequate and, accordingly, no additional provisions were provided. There were no loans charged off against the allowances during either year.

The provision, which is charged to operations, and the resulting loan loss allowances are amounts the Association's management believes will be adequate to absorb losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. An evaluation to increase the provision and resulting allowances is based on factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. Wake Forest Federal has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances.

The Association's level of non-performing loans, defined as loans past due 90 days or more, are relatively insignificant as percentage of total loans outstanding and amounted to .48% and .24% at September 30, 1999 and 1998, respectively. Management believes that such loans are adequately collateralized and that the Association's loan loss allowances are adequate to absorb the loss, if any, that might result from foreclosure.

Noninterest Income. Noninterest income amounted to $41,750 and $33,600 in 1999 and 1998, respectively. Noninterest income consists primarily of service charges and fees associated with the Association's loan and deposit accounts.

WAKE FOREST BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                              RESULTS OF OPERATING

Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums, OTS operating assessments, and data processing charges. Noninterest expenses amounted to $1,274,950 and $1,264,150 in 1999 and 1998, respectively.

Compensation and related benefits increased from $698,700 in 1998 to $748,550 in 1999. The increase was primarily due to annual increases in base salaries and related bonuses and by the addition of two new employees during 1999.

Occupancy expense, federal insurance premiums, OTS operating assessments, and data processing expense changed nominally from 1998 to 1999. Other operating expense decreased from $368,600 in 1998 to $323,300 during 1999, a decrease of $45,300. The decrease in other operating expense was due primarily to a decision by management in 1999 to allocate additional professional and board of director expenses to the MHC. The allocations appropriately reflect the costs associated with the mutual holding company's majority ownership in the Company.

Income Taxes. The Company's effective income tax rate was 38.1% and 36.9% in 1999 and 1998, respectively. The differences in rates were due to changes in the components of permanent tax differences.


                     IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles (GAAP), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in interest rates have a greater impact on the Company's performance than do the effects of inflation.

                                  RATE/VOLUME ANALYSIS

    The following table analyzes the dollar amount of changes in interest income and interest expense for major components of the Association's interest earning assets and interest bearing liabilities. The table distinguishes between (i) changes in net interest income attributable to volume (changes in volume multiplied by the prior period's interest rate), (ii) changes in net interest income attributable to rate (changes in interest rates multiplied by the prior period's volume), and (iii) mixed changes (changes in volume multiplied by changes in rates).



                                                           YEAR ENDED SEPTEMBER 30,                    YEAR ENDED SEPTEMBER 30,
                                                                1999 VS. 1998                                  1998 VS 1997
                                                ----------------------------------------    ----------------------------------------
                                                  INCREASE (DECREASE) ATTRIBUTABLE TO          INCREASE (DECREASE) ATTRIBUTABLE TO
                                                ----------------------------------------    ----------------------------------------
                                                                        RATE/                                      RATE/
                                                VOLUME      RATE       VOLUME      NET      VOLUME       RATE     VOLUME      NET
                                                ------      ----       ------      ---      ------       ----     -------     ---
                                                                                   (IN THOUSANDS)

Assets:
    Interest-earnings assets:
        Interest-bearing deposits ..........     $ (79)     $ (71)     $   8      $(142)     $ 252      $  14      $   9      $ 275
        Investment securities ..............       (27)        20         (3)       (10)        19        (11)        (2)         6
        Loans receivable ...................       671       (263)       (35)       373        304        201         14        519
                                                 -----      -----      -----      -----      -----      -----      -----      -----
              Total ........................       565       (314)       (30)       221        575        204         21        800
                                                 -----      -----      -----      -----      -----      -----      -----      -----
Liabilities:
    Interest-bearing liabilities:
        ESOP debt ..........................     $  (5)     $  (2)     $  --      $  (7)     $  (5)     $  --      $  --      $  (5)
        Passbook savings ...................         3         --         --          3         10         --         --         10
        NOW and MMDA accounts ..............        47        (20)        (3)        24         (5)        (7)        --        (12)
        Certificates of deposit ............        47       (110)        (2)       (65)       492         (3)        (1)       488
                                                 -----      -----      -----      -----      -----      -----      -----      -----
              Total ........................        92       (132)        (5)       (45)       492        (10)        (1)       481
                                                 -----      -----      -----      -----      -----      -----      -----      -----
              Net Interest income ..........     $ 473      $(182)     $ (25)     $ 266      $  83      $ 214      $  22      $ 319
                                                 =====      =====      =====      =====      =====      =====      =====      =====


                         AVERAGE BALANCES, INTEREST, YIELDS AND COSTS

     The following table sets forth certain information relating to the Association's average balance sheets and reflects the average yield on assets and average cost of liabilities at and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused a material difference in the information presented.


                                                                                             YEAR ENDED SEPTEMBER 30,
                                                                         -----------------------------------------------------------
                                               AT SEPTEMBER 30, 1999                    1999                           1998
                                             -------------------------   ----------------------------   ----------------------------
                                                                                             AVERAGE                         AVERAGE
                                                 ACTUAL                  AVERAGE              YIELD/    AVERAGE               YIELD/
                                                BALANCE     YIELD/COST   BALANCE    INTEREST   COST     BALANCE     INTEREST   COST
                                                -------     ----------   -------    -------- -------    -------     --------  ------
                                                                                  (DOLLARS IN THOUSANDS)
Assets:
    Interest-earnings assets:
        Interest-bearing deposits.............. $ 5,827       5.25%      $11,169      $  557    4.99%    $12,588    $  699     5.55%
        Investment securities..................   3,808       5.64%        2,974         171    5.75%      3,500       181     5.17%
        Loans receivable(1)....................  61,467       8.65%       59,124       5,476    9.26%     52,257     5,103     9.77%
                                                -------                  -------      ------             -------    ------
    Total interest-earning assets..............  71,102       8.24%       73,267      $6,204    8.47%     68,345     5,983     8.75%
    Non-interest-earning assets................   1,294                    1,154      ------               3,109    ------
                                                -------                  -------                         -------
           Total............................... $72,396                  $74,421                         $71,454
                                                =======                  =======                         =======
Liabilities and retained earnings:
    Interest-bearing liabilities:
        ESOP Debt.............................. $   206       8.25%      $   238          19    7.98%    $   294    $   26     8.50%
        Passbook accounts......................   3,554       3.00%        3,433         103    3.00%      3,338       100     3.00%
        NOW and MMDA accounts..................   9,336       3.90%        9,565         327    3.42%      8,289       303     3.66%
        Certificates of deposit................  44,402       5.35%       46,226       2,578    5.58%     45,423     2,643     5.82%
                                                -------                  -------      ------             -------    ------
    Total interest-bearing liabilities.........  57,498       4.98%       59,462      $3,027    5.09%     57,344    $3,072     5.36%
                                                                                      ------                        ------
    Non interest-bearing liabilities...........   1,430                    1,333                           1,552
    Stockholders' Equity.......................  13,468                   13,626                          12,558
                                                -------                  -------                          ------
            Total...............................$72,396                  $74,421                         $71,454
                                                =======                  =======                         =======
    Net interest income and interest
        rate spread (2).........................              3.26%                   $3,177      3.38%               $2,911   3.39%
                                                                                      ======                          ======
    Net yield on interest-earning
        assets(3)...............................              4.21%                               4.34%                        4.26%
    Ratio of interest-earning assets
        to interest-bearing liabilities.........            123.66%                             123.22%                      119.18%

--------------------
(1) Balance is net of deferred loan fees and loans in process. Non-accrual loans are included in the balances.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets  and  the  average  cost  of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.



WAKE FOREST BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                         CAPITAL RESOURCES AND LIQUIDITY

The Company  (the  Association,  previous to the  Company's  formation on May 7,
1999) declared dividends of $.12 per share for each quarter during 1999. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment may be subject to dividends received from the Association to the Company, future earnings, cash flows, capital needs, and regulatory restrictions.

The objective of the Company's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities to enhance stockholders' value. More specifically, liquidity ensures that adequate funds are available to meet deposit withdrawals, fund loan and capital expenditure commitments, maintain reserve requirements, pay operating expenses, and provide funds for debt service, dividends to stockholders, and other institutional commitments. Funds are primarily provided through financial resources from operating activities, expansion of the deposit base, repayments received on loans, borrowings, the sale or maturity of investments, or the ability to raise equity capital.

During the current year, cash, a significant source of liquidity, decreased by approximately $9.8 million, and amounted to $6.5 million at September 30, 1999. Cash flow resulting from internal operating activities provided increases of $1.4 million in cash during the year ended September 30, 1999. Cash flows from investing activities utilized $7.8 million in cash during the current year, with a net growth in loans of $6.0 million being the primary use. During 1999, financing activities also utilized cash. Total financing activities of the Company required $3.4 million in cash, with net deposit withdrawals of $2.4 million creating the largest use. The Association's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. In addition, the Association has a readily available source of credit through its borrowing capacity at the FHLB of Atlanta, currently equal to approximately $8.5 million. Cash provided by operating and financing activities is used to originate new loans to customers, to maintain the Association's liquid investment portfolios, and to meet short term liquidity requirements. During 1999, the Association purchased approximately $2.3 million in investment securities and had $1.5 million in investment securities mature. In addition, the Association purchases short term interest earning time deposits with maturities of 30 days to 364 days from the FHLB of Atlanta. At September 30, 1999, cash in the Company's consolidated balance sheet includes $1.5 million in time deposits which all mature prior to December 31, 1999.

OTS regulated institutions, including the Association, are required to maintain a specified liquidity ratio (presently 4.0%) of cash and specified unpledged securities to net withdrawable deposit accounts and borrowings due in one year or less. The Association's liquidity ratio at September 30, 1999, as computed under OTS regulations, was in excess of such requirements. Given its current liquidity and its ability to borrow from the Federal Home Loan Bank of Atlanta, the Company believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.

WAKE FOREST BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                   ASSET/LIABILITY MANAGEMENT AND MARKET RISK

Interest rate risk can have a material market risk impact on the operating results of the Company due to the potential of economic losses associated with future changes in interest rates. These economic losses can be reflected as a loss of future net interest income and/or loss of current fair market values of interest sensitive financial instruments. Interest rate risk is the most significant market risk affecting the Company.

Other types of market risk, such as foreign currency and commodity price risk, do not arise in the normal course of the Company's business activities. In addition, the Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. The Company's asset and liability management objectives are to (i) improve the rate sensitivity of its interest-earning assets in relation to interest-bearing liabilities, and (ii) maintain an appropriate ratio of interest-sensitive assets to interest-sensitive liabilities with comparable maturities. Management realizes certain risks are inherent and that the goal is to minimize interest rate risk.

In the absence of other factors, the Company's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Conversely, Company's yields and cost of funds will decrease when market rates decline. The Company is able to manage these swings to some extent by attempting to control the maturities or repricing adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. The Company's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment a negative gap, or a situation where the Company's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, has a favorable impact on the Company's net interest income. Conversely, an increase in general market rates will tend to adversely affect the Company's net interest income.

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Company's operations, management has implemented an asset/liability program designed to improve the Company's interest rate gap. The program primarily emphasizes the origination of balloon and other short term loans, such as construction and home equity loans, that are held for investment purposes. In addition, the program emphasizes investing in short or intermediate term investment securities, and the solicitation of checking or transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly.

The Board of Directors is responsible for reviewing the Company's asset and liability policies. On a quarterly basis, the Board reviews interest rate risk and trends. Management of the Company is responsible for administering the policies established by the Board with respect to asset and liability goals and strategies.

The following Market Risk Analysis table reflects maturities of interest rate sensitive assets and liabilities over the next five years.

                             MARKET RISK ANALYSIS

                                                                 EXPECTED MATURITY DATE
                            --------------------------------------------------------------------------------------------------
                                                                YEAR ENDED SEPTEMBER 30,
                            --------------------------------------------------------------------------------------------------
                                2000         2001         2002         2003       2004     THEREAFTER    TOTAL      FAIR VALUE
                                ----         ----         ----         ----       ----     ----------    -----      ----------
Assets:
  Loans - fixed:
    Balance                 $15,988,000  $ 1,130,900  $   536,550  $   38,050  $   48,950  $4,046,550  $21,789,000  $21,980,500
    Interest Rate                 8.73%        9.25%        9.24%       9.46%      10.89%       9.66%        8.94%           -
  Loans - variable (1):
    Balance                   9,995,850    8,082,200   14,922,050   3,667,000   2,975,700      35,500   39,678,300   39,678,300
    Interest rate                 8.57%        8.84%        8.32%       8.49%       8.13%       8.25%        8.49%           -
  Investments (2):
    Balance                   6,622,500    2,250,000           -           -           -           -     9,635,150    9,635,150
    Interest rate                 5.32%        5.44%           -           -           -           -         5.35%           -
Liabilities:
  Deposits (3):
    Balance                  12,890,050           -            -           -           -           -    12,890,050   12,890,050
    Interest rate                 3.67%           -            -           -           -           -         3.67%           -
  Deposits - certificates:
    Balance                  26,050,500   11,570,200    2,166,050   2,220,500   2,395,200          -    44,402,450   45,032,950
    Interest rate                 5.21%        5.30%        6.01%       5.80%       5.58%          -         5.35%           -

(1) Maturities of variable rate loans based on contractual maturity except equity line mortgages and lines of credit, which are based on next repricing date
(2)  Includes interest bearing deposits and investment securities
(3)  Includes passbook accounts, NOW accounts and money market accounts

WAKE FOREST BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                 YEAR 2000 ISSUE

The "Year 2000 Problem" centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers may recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Company and its operations are subject to risk for the Year 2000 Problem due to the nature of its financial information processing.

Software, hardware, and equipment both within and outside the Company's direct control and with whom the Association electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) may be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date field information, such as interest, payment or due dates and other operating functions, could generate results which would be misstated, and the Company could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities.

In addition, non-information technology systems, such as equipment like telephones and copiers may also contain embedded technology which controls its operation and which may be effected by the Year 2000 Problem. When the Year 2000 arrives, systems, including some of those with embedded chips, may not work properly because of the way they store date information. They may not be able to deal with the date 01/01/00, and may not be able to deal with operational "cycles" such as "do X every 100 days." Thus, even non-information technology systems may affect the normal operations of the Company upon the arrival of the Year 2000. Under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact on the Company's products, services and competitive condition.

In order to address the Year 2000 Issue and to minimize its potential adverse impact, management has identified areas that could be affected by the Year 2000 Problem and assessed their potential impact on the operations of the Company. The Company has been monitoring the progress of third party software vendors who have been addressing the matter, and has tested changes provided by these vendors.

WAKE FOREST BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                                 YEAR 2000 ISSUE

A committee of senior officers of the Company was formed to evaluate the effects that the upcoming Year 2000 issue could have on computer programs utilized by the Company. The Company's plan is divided into the five phases:

     (1) Awareness. Define the problem, obtain executive level support and develop an overall strategy. This phase was completed in April 1998.

     (2) Assessment. Identify all systems and the criticality of the systems. This phase was completed in June 1998.

     (3)  Renovation.  Program  enhancements,  hardware and  software  upgrades,
          system  replacements,  and  vendor  certifications.   This  phase  was
          completed in December 1998.

     (4) Validation. Test and verify system changes and coordinate with outside parties. This phase was completed in June 1999.

     (5) Implementation. Components certified as Year 2000 compliant and moved to production. This phase was completed in June 1999.

Third party vendors provide the majority of software used by the Company. All of the Company's vendors are aware of the Year 2000 situation, and each has assured the Company that its software is now Year 2000 compliant. Testing for the critical applications began in April 1998. The Company utilizes the services of a third party vendor to provide the software which is used to process and maintain most mortgage and deposit customer-related accounts. This vendor has provided the Company with a software version which has been certified to be Year 2000 compliant. Testing by the Company has been completed to verify compliance for its application and usage. The Company presently believes that with the modifications to existing software and conversions to new software, the Year 2000 Problem will be mitigated without causing a material adverse impact on the operations of the Company. However, if such modifications and conversions have remaining undetected bugs, the Year 2000 Problem could have an impact on the operations of the Company.

The Company's business resumption contingency plan, in the event of a major software failure associated with processing customer accounts, calls for the temporary reversion to a manual record keeping system. The Company currently maintains manual ledger cards on most types of customer accounts and could operate in such a manner for a reasonably short period of time. Manual transactions would subsequently be inputted with prior effective processing dates back into the software once the date issues are resolved.

In addition, monitoring and managing the Year 2000 project has resulted in additional direct and indirect costs to the Company. Direct costs include charges by third party software vendors for product enhancements and costs involved in testing software products for Year 2000 compliance. Indirect costs principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans.

WAKE FOREST BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                 YEAR 2000 ISSUE

The Company has spent approximately $92,000 on Year 2000 related costs to date and estimates that it will spend an additional $12,000 for Year 2000 compliance. Both direct and indirect costs of addressing the Year 2000 Problem will be charged to earnings as incurred. The Company does not believe that such costs will have a material effect on its results of operations. However, there can be no guarantee that the systems of other vendors on which the Company's systems rely will be Y2K compliant, and thus have a material adverse effect on the Company.

The remaining costs of the project and the Company's assertion of being Y2K compliant are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans, and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the ability to locate and correct all relevant computer codes, power and telephone line failures, and similar uncertainties.

                          FUTURE REPORTING REQUIREMENTS

The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement, which is effective for years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not believe that the statement will have any impact on its financial position or operating results because the Company does not currently hold or intend to invest in derivative instruments.

                               RECENT LEGISLATION

Landmark financial services legislation, titled the "Graham-Leach Bliley Act" was signed into law by President Clinton on November 12, 1999. The Act removes many of the barriers between banking, insurance, and investment banking. It also provides for significant changes in how the Federal Home Loan Bank system operates and will allow for improved access to the system's credit facilities. The Act also prevents unitary thrift holding companies from being sold to commercial firms and provides expanded powers for mutual holding companies. The Company has not reviewed all aspects of the Act, but believes that the legislation will not have a material impact on the current operations of the Company.

WAKE FOREST BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                           FORWARD LOOKING STATEMENTS

Forward-looking statements based on management's current views and assumptions, are made in certain areas of this Management's Discussion and Analysis and elsewhere in this report to shareholders. These statements, consisting of estimates with respect to the financial condition, results of operations and other business of the Company are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. The words "aim," "believe," "expect," "anticipate," "intend," and "estimate" and other expressions which indicate future events and trends identify forward-looking statements. Among the various factors which could cause actual results to differ materially from those estimates include changes in general and local economic conditions, demand in the Company's local real estate market, legislative and regulatory conditions, and an adverse interest rate environment.

                          INDEPENDENT AUDITOR'S REPORT





To the Board of Directors
Wake Forest Bancshares, Inc.
Wake Forest, North Carolina


We have audited the accompanying consolidated statements of financial condition of Wake Forest Bancshares, Inc. and subsidiary as of September 30, 1999 and 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wake Forest Bancshares, Inc. and subsidiary as of September 30, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




Raleigh, North Carolina                            /s/  McGladrey & Pullen, LLP
October 27, 1999

WAKE FOREST BANCSHARES, INC.

STATEMENTS OF CONSOLIDATED FINANCIAL CONDITION
SEPTEMBER 30, 1999 AND 1998


ASSETS                                                                             1999                1998
-------------------------------------------------------------------------------------------------------------------

Cash:

   Interest-bearing deposits                                               $         5,827,000         $14,378,700
   Noninterest-bearing deposits                                                        674,050             932,650
                                                                           ----------------------------------------
                                                                                     6,501,050          15,311,350
                                                                           ----------------------------------------
Investment securities (Note 2):
   Available for sale, at market value                                               3,527,750           2,785,100
   FHLB stock                                                                          280,400             364,100
Loans receivable, net (Note 3)                                                      61,467,300          55,363,450
Accrued interest receivable                                                            101,850              25,550
Property and equipment, net (Note 4)                                                   452,000             459,550
Prepaid expenses and other assets                                                       65,200              51,350
                                                                           ----------------------------------------
        Total assets                                                       $        72,395,550         $74,360,450
                                                                           ========================================

LIABILITIES AND EQUITY
Liabilities:
   Deposits (Note 5)                                                       $        57,653,900         $60,037,950
   Accounts payable and accrued expenses                                               387,350             303,200
   Dividends payable                                                                   143,700             145,900
   Note payable - ESOP (Note 9)                                                        206,000             264,850
   Deferred income taxes (Note 10)                                                     160,800             170,600
   Redeemable common stock held by the ESOP, net of
      unearned ESOP shares (Note 9)                                                    375,950             270,750
                                                                           ----------------------------------------
        Total liabilities                                                           58,927,700          61,193,250
                                                                           ----------------------------------------
Commitments and contingencies (Note 12)
Stockholders' Equity (Note 11):
   Preferred stock, authorized 1,000,000 shares, none issued                                --                  --
   Common stock, $.01 par value, authorized 5,000,000 shares;
      issued 1,215,862 shares                                                           12,150              12,150
   Additional paid-in-capital                                                        4,843,600           4,772,800
   Accumulated other comprehensive income                                              472,900             477,100
   Retained  earnings, substantially restricted (Note 11)                            8,490,850           7,905,150
   Less: Treasury stock acquired (Note 11)                                           (351,650)                  --
                                                                           ----------------------------------------
        Total stockholders' equity                                                  13,467,850          13,167,200
                                                                           ----------------------------------------
                                                                           $        72,395,550         $74,360,450
                                                                           ========================================


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1999 AND 1998


                                                                                   1999               1998
-------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Loans                                                                   $         5,476,150         $5,103,450
   Investment securities                                                               171,200            180,950
   Interest-bearing deposits                                                           556,550            698,850
                                                                           ---------------------------------------
                                                                                     6,203,900          5,983,250
                                                                           ---------------------------------------
Interest expense:
   Deposits (Note 5)                                                                 3,007,350          3,046,000
   Borrowings                                                                           19,350             25,950
                                                                           ---------------------------------------
                                                                                     3,026,700          3,071,950
                                                                           ---------------------------------------
              NET INTEREST INCOME                                                    3,177,200          2,911,300
                                                                           ---------------------------------------
Noninterest income                                                                      41,750             33,600
                                                                           ---------------------------------------
Noninterest expense:
   Compensation and benefits (Notes 6, 7, 8, and 9)                                    748,550            698,700
   Occupancy                                                                            39,900             40,900
   Federal insurance premiums and operating assessments                                 59,850             55,300
   Data processing and outside service fees                                            103,350            100,650
   Other operating expense                                                             323,300            368,600
                                                                           ---------------------------------------
                                                                                     1,274,950          1,264,150
                                                                           ---------------------------------------
              INCOME BEFORE INCOME TAXES                                             1,944,000          1,680,750
                                                                           ---------------------------------------
Income taxes (Note 10):
   Current                                                                             748,650            642,500
   Deferred                                                                            (7,200)           (22,650)
                                                                           ---------------------------------------
                                                                                       741,450            619,850
                                                                           ---------------------------------------
              NET INCOME                                                   $         1,202,550         $1,060,900
                                                                           =======================================
Basic earnings per share                                                   $              1.02         $     0.91
                                                                           =======================================
Diluted earnings per share                                                 $              1.02         $     0.89
                                                                           =======================================
Dividends paid per share                                                   $              0.48         $     0.46
                                                                           =======================================


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1999 AND 1998


                                                                                            ADDITIONAL
                                                                          COMMON             PAID IN
                                                                           STOCK             CAPITAL
-------------------------------------------------------------------------------------------------------------------


Balance at September 30, 1997 .....................................    $  11,900              $  4,592,750
   Comprehensive income:
      Net income for 1998 .........................................          --                        --
      Net change in unrealized gain on securities .................          --                        --
           TOTAL COMPREHENSIVE INCOME
      Contributions to ESOP (Note 9) ..............................          --                    55,000
      Market value adjustment for redeemable common stock
        held by ESOP ..............................................          --                        --
      Issuance of stock to the RRP (Note 7) .......................         200                   283,400
      Deferral of RRP shares issued but not earned (Note 7) .......                              (222,200)
      Amortization of earned RRP shares (Note 7) ..................          --                    33,100
      Stock options exercised (2,414 shares) ......................          50                    30,750
      Cash dividends ($0.46 per share) ............................          --                        --
                                                                       ----------------------------------
Balance at September 30, 1998 .....................................      12,150                 4,772,800
   Comprehensive income:
      Net income for 1999 .........................................          --                        --
      Net change in unrealized (loss) on securities ...............          --                        --
           TOTAL COMPREHENSIVE INCOME
      Contributions to ESOP (Note 9) ..............................          --                    14,050
      Market value adjustment for redeemable common stock
        held by ESOP ..............................................          --                        --
      Amortization of earned RRP shares (Note 7) ..................                                56,750
      Cash dividends ($0.48 per share) ............................          --                        --
      Acquisition of 25,400 shares of common stock for the treasury          --                        --
                                                                      -----------------------------------
Balance at September 30, 1999 .....................................   $  12,150              $  4,843,600
                                                                      ===================================


See Notes to Consolidated Financial Statements.


                                                                         ACCUMULATED
                                                                            OTHER                        TREASURY
                                                                        COMPREHENSIVE     RETAINED         STOCK
                                                                           INCOME         EARNINGS        ACQUIRED       TOTAL
                                                                    ---------------------------------------------------------------
Balance at September 30, 1997 .....................................   $    334,950    $  7,181,600     $        --   $ 12,121,200
   Comprehensive income:
      Net income for 1998 .........................................             --       1,060,900              --      1,060,900
      Net change in unrealized gain on securities .................        142,150             --               --        142,150
                                                                                                                       ----------
           TOTAL COMPREHENSIVE INCOME .............................                                                     1,203,050
                                                                                                                       ----------
      Contributions to ESOP (Note 9) ..............................             --             --              --         55,000
      Market value adjustment for redeemable common stock
         held by ESOP                                                           --        206,050              --        206,050
         Issuance of stock to the RRP (Note 7)                                  --            --               --        283,600
         Deferral of RRP shares issued but not earned (Note 7)                  --            --               --       (222,200)
         Amortization of earned RRP shares (Note 7)                             --            --               --         33,100
         Stock options exercised (2,414 shares)                                 --            --               --         30,800
         Cash dividends ($0.46 per share)                                       --      (543,400)              --       (543,400)
                                                                          ---------------------------------------------------------
Balance at September 30, 1998 .....................................        477,100      7,905,150              --     13,167,200
   Comprehensive income:
      Net income for 1999 .........................................             --     1,202,550               --      1,202,550
      Net change in unrealized (loss) on securities ...............         (4,200)           --               --         (4,200)
           TOTAL COMPREHENSIVE INCOME .............................                                                    1,198,350
      Contributions to ESOP (Note 9) ..............................             --            --               --         14,050
      Market value adjustment for redeemable common stock
        held by ESOP                                                            --       (46,350)              --        (46,350)
      Amortization of earned RRP shares (Note 7)                                --            --               --         56,750
      Cash dividends ($0.48 per share)                                          --      (570,500)              --       (570,500)
      Acquisition of 25,400 shares of common stock for the treasury             --            --         (351,650)      (351,650)
                                                                        -----------------------------------------------------------
Balance at September 30, 1999 ....................................       $ 472,900   $  8,490,850    $   (351,650)  $ 13,467,850
                                                                        ===========================================================


WAKE FOREST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                                      1999               1998
------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities

   Net income                                                              $         1,202,550        $ 1,060,900
   Adjustments to reconcile net income to net
       cash provided  by operations:
      Depreciation                                                                      33,200             35,700
      Amortization of premiums (discounts) on investments                                  550            (11,650)
      Amortization of unearned RRP shares                                               56,750             56,750
      Amortization of unearned ESOP shares                                              58,850             58,850
      ESOP compensation expense credited to
        paid-in-capital                                                                 14,050             55,000
      Deferred income taxes                                                             (7,200)           (22,650)
      Changes in assets and liabilities:
        (Increase) decrease in:
           Accrued interest receivable                                                 (76,300)             9,850
           Prepaid expenses and other assets                                           (13,850)           (11,350)
        Increase (decrease) in:
           Accounts payable and accrued expenses                                        84,150             31,300
                                                                           ---------------------------------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                              1,352,750          1,262,700
                                                                           ---------------------------------------


Cash Flows From Investing Activities
   Principal collected on  loans                                                    45,803,000         31,343,900
   Mortgage loans purchased                                                            (70,000)           (90,000)
   Loans originated                                                                (51,836,850)       (32,944,850)
   Purchase of FHLB time deposits                                                   (3,500,000)                --
   Maturities of FHLB time deposits                                                  2,500,000                 --
   Purchase of available for sale investment securities                             (2,250,000)          (499,500)
   Maturities of available for sale investment securities                            1,500,000          1,000,000
   Redemption of FHLB stock                                                             83,700                 --
   Purchases of property and equipment                                                 (25,650)            (3,100)
                                                                           ---------------------------------------
              NET CASH USED IN INVESTING ACTIVITIES                                 (7,795,800)        (1,193,550)
                                                                           ---------------------------------------


See Notes to Consolidated Financial Statements.





                                                                                   1999               1998

-------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities

   Cash dividends paid                                                     $         (572,700)       $   (516,600)
   Payments received on exercised options                                                  --              30,800
   Principal payments on ESOP note payable                                            (58,850)            (58,850)
   Purchase of treasury stock                                                        (351,650)                 --
   Net increase (decrease) in savings accounts                                     (2,384,050)          9,982,200
                                                                          ---------------------------------------
              NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                  (3,367,250)          9,437,550
                                                                          ---------------------------------------
              NET INCREASE (DECREASE) IN CASH                                      (9,810,300)          9,506,700

Cash:
   Beginning                                                                        15,311,350          5,804,650
                                                                           ---------------------------------------
   Ending                                                                  $         5,501,050        $15,311,350
                                                                           =======================================


Cash and cash Equivalents:
   Cash                                                                    $           674,050        $   932,650
   Interest bearing overnight funds                                                  4,327,000         14,378,700
   Time deposit with original maturity less than 90 days                               500,000                 --
                                                                           ---------------------------------------
             Total cash and cash equivalents                                         5,501,050         15,311,350
   Time deposits with original maturities greater than 90 days                       1,000,000                 --
                                                                           =======================================
           Cash and interest bearing deposits                              $         6,501,050        $15,311,350
                                                                           =======================================


Supplemental Disclosures of Cash Flow Information
   Cash payments for:
      Interest                                                             $         3,027,100        $ 3,083,600
                                                                           =======================================
      Income taxes                                                         $           724,300        $   649,950
                                                                           =======================================


Supplemental Schedule of Noncash Investing
    and Financing Activities:
   Net RRP shares issued                                                   $                --      $      94,500
                                                                           =======================================
   Fair value of ESOP shares in excess of unearned
      ESOP shares (charged) credited to retained earnings                  $          (46,350)      $     206,050
                                                                           =======================================
   Dividends accrued                                                       $           143,700      $     145,900
                                                                           =======================================
   Change in unrealized gain (loss) on available for sale
      securities, net of tax effect                                        $           (4,200)      $     142,150
                                                                           =======================================

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business: Wake Forest Bancshares, Inc. (the "Company") is located in Wake Forest, North Carolina and it is the parent stock holding company of Wake Forest Federal Savings and Loan Association (the "Association"), it's only subsidiary. The Company conducts no business other than holding stock in the Association, investing dividends received from the Association, repurchasing its common stock from time to time, and distributing dividends on its common stock to its shareholders. The Association's principal activities consist of obtaining savings deposits and providing mortgage credit to customers in its primary market area, the counties of Wake, Franklin and Granville, North Carolina. The Company and the Association's primary regulator is the Office of Thrift Supervision and its deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).

Reorganization: On November 16, 1998, the Board of Directors of the Association approved an Agreement and Plan of Reorganization (the Plan of Reorganization). The Plan of Reorganization provided for the establishment of Wake Forest Bancshares, Inc. as a stock holding company parent of the Association. The Company is majority owned (approximately 53%) by Wake Forest Bancorp, M.H.C., (the "MHC") the Association's mutual holding company. The reorganization into the "two-tier" mutual holding company structure (the Reorganization) under the Plan of Reorganization was approved by the Association's stockholders at their annual meeting held on February 23, 1999 and by regulatory authorities on April 9, 1999. The formation of the Company was consummated pursuant to the Plan of Reorganization on May 7, 1999.

As a part of the Reorganization, each outstanding share of Association's common stock was converted into one share of common stock, par value $.01 per share, of the Company, and the holders of the Association's common stock became the holders of all of the outstanding shares of the Company's common stock. Accordingly, as a result of the Reorganization, the Association's minority shareholders became minority shareholders of the Company. The Company was formed solely for the purpose of becoming a savings and loan holding company and had no prior operating history. The Reorganization had no impact on the operations of the Association or the MHC. The Association continues to operate at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Association existing immediately prior to the Reorganization.

The Board of Directors of the Association capitalized the Company with $100,000. Future capitalization of the Company will depend upon dividends declared by the Association based on future earnings, or the raising of additional capital by the Company through a future issuance of securities, debt or by other means. The Board of Directors of the Company has no present plans or intentions with respect to any future issuance of securities or debt at this time. Furthermore, as long as it is in existence, the MHC must own at least a majority of the Company's outstanding voting stock.

The Reorganization was treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and expenses of the Company immediately following the Reorganization will be substantially the same as those of the Association immediately prior to consummation of the Reorganization, all of which will be shown on the Company's books at their historical recorded values.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

A summary of the Company's significant accounting policies follows:

Basis of financial statement presentation: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts or revenues and expenses during the reporting period. Actual results could differ from those estimates.

Effective October 1, 1998, the Company adopted Statement of Financial Accounting Standard ("SFAS") Statement No. 130, Reporting Comprehensive Income. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components, but has no effect on the Company's net income or total stockholders' equity. Statement No. 130 requires unrealized gains and losses on the Company's available-for-sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement No. 130. The Company has no other items of other comprehensive income.

Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Wake Forest Federal Savings and Loan Association. All significant intercompany accounts and transactions have eliminated in consolidation.

Cash: For purposes of reporting cash flows, the Company considers all interest-bearing deposits with maturities of less than three months at acquisition, noninterest-bearing deposits, and cash on hand to be cash. At times, the Association maintains deposits in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

Investment securities: The Company carries its investments at fair market value or amortized cost depending on its classification of such securities.

Classification of securities and the Company's accounting policies are as follows:

         Securities held to maturity: Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums or accretion of discounts, computed by a method which approximates the interest method, over their contractual lives. The Company currently has no securities which are classified as held to maturity.

         Securities available for sale: Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity and equity securities not classified as held for trading. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of its securities, liquidity needs and other significant factors. Securities available for sale are carried at fair value adjusted for amortization of premiums or accretion of discounts. Unrealized gains and losses are reported as a separate component of equity, net of related tax effects. Realized gains and losses are included in earnings.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1.     NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Securities held for trading: Trading securities are held in anticipation of short-term market gains. Such securities are carried at fair value with realized and unrealized gains and losses included in earnings. The Company currently has no securities which are classified as trading.

Loans receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees. The Association's loan portfolio consists principally of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land.

Loan fees: The Association receives fees for originating mortgage loans. The Association defers all loan fees less certain direct costs as an adjustment to yield with subsequent amortization into income over the life of the related loan.

Allowance for loan losses: A provision for loan losses is charged to operations based on the Association's evaluation of the potential and inherent risk of losses in its loan portfolio. Such evaluation includes a review of loans for which full collectibility appears doubtful and other factors, including the nature and volume of the portfolio, overall loan quality, and current economic conditions, which in the Association's judgment deserve recognition in estimating such potential losses. Provisions not specifically identified are based on the Association's experience and other factors. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

The Association establishes specific loan loss allowances for impaired loans if it is doubtful that all principal and interest due according to the loan terms will be collected. An allowance is recorded if the present value of the loan's future cash flows, discounted using the loan's effective interest rate, is less than the carrying value of the loan. An impaired loan can also be valued at its fair value in the market place or on the basis of its underlying collateral if the loan is primarily collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan is valued based upon the fair value of the underlying collateral. The Association had no loans outstanding during the years ended September 30, 1999 and 1998 which it considers to be impaired. Therefore, there is no specific allowance for impaired loans at September 30, 1999 and 1998.

Interest income: The Association does not record interest on loans delinquent 90 days or more unless in the opinion of management, collectibility is assured. If collectibility is not certain, the Association establishes a reserve for uncollected interest. Interest collected while the loan is in such status is credited to income in the period received. If the loan is brought to a status in which it is no longer delinquent 90 days, the reserve for uncollected interest is reversed and interest income is recognized. The Association anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans. Such interest when ultimately collected is credited to income in the period received.

Property, equipment and depreciation: Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by use of the straight-line method.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1.     NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Real estate acquired in settlement of loans: Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus costs to sell. Revenue and expenses from holding the properties and additions or recoveries to the valuation allowance are included in operations. The Association had no real estate acquired in settlement of loans during 1999 or 1998.

Income taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by valuation allowances if in the opinion of management it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: Statement of Financial Accounting Standard (SFAS) No. 128 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Shares owned by the Company's Employee Stock Ownership Plan (the "ESOP") that have not been committed to be released are not considered to be outstanding for the purposes of computing earnings per share. Accordingly, this presentation has been adopted for both periods presented. No adjustments were required to net income for any period presented in the computation of diluted earnings per share. The basic and diluted weighted average shares outstanding for 1999 and 1998 are as follows:

                                                                                     1999               1998

                                                                               ------------------------------------


Weighted average outstanding shares used for basic EPS                                1,177,248          1,169,464
Plus incremental shares from assumed issuances pursuant to
   stock options and stock award plans                                                      360             24,178
                                                                               ------------------------------------
Weighted average outstanding shares used for diluted EPS                              1,177,608          1,193,642
                                                                               ====================================



Off-balance-sheet risk and credit risk: The Association is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit. Management assesses the risk related to these instruments for potential loss. The Association lends primarily on one-to-four family residential properties throughout its primary lending area, Wake, Franklin and Granville counties of North Carolina.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 1.     NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value of financial instruments: Estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates are based on pertinent information available to management as of September 30, 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and accrued interest receivable: The carrying amounts reported in the statement of financial condition approximate those assets' fair values.

   Investment securities: The fair values of investment securities are determined based on quoted market values. For the Association's investment in Federal Home Loan Bank stock, no ready market exists and it has no quoted market value. For disclosure purposes, such stock is assumed to have a fair value which is equal to its cost.

   Loans receivable: The fair value for all loans, except short-term construction loans, has been estimated by discounting projected future cash flows using the current rate at which loans with similar maturities would be made to borrowers with similar credit ratings. Certain prepayment assumptions were made to the Association's portfolio of long-term fixed rate mortgage loans. The fair value of construction loans is assumed to be equal to their recorded amounts because such loans have relatively short terms.

   Deposits: The fair value of deposits with no stated maturities is estimated to be equal to the amount payable on demand. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using rates offered for deposits of similar remaining maturities.

   ESOP note payable: The fair value of the ESOP note is assumed to be equal to its recorded amount because the terms of the note are similar to the terms that could currently be obtained for comparable debt instruments.

   Off-balance-sheet commitments: Because the Association's commitments, which consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance-sheet items.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2. INVESTMENT SECURITIES

The amortized cost, estimated market value and gross unrealized gains and losses of the Association's investment securities at September 30, 1999 and 1998 are as follows:


                                                                                1999

                                                 ------------------------------------------------------------------
                                                                      Gross           Gross          Estimated
                                                    Amortized       Unrealized      Unrealized        Market
                                                       Cost           Gains           Losses           Value
                                                 ------------------------------------------------------------------
Available for sale securities:
   Marketable equity securities:
      FHLMC stock                                $         15,200    $    791,000    $        --    $       806,200
   Debt securities:
      U.S. Treasury and agency securities               2,749,900              --        (28,350)        2,721,550
                                                 ------------------------------------------------------------------
                                                        2,765,100         791,000        (28,350)        3,527,750
                                                 ------------------------------------------------------------------
Nonmarketable equity securities:
   Federal Home Loan Bank stock                           280,400              --            --            280,400
                                                 ------------------------------------------------------------------
                                                 $      3,045,500    $    791,000    $   (28,350)   $    3,808,150
                                                 ==================================================================


                                                                                1998

                                                 ------------------------------------------------------------------
                                                                      Gross           Gross          Estimated
                                                    Amortized       Unrealized      Unrealized        Market
                                                       Cost           Gains           Losses           Value
                                                 ------------------------------------------------------------------
Available for sale securities:
   Marketable equity securities:
      FHLMC stock                                $         15,200   $     752,250   $     --         $      767,450
   Debt securities:
      U.S. Treasury obligations                         2,000,450          17,200         --              2,017,650
                                                 ------------------------------------------------------------------
                                                        2,015,650         769,450         --              2,785,100
                                                 ------------------------------------------------------------------
Nonmarketable equity securities:
   Federal Home Loan Bank stock                           364,100              --           --              364,100
                                                 ------------------------------------------------------------------
                                                 $      2,379,750   $     769,450   $        --      $    3,149,200
                                                 ==================================================================


WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 2.         INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market values of available for sale debt securities at September 30, 1999 by contractual maturity are shown below:

                                                                                                     ESTIMATED
                                                                                    AMORTIZED         MARKET
                                                                                      COST             VALUE
                                                                                -----------------------------------


Due in one year or less                                                         $         499,900       $  500,800
Due in one year through five years                                                      2,250,000        2,220,750
                                                                                -----------------------------------
                                                                                $       2,749,900       $2,721,550
                                                                                ===================================


There were no sales of investment securities during the years ended September 30, 1999 and 1998.

The change during 1999 and 1998 in net unrealized gains and losses associated with available for sale securities is as follows:

                                                                                       1999            1998
                                                                                ----------------------------------
Balance in equity component, beginning of year                                  $         477,100       $ 334,950
   Change in unrealized gains                                                             (6,800)         229,250
   Change in related deferred income taxes                                                  2,600         (87,100)
                                                                                ----------------------------------
Balance in equity component, end of year                                        $         472,900       $ 477,100
                                                                                ==================================


The Association, as a member of the Federal Home Loan Bank system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its outstanding home loans or one-twentieth of its outstanding advances. No ready market exists for the bank stock and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 3. LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                                    1999               1998
                                                                             --------------------------------------
First mortgage loans:

   Single family, one-to-four units                                          $       24,394,050        $25,479,350
   Multifamily, residential                                                             183,800            289,400
   Commercial real estate                                                             8,460,250          5,830,600
   Land                                                                               8,231,950          4,840,200
   Residential construction                                                          24,693,100         25,339,700
   Commercial construction                                                            2,351,000          2,246,850
   Lines of credit                                                                    2,718,650            865,950
                                                                             --------------------------------------
                                                                                     71,032,800         64,892,050
Equity line mortgages                                                                 3,106,600          1,295,800
Loans on savings accounts                                                               222,350            201,000
                                                                             --------------------------------------
                                                                                     74,361,750         66,388,850
                                                                             --------------------------------------
   Less:

      Undisbursed portion of loans in process                                        12,460,100         10,602,600
      Allowance for loan losses                                                         263,000            263,000
      Deferred loan fees                                                                171,350            159,800
                                                                             --------------------------------------
                                                                                     12,894,450         11,025,400
                                                                             --------------------------------------
                                                                             $       61,467,300        $55,363,450
                                                                             ======================================
Weighted average yield on loans receivable                                                8.65%              8.96%
                                                                             ======================================


At September 30, 1999 and 1998, the Association's level of general valuation allowances for loan losses amounted to $263,000. There were no provisions for loan losses made or charge-offs of any loans during the years ended September 30, 1999 and 1998.

The Association does not accrue interest on loans past due 90 days or more if, in the opinion of management, collectibility is in doubt. Such interest is removed from income through the establishment of a reserve for uncollected interest. At September 30, 1999 and 1998, a reserve for uncollected interest on loans delinquent more than 90 days was not established because management expects that all such interest is fully collectible. The balance of accruing loans past due more than 90 days was approximately $293,800 and $133,650 at September 30, 1999 and 1998, respectively.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 3. LOANS RECEIVABLE (CONTINUED)

Shareholders of the Company with 10% or more ownership and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with the Association in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with non-related parties during the years ended September 30, 1999 and 1998.

Aggregate loan transactions with related parties during the years ended September 30, 1999 and 1998 were as follows:


                                                                                    1999               1998
                                                                            ---------------------------------------
Beginning balance                                                           $           341,650          $ 247,800
New loans                                                                                13,800            101,250
Reductions                                                                             (59,200)             (7,400)
                                                                            ---------------------------------------
Ending balance                                                              $           296,250          $ 341,650
                                                                            =======================================
Maximum balance during the year                                             $           341,650          $ 349,050
                                                                            =======================================


NOTE 4.        PROPERTY AND EQUIPMENT

Property and equipment at September 30, 1999 and 1998 are summarized as follows:


                                                                                    1999               1998
                                                                            ---------------------------------------

Land                                                                        $            20,950         $   20,950
Office buildings and improvements                                                       601,550            584,300
Furniture and fixtures                                                                  181,300            172,900
                                                                            ---------------------------------------
                                                                                        803,800            778,150
Less accumulated depreciation                                                          (351,800)          (318,600)
                                                                            ---------------------------------------
                                                                            $           452,000         $  459,550
                                                                            =======================================

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 5. DEPOSITS

Deposits at September 30, 1999 and 1998 consist of the following:


                                                                                    1999               1998
                                                                             --------------------------------------

Passbook accounts, weighted average rate of  3.00%
   (3.00% in 1998)                                                           $        3,554,050         $3,599,150
MMDA accounts, weighted average rate of 4.15%
   (3.50% in 1998)                                                                    7,922,800          7,100,300
NOW accounts, weighted average rate of  2.50%
   (2.50% in 1998)                                                                    1,413,200          1,277,400
Noninterest-bearing accounts                                                            303,500            333,950
                                                                             --------------------------------------
                                                                                     13,193,550         12,310,800
                                                                             --------------------------------------
Certificate of deposit accounts:

   3.00% to 5.00%                                                                    16,919,050            599,600
   5.01% to 7.00%                                                                    27,379,050         46,862,300
   7.01% to 8.00%                                                                       104,350            213,550
                                                                             --------------------------------------
                                                                                     44,402,450         47,675,450
                                                                             --------------------------------------
Accrued interest on deposits                                                             57,900             51,700
                                                                             --------------------------------------
                                                                             $       57,653,900        $60,037,950
                                                                             ======================================
Weighted average cost of deposits                                                         4.93%              5.15%
                                                                             ======================================


Certificates of deposit by range of rate and maturity at September 30, 1999 are summarized as follows:

                                                           Amounts Maturing During
                         ------------------------------------------------------------------------------------------
Rate Range                      2000              2001              2002           Thereafter          Total
-------------------------------------------------------------------------------------------------------------------
3.00% to 5.00%           $       12,474,200        $4,095,000        $  247,650       $  102,200       $16,919,050
5.01% to 7.00%                   13,471,950         7,475,200         1,918,400        4,513,500        27,379,050
7.01% to 8.00%                      104,350                --                --               --           104,350
                         ------------------------------------------------------------------------------------------
                         $       26,050,500        $11,570,200       $2,166,050       $4,615,700       $44,402,450
                         ==========================================================================================


The aggregate amount of certificates of deposit with a minimum denomination of $100,000 included in the table above is as follows:

Maturity Period:

   Within three months                                                                        $          2,304,600
   After three months but within six months                                                              1,914,550
   After six months but within twelve months                                                             1,939,400
   After twelve months but within twenty four months                                                     2,538,200
   After twenty four months                                                                              1,526,400
                                                                                              ---------------------
                                                                                              $         10,223,150
                                                                                              =====================

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 5.          DEPOSITS (CONTINUED)

Interest expense on deposits for the years ended September 30, 1999 and 1998 is summarized as follows:

                                                                                    1999                  1998
                                                                            ---------------------------------------
Passbook accounts                                                           $           103,300         $  100,050
MMDA and NOW accounts                                                                   327,500            302,750
Certificate of deposit accounts                                                       2,584,800          2,662,100
                                                                            ---------------------------------------
                                                                                      3,015,600          3,064,900
Forfeitures                                                                              (8,250)           (18,900)
                                                                            ---------------------------------------
                                                                            $         3,007,350         $3,046,000
                                                                            =======================================


Eligible deposits are insured to $100,000 by the Savings Association Insurance Fund (SAIF) which is administered by the FDIC.

NOTE 6. EMPLOYEES AND DIRECTORS BENEFIT PLANS

The Association has a noncontributory 401k plan for substantially all employees. The Association has no obligation to make contributions to the plan, but pays administrative costs of the Plan. There were no costs associated with the Plan during 1999 and 1998.

The Association has a non-qualified noncontributory retirement plan covering its directors. Retirement plan expense is computed based on the discounted present value of expected future payments over the expected service years for the directors. Under the plan, directors will receive upon retirement, monthly payments for ten years in amounts not to exceed $5,000 annually. Other stipulations and limitations based on years of service, death and disability, change of control, and early termination apply. Expense associated with the plan amounted to $30,300 and $39,250 for 1999 and 1998, respectively.

The Association has also entered into employment agreements with its three key executives. The agreements provide for a three year term, but upon each anniversary, the agreements automatically extend so that the terms shall always be three years, unless either party gives notice that the agreement will not be renewed. Performance reviews by a committee of the Board will be conducted annually and the agreements can be terminated by the Association at anytime for cause as defined in the agreements. The agreements provide for a base salary plus performance bonus to be determined annually. In the event of termination other than for cause, the employees are entitled to a lump sum cash payment in an amount equal to the present value of the base salary, bonus payments, and other benefits as described and determined in the agreements.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 7. RECOGNITION AND RETENTION PLAN

The Company has a Recognition and Retention Plan (the "RRP") whereby 22,248 shares of common stock were awarded to employees and directors. In January, 1998, the Association issued shares of common stock from authorized but unissued shares to fund the plan. The RRP shares vest over a five year period and at September 30, 1999, 40% of the shares had vested. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Compensation expense is incurred over the vesting period. Expense associated with the plan for years ended September 30, 1999 and 1998 was $49,000 and $56,750, respectively.

NOTE 8.        STOCK OPTION PLAN

The Company has a stock option plan for the benefit of its officers, directors, and key employees.

A summary of the status of the stock option plan at September 30, 1999 is as follows:

                                                                                                     WEIGHTED
                                                                                                     AVERAGE
OPTIONS:                                                                       SHARES             EXERCISE PRICE
------------------------------------------------------------------------------------------------------------------
Outstanding at September 30, 1997                                                   54,000               $  12.75
Granted                                                                                 --                     --
Exercised                                                                          (2,414)                  12.75
Forfeited                                                                              --                      --
                                                                          ----------------------------------------
Outstanding at September 30, 1998                                                   51,586                  12.75
Granted                                                                                 --                     --
Exercised                                                                               --                      --
Forfeited                                                                               --                      --
                                                                          ----------------------------------------
Outstanding at September 30, 1999                                                   51,586               $  12.75
                                                                          ========================================


The options were granted on January 22, 1997 and become exercisable at the rate of 20% annually for five years during such periods of services as an employee, officer, or director, expiring after ten years. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Options are exercisable at the fair value on the date of grant. At September 30, 1999 and 1998, 19,186 and 8,386 options, respectively, were exercisable at the weighted average exercise price of $12.75 per share.

Grants of options under the plan are accounted for following Accounting Principles Board (APB) Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recorded. In 1995, the Financial Accounting Standards Board issued Standard No. 123, which requires disclosures concerning the fair value of options and encourages accounting recognition for options using the fair value method. The Company has elected to apply the disclosure-only provisions of the Statement.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 8.       STOCK OPTION PLAN (CONTINUED)

However, had compensation cost been recorded based on the fair value ($8.38 per share) of awards at the grant date, the pro forma impact on the Company's net income and net income per common share would have been to reduce such amounts by approximately $55,000 and $0.05 per basic and dilutive share, respectively, for 1999 and 1998. The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 1997 when the options were granted: dividend rate of 1.56%; risk-free interest rates of 5.88%; expected lives of 7 years; and price volatility of 29.94%.

NOTE 9.        EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

The Association has an ESOP to benefit substantially all employees. The ESOP has purchased 41,200 shares of common stock with the proceeds from a loan from a third party financial institution. The note requires quarterly principal payments of $14,714 plus interest at the lending institution's prime rate (8.25% at September 30, 1999) until March, 2003. The Association is expected to make quarterly contributions to the ESOP in amounts sufficient to allow the ESOP to make its scheduled principal and interest payments on the note. The ESOP shares are pledged as collateral for the debt. Dividends on unallocated shares may be used by the ESOP to repay the debt and are not reported as dividends in the financial statements. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt in the Company's accompanying consolidated balance sheet.

At September 30, 1999, future principal payments are due as follows:

 2000                                                                                         $             58,856
 2001                                                                                                       58,856
 2002                                                                                                       58,856
 2003                                                                                                       29,432
                                                                                                 ------------------
                                                                                              $            206,000
                                                                                              =====================


The Association makes cash contributions to the ESOP sufficient to amortize the debt, but records expense based upon the fair value of the shares allocated to plan participants each year. The difference between the cash contributions and the amount expensed is credited or charged to additional paid-in capital. ESOP compensation expense was $76,150 and $116,650 for the years ended September 30, 1999 and 1998, respectively.

The ESOP has a put option which requires that the Company repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The Company is required to reflect as a liability the maximum possible cash obligation to redeem the shares, which is the fair value of such shares, whether allocated or unallocated. The initial purchase of common stock by the ESOP is treated as a reduction in stockholder's equity and as a liability for the put option. The liability for the put option has been reduced to the extent of the unearned ESOP shares at the end of each fiscal year end. The liability for the put option at September 30, 1999, based upon the fair value of the ESOP shares at that time of $14.125, was $375,950. The liability for the put option will fluctuate based upon the fair value of the shares with the resulting increase or decrease reflected as change to retained earnings.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 9.         EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) (CONTINUED)

Shares of the Company held by the ESOP at September 30, 1999 and 1998 are as follows:

                                                                                        1999               1998
                                                                            ---------------------------------------
Shares held by the ESOP                                                                  41,200             41,200
Shares released for allocation                                                         (20,600)           (14,710)
                                                                            ---------------------------------------
Unreleased (unearned) shares                                                             20,600             26,490
                                                                            =======================================

Fair value of unreleased (unearned) shares                                   $          290,950 $          344,350
                                                                            =======================================


NOTE 10.        INCOME TAXES

At September 30, 1999 and 1998, retained earnings contain certain additions to bad debt reserves for income tax purposes of approximately $1,434,000, the balance at September 30, 1988, for which no deferred taxes have been provided because the Association does not intend to use these reserves for purposes other than to absorb losses. The amount of the deferred taxes on such tax bad debt reserves which is unrecorded amounted to approximately $545,000 at September 30, 1999 and 1998. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates.

The Association also must recapture its tax bad debt reserves which have accumulated since 1988 (the "base year") amounting to approximately $189,000. The tax associated with the recaptured reserves is approximately $72,000 and is being paid out over a six year period beginning with the current period. At September 30, 1999, the remaining liability associated with the recaptured reserves is approximately $59,900. Deferred income taxes have been established for the taxes associated with the recaptured reserves.

Income tax expense differs from the federal statutory rate of 34% as follows:

                                                                                      1999              1998
                                                                              --------------------------------------
Statutory federal income tax rate                                                        34.00%           34.00%
Increase (decrease) in income taxes resulting from:
   Nontaxable income, net                                                                   --             (0.10)
   State income taxes, net of federal benefit                                             3.15              2.68
   Other, net                                                                             0.99              0.30
                                                                              --------------------------------------
                                                                                         38.14%            36.88%
                                                                              ======================================

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 10.        INCOME TAXES (CONTINUED)

Deferred income taxes consist of the following components as of September 30, 1999 and 1998:

                                                                                    1999               1998
                                                                             --------------------------------------
Deferred tax assets:
   Loan loss allowances                                                      $           99,950     $       99,950
   Deferred loan fees                                                                    20,800             22,950
   Health insurance accrual                                                              15,850             15,850
   MRP expense accrual                                                                       --             14,400
   Retirement plan accrual                                                               74,250             64,600
                                                                             --------------------------------------
                                                                                        210,850            217,750
                                                                             --------------------------------------
Deferred tax liabilities:
   Tax bad debt reserves                                                                 59,900             71,850
   Excess accumulated tax depreciation                                                   21,950             24,100
   Unrealized net appreciation, investments                                             289,800            292,400
                                                                             --------------------------------------
                                                                                        371,650            388,350
                                                                             --------------------------------------
                                                                             $        (160,800)     $     (170,600)
                                                                             ======================================


NOTE 11.        CAPITAL

Concurrent with the reorganization in 1996, the Association has established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Association after the reorganization. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account adjusted for transactions since the reorganization. Dividends paid by the Association to the Company subsequent to the reorganization cannot be paid from this liquidation account.

Subject to applicable law, the Board of Directors of the Company and the Association may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Association to the Company. During 1999, the Association paid upstream dividends to the Company amounting to $868,000. Subject to regulations promulgated by the OTS, the Association will not be permitted to pay dividends on its common stock if its net worth would be reduced below the amount required for the liquidation account or its minimum regulatory capital requirements. In addition, as an institution which is considered well capitalized under the OTS's Prompt Corrective Action regulations, the Association may pay a cash dividend to Wake Forest Bancshares, Inc., with prior notification to the OTS, if the total amount of all capital distributions (including the proposed distribution) for the applicable calendar year does not exceed the Association's net income for the year plus retained net income (net income minus capital distributions) for the preceding two years. However, the OTS retains the right to deny any capital distribution if it raises safety and soundness concerns.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 11.         CAPITAL (CONTINUED)

The Association is subject to the capital requirements established by the Office of Thrift Supervision (OTS). The OTS requires that the Association meet three separate capital standards; tangible capital of at least 1.5% of total assets, core capital of at least 3% of total assets, and risk-based capital of at least 8% of risk-weighted assets. At September 30, 1999, the Association met and exceeded all of the capital requirements described above as shown in the table below:

                                                               TANGIBLE             CORE           RISK-BASED
                                                                CAPITAL           CAPITAL            CAPITAL
                                                              REQUIREMENT       REQUIREMENT        REQUIREMENT
                                                          ---------------------------------------------------------
Equity (GAAP)                                             $        13,467,850   $   13,467,850     $   13,467,850
Standalone equity of Wake Forest Bancshares, Inc.                   (520,350)         (520,350)          (520,350)
Net unrealized gain on investment securities                        (472,900)         (472,900)          (472,900)
Supplemental capital items:
   General valuation allowances                                           --                --            263,000
                                                          ---------------------------------------------------------
Regulatory capital                                                 12,474,600        12,474,600         12,737,600
Minimum capital requirement                                         1,074,500         2,149,000          4,015,650
                                                          ---------------------------------------------------------
Excess regulatory capital                                 $        11,400,100   $    10,325,600    $     8,721,950
                                                          =========================================================

Total assets at September 30, 1999 less fair
   market value adjustment of securities                  $        71,632,850   $    71,632,850                 --

Risk-weighted assets at September 30, 1999                                 --                --    $    50,195,600

Capital as a percentage of assets:
   Actual                                                               17.41%            17.41%             25.38%
   Required                                                              1.50              3.00               8.00
                                                            -------------------------------------------------------
   Excess                                                               15.91%            14.41%             17.38%
                                                            =======================================================

Under the OTS prompt corrective action regulations, a savings association is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of core capital to risk-weighted assets is at least 6.0%, and its ratio of core capital to total average assets is at least 5.0%. The Association meets all of the above requirements and is considered to be well capitalized under the prompt corrective action regulations.

On June 21, 1999, the Board of Directors of the Company approved the adoption of stock repurchase program authorizing the Company to repurchase up to 60,793 shares or 5.00% of its outstanding common stock. The repurchases will be made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purposes as permitted by applicable law. At September 30, 1999, the Company had repurchased 25,400 shares of its common stock. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 12.         CONCENTRATION OF CREDIT RISK AND OFF-BALANCE-SHEET RISK

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and the undisbursed portion of construction loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 1999 the Association had outstanding loan commitments amounting to $1,709,000. The undisbursed portion of construction loans amounted to $12,460,100 and unused lines of credit amounted to $3,219,000 at September 30, 1999.

The Association evaluates each customer's credit worthiness on a case-by-case basis. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the customer. Collateral held is the underlying real estate.

NOTE 13.        FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at September 30, 1999 and 1998. See Note 1 for a description of the Company's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.

                                                                         September 30,
                                                             1999                              1998
                                              ---------------------------------------------------------------------
                                                  Carrying           Fair           Carrying           Fair
                                                   Amount            Value           Amount            Value
                                              ---------------------------------------------------------------------
Financial assets:
   Cash                                       $       6,501,050     $  6,501,050    $  15,311,350      $15,311,350
   Available for sale investment securities           3,527,750        3,527,750        2,785,100        2,785,100
   FHLB stock                                           280,400          280,400          364,100          364,100
   Loans receivable                                  61,467,300       61,658,800       55,363,450       55,359,400
   Accrued interest receivable                          101,850          101,850           25,550           25,550
Financial liabilities:
   Deposits                                          57,653,900       58,284,400       60,037,950       60,262,250
   Note payable - ESOP                                  206,000          206,000          264,850          264,850

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 14.     MUTUAL HOLDING COMPANY FINANCIAL DATA

The MHC owns approximately 53% of the Company's common stock. Members of the mutual holding company consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the mutual holding company. The mutual holding company is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.

The following is a summary of the condensed financial statements of Wake Forest Bancorp, M.H.C. as of and for the periods indicated:

                                             CONDENSED BALANCE SHEETS
                                           SEPTEMBER 30, 1999 AND 1998

                                                                                    1999               1998
                                                                            ---------------------------------------
Assets:
   Cash and cash equivalents                                                $           691,000      $     526,900
   Accrued dividends receivable, subsidiary                                              76,200             76,200
   Investment in Wake Forest Bancshares, Inc.                                         4,726,850                 --
   Investment in Wake Forest Federal                                                         --          4,404,450
                                                                            ---------------------------------------
                                                                            $         5,494,050      $   5,007,550
                                                                            =======================================
Liabilities and Equity:
   Liabilities:
      Accounts payable and accrued expenses                                 $            11,200      $      10,500
                                                                           ---------------------------------------
   Equity:
      Capitalization by Wake Forest Federal                                             106,350            106,350
      Equity in Wake Forest Federal                                                          --          3,854,700
      Equity in Wake Forest Bancshares, Inc.                                          3,854,700                 --
      Retained earnings                                                               1,521,800          1,036,000
                                                                            ---------------------------------------
                                                                                      5,482,850          4,997,050
                                                                            ---------------------------------------
                                                                            $         5,494,050      $   5,007,550
                                                                            =======================================

                                          CONDENSED STATEMENTS OF INCOME
                                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                                    1999               1998
                                                                            ---------------------------------------
Interest income                                                             $            30,400 $           19,650
Equity in earnings of subsidiary                                                        627,300            565,550
Accounting and tax expense                                                              (19,800)           (12,700)
Attorney Fees                                                                           (43,750)           (21,100)
Director's fees                                                                         (84,950)           (43,500)
Other                                                                                   (23,400)            (2,000)
                                                                            ---------------------------------------
                                                                            $           485,800  $         505,900
                                                                            =======================================

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 14.     MUTUAL HOLDING COMPANY FINANCIAL DATA (CONTINUED)

                                        CONDENSED STATEMENTS OF CASH FLOWS
                                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998


Cash Flows from Operating Activities:                                               1999               1998
                                                                            ---------------------------------------
   Net income                                                               $           485,800      $     505,900
   Noncash income items:
      Equity in earnings of Wake Forest Federal                                       (627,300)           (565,550)
   Change in assets and liabilities:
      (Increase) in accrued dividends receivable                                            --             (12,700)
      Decrease in income tax refund receivable                                              --               7,800
      Decrease in investment in subsidiary - dividends                                  304,900            292,050
      Increase in accounts payable                                                          700                 --
                                                                            ---------------------------------------
        Net cash provided by operating activities                                       164,100            227,500
   Cash and cash equivalents- beginning                                                 526,900            299,400
                                                                               ------------------------------------
   Cash and cash equivalents- ending                                        $           691,000      $     526,900
                                                                               ====================================


NOTE 15.        PARENT COMPANY ONLY FINANCIAL DATA

The following is a summary of the condensed financial statements of Wake Forest Bancshares, Inc. for the periods indicated:

                                             CONDENSED BALANCE SHEET
                                                SEPTEMBER 30, 1999

Assets:
   Cash and cash equivalents                                                                $             522,900
   Accrued dividends receivable, Wake Forest Federal                                                      143,700
   Investment in Wake Forest Federal                                                                   12,982,500
                                                                                            ----------------------
                                                                                            $          13,649,100
                                                                                            ======================
Liabilities:
   Accrued dividends payable                                                                $             143,700
   Income taxes payable                                                                                     2,550
                                                                                            ----------------------
                                                                                                          146,250
                                                                                            ----------------------
Equity:
   Common stock                                                                                            12,150
   Additional paid-in capital                                                                          13,715,850
   Retained earnings                                                                                      126,500
   Treasury stock acquired                                                                               (351,650)
                                                                                            ----------------------
                                                                                                       13,502,850
                                                                                            ----------------------
                                                                                            $          13,649,100
                                                                                            ======================

WAKE FOREST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 15.       PARENT COMPANY ONLY FINANCIAL DATA (CONTINUED)

                                          CONDENSED STATEMENT OF INCOME
                    FOR THE PERIOD FROM MAY 7, 1999 (DATE OF INCEPTION) TO SEPTEMBER 30, 1999
Interest income                                                                                $             6,550
Equity in earnings of Wake Forest Federal                                                                  412,100
Miscellaneous expense                                                                                          (50)
Income tax expense                                                                                          (2,500)
                                                                                               ====================
           Net income                                                                          $           416,100
                                                                                               ====================



                                        CONDENSED STATEMENT OF CASH FLOWS
                    FOR THE PERIOD FROM MAY 7, 1999 (DATE OF INCEPTION) TO SEPTEMBER 30, 1999
Cash Flows from Operating Activities:

   Net income                                                                                  $           416,100
   Noncash income items:
      Equity in earnings of Wake Forest Federal                                                           (412,100)
   Change in assets and liabilities:
      (Increase) in accrued dividends receivable                                                          (143,700)
      Increase in accrued dividends payable                                                                143,700
      Increase in income tax payable                                                                         2,550
                                                                                               --------------------
        Net cash provided by operating activities                                                            6,550
                                                                                               --------------------
Cash Flows from Financing Activities:
   Treasury stock acquired                                                                                (351,650)
   Dividends received from Wake Forest Federal                                                             868,000
                                                                                               --------------------
        Net cash provided from financing activities                                                        516,350
                                                                                               --------------------
   Increase in cash                                                                                        522,900
                                                                                               --------------------
   Cash and cash equivalents- beginning                                                                         --
                                                                                               --------------------
   Cash and cash equivalents- ending                                                           $           522,900
                                                                                               ====================


NOTE 16.        RECLASSIFICATIONS

Certain amounts in the 1998 financial statements have been reclassified to conform with classifications used in 1999.

                            COMMON STOCK INFORMATION


The Company's stock (previously as Wake Forest Federal Savings and Loan Association) began trading on April 3, 1996. There are 1,190,462 shares of common stock outstanding (net of treasury shares) of which approximately 41% were held by 252 stockholders of record on September 30, 1999. The MHC, ESOP and RRP Trust hold approximately 59%. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WAKE." The table below reflects the stock trading and dividend payment frequency of the Company's stock for the years ended September 30, 1999 and 1998, based upon information provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis.

                                                                                           Stock Price
                                                                               ------------------------------------
                                                               Dividends             High               Low
                                                            -----------------  ----------------- ------------------
1999:
 First Quarter                                             $            0.12  $              16 $           10 1/2
 Second Quarter                                                         0.12                 15                 11
 Third Quarter                                                          0.12             13 1/4             11 1/4
 Fourth Quarter                                                         0.12             14 7/8             11 3/4

 1998:
 First Quarter                                             $            0.10  $          23 1/2 $           19 1/4
 Second Quarter                                                         0.12             23 1/2             20 5/8
 Third Quarter                                                          0.12             23 1/4                 18
 Fourth Quarter                                                         0.12             21 1/2                 13


                              CORPORATE INFORMATION


                               EXECUTIVE OFFICERS

           Anna O. Sumerlin                    Carlton E.Chappell                     Robert C. White
          PRESIDENT AND CEO            VICE PRESIDENT/SECRETARY, TREASURER         VICE PRESIDENT AND CFO


                                                    DIRECTORS
             Howard Brown                      Rodney M. Privette                   R. W. Wilkinson III
        CHAIRMAN OF THE BOARD                                                    VICE CHAIRMAN OF THE BOARD



             John D. Lyon                         Paul Brixhoff                       Anna O. Sumerlin


         Harold R. Washington                   William S. Wooten                    Leelan A. Woodlief


         STOCK TRANSFER AGENT                 SPECIAL LEGAL COUNSEL                 INDEPENDENT AUDITORS
   ChaseMellon Shareholder Services         Thacher, Proffitt & Wood              McGladrey & Pullen, LLP
      450 W. 33rd St. 10th Floor           1700 Pennsylvania Ave. N.W.              2418 Blue Ridge Road
          New York, NY 10001                  Washington, DC 20006                      PO Box 10366
                                                                                    Raleigh, N.C. 27605



                                                CORPORATE OFFICE

                                                302 S. Brooks St.

                                             Wake Forest, N.C. 27587






                                                  ANNUAL MEETING

                         THE 2000 ANNUAL MEETING OF  STOCKHOLDERS OF WAKE FOREST
                         BANCSHARES,  INC.  WILL BE HELD AT 2:00 PM ON  TUESDAY,
                         FEBRUARY 22, 2000 AT THE WAKE FOREST POLICE AND JUSTICE
                         CENTER AT 401 ELM AVENUE, WAKE FOREST, N.C.


                                                   FORM 10-KSB

                         A COPY OF FORM 10-KSB AS FILED WITH THE  SECURITIES AND EXCHANGE
                         COMMISSION  WILL BE  FURNISHED  WITHOUT  CHARGE TO  STOCKHOLDERS
                         UPON WRITTEN  REQUEST TO WAKE FOREST  BANCSHARES,  INC., P O BOX
                         1167, WAKE FOREST, N.C.  27588.
