Form 10KSB/A, Exhibit 13
period 2000-09-30
WAKE FOREST BANCSHARES INC
filed 2001-01-30
CIK 1085175

EXHIBIT 13.1

                                    CONTENTS

-------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA                                                                       1
-------------------------------------------------------------------------------------------------------------
REPORT TO STOCKHOLDERS                                                                                     2
-------------------------------------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                                                                  3 - 13
-------------------------------------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT                                                                              14
-------------------------------------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated statements of financial condition at September 30, 2000 and 1999                             15

Consolidated statements of income for years ended September 30, 2000 and 1999                             16

Consolidated statements of stockholders' equity for the years ended
September 30, 2000 and 1999                                                                           17 -18

Consolidated statements of cash flows for the years ended
September 30, 2000 and 1999                                                                          19 - 20
-------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                           21 - 37
-------------------------------------------------------------------------------------------------------------
COMMON STOCK INFORMATION                                                                                  38
-------------------------------------------------------------------------------------------------------------
CORPORATE INFORMATION                                                                                     39


                          WAKE FOREST BANCSHARES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                             September 30,
                                                -------------------------------------------------------------------
                                                     2000          1999          1998           1997         1996
                                                ------------- -------------- -----------   ------------  -----------
Financial Condition Data:                                                   (In Thousands)
Total assets                                    $   83,268      $   72,396     $  74,360     $  63,453    $  61,812
Investments (1)                                      9,607           9,635        17,528         8,671       12,742
Loans receivable, net                               72,564          61,467        55,363        53,673       47,821
Deposits                                            67,874          57,654        60,038        50,056       48,956
Stockholders' equity (2)                            14,172          13,468        13,167        12,121       11,721

                                                                       Years Ended September 30,
                                                    --------------------------------------------------------------------
                                                        2000          1999           1998          1997         1996
                                                    ------------- -------------- ------------- ------------- -----------
Operating Data:                                                   (In Thousands, Except Per Share Data)
Interest and dividend income                            $ 6,797      $  6,204       $  5,983      $  5,183     $  4,859
Interest expense                                          3,326         3,027          3,072         2,590        2,730
                                                    ------------- -------------- ------------- ------------- ------------
Net interest income                                       3,471         3,177          2,911         2,593        2,129
Provision for loan losses                                    34            --             --            --           --
Noninterest income                                           50            42             34            56           37
Noninterest expense                                       1,356         1,275          1,264         1,195        1,291
                                                    ------------- -------------- ------------- ------------- ------------
Income before income taxes                                2,131         1,944          1,681         1,454          875
Income tax expense                                          800           741            620           543          322
                                                    ------------- -------------- ------------- ------------- ------------
Net income                                              $ 1,331       $ 1,203        $ 1,061       $   911      $   553
                                                    ============= ============== ============= ============= ============

Basic earnings per share (2)                            $  1.15       $  1.02        $  0.91       $  0.79      $  0.15
Diluted earnings per share (2)                             1.15          1.02           0.89          0.78         0.15
Dividends per share (2)                                    0.48          0.48           0.46          0.35         0.14
Dividend payout ratio (2)                                 41.87%        47.06%         51.69%        44.87%       30.15%
Selected Other Data:
Return on average assets (4)                               1.71%         1.62%          1.28%         1.47%        0.92%
Return on average equity (4)                               9.64%         8.83%          7.26%         7.55%        5.78%
Interest rate spread (4)                                   3.54%         3.38%          3.39%         3.32%        2.83%
Average equity to average assets (4)                      17.74%        18.35%         17.63%        19.47%       15.92%
Net interest margin (4)                                    4.54%         4.34%          4.26%         4.32%        3.69%
Allowance for loan losses to
nonperforming loans (3)                                    0.00%        89.51%        196.79%       134.43%      124.64%
Nonperforming loans to total loans (3)                     0.00%         0.48%          0.24%         0.36%        0.40%

(1)  Includes interest earning deposits and investment securities
(2) On April 3, 1996, Wake Forest Federal Savings & Loan Association reorganized from a federally chartered mutual savings association to a federally chartered stock savings association. Earnings per share for 1996 is based on earnings from April 3, 1996 to September 30, 1996 divided by the weighted average number of shares outstanding during the period
(3)  Nonperforming loans include mortgage loans delinquent more than 90 days
(4)  Average balances are derived from month-end balances

                             REPORT TO STOCKHOLDERS

I am pleased to report that Wake Forest Bancshares, Inc. reported record earnings of $1.33 million, or $1.15 per share, for our fiscal year ended September 30, 2000. Earnings during the current year grew by almost 11% while growth in earnings per share increased by nearly 13%. The Company also reported record asset growth of $10.9 million, or 15% during 2000. The Board of Directors and management's primary commitment is to maximize shareholder value by building a strong and profitable institution. This report demonstrates that during 2000, our continuing commitment to that goal was achieved.

The Company's return on assets amounted to 1.71% and return on equity increased by 9% during the current year. The Company's loan portfolio grew by approximately 18% during the year and asset quality continues to remain strong. Customer deposits also increased by approximately 18% during 2000. The Company declared regular dividends of $0.12 per share during each quarter of the current year, a generous 42% of total 2000 earnings. The Company continues to maintain a strong capital position and reported operating expenses as a percentage of net interest income of approximately 39% during 2000, an enviable ratio compared to our peers in the industry.

Loan demand remains strong in our primary lending market of northern Wake and southern Franklin counties. The Wake Forest area experienced widespread growth, both commercially and in residential housing during the current year, and that growth is expected to continue due to the area's proximity to Raleigh and the Research Triangle Park. Management is committed to continued but prudent loan growth as our community expands. We also intend to remain competitive with our deposit products to ensure continued growth and profitability.

We, the management, directors and employees, pledge to continue to serve our local market as a home town community-oriented financial institution. We thank each stockholder for investing in the Company and are grateful for the opportunity to enhance the value of your investment through the safe and sound operation of the Company. We encourage your comments and suggestions and truly appreciate your support and business.



                                        Respectfully,

                                        /s/ Anna O. Sumerlin
                                        Anna O. Sumerlin
                                        President & Chief Executive Officer

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

------------------------------------------------------------------------------

                                     GENERAL

Wake Forest Bancshares, Inc. (the "Company") was formed on May 7, 1999 solely for the purpose of becoming a savings and loan holding company and had no prior operating history. The Company owns 100% of the stock of Wake Forest Federal Savings & Loan Association ("Wake Forest Federal" or the "Association"). The Company in turn is majority owned by Wake Forest Bancorp, M.H.C., (the "MHC") a mutual holding company.

The formation of the Company had no impact on the operations of the Association or the MHC. The Association continues to operate at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Association which existed immediately prior to the formation of the Company. The establishment of the Company was treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and expenses of the Company immediately following its formation will be substantially the same as those of the Association immediately prior to the formation, all of which will be shown on the Company's books at their historical recorded values.

The Company conducts no business other than holding stock in the Association, investing dividends received from the Association, repurchasing its common stock from time to time, and distributing dividends on its common stock to its shareholders. The principal business of the Association is accepting deposits from the general public and using those deposits and other sources of funds primarily to make loans secured by real estate and, to a lesser extent, other forms of collateral located in the Association's primary market area of Wake and Franklin counties in North Carolina.

Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. Initially, the MHC's principal asset consisted of 635,000 shares of the Association's common stock (now converted to the Company's common stock). The MHC has since received its proportional share of dividends declared and paid by the Association (now the Company), and such funds are invested in deposits with the Association. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 54.2% of the Company. The MHC's Board of Directors, which is currently the same as the Association's and the Company's Board of Directors, will generally be able to control the outcome of most matters presented to the stockholders of the Company for resolution by vote except for certain matters related to stock compensation plans, a vote regarding conversion of the mutual holding company to stock form, or other matters which require a vote only by the minority stockholders. The Company and the MHC are registered as a savings and loan holding companies and are subject to regulation, examination, and supervision by the OTS.

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

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position at and for the years ended September 30, 2000 and 1999.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

------------------------------------------------------------------------------

                               FINANCIAL CONDITION

Total assets increased by $10.9 million during 2000, from $72.4 million at September 30, 1999 to $83.3 million at September 30, 2000. The increase in total assets resulted primarily from an increase of $10.2 million in customer deposits. Total investments, including short term interest-earning deposits and U.S. Treasury and agency obligations decreased slightly by $28,450 during the current year. The lack of volatility in the Company's investment portfolio is primarily due to strong loan demand, which resulted in maintaining liquidity and portfolio balances at current levels. The investment securities portfolio, which amounted to $3.4 million at September 30, 2000, contains available for sale securities with net unrealized gains of $800,350. The net gain reflects an increase of approximately $37,700 over the net unrealized gain on available for sale securities at September 30, 1999, primarily as a result of unrealized gains during the current year on the Association's investment in Federal Home Loan Mortgage Company ("FHLMC") stock.

Loans receivable increased by approximately $11.1 million during 2000 from $61.5 million at September 30, 1999 to $72.6 million at September 30, 2000. Loan demand in the Association's primary lending markets continues to remain strong, particularly for new housing starts. The economic base in the Association's primary lending areas has increased over the last several years, primarily due to the continuing growth in the Research Triangle/Wake County area and the expansion of its population base into surrounding communities such as Wake Forest.

Customer deposits increased by approximately $10.2 million during 2000 and totaled $67.9 million at September 30, 2000. The increase occurred because the Association competitively priced its deposit products, which was required in order to fulfill the funding requirements of increased loan demand.

The Company had no outstanding borrowings during 2000 or 1999, other than the loan by the Employee Stock Ownership Plan of the Association (the "ESOP") to purchase shares of stock in the Company, which is shown as a liability of the Company. The Company has borrowing capacity through the Association's ability to borrow funds from the Federal Home Loan Bank (the "FHLB") of Atlanta. This capacity is currently set at 12% of the Association's total assets, subject to available collateral.

The Company's return on average assets was 1.71% and 1.62% and its return on average equity was 9.64% and 8.83% for 2000 and 1999, respectively. The increase in the returns on average assets and average equity during 2000 was primarily due to a change in the volume and mix of the Company's interest earning assets. During the current period, the Association's loan portfolio increased and funds on deposit at the Federal Home Loan Bank of Atlanta decreased in comparison to average balances maintained in 1999. The overall increase in the volume of loans outstanding and as a result, interest earning assets, caused interest income to rise during 2000.

The Company and the Association are required to meet certain capital requirements as established by the OTS (the "Office of Thrift Supervision"). At September 30, 2000, all capital requirements were met. (See Note 11 to the consolidated financial statements). On June 21, 1999, the Board of Directors of the Company approved the adoption of stock repurchase program authorizing the Company to repurchase up to 60,793 shares or 5.00% of its outstanding common stock at such time. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2000, the Company had repurchased 44,800 shares of its common stock for $605,450. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

------------------------------------------------------------------------------

                              RESULTS OF OPERATIONS

Net Income. The Company's net income for the years ended September 30, 2000 and 1999 was $1,330,900 and $1,202,550, respectively. Net income in 2000 was higher than the earnings reported in 1999 primarily due to an increase in the volume and a change in the mix of interest earning assets, with higher yielding loans comprising a greater percentage of interest earning assets during 2000.

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

Net interest income increased by $294,150 or 9.26% to $3.5 million for the year ended September 30, 2000 from $3.2 million reported in 1999. The rise in net interest income during 2000 was attributable primarily to an overall increase in interest earnings assets, with an even greater increase occurring in higher yielding loans. The average balance of interest earning assets and loans receivable increased by approximately $3.2 million and $9.3 million, respectively, during 2000. The increase in the volume of loans outstanding during 2000 allowed the Company's net interest rate spread to increase from 3.38% in 1999 to 3.54% in 2000.

Interest Income. Total interest income increased to $6.8 million for 2000 from $6.2 million in 1999, an increase of $593,800. The rise in interest income during 2000 was primarily attributable to a $9.3 million increase in the average balance of loans outstanding in 2000. The Company's overall yield on interest earning assets was 8.88% in 2000 as compared with 8.47% in 1999.

Interest Expense. Total interest expense increased from $3.0 million in 1999 to $3.3 million in 2000, an increase of $299,650. During 2000, the Association's average balance of outstanding deposits increased by approximately $2.8 million from 1999. The Association's cost of funds increased from 5.09% in 1999 to 5.34% in 2000, an increase of 25 basis points. The increase in interest expense from 1999 to 2000 was due almost equally to increases in the volume of outstanding deposits and the Association's higher cost of funds.

Provision for Loan Losses. The Association provided $34,250 in additional loan loss provisions during 2000. During the current year, the Association charged off $17,300 against its loan loss allowance for a non-performing loan which was subsequently paid off during the period. The Association's management determined that its loan loss allowances were adequate during 1999 and, accordingly, no additional provisions were provided in 1999. There were no loans charged off against the allowances during 1999.

The provision, which is charged to operations, and the resulting loan loss allowances are amounts the Association's management believes will be adequate to absorb losses that are estimated to have occurred. Loans are charged off against the allowance when management believes that uncollectibility is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

------------------------------------------------------------------------------

The Association's level of non-performing loans, defined as loans past due 90 days or more, amounted to .00% and .48% as percentage of total loans outstanding at September 30, 2000 and 1999, respectively. Management believes that such loans are adequately collateralized and that the Association's loan loss allowances are adequate to absorb the loss, if any, that might result from foreclosure.

Noninterest Income. Noninterest income amounted to $50,100 and $41,750 in 2000 and 1999, respectively. Noninterest income consists primarily of service charges and fees associated with the Association's loan and deposit accounts.

Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums, OTS operating assessments, and data processing charges. Noninterest expenses amounted to $1,356,250 and $1,274,950 in 2000 and 1999, respectively.

Compensation and related benefits increased from $748,550 in 1999 to $872,200 in 2000. The increase in compensation and benefits occurred primarily due to salary increases and related bonuses and due to an increase in certain employee benefits, including a 55.58% increase in the cost of health insurance coverage for the Company's employees.

Occupancy expense, federal insurance premiums, OTS operating assessments, and data processing expense changed nominally from 1999 to 2000. Other operating expense decreased from $323,300 in 1999 to $287,400 during 2000, a decrease of $35,900. The decrease in other operating expense was due primarily to the occurrence of one-time costs associated with the establishment of the Company during 1999. Certain administrative costs are allocated to the MHC as shown in
Note 14 to the Consolidated Financial Statements. The allocations appropriately reflect the costs associated with the mutual holding company's majority ownership in the Company.

Income Taxes. The Company's effective income tax rate was 37.5% and 38.1% in 2000 and 1999, respectively. The differences in rates were due to changes in the components of permanent tax differences.

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

                                                                                 Year Ended September 30,
                                                             ----------------------------------------------------------------
                                     At September 30, 2000                 2000                            1999
                                    -----------------------  ---------------------------------  -----------------------------
                                                                                      Average                         Average
                                      Actual                  Average                  Yield/    Average               Yield/
                                      Balance    Yield/Cost   Balance     Interest      Cost     Balance  Interest      Cost
                                    ---------   -----------  ---------   ---------   ---------  --------  --------   --------
Assets:                                                            (Dollars in Thousands)

Interest earning assets:
    Interest-earning deposits         $ 6,250        6.64%     $ 5,155     $   316       6.13%   $11,169   $   557       4.99%
    Investment securities               3,356        5.70%       2,923         166       5.68%     2,974       171       5.75%
    Loans receivable (1)               72,564        9.19%      68,435       6,316       9.23%    59,124     5,476       9.26%
                                    ---------                 --------     -------               -------   -------
Total interest-earning assets          82,170        8.88%      76,513       6,798       8.88%    73,267   $ 6,204       8.47%
                                                                           -------                         -------
Non-interest-earning assets             1,098                    1,274                             1,154
                                    ---------                 --------                           -------
         Total                        $83,268                  $77,787     $                     $74,421
                                    =========                 ========                           =======

Liabilities and retained earnings:
Interest-bearing liabilities:
    ESOP Debt                         $   147        9.50%     $   190     $    17       8.96%   $   238   $    19       7.98%
    Passbook accounts                   3,276        3.00%       3,533         106       3.00%     3,433       103       3.00%
    NOW and MMDA accounts               9,356        4.28%       9,587         390       4.07%     9,565       327       3.42%
    Certificates of deposit            54,505        6.27%      48,936       2,814       5.75%    46,226     2,578       5.58%
                                    ---------                  -------     -------               -------   -------
Total interest-bearing liabilities     67,284        5.84%      62,246     $ 3,327       5.34%    59,462   $ 3,027       5.09%
                                                                           -------                         -------
Non-interest-bearing liabilities        1,812                    1,734                             1,333
Stockholders' Equity                   14,172                   13,807                            13,626
                                    ---------                  -------                           -------
         Total                        $83,268                  $77,787     $                     $74,421
                                    =========                  =======                           =======
Net interest income and interest
    rate spread (2)                                  3.04%                 $ 3,471      3.54%              $ 3,177       3.38%
                                                                           =======                         =======
Net yield on interest-
    earning assets (3)                               4.10%                               4.54%                           4.34%
Ratio of interest-earning assets
    to interest-bearing liabilities                122.12%                             122.92%                         123.22%

(1) Balance is net of deferred loan fees and loans in process. Non-accrual loans are included in the balances.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.

                   RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

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

                                             Year ended September 30,                        Year ended September 30,
                                                 2000 vs. 1999                                   1999 vs. 1998
                                    ---------------------------------------------  -----------------------------------------
                                        Increase (Decrease) Attributable to            Increase (Decrease) Attributable to
                                    ---------------------------------------------  -----------------------------------------
                                                              Rate/                                       Rate/
                                       Volume     Rate       Volume       Net       Volume     Rate       Volume      Net
                                    ----------  --------   ----------  ----------  --------- ------   ------------- --------
Assets:                                                                   (In Thousands)
    Interest-earnings assets:
       Interest-bearing deposits     $   (300)   $  128     $  (69)    $  (241)   $   (79)   $ (71)      $   8       $ (142)
       Investment securities               (3)       (2)        --          (5)       (27)      20          (3)         (10)
       Loans receivable                   862       (19)        (3)        840        671     (263)        (35)         373
                                     ---------  --------   ----------  --------- ----------  ------  -------------  --------
            Total                         559       107        (72)        594        565     (314)        (30)         221
                                     ---------  --------   ----------  --------- ----------  ------  -------------  --------

Liabilities:
    Interest-bearing liabilities:
       ESOP Debt                           (4)        2         --          (2)        (5)      (2)         --           (7)
       Passbook savings                     3        --         --           3          3       --          --            3
       NOW and MMDA accounts                1        62         --          63         47      (20)         (3)          24
       Certificates of deposit            151        80          5         236         47     (110)         (2)         (65)
                                     ---------  --------   ----------  --------- ----------  ------  -------------  --------
           Total                          151       144          5         300         92     (132)         (5)         (45)
                                     ---------  --------   ----------  --------- ----------  ------  -------------  --------
           Net interest income       $    408    $  (37)    $  (77)    $   294    $   473    $(182)      $ (25)     $   266
                                     =========  ========   ==========  ========= ==========  ======  =============  ========

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                         CAPITAL RESOURCES AND LIQUIDITY

The Company declared dividends of $.12 per share for each quarter during 2000. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment may be subject to dividends received from the Association to the Company, future earnings, cash flows, capital needs, and regulatory restrictions.

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

During the current year, cash increased by approximately $1.2 million, and amounted to $6.7 million at September 30, 2000. Cash flow resulting from internal operating activities provided increases of $1.5 million in cash during the year ended September 30, 2000. Cash flows from investing activities utilized $9.7 million in cash during the current year, with a net growth in loans of $11.1 million being the primary use of cash. During 2000, the Association allowed $500,000 in investment securities to mature without reinvesting the proceeds. In addition, the Association had $1.0 million in certain short term interest earning time deposits with maturities of 30 days to 364 days from the FHLB of Atlanta which matured during 2000.

During 2000, financing activities of the Company provided $9.3 million in cash, including net deposit increases of $10.2 million. The Association's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. In addition, the Association has a readily available source of credit through its borrowing capacity at the FHLB of Atlanta, currently equal to 12% of total assets. Cash provided by operating and financing activities is used to originate new loans to customers, to maintain the Association's liquid investment portfolios, and to meet short term liquidity requirements.

OTS regulated institutions, including the Association, are required to maintain a specified liquidity ratio (presently 4.0%) of cash and specified unpledged securities to net withdrawable deposit accounts and borrowings due in one year or less. The Association's liquidity ratio at September 30, 2000, as computed under OTS regulations, was in excess of such requirements. Given its current liquidity and its ability to borrow from the FHLB of Atlanta, the Company believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.

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

In the absence of other factors, the Company's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Conversely, the Company's yields and cost of funds will decrease when market rates decline. The Company is able to manage these swings to some extent by attempting to control the maturities or repricing adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time.

The Company's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap or a situation where the Company's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, has a favorable impact on the Company's net interest income. Conversely, an increase in general market rates will tend to adversely affect the Company's net interest income.

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

                          WAKE FOREST BANCSHARES, INC.
                              MARKET RISK ANALYSIS

                                                                   Expected Maturity Date
                              ---------------------------------------------------------------------------------------------------
                                                                   Year Ended September 30,
                              ---------------------------------------------------------------------------------------------------
                                                                    (Dollars in Thousands)

                                2001         2002         2003        2004       2005       Thereafter      Total      Fair Value
                              ----------   ---------- ----------  ---------- -----------  --------------  ----------  -----------
Assets:

    Loans-fixed:
      Balance                   $ 21,290    $   523    $     37   $     39    $    106        $  2,765    $  24,760    $  24,721
      Interest rate                 9.75%      9.67%       9.13%     10.90%       9.57%           9.31%        9.70%          --

    Loans-variable (1):
      Balance                     12,499     12,683      14,816      7,329         477              --       47,804       47,572
      Interest rate                 9.97%      8.30%       8.81%      8.45%       8.40%             --         8.93%          --

    Investments (2):
      Balance                      8,864        743          --         --          --              --        9,607         9,607
      Interest rate                 6.31%      5.60%         --         --          --              --         6.25%           --

Liabilities:

    Deposits (3):
      Balance                     13,370         --          --         --          --              --       13,370       13,370
      Interest rate                 3.75%        --          --         --          --              --         3.75%          --

    Deposits-certificates:
      Balance                     25,693     17,149      3,079      1,530       7,054               --       54,505       54,361
      Interest rate                 5.66%      6.91%      6.39%     5.78%        6.87%              --         6.25%          --

-------------------
(1) Maturities of variable rate loans are based on contractual maturity except home equity loans and commercial lines of credit which are based on the next repricing date
(2)  Includes  interest bearing deposits and investment  securities
(3)  Includes passbook accounts, NOW accounts and money market accounts

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                                YEAR 2000 ISSUE:

The "Year  2000  Problem"  centers  on the  inability  of  computer  systems  to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the change in the century. Like most financial service providers, the Company through its wholly owned Association could have been significantly affected by the Year 2000. Software, hardware, and equipment both within and outside the Association's direct control and with whom the Association electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) were subject to be affected.

The Company did not experience any Year 2000 related problems as a result of the changeover to the new millennium. Based upon testing and the occurrence of subsequent daily operations in January, 2000, the Company's systems reacted and continue to function in a normal fashion. While there are a few date sensitive time periods which will still require monitoring, such as December 31, 2000, management does not expect significant problems to occur.

Monitoring and managing the Year 2000 project resulted in additional direct and indirect costs to the Company. Direct costs include charges by third party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs principally consist of the time devoted by existing employees to monitor software vendor progress, test enhanced software products and implement any necessary contingency plans. The Company incurred approximately $100,000 in direct and indirect costs on the Year 2000 project to date and estimates that any future costs will be immaterial. Both direct and indirect costs of addressing the Year 2000 problem were charged to earnings as incurred.

                  FUTURE REGULATORY AND REPORTING REQUIREMENTS

In July of 2000, the OTS issued proposed regulatory changes, supervisory initiatives and interim final rules, all of which are designed to enhance the mutual holding company charter. While many of the proposed rules address amendments to the mutual-to-stock conversion regulations, certain aspects of the proposed regulations could favorably affect mutual holding companies already in existence, including Wake Forest Bancorp, MHC. The OTS implemented changes would generally allow a mutual holding company to engage in the same activities as permitted for a financial holding company under the Gramm-Leach-Bliley Act. Also, the OTS amended its MHC dividend waiver provision. Current OTS policy penalizes the waiver of dividends to a mutual holding company by requiring dilution of minority shareholders in a full conversion to stock form. The interim final rule clarifies that the OTS will not consider waived dividends in determining the appropriate exchange ratio in the event of a full conversion to stock form. The timing of the regulatory developments in the proposed regulations varies, but supervisory guidance is expected to be issued during the next year.

In July 1998, the Financial Accounting Standards Board (FASB) issued Statement of Finanical Acccounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring balance sheet recognition of all derivative instruments at fair value. SFAS No. 133 was subsequently amended by SFAS No. 137 in June 1999 and by SFAS No. 138 in June 2000. The statement, as amended, specifies that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria are met.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Special accounting for qualifying hedges allows derivative gains and losses to offset related results on hedged items in the the income statement. The statement is effective for fiscal years beginning after June 15, 2000. Adoption is not expected to have an impact on the Company.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 is a replacement of SFAS No. 125, although SFAS No. 140 carried forward most of the provisions of SFAS No. 125 without change. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitizations, retained interests, and collateral received and pledged in reverse repurchase agreements for fiscal years ending after December 15, 2000. The new statement eliminates the prior requirement to record collateral received under certain securities financing transactions and requires reclassification in the balance sheet of assets pledged under certain conditions. The Adoption of SFAS No. 140 is not expected to have an impact on the Company.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS:

Statements herein regarding estimated future revenue and expense levels and other matters may constitute forward-looking statements under the federal securities laws. Such statements are subject to certain risks and uncertainties including changes in general and local market conditions, legislative and regulatory conditions and an adverse interest rate environment. Undue reliance should not be placed on this information. These estimates are based on the current expectations of management, which may change in the future due to a large number of potential events, including unanticipated future developments. The Company and the Association does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Association.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Wake Forest Bancshares, Inc.
Wake Forest, North Carolina

We have audited the accompanying consolidated statements of financial condition of Wake Forest Bancshares, Inc. and subsidiary as of September 30, 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Wake Forest Bancshares, Inc. and subsidiary as of September 30, 1999 were audited by other auditors whose report dated October 27, 1999 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wake Forest Bancshares, Inc. and subsidiary at September 30, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Dixon Odom PLLC

Dixon Odom PLLC
Sanford, North Carolina
October 19, 2000

WAKE FOREST BANCSHARES, INC.
STATEMENTS OF CONSOLIDATED FINANCIAL CONDITION
SEPTEMBER 30, 2000 AND 1999

--------------------------------------------------------------------------------

ASSETS                                                                       2000           1999
                                                                        -------------  -------------
Cash:
  Interest-bearing deposits                                             $   6,250,450  $   5,827,000
  Noninterest-bearing deposits                                                485,400        674,050
                                                                        -------------  -------------
                                                                            6,735,850      6,501,050
                                                                        -------------  -------------
Investment securities (Note 2):
  Available for sale, at market value                                       3,065,550      3,527,750
  FHLB stock                                                                  290,700        280,400
Loans receivable, net (Note 3)                                             72,564,150     61,467,300
Accrued interest receivable                                                   126,800        101,850
Property and equipment, net (Note 4)                                          432,900        452,000
Prepaid expenses and other assets                                              52,400         65,200
                                                                        -------------  -------------
          Total assets                                                  $  83,268,350  $  72,395,550
                                                                        =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:(Note 5)
    Noninterest-bearing                                                 $     681,400  $     303,500
    Interest bearing                                                       67,193,000     57,350,400
                                                                        -------------  -------------
      Total deposits                                                    $  67,874,400  $  57,653,900
  Accounts payable and accrued expenses                                       434,500        387,350
  Dividends payable                                                           140,550        143,700
  Note payable - ESOP (Note 9)                                                147,150        206,000
  Deferred income taxes (Note 10)                                             152,950        160,800
  Redeemable common stock held by the ESOP, net of
    unearned ESOP shares (Note 9)                                             347,250        375,950
                                                                        -------------  -------------
          Total liabilities                                                69,096,800     58,927,700
                                                                        -------------  -------------
Commitments and contingencies (Note 12)
Stockholders' Equity (Note 11):
  Preferred stock, authorized 1,000,000 shares, none issued                        --             --
  Common stock, $.01 par value, authorized 5,000,000 shares;
    issued 1,215,862 shares                                                    12,150         12,150
  Additional paid-in-capital                                                4,916,450      4,843,600
  Accumulated other comprehensive income                                      496,250        472,900
  Retained  earnings, substantially restricted (Note 11)                    9,352,150      8,490,850
  Common stock in treasury, at cost (Note 11)                                (605,450)      (351,650)
                                                                        -------------  -------------
          Total stockholders' equity                                       14,171,550     13,467,850
                                                                        -------------  -------------
                                                                        $  83,268,350  $  72,395,550
                                                                        =============  =============

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2000 AND 1999

--------------------------------------------------------------------------------

                                                                           2000            1999
                                                                     ---------------   -------------
Interest and dividend income:
  Loans                                                               $    6,316,250   $  5,476,150
  Investment securities                                                      166,050        171,200
  Interest-bearing deposits                                                  315,400        556,550
                                                                     ---------------   -------------
                                                                           6,797,700      6,203,900
                                                                     ---------------   -------------
Interest expense:
  Deposits (Note 5)                                                        3,309,750      3,007,350
  Borrowings                                                                  16,600         19,350
                                                                     ---------------   -------------
                                                                           3,326,350      3,026,700
                                                                     ---------------   -------------

Net interest income before provision for loan losses                       3,471,350      3,177,200
Provision for loan losses (Note 3)                                           (34,250)            --
                                                                     ---------------   -------------
Net interest income after provision for loan losses                        3,437,100      3,177,200
                                                                     ---------------   -------------

Noninterest income                                                            50,100         41,750
                                                                     ---------------   -------------
Noninterest expense:
  Compensation and benefits (Notes 6, 7, 8, and 9)                           872,200        748,550
  Occupancy                                                                   45,900         39,900
  Federal insurance premiums and operating assessments                        42,300         59,850
  Data processing and outside service fees                                   108,450        103,350
  Other operating expense                                                    287,400        323,300
                                                                     ---------------   -------------
                                                                           1,356,250      1,274,950
                                                                     ---------------   -------------
Income before income taxes                                                 2,130,950      1,944,000
                                                                     ---------------   -------------
Income taxes (Note 10):
  Current                                                                    822,250        748,650
  Deferred                                                                   (22,200)        (7,200)
                                                                     ---------------   -------------
                                                                             800,050        741,450
                                                                     ---------------   -------------
          Net income                                                  $    1,330,900   $  1,202,550
                                                                     ===============   =============
Basic earnings per share                                              $         1.15   $       1.02
Diluted earnings per share                                            $         1.15   $       1.02
Dividends paid per share                                              $         0.48   $       0.48


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2000 AND 1999

------------------------------------------------------------------------------

                                                        Shares of                      Additional
                                                          Common          Common        Paid in
                                                          Stock           Stock         Capital
                                                      --------------  -------------  ------------
Balance at September 30, 1998                             1,215,862      $  12,150    $ 4,772,800
Comprehensive income:
  Net income for 1999                                                           --             --
  Net change in unrealized gain on securities                                   --             --
     Total comprehensive income
Contributions to ESOP (Note 9)                                                  --         14,050
Market value adjustment for redeemable
  common stock held by ESOP                                                     --             --
Amortization of earned RRP shares (Note 7)                                      --         56,750
Cash dividends ($0.48 per share)                                                --             --
Acquisition of 25,400 shares of common
  stock for the treasury                                    (25,400)            --             --
                                                      --------------  -------------  ------------
Balance at September 30, 1999                             1,190,462         12,150      4,843,600
Comprehensive income:
  Net income for 2000                                                           --             --
  Net change in unrealized (loss) on securities                                 --             --
     Total comprehensive income
Contributions to ESOP (Note 9)                                                  --         16,100
Market value adjustment for redeemable
  common stock held by ESOP                                                     --             --
Amortization of earned RRP shares (Note 7)                                                 56,750
Cash dividends ($0.48 per share)                                                --             --
Acquisition of 19,400 shares of common
  stock for the treasury                                    (19,400)            --             --
                                                      --------------  -------------  ------------
Balance at September 30, 2000                             1,171,062     $   12,150    $ 4,916,450
                                                      ==============  =============  ============

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2000 AND 1999

--------------------------------------------------------------------------------

                                                        Accumulated
                                                           Other                       Treasury
                                                       Comprehensive     Retained       Stock
                                                          Income         Earnings      Acquired      Total
                                                      ---------------   -----------  -----------  ------------
Balance at September 30, 1998                           $    477,100    $ 7,905,150  $      --    $ 13,167,200
Comprehensive income:
  Net income for 1999                                             --      1,202,550         --       1,202,550
  Net change in unrealized gain on securities                 (4,200)            --         --          (4,200)
                                                                                                  -------------
     Total comprehensive income                                                                      1,198,350
                                                                                                  -------------
Contributions to ESOP (Note 9)                                    --             --         --          14,050
Market value adjustment for redeemable
  common stock held by ESOP                                       --        (46,350)        --         (46,350)
Amortization of earned RRP shares (Note 7)                        --             --         --          56,750
Cash dividends ($0.48 per share)                                  --       (570,500)        --        (570,500)
Acquisition of 25,400 shares of common
  stock for the treasury                                          --             --   (351,650)       (351,650)
                                                      --------------    -----------  -----------  ------------
Balance at September 30, 1999                                472,900      8,490,850   (351,650)     13,467,850
Comprehensive income:
  Net income for 2000                                             --      1,330,900         --       1,330,900
  Net change in unrealized (loss) on securities               23,350             --         --          23,350
                                                                                                  ------------
     Total comprehensive income                                                                      1,354,250
                                                                                                  ------------
Contributions to ESOP (Note 9)                                    --             --         --          16,100
Market value adjustment for redeemable
  common stock held by ESOP                                       --         87,600         --          87,600
Amortization of earned RRP shares (Note 7)                        --             --         --          56,750
Cash dividends ($0.48 per share)                                  --       (557,200)        --        (557,200)
Acquisition of 19,400 shares of common
  stock for the treasury                                          --             --   (253,800)       (253,800)
                                                      --------------    -----------  -----------  ------------
Balance at September 30, 2000                                496,250    $ 9,352,150   (605,450)   $ 14,171,550
                                                      ==============    ===========  ===========  ============

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2000 AND 1999

--------------------------------------------------------------------------------

                                                                         2000            1999
                                                                     ------------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                           $ 1,330,900      $ 1,202,550
Adjustments to reconcile net income to net
 cash provided  by operations:
   Depreciation                                                           33,600           33,200
   Provision for loss on loans                                            34,250               --
   Amortization of premiums (discounts) on investments                       (50)             550
   Amortization of unearned RRP shares                                    56,750           56,750
   Amortization of unearned ESOP shares                                   58,850           58,850
   ESOP compensation expense credited to
     paid-in-capital                                                      16,100           14,050
   Deferred income taxes                                                 (22,200)          (7,200)
Changes in assets and liabilities:
  (Increase) decrease in:
    Accrued interest receivable                                          (24,950)         (76,300)
    Prepaid expenses and other assets                                     12,800          (13,850)
Increase (decrease) in:
    Accounts payable and accrued expenses                                 47,150           84,150
                                                                     ------------     -----------
          Net cash provided by operating activities                    1,543,200        1,352,750
                                                                     ------------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES

Principal collected on loans                                          36,428,900       45,803,000
Mortgage loans purchased                                                 (25,000)         (70,000)
Loans originated                                                     (47,535,000)     (51,836,850)
Purchase of FHLB time deposits                                                --       (3,500,000)
Maturities of FHLB time deposits                                       1,000,000        2,500,000
Purchase of available for sale investment securities                          --       (2,250,000)
Maturities of available for sale investment securities                   500,000        1,500,000
Purchase (redemption) of FHLB stock                                      (10,300)          83,700
Purchases of property and equipment                                      (14,500)         (25,650)
                                                                     ------------     -----------
          Net cash used in investing activities                       (9,655,900)      (7,795,800)
                                                                     ------------     -----------

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2000 AND 1999

--------------------------------------------------------------------------------

                                                                         2000               1999
                                                                   ---------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES

Cash dividends paid                                                  $    (560,350)      $   (572,700)
Principal payments on ESOP note payable                                    (58,850)           (58,850)
Purchase of treasury stock                                                (253,800)          (351,650)
Net increase (decrease) in savings accounts                             10,220,500         (2,384,050)
                                                                   ----------------     --------------
Net cash provided by (used in) financing activities                      9,347,500         (3,367,250)
                                                                   ----------------     --------------
          Net increase (decrease) in cash                                1,234,800         (9,810,300)
                                                                   ----------------     --------------

Cash:
  Beginning                                                              5,501,050         15,311,350
                                                                   ----------------     --------------
  Ending                                                             $   6,735,850        $ 5,501,050
                                                                   ================     ==============

Cash and cash Equivalents:
  Cash                                                               $     485,400        $   674,050
  Interest bearing overnight funds                                       6,250,450          4,327,000
  Time deposit with original maturity less than 90 days                         --            500,000
                                                                   ----------------     --------------
          Total cash and cash equivalents                                6,735,850          5,501,050
Time deposits with original maturities greater than 90 days                     --          1,000,000
                                                                   ----------------     --------------
Cash and interest bearing deposits                                   $   6,735,850        $ 6,501,050
                                                                   ================     ==============

Supplemental Disclosures of Cash Flow Information
  Cash payments for:
     Interest                                                        $   3,328,050        $ 3,027,100
     Income taxes                                                    $     828,950        $   724,300

Supplemental Schedule of Noncash Investing
 and Financing Activities:
  Fair value of ESOP shares in excess of unearned
     ESOP shares (charged) credited to retained earnings             $      87,600        $   (46,350)
Change in unrealized gain (loss) on available for sale
securities, net of tax effect                                        $      23,350        $    (4,200)

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Wake Forest Bancshares, Inc. (the "Company") is located in Wake Forest, North Carolina and is the parent stock holding company of Wake Forest Federal Savings & Loan Association (the "Association" or "Wake Forest Federal"), it's only subsidiary. The Company conducts no business other than holding all of the stock in the Association, investing dividends received from the Association, repurchasing its common stock from time to time, and distributing dividends on its common stock to its shareholders. The Association's principal activities consist of obtaining savings deposits and providing mortgage credit to customers in its primary market area, the counties of Wake and Franklin, North Carolina. The Company's and the Association's primary regulator is the Office of Thrift Supervision (OTS) and its deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).

The Company is majority owned by Wake Forest Bancorp, M.H.C., (the "MHC") a mutual holding company. Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC's principal assets consist of 635,000 shares of the Company's common stock and deposits at the Association for accumulated dividends paid on those shares. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 54.2% of the Company. The mutual holding company is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.

The Company was formed on May 7, 1999 solely for the purpose of becoming a savings and loan holding company and had no prior operating history. The formation of the Company had no impact on the operations of the Association or the MHC. The Association continues to operate at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Association which existed immediately prior to the formation of the Company.

The establishment of the Company was treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and expenses of the Company immediately following its formation will be substantially the same as those of the Association immediately prior to the formation, all of which will be shown on the Company's books at their historical recorded values.

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

Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Wake Forest Federal. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all interest-bearing deposits with maturities of less than three months at acquisition, noninterest-bearing deposits, and cash on hand to be cash and cash equivalents. At times, the Association maintains deposits in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

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

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Such evaluation includes a review of loans for which collectibility appears doubtful and other factors, including the nature and volume of the portfolio, historical experience, estimated value of any underlying collateral, and current economic conditions. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

The Association establishes specific loan loss allowances for impaired loans if it is doubtful that all principal and interest due according to the loan terms will be collected. An allowance is recorded if the present value of the loan's future cash flows, discounted using the loan's effective interest rate, is less than the carrying value of the loan.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

An impaired loan can also be valued at its fair value in the market place or on the basis of its underlying collateral if the loan is primarily collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan is valued based upon the fair value of the underlying collateral. The Association had no loans outstanding during the years ended September 30, 2000 and 1999 which it considers to be impaired. Therefore, there is no specific allowance for impaired loans at September 30, 2000 and 1999.

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

Real estate acquired in settlement of loans: Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus costs to sell. Revenue and expenses from holding the properties and additions or recoveries to the valuation allowance are included in operations. The Association had no real estate acquired in settlement of loans during 2000 or 1999.

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

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The basic and diluted weighted average shares outstanding for 2000 and 1999 are as follows:

                                                                          2000                1999
                                                                    ------------------  -----------------
Weighted average outstanding shares used for basic EPS                   1,153,048           1,177,248
Plus incremental shares from assumed issuances
     pursuant to stock options and stock award plans                            --                 360
                                                                    ------------------  -----------------
Weighted average outstanding shares used for diluted EPS                 1,153,048           1,177,608
                                                                    ==================  =================

Off-balance-sheet risk and credit risk: The Association is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit. Management assesses the risk related to these instruments for potential loss. The Association lends primarily on one-to-four family residential properties throughout its primary lending area, Wake and Franklin counties of North Carolina.

Fair value of financial instruments: Estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates are based on pertinent information available to management as of September 30, 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

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

   Loans receivable: The fair value for all loans, except short-term construction loans, home equity loans and commercial lines of credit, has been estimated by discounting projected future cash flows using the current rate at which loans with similar maturities would be made to borrowers with similar credit ratings. Certain prepayment assumptions were made to the Association's portfolio of long-term fixed rate mortgage loans. The fair value of construction loans, home equity loans, and commercial lines of credit is assumed to be equal to their recorded amounts because such loans have relatively short terms.

   Deposits: The fair value of deposits with no stated maturities is estimated to be equal to the amount payable on demand. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using rates offered for deposits of similar remaining maturities.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

NOTE 2.  INVESTMENT SECURITIES

The amortized cost, estimated market value and gross unrealized gains and losses of the Association's investment securities at September 30, 2000 and 1999 are as follows:

                                                                             2000
                                               ----------------------------------------------------------------
                                                                    Gross            Gross           Estimated
                                                 Amortized        Unrealized       Unrealized          Market
                                                    Cost            Gains            Losses             Value
                                               -------------    -------------     ------------      -----------
Available for sale securities:
 Marketable equity securities:
  FHLMC stock                                    $    15,200     $   822,950        $      --           838,150
 Debt securities:
  U.S. Treasury and agency securities              2,250,000              --          (22,600)        2,227,400
                                               -------------    -------------     ------------      -----------
                                                   2,265,200         822,950          (22,600)        3,065,550
Nonmarketable equity securities:
  Federal Home Loan Bank stock                       290,700              --               --           290,700
                                               -------------    -------------     ------------      -----------
                                                $  2,555,900     $   822,950        $ (22,600)      $ 3,356,250
                                               -------------    -------------     ------------      -----------

                                                                             1999
                                               ----------------------------------------------------------------
                                                                    Gross            Gross           Estimated
                                                 Amortized        Unrealized       Unrealized          Market
                                                    Cost            Gains            Losses             Value
                                               -------------    -------------     ------------      -----------
Available for sale securities:
 Marketable equity securities:
  FHLMC stock                                   $     15,200     $   791,000        $      --       $   806,200
 Debt securities:
  U.S. Treasury and agency securities              2,749,900              --          (28,350)        2,721,550
                                               -------------    -------------     ------------      -----------
                                                   2,765,100         791,000          (28,350)        3,527,750
Nonmarketable equity securities:
  Federal Home Loan Bank stock                       280,400              --               --           280,400
                                               -------------    -------------     ------------      -----------
                                                $  3,045,500     $   791,000        $ (28,350)      $ 3,808,150
                                               =============    =============     ============      ===========


There were no sales of investment securities during the years ended September 30, 2000 and 1999.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2.  INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market values of available for sale debt securities at September 30, 2000 by contractual maturity are shown below:

                                                                            Amortized            Market
                                                                               Cost               Value
                                                                       -----------------  ------------------
Due in one year or less                                              $        1,500,000   $       1,484,800
Due in one year through five years                                              750,000             742,600
                                                                       -----------------  ------------------
                                                                     $        2,250,000   $       2,227,400
                                                                       =================  ==================


The change during 2000 and 1999 in net unrealized gains and losses associated with available for sale securities is as follows:


                                                                             2000               1999
                                                                       -----------------  ------------------
Balance in equity component, beginning of year                       $      472,900       $      477,100
  Change in unrealized gains                                                 37,700               (6,800)

Change in related deferred income taxes                                     (14,350)               2,600
                                                                       -----------------  ------------------
Balance in equity component, end of year                             $      496,250       $      472,900
                                                                       =================  ==================

The Association, as a member of the Federal Home Loan Bank system, maintains an investment in capital stock of the Federal Home Loan Bank. No ready market exists for the bank stock. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

NOTE 3.  LOANS RECEIVABLE

Loans receivable consist of the following:                                      2000                1999
                                                                          ---------------    -----------------
First mortgage loans:
Single family, one-to-four units                                      $       27,073,250    $       24,394,050
Multifamily, residential                                                         186,850               183,800
Commercial real estate                                                        10,594,750             8,460,250
Land                                                                           6,342,450             8,231,950
Residential construction                                                      26,859,100            24,693,100
Commercial construction                                                        3,932,750             2,351,000
Lines of credit                                                                5,785,750             2,718,650
                                                                         -----------------   ------------------
                                                                              80,774,900            71,032,800
Equity line mortgages                                                          3,338,100             3,106,600
Loans on savings accounts                                                        643,750               222,350
                                                                         -----------------   ------------------
                                                                              84,756,750            74,361,750
                                                                         -----------------   ------------------
Less:
Undisbursed portion of loans in process                                       11,708,850            12,460,100
Allowance for loan losses                                                        280,000               263,000
Deferred loan fees                                                               203,750               171,350
                                                                         -----------------   ------------------
                                                                              12,192,600            12,894,450
                                                                         -----------------   ------------------
                                                                      $       72,564,150     $      61,467,300
                                                                         =================   ==================
Weighted average yield on loans receivable                                          9.19%                 8.65%


WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.  LOANS RECEIVABLE (CONTINUED)

The change in the Association's allowance for loan losses is as follows for the years ended September 30, 2000 and 1999:


                                                      2000                1999
                                               ------------------  ----------------
Balance, beginning of year                     $        263,000     $      263,000
Provision for loan loss                                  34,250                 --
Charge-offs                                             (17,250)                --
                                               ------------------  ----------------
Balance, end of year                           $        280,000     $      263,000
                                               ==================  ================


The Association does not accrue interest on loans past due 90 days or more if, in the opinion of management, collectibility is in doubt. Such interest is removed from income through the establishment of a reserve for uncollected interest. At September 30, 1999, a reserve for uncollected interest on loans delinquent more than 90 days was not established because management expected all such interest to be fully collectible. At September 30, 2000, there were no loans delinquent more than 90 days. The balance of accruing loans past due more than 90 days was approximately $293,800 at September 30, 1999.

Shareholders of the Company with 10% or more ownership and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with the Association in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with non-related parties during the years ended September 30, 2000 and 1999.

Aggregate loan transactions with related parties during the years ended September 30, 2000 and 1999 were as follows:


                                                         2000               1999
                                                 -----------------  ------------------
Beginning balance                              $        296,250     $        341,650
New loans                                               247,500               13,800
Reductions                                             (102,000)             (59,200)
                                                -----------------    -----------------
Ending balance                                 $        441,750     $        296,250
                                                =================    =================
Maximum balance during the year                $        523,800 $            341,650
                                                =================    =================


NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2000 and 1999 are summarized as follows:

                                                         2000               1999
                                                 -----------------  ------------------

Land                                           $          20,950    $        20,950
Office buildings and improvements                        608,550            601,550
Furniture and fixtures                                   170,600            181,300
                                                 -----------------  ------------------
                                                         800,100            803,800
Less accumulated depreciation                           (367,200)          (351,800)
                                                 -----------------  ------------------
                                               $         432,900    $       452,000
                                                 =================  ==================

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 5.  DEPOSITS

Deposits at September 30, 2000 and 1999 consist of the following:

                                                                                 2000                1999
                                                                           ------------------  -----------------
Passbook accounts, weighted average rate of  3.00%
  (3.00% in 1999)                                                         $      3,276,150     $      3,554,050
MMDA accounts, weighted average rate of 4.65%
  (4.15% in 1999)                                                                7,766,150            7,922,800
NOW accounts, weighted average rate of  2.50%
  (2.50% in 1999)                                                                1,589,700            1,413,200
Noninterest-bearing accounts                                                       681,400              303,500
                                                                           ------------------  -----------------
                                                                                13,313,400           13,193,550
                                                                           ------------------  -----------------
Certificate of deposit accounts:
  3.00% to 5.00%                                                                 5,134,150           16,919,050
  5.01% to 7.00%                                                                42,321,650           27,379,050
  7.01% to 8.00%                                                                 7,049,000              104,350
                                                                           ------------------  -----------------
                                                                                54,504,800           44,402,450
                                                                           ------------------  -----------------
Accrued interest on deposits                                                        56,200               57,900
                                                                           ------------------  -----------------
                                                                           $    67,874,400      $    57,653,900
                                                                           ==================  =================
Weighted average cost of deposits                                                     5.77%                4.93%
                                                                           ==================  =================




Certificate of deposit by range of rate and maturity at September 30, 2000 are summarized as follows:


                                                        Amounts Maturing During
                      -------------------------------------------------------------------------------------------
Rate Range:                 2001               2002              2003           Thereafter           Total
                      -----------------  -----------------  ----------------  ----------------  -----------------
3.00% to 5.00%        $    4,765,500     $      164,300     $       28,500     $    175,850     $    5,134,150
5.01% to 7.00%            20,826,850         10,566,150          3,050,500        7,878,150         42,321,650

7.01% to 8.00%               100,250          6,418,750                 --          530,000          7,049,000
                      -----------------  -----------------  ----------------  ----------------  -----------------
                      $   25,692,600     $   17,149,200      $   3,079,000     $  8,584,000     $   54,504,800
                      =================  =================  ================  ================  =================



The aggregate amount of certificates of deposit with a minimum denomination of $100,000 included in the table above is as follows:

Maturity Period:
  Within three months                                            $      1,448,500
  After three months but within six months                                672,000
  After six months but within twelve months                             2,993,950
  After twelve months but within twenty four months                     4,667,500
  After twenty four months                                              3,696,600
                                                                  ----------------
                                                                 $     13,478,550
                                                                  ================



Eligible deposits are insured to $100,000 by the Savings Association Insurance Fund (SAIF) which is administered by the FDIC.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5.  DEPOSITS (CONTINUED)

Interest expense on deposits for the years ended September 30, 2000 and 1999 is summarized as follows:

                                                             2000               1999
                                                       -----------------  ------------------
Passbook accounts                                  $         106,300      $         103,300
MMDA and NOW accounts                                        389,900                327,500
Certificate of deposit accounts                            2,826,900              2,584,800
                                                     -----------------    ------------------
                                                           3,323,100              3,015,600

Forfeitures                                                  (13,350)                (8,250)
                                                     -----------------    ------------------
                                                   $       3,309,750      $       3,007,350
                                                     =================    ==================

NOTE 6.  EMPLOYEES AND DIRECTORS BENEFIT PLANS

The Association has a noncontributory 401k plan for substantially all employees. The Association has no obligation to make contributions to the plan, but pays administrative costs of the Plan. Plan expenses amounted to $2,950 and $1,750 during 2000 and 1999, respectively.

The Association has a non-qualified noncontributory retirement plan covering its directors. Retirement plan expense is computed based on the discounted present value of expected future payments over the expected service years for the directors. Under the plan, directors will receive upon retirement, monthly payments for ten years in amounts not to exceed $5,000 annually. Other stipulations and limitations based on years of service, death and disability, change of control, and early termination apply. Expense associated with the plan amounted to $26,200 and $30,300 for 2000 and 1999, respectively.

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

NOTE 7.  RECOGNITION AND RETENTION PLAN

The Company has a Recognition and Retention Plan (the "RRP") whereby 22,248 shares of common stock were awarded to employees and directors. In January, 1998, the Association issued shares of common stock from authorized but unissued shares to fund the plan. The RRP shares vest over a five year period and at September 30, 2000, 60% of the shares had vested. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Compensation expense is incurred over the vesting period. Expense associated with the plan for years ended September 30, 2000 and 1999 was $52,550 and $49,000, respectively.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8.  STOCK OPTION PLAN

The Company has a stock option plan for the benefit of its officers, directors, and key employees. Options totaling 54,000 at a grant price of $12.75 were granted on January 22, 1997. The options become exercisable at the rate of 20% annually for five years during such periods of service as an employee, officer, or director, and expire after ten years. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Options are exercisable at the fair value on the date of grant. There were no additional options granted, exercised or forfeited during 2000 or 1999. At September 30, 2000 and 1999, 30,952 and 19,186 options, respectively, were exercisable at the weighted average exercise price of $12.75 per share.

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

However, had compensation cost been recorded based on the fair value ($4.17 per share) of awards at the grant date, the pro forma impact on the Company's net income and net income per common share would have been to reduce such amounts by approximately $28,000 and $0.02 per basic and dilutive share, respectively, for 2000 and 1999. The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 1997 when the options were granted: dividend rate of 2.75%; risk-free interest rate of 5.87%; expected lives of 10 years; and price volatility of 26.51%.

NOTE 9.  EMPLOYEE STOCK OPTION PLAN (ESOP)

The Association has an ESOP to benefit substantially all employees. As a part of the Association's initial public offering in April 1996, the ESOP purchased 41,200 shares of common stock with the proceeds from a loan received from a third party financial institution. The note requires quarterly principal payments of $14,714 plus interest at the lending institution's prime rate (9.50% at September 30, 2000) until March, 2003. The Association is expected to make quarterly contributions to the ESOP in amounts sufficient to allow the ESOP to make its scheduled principal and interest payments on the note. The ESOP shares are pledged as collateral for the debt. Dividends on unallocated shares may be used by the ESOP to repay the debt and are not reported as dividends in the financial statements. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt in the Company's accompanying consolidated balance sheet.

At September 30, 2000, future principal payments are due as follows:

    Year Ended:
September 30, 2001                            $         58,856
September 30, 2002                                      58,856
September 30, 2003                                      29,438
                                              -----------------
                                              $        147,150
                                              =================


WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 9.  EMPLOYEE STOCK OPTION PLAN (ESOP) (CONTINUED)

The Association makes cash contributions to the ESOP sufficient to amortize the debt, but records expense based upon the fair value of the shares allocated to plan participants each year. The difference between the cash contributions and the amount expensed is credited or charged to additional paid-in capital. ESOP compensation expense was $76,700 and $76,150 for the years ended September 30, 2000 and 1999, respectively.

The ESOP has a put option which requires that the Company repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The Company is required to reflect as a liability the maximum possible cash obligation to redeem the shares, which is the fair value of such shares, whether allocated or unallocated. The initial purchase of common stock by the ESOP is treated as a reduction in stockholder's equity and as a liability for the put option. The liability for the put option has been reduced to the extent of the unearned ESOP shares at the end of each fiscal year end. The liability for the put option at September 30, 2000, based upon the fair value of the ESOP shares at that time of $12.00, was $347,250. The liability for the put option will fluctuate based upon the fair value of the shares with the resulting increase or decrease reflected as change to retained earnings.

Shares of the Company held by the ESOP at September 30, 2000 and 1999 are as follows:

                                                          2000             1999
                                                     ---------------  ---------------
Shares held by the ESOP                                    41,200           41,200
Shares released for allocation                            (26,486)         (20,600)
                                                     ---------------  ---------------
Unreleased (unearned) shares                               14,714           20,600
                                                     ===============  ===============
Fair value of unreleased (unearned) shares                 $176,550         $290,950
                                                     ===============  ===============

NOTE 10.  INCOME TAXES

At September 30, 2000 and 1999, retained earnings contain $1,434,000 in tax related bad debt reserves for which no deferred income taxes have been provided because the Association does not intend to use the reserves for purposes other than to absorb losses. The balance represents the Association's bad debt reserves at September 30, 1988, and the unrecorded deferred income taxes amount to approximately $545,000. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates.

The Association also must recapture its tax bad debt reserves which have accumulated since 1988 (the "base year") amounting to approximately $189,000. The tax associated with the recaptured reserves is approximately $72,000 and is being paid out over a six year period beginning with the 1999 year. At September 30, 2000, the remaining liability associated with the recaptured reserves is approximately $47,900. Deferred income taxes have been established for the taxes associated with the recaptured reserves.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Income tax expense differs from the federal statutory rate of 34% as follows:

                                                                    2000                 1999
                                                             -----------------    -----------------
Statutory federal income tax rate
                                                                   34.00 %               34.00%
Increase (decrease) in income taxes resulting from:
  State income taxes, net of federal benefit                        3.65                  3.15
  Other, net
                                                                   (0.11)                 0.99
                                                             -----------------    -----------------
Effective tax rate
                                                                   37.54 %               38.14%
                                                             =================    =================


Deferred income taxes consist of the following components as of September 30, 2000 and 1999:

                                                                      2000               1999
                                                                -----------------  ------------------
Deferred tax assets:
  Loan loss allowances                                          $       106,400     $        99,950
  Deferred loan fees                                                     15,600              20,800
  Health insurance accrual                                               18,150              15,850
  Retirement plan accrual                                                82,300              74,250
                                                                -----------------  ------------------
                                                                        222,450             210,850
                                                                -----------------  ------------------
Deferred tax liabilities:
  Tax bad debt reserves                                                  47,900              59,900
  Excess accumulated tax depreciation                                    23,350              21,950
  Unrealized net appreciation, investments                              304,150             289,800
                                                                -----------------  ------------------
                                                                        375,400             371,650
                                                                -----------------  ------------------
                                                                $      (152,950)   $       (160,800)
                                                                =================  ==================

NOTE 11.  CAPITAL

Concurrent with the reorganization in 1996, the Association established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Association after the reorganization. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account adjusted for transactions since the reorganization. Dividends paid by the Association to the Company subsequent to the reorganization cannot be paid from this liquidation account.

Subject to applicable law, the Boards of Directors of the Company and the Association may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Association to the Company. Subject to regulations promulgated by the OTS, the Association will not be permitted to pay dividends on its common stock if its net worth would be reduced below the amount required for the liquidation account or its minimum regulatory capital requirements. In addition, as an institution which is considered well capitalized under the OTS's Prompt Corrective Action regulations, the Association may pay a cash dividend to Wake Forest Bancshares, Inc., with prior notification to the OTS, if the total amount of all capital distributions (including the proposed distribution) for the applicable calendar year does not exceed the Association's net income for the year plus retained net income (net income minus capital distributions) for the preceding two years. However, the OTS retains the right to deny any capital distribution if it raises safety and soundness concerns.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The Association is subject to the capital requirements established by the Office of Thrift Supervision (OTS). The OTS requires that the Association meet three separate capital standards; tangible capital of at least 1.5% of total assets, core capital of at least 3% of total assets, and risk-based capital of at least 8% of risk-weighted assets. At September 30, 2000, the Association met and exceeded all of the capital requirements described above as shown in the table below:

                                                            Tangible              Core             Risk-based
                                                             Capital             Capital             Capital
                                                           Requirement         Requirement         Requirement
                                                        ------------------  ------------------  ------------------
Equity (GAAP)                                           $   14,171,550     $    14,171,550     $    14,171,550
Equity of Wake Forest Bancshares                              (276,350)           (276,350)           (276,350)
Net unrealized gain on investment securities                  (496,250)           (496,250)           (496,250)
Supplemental capital items:
General valuation allowances                                        --                  --             280,000
                                                        ------------------  ------------------  ------------------
Regulatory capital                                          13,398,950          13,398,950          13,678,950
Minimum capital requirement                                  1,237,000           2,474,050           4,685,300
                                                        ------------------  ------------------  ------------------
Excess regulatory capital                               $   12,161,950      $   10,924,900      $    8,993,650
                                                        ==================  ==================  ==================
Total assets at September 30, 2000 less fair
  market value adjustment of securities                 $   82,467,950      $   82,467,950                  --
Risk-weighted assets at September 30, 2000                          --                  --       $  58,566,350

Capital as a percentage of assets:
  Actual                                                         16.25%              16.25%              23.36%
  Required
                                                                  1.50                3.00                8.00
                                                       ------------------  ------------------  -----------------
  Excess                                                         14.75%              13.25%              15.36%
                                                       ==================  ==================  =================

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

On June 21, 1999, the Board of Directors of the Company approved the adoption of stock repurchase program authorizing the Company to repurchase up to 60,793 shares or 5.00% of its outstanding common stock. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2000, the Company had repurchased 44,800 shares of its common stock. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 2000 the Association had outstanding loan commitments amounting to $2,073,000. The undisbursed portion of construction loans amounted to $11,708,850 and unused lines of credit amounted to $3,258,000 at September 30, 2000.

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

NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at September 30, 2000 and 1999. See Note 1 for a description of the Company's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.

                                                             September 30,
                                  -----------------------------------------------------------------------------
                                                    2000                                   1999
                                  ------------------------------------------ ----------------------------------
                                       Carrying                Fair             Carrying            Fair
                                        Amount                 Value             Amount             Value
                                  --------------------  -------------------- ----------------  ----------------
Financial assets:
 Cash                             $    6,735,850         $   6,735,850        $   6,501,050     $    6,501,050
 Investment securities                 3,065,550             3,065,550            3,527,750          3,527,750
 FHLB stock                              290,700               290,700              280,400            280,400
 Loans receivable                     72,564,150            72,292,850           61,467,300         61,658,800
 Accrued interest receivable             126,800               126,800              101,850            101,850
Financial liabilities:
 Deposits                             67,874,400            67,730,450           57,653,900         58,284,400
 Note payable - ESOP                     147,150               147,150              206,000            206,000

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 14.  MUTUAL HOLDING COMPANY FINANCIAL DATA

The MHC owns approximately 54% of the Company's common stock. Members of the mutual holding company consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the mutual holding company. The mutual holding company is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.

The following is a summary of the condensed financial statements of Wake Forest Bancorp, M.H.C. as of and for the periods indicated:

                                    Condensed Balance Sheets
                                   September 30, 2000 and 1999

                                                             2000                   1999
                                                        -----------             ----------
Assets:
 Cash and cash equivalents                              $   878,400             $  691,000
 Accrued dividends receivable, subsidiary                    72,200                 76,200
 Investment in Wake Forest Bancshares, Inc.               5,137,500              4,726,850
                                                        -----------             ----------
                      Total assets                      $ 6,092,100             $5,494,050
                                                        ===========             ==========

Liabilities:
 Accounts payable and accrued expenses                  $       --              $   11,200
                                                        -----------             ----------
Equity:
 Capitalization by Wake Forest Federal                      106,350                106,350
 Equity in Wake Forest Bancshares, Inc.                   3,854,700              3,854,700
 Retained earnings                                        2,131,050              1,521,800
                                                        -----------             ----------
                      Total equity                        6,092,100              5,482,850
                                                        -----------             ----------
                      Total liabillity and equity       $ 6,092,100             $5,494,050
                                                        ===========             ==========

                            Condensed Balance Sheets
                 For the Years Ended September 30, 2000 and 1999


Interest income                                         $    40,250              $  30,400
Equity in earnings of subsidiary                            715,450                627,300
Accounting and tax expense                                  (17,850)               (19,800)
Attorney Fees                                               (20,000)               (43,750)
Director's fees                                             (91,650)               (84,950)
Other                                                       (16,950)               (23,400)
                                                         -----------             ----------
                                                        $   609,250              $ 485,800
                                                         ===========             =========


WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 14.  MUTUAL HOLDING COMPANY FINANCIAL DATA (CONTINUED)

                       Condensed Statements of Cash Flows
                 For the Years Ended September 30, 2000 and 1999

Cash Flows from Operating Activities:                                      2000                  1999
                                                                    --------------------  --------------------
Net income                                                          $       609,250        $       485,800
 Noncash income items:
  Equity in earnings of Wake Forest Federal                                (715,450)              (627,300)
  Change in assets and liabilities:
  Decrease in investment in subsidiary - dividends                          304,800                304,900
  Increase (decrease) in accounts payable                                   (11,200)                   700
                                                                    --------------------  --------------------
          Net cash provided by operating activities                         187,400                164,100
Cash and cash equivalents- beginning                                        691,000                526,900
                                                                    --------------------  --------------------
Cash and cash equivalents- ending                                   $       878,400       $        691,000
                                                                    ====================  ====================




NOTE 15.  PARENT COMPANY ONLY FINANCIAL DATA

The following is a summary of the condensed financial statements of Wake Forest Bancshares, Inc. for the periods indicated:

                           Condensed Balance Sheets
                           September 30, 2000 and 1999

                                                                             2000                 1999
                                                                     -------------------- --------------------


Assets:
 Cash and cash equivalents                                           $       279,700              522,900
 Accrued dividends receivable, Wake Forest Federal                           140,550              143,700
 Investment in Wake Forest Federal                                        13,738,300           12,982,500
                                                                     -------------------- --------------------
                                                                     $    14,158,550      $    13,649,100
                                                                     ==================== ====================
Liabilities:
 Accrued dividends payable                                           $       140,550      $       143,700
 Income taxes payable                                                          3,350                2,550
                                                                     -------------------- --------------------
                                                                             143,900              146,250
                                                                     -------------------- --------------------
Equity:
 Common stock                                                                 12,150               12,150
 Additional paid-in capital                                               13,715,850           13,715,850
 Retained earnings                                                           892,100              126,500
 Treasury stock acquired                                                    (605,450)            (351,650)
                                                                     -------------------- --------------------
                                                                          14,014,650           13,502,850
                                                                     -------------------- --------------------
                                                                      $   14,158,550      $    13,649,100
                                                                     ==================== ====================

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15.  PARENT COMPANY ONLY FINANCIAL DATA (CONTINUED)

                         Condensed Statements of Income
For the Years Ended September 30, 2000 and from May 7, 1999 to
September 30, 1999

                                                                          2000                    1999
                                                                ----------------------  ----------------------
Interest income                                                 $         16,800         $           6,550
Equity in earnings of Wake Forest Federal                              1,321,100                   412,100
Miscellaneous expense                                                       (850)                      (50)
Income tax expense                                                        (6,150)                   (2,500)
                                                                ----------------------  ----------------------
Net income                                                      $      1,330,900         $         416,100
                                                                ======================  ======================




                        Condensed Statement of Cash Flows
           For the Year Ended September 30, 2000 and Period from May 7, 1999 to September 30, 1999


                                                                             2000                 1999
                                                                      -------------------  -------------------
Cash Flows from Operating Activities:
 Net income                                                           $    1,330,900      $        416,100
 Noncash income items:
  Equity in earnings of Wake Forest Federal                               (1,321,100)             (412,100)
 Change in assets and liabilities:
  (Increase) decrease in accrued dividends receivable                          3,150              (143,700)
  Increase (decrease) in accrued dividends payable                            (3,150)              143,700
  Increase in income tax payable                                                 800                 2,550
                                                                      -------------------  -------------------
          Net cash provided by operating activities                           10,600                 6,550
                                                                      -------------------  -------------------
Cash Flows from Financing Activities:
 Treasury stock acquired                                                    (253,800)             (351,650)
 Dividends received from Wake Forest Federal                                 560,350             1,157,600
 Dividends paid                                                             (560,350)             (289,600)
                                                                      -------------------  -------------------
          Net cash provided from financing activities                       (253,800)              516,350
                                                                      -------------------  -------------------
Increase (decrease) in cash                                                 (243,200)              522,900
Cash and cash equivalents- beginning                                         522,900                    --
                                                                      -------------------  -------------------
Cash and cash equivalents- ending                                     $      279,700       $       522,900
                                                                      ===================  ===================


NOTE 16.  RECLASSIFICATIONS

Certain amounts in the 1999 consolidated financial statements have been reclassified to conform with classifications used in 2000.

                          WAKE FOREST BANCSHARES, INC.
                            COMMON STOCK INFORMATION

------------------------------------------------------------------------------


The Company's stock (previously as Wake Forest Federal Savings and Loan Association) began trading on April 3, 1996. There are 1,171,062 shares of common stock outstanding (net of treasury shares) of which approximately 42% were held by 265 stockholders of record on September 30, 2000. The MHC, ESOP and RRP Trust hold approximately 58%. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WAKE." The table below reflects the stock trading and dividend payment frequency of the Company's stock for the years ended September 30, 2000 and 1999, based upon information provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis.

                                                                                             Stock Price
                                                                                       ---------------------------
                                                                         Dividends        High           Low
                                                                        ------------- -------------    -----------
2000
----
First Quarter                                                             $  0.12      $    14 1/8   $        13
Second Quarter                                                               0.12               14        12 1/2
Third Quarter                                                                0.12           12 3/4            10
Fourth Quarter                                                               0.12           12 3/4        11 7/8

1999
----
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
Third Quarter                                                                0.12           13 1/4        11 1/4
Fourth Quarter                                                               0.12           14 7/8        11 3/4



                                         WAKE FOREST BANCSHARES, INC.
                                           CORPORATE INFORMATION

                                           CORPORATE INFORMATION

                                             EXECUTIVE OFFICERS

Anna O. Sumerlin                         Carlton E.Chappell                  Robert C. White
President and CEO                        Vice President/Secretary &          Vice President and CFO
                                         Treasurer

                                                   DIRECTORS

Howard Brown                             Rodney M. Privette                  R. W. Wilkinson III
Chairman of the Board                    Owner of Insurance Agency           Vice Chairman of the Board
Former Owner of                                                              Former Managing Officer
Oil Distribution Company                                                     of Wake Forest Federal

John D. Lyon                             Paul Brixhoff                       Anna O. Sumerlin
Owner of Appraisal Company               Former Owner of Auto                CEO of the Company and
                                         Supply Company                      Wake Forest Federal

Harold R. Washington                     William S. Wooten                   Leelan A. Woodlief
Former Owner of                          Dentist                             Owner of Farm Supply
Automobile Distributorship                                                   Company

STOCK TRANSFER AGENT                     SPECIAL LEGAL COUNSEL               INDEPENDENT AUDITORS
--------------------                     ---------------------               --------------------

ChaseMellon Shareholder Services         Thacher, Proffitt & Wood            Dixon Odom PLLC
P.O. Box 3315                            1700 Pennsylvania Ave. N.W.         408 Summit Drive
South  Hackensack, NJ  07606             Washington, DC  20006               PO Box 70
                                                                             Sanford, NC  27331





                                             ANNUAL MEETING

                     The 2001 annual meeting of stockholders of Wake Forest Bancshares, Inc. will be held at 2:00 pm on Tuesday, February 20, 2001 at the Wake Forest Police and Justice Center at 401 Elm Avenue, Wake Forest, N.C.

                                             FORM 10-KSB

                     A COPY OF THE ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO WAKE FOREST BANCSHARES, INC., PO BOX 1167, WAKE FOREST, N.C. 27588.