Form 10KSB, Exhibit 13
period 2001-09-30
WAKE FOREST BANCSHARES INC
filed 2001-12-21
CIK 1085175

EXHIBIT 13.1


                                    CONTENTS



-------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA                                                                             1

-------------------------------------------------------------------------------------------------------------------

REPORT TO STOCKHOLDERS                                                                                           2

-------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                                                                        3 - 13

-------------------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT                                                                                    14

-------------------------------------------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated statements of financial condition at September 30, 2001 and 2000                                   15

Consolidated statements of income for years ended September 30, 2001 and 2000                                   16

Consolidated statements of stockholders' equity for the years ended
September 30, 2001 and 2000                                                                                 17 -18

Consolidated statements of cash flows for the years ended
September 30, 2001 and 2000                                                                                19 - 20
-------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                                 21 - 37

-------------------------------------------------------------------------------------------------------------------

COMMON STOCK INFORMATION                                                                                        38

-------------------------------------------------------------------------------------------------------------------

CORPORATE INFORMATION                                                                                           39

-------------------------------------------------------------------------------------------------------------------


                          WAKE FOREST BANCSHARES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA





                                                                             September 30,
                                              --------------------------------------------------------------------------------
                                                     2001           2000             1999            1998            1997
                                                 -------------   ------------    -------------   -------------   -------------
Financial Condition Data:                                                     (In Thousands)
Total assets                                     $     93,337    $    83,268     $     72,396    $     74,360    $     63,453
Investments (1)                                        16,645          9,607            9,635          17,528           8,671
Loans receivable, net                                  74,632         72,564           61,467          55,363          53,673
Deposits                                               77,221         67,874           57,654          60,038          50,056
Stockholders' equity                                   14,549         14,172           13,468          13,167          12,121


                                                                         Years Ended September 30,
                                              --------------------------------------------------------------------------------
                                                     2001           2000             1999            1998            1997
                                                 -------------   ------------    -------------   -------------   -------------
Operating Data:                                                      (In Thousands, Except Per Share Data)
Interest and dividend income                     $      7,674    $     6,797     $      6,204    $      5,983    $      5,183
Interest expense                                        4,359          3,326            3,027           3,072           2,590
                                                 -------------   ------------    -------------   -------------   -------------
Net interest income                                     3,315          3,471            3,177           2,911           2,593
Provision for loan losses                                  39             34               --              --              --
Noninterest income                                         79             50               42              34              56
Noninterest expense                                     1,540          1,356            1,275           1,264           1,195
                                                 -------------   ------------    -------------   -------------   -------------
Income before income taxes                              1,815          2,131            1,944           1,681           1,454
Income tax expense                                        676            800              741             620             543
                                                 -------------   ------------    -------------   -------------   -------------
Net income                                       $      1,139    $     1,331     $      1,203    $      1,061    $        911

                                                 =============   ============    =============   =============   =============

Basic earnings per share                         $       1.00    $      1.15     $       1.02    $       0.91    $       0.79
Diluted earnings per share                               0.99           1.15             1.02            0.89            0.78
Dividends per share                                      0.48           0.48             0.48            0.46            0.35
Dividend payout ratio                                   48.42%         41.87%           47.06%          51.69%          44.87%
Selected Other Data:
Return on average assets (3)                             1.24%          1.71%            1.62%           1.28%           1.47%
Return on average equity (3)                             7.93%          9.64%            8.83%           7.26%           7.55%
Interest rate spread (3)                                 2.78%          3.54%            3.38%           3.39%           3.32%
Average equity to average assets (3)                    15.68%         17.74%           18.35%          17.63%          19.47%
Net interest margin (3)                                  3.70%          4.54%            4.34%           4.26%           4.32%
Allowance for loan losses to
nonperforming loans (2)                                 31.61%          0.00%           89.51%         196.79%         134.43%
Nonperforming loans to total loans (2)                   1.35%          0.00%            0.48%           0.24%           0.36%



(1) Includes interest earning deposits and investment securities
(2) Nonperforming loans include mortgage loans delinquent more than 90 days
(3) Average balances are derived from month-end balances

                             REPORT TO STOCKHOLDERS



I am pleased to report that Wake Forest Bancshares, Inc. reported earnings of $1.14 million, or $0.99 per share, for our fiscal year ended September 30, 2001. Historically, the Company recorded its third best earnings year ever, and these results were achieved in spite of several impediments. Income during the current year was hampered by narrowing interest rate margins. Because the Company maintains loan and investment portfolios which are rate sensitive, frequent Federal Reserve moves to lower interest rates have had more of a negative impact on our revenue stream. In contrast, the Company's cost of funds has continued to decline at a somewhat slower rate. In addition, sluggish economic conditions in 2001, particularly when compared to the more robust environment of recent years, impeded current year results. However, the Company did report asset growth of $10.1 million, or 12%, and deposit growth of $9.3 million, or 14% during 2001, respectively.

The Company paid a cash dividend of $0.12 per share during each quarter of the current year, a generous 48% of total 2001 earnings. The Company is able to provide this benefit to its shareholders because it continues to be profitable and maintains a strong capital position. In addition, the Company reported operating expenses as a percentage of net interest income of approximately 45% during 2001, an enviable ratio compared to most of our peers in the industry. The Company's return on assets amounted to 1.24% during the current year.

Current year loan demand was solid, but not quite as strong as in recent years. As a result, construction lending, which represents a sizable part of our lending business, was somewhat stagnant during 2001. Most builders became more cautious and concentrated on lowering their inventories on-hand. However, the Wake Forest area has experienced widespread growth, both commercially and in residential housing during the last few years, and that growth is expected to continue due to the area's proximity to Raleigh and the Research Triangle Park. Management is committed to continued but prudent loan growth as our community expands. We also intend to remain competitive with our deposit products to ensure continued growth and profitability.

The Board of Directors and management's primary commitment is to maximize shareholder value. In addition, we pledge to continue to serve our local market as a hometown community-oriented financial institution. We thank each stockholder for investing in Wake Forest Bancshares, Inc. and are grateful for the opportunity to enhance the value of your investment through the Company's safe and sound operation. As always, we encourage your comments and suggestions, and truly appreciate your support and business.



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

Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC's principal asset consists of 635,000 shares of the Company's common stock. The MHC also receives its proportional share of dividends declared and paid by the Company and such funds are invested in deposits with the Association. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 55% of the Company. The MHC's Board of Directors, which is currently the same as the Association's and the Company's Board of Directors, will generally be able to control the outcome of most matters presented to the stockholders of the Company for resolution by vote except for certain matters related to stock compensation plans, a vote regarding conversion of the mutual holding company to stock form, or other matters which require a vote by the minority stockholders. The Company and the MHC are registered as savings and loan holding companies and are subject to regulation, examination, and supervision by the OTS.

The Association's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Association's operations are also affected by non-interest income, such as fees from loans, customer deposit account service charges, and other sources of revenue. The Association's principal operating expenses, aside from interest expense, consist of compensation and related benefits, federal deposit insurance premiums, office occupancy costs, and other general and administrative expenses.

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position at and for the years ended September 30, 2001 and 2000.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------


                               FINANCIAL CONDITION

Total assets increased by $10.1 million during 2001, from $83.3 million at September 30, 2000 to $93.4 million at September 30, 2001. The increase in total assets resulted primarily from an increase of $9.3 million in customer deposits. Total investments, including short term interest-earning deposits and U.S. agency obligations increased by $7.0 million during the current year. The increase in the Company's investment portfolio is primarily due to stagnant loan demand. The investment securities portfolio, which amounted to $1.8 million at September 30, 2001, contains available for sale securities with net unrealized gains of $994,900. The net gain reflects an increase of approximately $194,550 over the net unrealized gain on available for sale securities at September 30, 2000, primarily as a result of unrealized gains during the current year on the Association's investment in Federal Home Loan Mortgage Corporation ("FHLMC") stock.

Net loans receivable increased by approximately $2.1 million during 2001 from $72.6 million at September 30, 2000 to $74.7 million at September 30, 2001. Due to the slowing economy, loan demand in the Association's primary lending markets softened somewhat during 2001, particularly for new housing starts. However, the economic base in the Association's primary lending areas has increased over the last several years, primarily due to the continuing growth in the Research Triangle/Wake County area and the expansion of its population base into surrounding communities such as Wake Forest. This expansion is expected to continue over the next several years.

Customer deposits increased by approximately $9.3 million during 2001 and totaled $77.2 million at September 30, 2001. The increase occurred because the Association competitively priced its deposit products at the beginning of the year, anticipating increased loan demand.

The Company had no outstanding borrowings during 2001 or 2000, other than the loan by the Employee Stock Ownership Plan of the Association (the "ESOP") to purchase shares of stock in the Company, which is shown as a liability of the Company. The Company has borrowing capacity through the Association's ability to borrow funds from the Federal Home Loan Bank (the "FHLB") of Atlanta. This capacity is currently set at 12% of the Association's total assets, subject to available collateral.

The Company and the Association are required to meet certain capital requirements as established by the OTS (the "Office of Thrift Supervision"). At September 30, 2001, all capital requirements were met. (See Note 12 to the consolidated financial statements). The Board of Directors of the Company has approved an ongoing stock repurchase program authorizing the Company to repurchase its outstanding common stock, subject to regulatory approval. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2001, the Company had repurchased 60,836 shares of its common stock for $810,700. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

                              RESULTS OF OPERATIONS

Returns. The Company's return on average assets was 1.24% and 1.71% and its return on average equity was 7.93% and 9.64% for 2001 and 2000, respectively. The decrease in the returns on average assets and average equity during 2001 was primarily due to narrowing interest rate margins.

Net Income. The Company's net income for the years ended September 30, 2001 and 2000 was $1,139,250 and $1,330,900, respectively. Net income in 2001 was lower than the earnings reported in 2000 primarily due to a decline in interest rate spreads created by rate movements precipitated by the Federal Reserve. Beginning in January 2001, the Federal Reserve began a campaign to stimulate the U.S. economy by lowering interest rates eight times for a total of 350 basis points.

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

Net interest income decreased by $156,650 to $3.3 million for the year ended September 30, 2001 from $3.5 million reported in 2000. The decline in net interest income during 2001 was attributable primarily to the greater sensitivity of the Company's loan and investment portfolios to rate movements as compared to its deposits. As market rates declined during 2001, the Company's yields on interest earnings assets fell at a quicker rate than its cost of funds. As a result, the Company's net interest rate spread declined from 3.54% in 2000 to 2.78% in 2001.

Interest Income. Total interest income increased to $7.7 million for 2001 from $6.8 million in 2000, an increase of $875,950. The rise in interest income during 2001 was primarily attributable to a $13.0 million increase in the average balance of interest earning assets outstanding in 2001. The Company's overall yield on interest earning assets was 8.58% in 2001 as compared with 8.88% in 2000.

Interest Expense. Total interest expense increased from $3.3 million in 2000 to $4.4 million in 2001, an increase of $1,032,600. During 2001, the Association's average balance of outstanding deposits increased by approximately $13.0 million from 2000. The Association's cost of funds increased from 5.34% in 2000 to 5.80% in 2001, an increase of 46 basis points. The increase in interest expense from 2000 to 2001 was due primarily to an increase in the volume of outstanding deposits, but the Association's higher cost of funds in 2001 also had some impact.

Provision for Loan Losses. The Association provided $39,000 in additional loan loss provisions during 2001. During 2000, the Association provided $34,250 in loan loss provisions. There were no loans charged off against the loan loss allowance during 2001. During 2000, the Association charged-off $17,250 against it loan loss allowance for a non-performing loan which subsequently paid off during the same period. The provisions, which are charged to operations, and the resulting loan loss allowances are amounts the Association's management believes will be adequate to absorb losses that are estimated to have occurred. Loans are charged off against the allowance when management believes that uncollectibility is confirmed. Subsequent recoveries, if any, are credited to the allowance.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

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

The Association's level of non-performing loans, defined as loans past due 90 days or more, amounted to 1.35% and .00% as percentage of total loans outstanding at September 30, 2001 and 2000, respectively. Management believes that such loans are adequately collateralized and that the Association's loan loss allowances are adequate to absorb the loss, if any, that might result from foreclosure.

Noninterest Income. Noninterest income amounted to $79,250 and $50,100 in 2001 and 2000, respectively. Noninterest income consists primarily of service charges and fees associated with the Association's loan and deposit accounts.

Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums, OTS operating assessments, and data processing charges. Noninterest expenses amounted to $1,540,150 and $1,356,250 in 2001 and 2000, respectively.

Compensation and related benefits increased from $872,200 in 2000 to $1,057,700 in 2001. The increase in compensation and benefits occurred primarily due to additional salary expense associated with the hiring of a new senior loan officer and the retirement of the individual who previously held that position. In addition, compensation and related benefits increased due to increased cost associated with certain post retirement benefits provided to current and former employees.

Occupancy expense, federal insurance premiums, OTS operating assessments, data processing expense and other operating expense changed nominally from 2000 to 2001.

Income Taxes. The Company's effective income tax rate was 37.2% and 37.5% in 2001 and 2000, respectively. The differences in rates were due to changes in the components of permanent tax differences.

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

                                                                                          Year Ended September 30,
                                                                                 ----------------------------------------------
                                                    At September 30, 2001                            2001
                                                   ------------------------      ----------------------------------------------
                                                                                                                 Average
                                                     Actual                        Average                        Yield/
                                                     Balance     Yield/Cost        Balance          Interest       Cost
                                                   ------------  ----------      -------------     -----------  -----------
Assets:                                                                                         (Dollars in Thousands)
Interest earning assets:
   Interest-earning deposits                       $    14,804       3.29%       $     13,867      $      667           4.81%
   Investment securities                                 1,841       6.01%              2,478             141           5.69%
   Loans receivable (1)                                 74,632       8.50%             73,142           6,866           9.39%
                                                   ------------                  -------------     -----------
Total interest-earning assets                           91,277       7.62%             89,487           7,674           8.58%
                                                                                                   -----------
Non-interest-earning assets                              2,060                          2,118
                                                   ------------                  -------------
        Total                                      $    93,337                   $     91,605
                                                   ============                  =============

Liabilities and retained earnings:
Interest-bearing liabilities:
   ESOP Debt                                       $        88       6.00%       $        123      $       10           8.13%
   Passbook accounts                                     3,192       3.00%              3,167              95           3.00%
   NOW and MMDA accounts                                10,759       2.93%             10,258             383           3.73%
   Certificates of deposit                              62,671       6.07%             61,651           3,871           6.28%
                                                   ------------                  -------------     -----------
Total interest-bearing                                  76,710       5.45%             75,199      $    4,359           5.80%
                                                                                                   -----------
Non-interest-bearing liabilities                         2,078                          2,047
Stockholders' Equity                                    14,549                         14,359
                                                   ------------                  -------------
        Total                                      $    93,337                   $     91,605
                                                   ============                  =============
Net interest income and interest
   rate spread (2)                                                   2.17%                              3,315           2.78%
                                                                                                   ===========
Net yield on interest-
   earning assets (3)                                                3.02%                                              3.70%
Ratio of interest-earning assets
   to interest-bearing liabilities                                 118.99%                                            119.00%

                                                                   Year Ended September 30,
                                                           ----------------------------------------
                                                                             2000
                                                           ----------------------------------------
                                                                                         Average
                                                             Average                      Yield/
                                                             Balance        Interest       Cost
                                                           ------------    -----------  -----------
Assets:
Interest earning assets:
   Interest-earning deposits                                 $     5,155     $      316       6.13%
   Investment securities                                           2,923            166       5.68%
   Loans receivable (1)                                           68,435          6,316       9.23%
                                                             ------------    -----------
Total interest-earning assets                                     76,513          6,798       8.88%
                                                                             -----------
Non-interest-earning assets                                        1,274
                                                             ------------
        Total                                                $    77,787
                                                             ============
Liabilities and retained earnings:
Interest-bearing liabilities:
   ESOP Debt                                                 $       190     $       17       8.96%
   Passbook accounts                                               3,533            106       3.00%
   NOW and MMDA accounts                                           9,587            390       4.07%
   Certificates of deposit                                        48,936          2,814       5.75%
                                                             ------------    -----------
Total interest-bearing                                            62,246     $    3,327       5.34%
                                                                             -----------
Non-interest-bearing liabilities                                   1,734
Stockholders' Equity                                              13,807
                                                             ------------
        Total                                                $    77,787
                                                             ============
Net interest income and interest
   rate spread (2)                                                           $    3,471       3.54%
                                                                             ===========
Net yield on interest-
   earning assets (3)                                                                         4.54%
Ratio of interest-earning assets
   to interest-bearing liabilities                                                          122.92%

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





                                                                    Year ended September 30,
                                                                          2001 vs. 2000
                                           --------------------------------------------------------------------
                                                              Increase (Decrease) Attributable to
                                           --------------------------------------------------------------------
                                                                                    Rate/
                                             Volume               Rate             Volume              Net
                                           ------------       -------------      ------------      ------------
Assets:                                                                   (In Thousands)
     Interest-earnings assets:
        Interest-bearing deposits          $      534         $       (68)       $     (115)       $       351
        Investment securities                     (25)                  1                (1)               (25)
        Loans receivable                          434                 109                 7                550
                                           ------------       -------------      ------------      ------------

             Total                                943                  42              (109)               876
                                           ------------       -------------      ------------      ------------

Liabilities:
     Interest-bearing liabilities:
        ESOP Debt                                  (6)                 (2)                1                 (7)
        Passbook savings                          (11)                 --                --                (11)
        NOW and MMDA accounts                      27                 (32)               (2)                (7)
        Certificates of deposit                   731                 259                67              1,057
                                           ------------       -------------      ------------      ------------

             Total                                741                 225                66              1,032
                                           ------------       -------------      ------------      ------------

             Net interest income           $      202         $      (183)       $     (175)       $      (156)
                                           ============       =============      ============      ============







                                                           Year ended September 30,
                                                                2000 vs. 1999
                                        ------------------------------------------------------------------
                                                     Increase (Decrease) Attributable to

                                        ------------------------------------------------------------------
                                                                              Rate/
                                          Volume            Rate              Volume              Net
                                        ------------     ------------      -------------      ------------
Assets:                                                                   (In Thousands)
     Interest-earnings assets:
        Interest-bearing deposits       $     (300)      $       128       $        (69)      $      (241)
        Investment securities                   (3)               (2)                --                (5)
        Loans receivable                       862               (19)                (3)              840
                                        ------------     ------------      -------------      ------------

             Total                             559               107                (72)              594
                                        ------------     ------------      -------------      ------------



Liabilities:
     Interest-bearing liabilities:
        ESOP Debt                               (4)                2                 --                (2)
        Passbook savings                         3                --                 --                 3
        NOW and MMDA accounts                    1                62                 --                63
        Certificates of deposit                151                80                  5               236
                                        ------------     ------------      -------------      ------------

             Total                             151               144                  5               300
                                        ------------     ------------      -------------      ------------

             Net interest income        $      408       $       (37)      $        (77)              294
                                        ============     ============      =============      ============


WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                         CAPITAL RESOURCES AND LIQUIDITY

The Company declared dividends of $.12 per share for each quarter during 2001. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment may be subject to dividends received from the Association to the Company, future earnings, cash flows, capital needs, and regulatory restrictions.

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

During the current year, cash increased by approximately $9.1 million, and amounted to $15.9 million at September 30, 2001. Cash flow resulting from internal operating activities provided increases of $1.4 million in cash during the year ended September 30, 2001. Cash flows from investing activities utilized $813,450 in cash during the current year, with a net growth in loans of $2.5 million being the primary use of cash. Because of historically low rates and a flat yield curve, the Association allowed $1,750,000 in investment securities to mature without reinvesting the proceeds during 2001.

During 2001, financing activities of the Company provided $8.5 million in cash, including net deposit increases of $9.3 million. The majority of the deposit increase occurred during the first part of 2001 when the Association's loan demand remained strong. The Association's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. In addition, the Association has a readily available source of credit through its borrowing capacity at the FHLB of Atlanta, currently equal to 12% of total assets. Cash provided by operating and financing activities is used to originate new loans to customers, to maintain the Association's liquid investment portfolios, and to meet short term liquidity requirements.

Given its current liquidity and its ability to borrow from the FHLB of Atlanta, the Company believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

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

The Company's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time, typically one to three years. In a declining interest rate environment, the Company's interest earning assets tend to reprice prior to its interest-bearing liabilities over a short period, creating an unfavorable impact on the Company's net interest income. Conversely, an increase in general market rates will tend to positively affect the Company's net interest income over a short period.

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

                          WAKE FOREST BANCSHARES, INC.
                              MARKET RISK ANALYSIS




                                                                      Expected Maturity Date
                                  -------------------------------------------------------------------------------------------------
                                                                      Year Ended September 30,
                                  -------------------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)

                                      2002             2003            2004             2005             2006          Thereafter
                                  -------------    -------------   -------------    -------------    -------------    -------------
Assets:
     Loans-fixed:
       Balance                       $ 19,968          $     6         $    11          $    71          $    88        $   2,811
       Interest rate                     8.50%           10.00%           7.75%           10.20%            9.24%            9.18%


     Loans-variable (1):
       Balance                         16,186           11,618          20,400            1,050            2,423                --
       Interest rate                     7.99%            8.80%           8.72%            8.08%            7.99%

     Investments (2):
       Balance                         15,650               --              --               --               --                --
       Interest rate                     3.53%              --              --               --               --                --


Liabilities:
     Deposits (3):
       Balance                         14,503               --              --               --               --                --
       Interest rate                     3.75%              --              --               --               --                --

     Deposits-certificates:
       Balance                         37,048           13,724           2,673            7,761            1,512                --
       Interest rate                     5.89%            6.15%           5.52%            6.70%            6.57%               --








                                     Expected Maturity Date
                                -----------------------------------
                                     Year Ended September 30,
                                -----------------------------------
                                      (Dollars in Thousands)


                                       Total          Fair Value
                                    -------------    --------------
Assets:
     Loans-fixed:
       Balance                        $ 22,955         $  22,981
       Interest rate                      8.60%               --


     Loans-variable (1):
       Balance                          51,677            51,949
       Interest rate                      8.46%               --

     Investments (2):
       Balance                          15,650            16,645
       Interest rate                      3.53%               --


Liabilities:
     Deposits (3):
       Balance                          14,503            14,503
       Interest rate                      3.75%               --

     Deposits-certificates:
       Balance                          62,718            64,682
       Interest rate                      6.05%               --


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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                          FUTURE REPORTING REQUIREMENTS

The Financial Accounting Standards Board (FASB) has issued Statements of Financial Accounting Standard (SFAS) No. 141, "Business Combinations." SFAS No. 141 supercedes APB Opinion No. 16 "Business Combinations," and SFAS No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises" and requires that all business combinations be accounted for using the purchase method. SFAS No. 141 carries forward without reconsideration those portions of APB Opinion No. 16 "Business Combinations," that provide guidance related to the application of the purchase method. The Statement also requires that intangible assets that meet certain criteria be recognized as assets apart from goodwill. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. The Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The Statement currently has no effect on the Company's financial reporting considerations.

FASB has also issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." The Statement addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. The Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Statement carries forward without reconsideration those provisions of APB Opinion 17 related to the accounting for internally developed intangible assets. The provisions of the Statement are required to be applied starting with fiscal years beginning after December 15, 2001, and early application is permitted for entities with fiscal years beginning after March 15, 2001, under certain conditions. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this Statement (resulting from a transitional impairment test) are to be reported as resulting from a change in accounting principle. The Statement currently has no effect on the Company's financial reporting considerations.

FASB has also issued SFAS No. 143 "Accounting for Asset Retirement Obligations," which requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. The Statement will be effective for financial statements beginning after June 15, 2002 though early adoption is encouraged. The application SFAS No. 143 is not expected at have an impact on the Company's financial statements.

In addition, FASB has issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121 and applies to all long-lived assets, including discontinued operations, and amends APB No. 30 "Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are generally expected to be apllied prospectively. The application of this Statement is not expected to have an effect on the Company's financial statements.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements herein regarding estimated future revenue and expense levels and other matters may constitute forward-looking statements under the federal securities laws. Such statements are subject to certain risks and uncertainties including changes in general and local market conditions, legislative and regulatory conditions and an adverse interest rate environment. Undue reliance should not be placed on this information. These estimates are based on the current expectations of management, which may change in the future due to a large number of potential events, including unanticipated future developments. The Company and the Association do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Association.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Wake Forest Bancshares, Inc.
Wake Forest, North Carolina


We have audited the accompanying consolidated statements of financial condition of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Dixon Odom PLLC
Dixon Odom PLLC
Sanford, North Carolina
October 25, 2001

WAKE FOREST BANCSHARES, INC.
STATEMENTS OF CONSOLIDATED FINANCIAL CONDITION
September 30, 2001 and 2000
------------------------------------------------------------------------------




ASSETS                                                                           2001                2000
                                                                           -----------------   -----------------
Cash:
  Interest-bearing deposits                                                $     14,804,050    $      6,250,450
  Noninterest-bearing deposits                                                    1,081,050             485,400
                                                                           -----------------   -----------------
                                                                                 15,885,100           6,735,850
                                                                           -----------------   -----------------
Investment securities (Note 2):
  Available for sale, at market value                                             1,510,100           3,065,550
  FHLB stock                                                                        330,400             290,700
Loans receivable, net (Note 3)                                                   74,632,400          72,564,150
Accrued interest receivable                                                          86,100             126,800
Foreclosed assets, net (Note 5)                                                     391,250                  --
Property and equipment, net (Note 4)                                                423,650             432,900
Prepaid expenses and other assets                                                    77,500              52,400
                                                                           -----------------   -----------------
          Total assets                                                     $     93,336,500    $     83,268,350
                                                                           =================   =================

LIABILITIES AND EQUITY
Liabilities:
  Deposits (Note 6)                                                        $     77,220,600    $     67,874,400
  Accounts payable and accrued expenses                                             551,400             434,500
  Dividends payable                                                                 138,600             140,550
  Note payable - ESOP (Note 10)                                                      88,300             147,150
  Deferred income taxes (Note 11)                                                   176,550             152,950
  Redeemable common stock held by the ESOP, net of
    unearned ESOP shares (Note 10)                                                  612,100             347,250
                                                                           -----------------   -----------------
          Total liabilities                                                      78,787,550          69,096,800
                                                                           -----------------   -----------------
Commitments and contingencies (Note 13)
Stockholders' Equity (Note 12):
  Preferred stock, authorized 1,000,000 shares, none issued                              --                  --
  Common stock, $.01 par value, authorized 5,000,000 shares;
    issued 1,215,862 shares                                                           12,150              12,150
  Additional paid-in-capital                                                       4,996,900           4,916,450
  Accumulated other comprehensive income                                             616,850             496,250
  Retained  earnings, substantially restricted (Note 12)                           9,733,750           9,352,150
  Less: Treasury stock acquired (Note 12)                                           (810,700)           (605,450)
                                                                           -----------------   -----------------
          Total stockholders' equity                                              14,548,950          14,171,550
                                                                           -----------------   -----------------
                                                                           $      93,336,500   $      83,268,350
                                                                           =================   =================




See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2001 and 2000
------------------------------------------------------------------------------



                                                                                    2001                  2000
                                                                              -----------------     -----------------
Interest and dividend income:
  Loans                                                                       $      6,865,600      $      6,316,250
  Investment securities                                                                141,250               166,050
  Interest-bearing deposits                                                            666,800               315,400
                                                                              -----------------     -----------------
                                                                                     7,673,650             6,797,700
                                                                              -----------------     -----------------
Interest expense:
  Deposits (Note 6)                                                                  4,348,700             3,309,750
  Borrowings                                                                            10,250                16,600
                                                                              -----------------     -----------------
                                                                                     4,358,950             3,326,350
                                                                              -----------------     -----------------

Net interest income before provision for loan losses                                 3,314,700             3,471,350
Provision for loan losses (Note 3)                                                     (39,000)              (34,250)
                                                                              -----------------     -----------------
Net interest income after provision for loan losses                                  3,275,700             3,437,100
                                                                              -----------------     -----------------

Noninterest income                                                                      79,250                50,100
                                                                              -----------------     -----------------

Noninterest expense:
  Compensation and benefits (Notes 7, 8, 9, and 10)                                  1,057,700               872,200
  Occupancy                                                                             41,700                45,900
  Federal insurance premiums and operating assessments                                  41,050                42,300
  Data processing and outside service fees                                             120,250               108,450
  Other operating expense                                                              279,450               287,400
                                                                              -----------------     -----------------
                                                                                     1,540,150             1,356,250
                                                                              -----------------     -----------------

Income before income taxes                                                           1,814,800             2,130,950
                                                                              -----------------     -----------------
Income taxes (Note 11):
  Current                                                                              725,900               822,250
  Deferred                                                                             (50,350)              (22,200)
                                                                              -----------------     -----------------
                                                                                       675,550               800,050
                                                                              -----------------     -----------------
          Net income                                                          $      1,139,250      $      1,330,900
                                                                              =================     =================

Basic earnings per share                                                      $           1.00      $           1.15
Diluted earnings per share                                                    $           0.99      $           1.15
Dividends paid per share                                                      $           0.48      $           0.48




See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 2001 and 2000
------------------------------------------------------------------------------



                                                           Shares of                               Additional
                                                             Common               Common             Paid in
                                                             Stock                Stock              Capital
                                                        -----------------    -----------------   ----------------

Balance at September 30, 1999                                1,190,462       $        12,150     $    4,843,600
Comprehensive income:
  Net income for 2000                                                                     --                 --
  Net change in unrealized gain on securities                                             --                 --
     Total comprehensive income
Contributions to ESOP (Note 9)                                                            --             16,100
Market value adjustment for redeemable
  common stock held by ESOP                                                               --                 --
Amortization of earned RRP shares (Note 7)                                                --             56,750
Cash dividends ($0.48 per share)                                                          --                 --
Acquisition of 19,400 shares of common
  stock for the treasury                                                                  --                 --
                                                               (19,400)                   --                 --
                                                        -----------------    -----------------   ----------------
Balance at September 30, 2000                                1,171,062       $        12,150     $    4,916,450
Comprehensive income:
  Net income for 2001                                                                     --                 --
  Net change in unrealized (loss) on securities                                           --                 --
     Total comprehensive income
Contributions to ESOP (Note 9)                                                            --             23,700
Market value adjustment for redeemable
  common stock held by ESOP                                                               --                 --
Amortization of earned RRP shares (Note 7)                                                --             56,750
Cash dividends ($0.48 per share)                                                          --                 --
Acquisition of 16,036 shares of common
  stock for the treasury                                                                  --                 --
                                                               (16,036)
                                                        -----------------    -----------------   ----------------
Balance at September 30, 2001                                1,155,026       $        12,150     $    4,996,900
                                                        =================    =================   ================


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 2001 and 2000
------------------------------------------------------------------------------





         Accumulated
            Other                                         Treasury
        Comprehensive              Retained                Stock
            Income                 Earnings               Acquired                 Total
     ---------------------    -------------------    -------------------     -------------------
     $         472,900        $     8,490,850        $      (351,650)        $      13,467,850

                    --              1,330,900                     --                 1,330,900
                23,350                     --                     --                    23,350
                                                                             -------------------
                                                                                     1,354,250
                                                                             -------------------
                    --                     --                     --                    16,100

                    --                 87,600                     --                    87,600
                    --                     --                     --                    56,750
                    --               (557,200)                    --                  (557,200)
                    --                     --               (253,800)                 (253,800)
     ---------------------    -------------------    -------------------     -------------------
               496,250              9,352,150               (605,450)               14,171,550
                    --              1,139,250                     --                 1,139,250
               120,600                     --                     --                   120,600
                                                                             -------------------
                                                                                     1,259,850
                                                                             -------------------
                    --                     --                     --                    23,700
                    --               (206,000)                    --                  (206,000)
                    --                     --                     --                    56,750
                    --               (551,650)                    --                  (551,650)
                    --                     --               (205,250)                 (205,250)
     ---------------------    -------------------    -------------------     -------------------
     $         616,850        $     9,733,750        $      (810,700)        $      14,548,950
     =====================    ===================    ===================     ===================


                                       18

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2001 and 2000
------------------------------------------------------------------------------






                                                                                   2001                   2000
                                                                             ------------------     -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                   $       1,139,250      $       1,330,900
Adjustments to reconcile net income to net
 cash provided by operations:
   Depreciation                                                                         29,500                 33,600
   Provision for loss on loans                                                          39,000                 34,250
   Provision for loss on foreclosed assets                                               5,000                     --
   Amortization of premiums (discounts) on investments                                      --                    (50)
   Amortization of unearned RRP shares                                                  56,750                 56,750
   Amortization of unearned ESOP shares                                                 58,850                 58,850
   ESOP compensation expense credited to
     paid-in-capital                                                                    23,700                 16,100
   Deferred income taxes                                                               (50,350)               (22,200)
Changes in assets and liabilities:
   (Increase) decrease in:
    Accrued interest receivable                                                         40,700                (24,950)
    Prepaid expenses and other assets                                                  (25,100)                12,800
Increase (decrease) in:
    Accounts payable and accrued expenses                                              116,900                 47,150
                                                                             ------------------     ------------------
          Net cash provided by operating activities                                  1,434,200              1,543,200
                                                                             ------------------     ------------------

CASH FLOWS FROM INVESTING ACTIVITIES

Principal collected on  loans                                                       35,818,000             36,428,900
Mortgage loans purchased                                                              (140,000)               (25,000)
Loans originated                                                                   (38,181,500)           (47,535,000)
Maturities of FHLB time deposits                                                            --              1,000,000
Maturities of available for sale investment securities                               1,750,000                500,000
Purchase of FHLB stock                                                                 (39,700)               (10,300)
Purchases of property and equipment                                                    (20,250)               (14,500)
                                                                             ------------------     ------------------
          Net cash used in investing activities                                       (813,450)            (9,655,900)
                                                                             ------------------     -----------------


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2001 and 2000
------------------------------------------------------------------------------




                                                                    2001            2000
                                                              ---------------   ----------------
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid                                           $     (553,600)   $     (560,350)
Principal payments on ESOP note payable                              (58,850)          (58,850)
Purchase of treasury stock                                          (205,250)          (253,800)
Net increase (decrease) in savings accounts                        9,346,200         10,220,500
                                                              ---------------   ----------------
Net cash provided by (used in) financing activities                8,528,500          9,347,500
                                                              ---------------   ----------------

          Net increase (decrease) in cash                          9,149,250          1,234,800
                                                              ---------------   ----------------

Cash:
  Beginning                                                        6,735,850          5,501,050
                                                              ---------------   ----------------
  Ending                                                      $   15,885,100    $     6,735,850
                                                              ===============   ================

Cash and cash Equivalents:
  Cash                                                        $    1,081,050    $       485,400
  Interest bearing overnight funds                                14,804,050          6,250,450
                                                              ---------------   ----------------
          Total cash and cash equivalents                     $   15,885,100    $     6,735,850
                                                              ===============   ================

Supplemental Disclosures of Cash Flow Information
  Cash payments for:
     Interest                                                 $    4,368,650    $     3,328,050
     Income taxes                                             $      787,200    $       828,950

Supplemental Schedule of Noncash Investing
 and Financing Activities:
  Fair value of ESOP shares in excess of unearned
     ESOP shares (charged) credited to retained earnings      $     (206,000)   $        87,600
Change in unrealized gain (loss) on available for sale
securities, net of tax effect                                 $      120,600    $        23,350
Loans receivable transferred to foreclosed assets             $      396,250    $            --


WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

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

The Company is majority owned by Wake Forest Bancorp, M.H.C., (the "MHC") a mutual holding company. Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC's principal assets consist of 635,000 shares of the Company's common stock and deposits at the Association for accumulated dividends paid on those shares. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 55% of the Company. The mutual holding company is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.

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

Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Wake Forest Federal. All significant inter-company accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all interest-bearing deposits with maturities of less than three months at acquisition, non-interest-bearing deposits, and cash on hand to be cash and cash equivalents. At times, the Association maintains deposits in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

Investment securities: The Company carries its investments at fair market value or amortized cost depending on its classification of such securities. Classification of securities and the Company's accounting policies are as follows:

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

An impaired loan can also be valued at its fair value in the market place or on the basis of its underlying collateral if the loan is primarily collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan is valued based upon the fair value of the underlying collateral. The Association had no loans outstanding during the years ended September 30, 2001 and 2000 which it considered to be impaired. Therefore, there is no specific allowance for impaired loans at September 30, 2001 and 2000.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Foreclosed assets: Foreclosed assets acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus costs to sell. Revenue and expenses from holding the properties and additions or recoveries to the valuation allowance are included in earnings.

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

Earnings per share: The Company provides for a dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Shares owned by the Company's Employee Stock Ownership Plan (the "ESOP") that have not been committed to be released are not considered to be outstanding for the purposes of computing earnings per share. No adjustments were required to net income for any period presented in the computation of diluted earnings per share.

The basic and diluted weighted average shares outstanding for 2001 and 2000 are as follows:



                                                                               2001                2000
                                                                         -----------------   -----------------
Weighted average outstanding shares used for basic EPS                        1,144,907           1,153,048
Plus incremental shares from assumed issuances
     pursuant to stock options and stock award plans                              3,426                  --
                                                                         -----------------   -----------------
Weighted average outstanding shares used for diluted EPS                      1,148,333           1,153,048
                                                                         =================   =================

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Off-balance-sheet risk and credit risk: The Association is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit. Management assesses the risk related to these instruments for potential loss. The Association lends primarily on one-to-four family residential properties throughout its primary lending area, Wake and Franklin counties of North Carolina.

Fair value of financial instruments: Estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates are based on pertinent information available to management as of September 30, 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 2.  INVESTMENT SECURITIES

The amortized cost, estimated market value and gross unrealized gains and losses of the Association's investment securities at September 30, 2001 and 2000 are as follows:



                                                                              2001
                                           --------------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Market
                                                    Cost              Gains            Losses             Value
                                               ---------------    --------------    --------------    ---------------
Available for sale securities:
 Marketable equity securities:
  FHLMC stock                                  $      15,200      $     992,550     $         --      $    1,007,750
 Debt securities:
  U.S. Treasury and agency securities                500,000              2,350               --             502,350
                                               ---------------    --------------    --------------    ---------------
                                                     515,200            994,900               --           1,510,100
Nonmarketable equity securities:
  Federal Home Loan Bank stock                       330,400                 --               --             330,400
                                               ---------------    --------------    --------------    ---------------
                                               $     845,600      $     994,900     $         --      $    1,840,500
                                               ===============    ==============    ==============    ===============






                                                                            2000
                                               ----------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Market
                                                    Cost              Gains            Losses             Value
                                               ---------------    --------------    --------------    ---------------
Available for sale securities:
 Marketable equity securities:
  FHLMC stock                                  $      15,200      $    822,950      $        --       $      838,150
 Debt securities:
  U.S. Treasury and agency securities              2,250,000                --          (22,600)           2,227,400
                                               ---------------    --------------    --------------    ---------------
                                                   2,265,200           822,950          (22,600)           3,065,550
Nonmarketable equity securities:
  Federal Home Loan Bank stock                       290,700                --               --              290,700
                                               ---------------    --------------    --------------    ---------------
                                               $   2,555,900      $    822,950      $   (22,600)      $    3,356,250
                                               ===============    ==============    ==============    ===============


There were no sales of investment securities during the years ended September 30, 2001 and 2000.


The amortized cost and estimated market values of available for sale debt securities at September 30, 2001 by contractual maturity are shown below:



                                            Amortized             Market
                                              Cost               Value
                                       -----------------   -----------------
Due in one year or less                $      500,000      $       502,350
                                       =================   =================

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 2.  INVESTMENT SECURITIES (CONTINUED)

The change during 2001 and 2000 in net unrealized gains and losses associated with available for sale securities is as follows:


                                                                                   2001                 2000
                                                                             -----------------    -----------------
Balance in equity component, beginning of year                               $       496,250      $      472,900
  Change in unrealized gains                                                         194,500              37,700
Change in related deferred income taxes                                              (73,900)            (14,350)
                                                                             -----------------    -----------------
Balance in equity component, end of year                                     $       616,850      $      496,250
                                                                             =================    =================




The Association, as a member of the Federal Home Loan Bank system, maintains an investment in capital stock of the Federal Home Loan Bank. No ready market exists for the bank stock. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

NOTE 3.  LOANS RECEIVABLE

Loans receivable consist of the following:



                                                                                    2001                  2000
                                                                              -----------------     -----------------
First mortgage loans:
Single family, one-to-four units                                              $     27,250,850      $     27,073,250
Multifamily, residential                                                               324,550               186,850
Commercial real estate                                                              15,104,300            10,594,750
Land                                                                                 4,538,950             6,342,450
Residential construction                                                            28,597,200            26,859,100
Commercial construction                                                              3,883,500             3,932,750
Lines of credit                                                                      5,030,250             5,785,750
                                                                              -----------------     -----------------
                                                                                    84,729,600            80,774,900
Equity line mortgages                                                                2,461,300             3,338,100
Loans on savings accounts                                                              144,300               643,750
                                                                              -----------------     -----------------
                                                                                    87,335,200            84,756,750
                                                                              -----------------     -----------------
Less:
Undisbursed portion of loans in process                                             12,157,650            11,708,850
Allowance for loan losses                                                              319,000               280,000
Deferred loan fees                                                                     226,150               203,750
                                                                              -----------------     -----------------
                                                                                    12,702,800            12,192,600
                                                                              -----------------     -----------------
                                                                              $     74,632,400      $     72,564,150
                                                                              =================     =================
Weighted average yield on loans receivable                                                8.50%                 9.19%
                                                                              =================     =================


WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 3.  LOANS RECEIVABLE (CONTINUED)

The change in the Association's allowance for loan losses is as follows for the years ended September 30, 2001 and 2000:



                                                                                    2001                 2000
                                                                              -----------------    -----------------
Balance, beginning of year                                                    $        280,000     $        263,000
Provision for loan loss                                                                 39,000               34,250
Charge-offs                                                                                 --              (17,250)
                                                                              -----------------    -----------------
Balance, end of year                                                          $        319,000              280,000
                                                                              =================    =================



The Association does not accrue interest on loans past due 90 days or more if, in the opinion of management, collectibility is in doubt. Such interest is removed from income through the establishment of a reserve for uncollected interest. At September 30, 2001, a reserve for uncollected interest on loans delinquent more than 90 days was not established because management expected all such interest to be fully collectible. At September 30, 2000, there were no loans delinquent more than 90 days. The balance of accruing loans past due more than 90 days was approximately $1,009,200 at September 30, 2001.

Shareholders of the Company with 10% or more ownership and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with the Association in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with non-related parties during the years ended September 30, 2001 and 2000.

Aggregate loan transactions with related parties during the years ended September 30, 2001 and 2000 were as follows:



                                                                                      2001                2000
                                                                                -----------------   ------------------
Beginning balance                                                               $       441,750     $       296,250
New loans                                                                                    --             247,500
Reductions                                                                              (28,450)           (102,000)
                                                                                -----------------   ------------------
Ending balance                                                                  $       413,300     $       441,750
                                                                                =================   ==================
Maximum balance during the year                                                 $       441,750     $       523,800
                                                                                =================   ==================




NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2001 and 2000 are summarized as follows:





                                                                                   2001                 2000
                                                                             -----------------    -----------------
Land                                                                         $        20,950      $        20,950
Office buildings and improvements                                                    608,800              608,550
Furniture and fixtures                                                               190,600              170,600
                                                                             -----------------    -----------------
                                                                                     820,350              800,100
Less accumulated depreciation                                                       (396,700)            (367,200)
                                                                             -----------------    -----------------
                                                                             $       423,650      $       432,900
                                                                             =================    =================

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 5.  FORECLOSED ASSETS

The Company has an allowance for losses on foreclosed assets of $5,000 at September 30, 2001. In addition to the $5,000 provision, the Company incurred $9,500 in expense associated with holding foreclosed assets during 2001. The Company reported a net gain of $1,850 from the disposal of foreclosed assets during 2001. No other charge-offs or recoveries occurred in 2001. The Company had no foreclosed assets during 2000.

NOTE 6.  DEPOSITS

Deposits at September 30, 2001 and 2000 consist of the following:




                                                                               2001                 2000
                                                                        -------------------   ------------------
Passbook accounts, weighted average rate of  3.00%
  (3.00% in 2000)                                                       $      3,192,150      $      3,276,150
MMDA accounts, weighted average rate of 3.00%
  (4.65% in 2000)                                                              9,301,700             7,766,150
NOW accounts, weighted average rate of  2.50%
  (2.50% in 2000)                                                              1,457,700             1,589,700
Certificate of deposit accounts, weighted average rate of 6.07%
  (6.27% in 2000)                                                             62,670,700            54,504,800
Noninterest-bearing accounts                                                     551,850               681,400
                                                                        -------------------   ------------------
                                                                              77,174,100            67,818,200
Accrued interest on deposits                                                      46,500                56,200
                                                                        -------------------   ------------------
                                                                        $     77,220,600            67,874,400
                                                                        ===================   ==================
Weighted average cost of deposits                                                   5.45%                 5.77%
                                                                        ===================   ==================





Certificate of deposit accounts by maturity at September 30, 2001 are summarized as follows:



Maturity Period:
     2002                                                                                  $         37,001,900
     2003                                                                                            13,723,550
     2004                                                                                             2,672,950
     2005                                                                                             7,760,800
     2006                                                                                             1,511,500
                                                                                              ------------------
                                                                                           $         62,670,700
                                                                                              ==================

Eligible deposits are insured up to $100,000 by the Savings Association
 Insurance Fund (SAIF), which is administered by the FDIC.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 6.  DEPOSITS (CONTINUED)

The aggregate amount of certificate of deposit accounts with a minimum denomination of $100,000 by maturity are summarized as follows:


Maturity Period:
  Within three months                                       $         2,950,800
  After three months but within six months                            3,339,150
  After six months but within twelve months                           5,502,800
  After twelve months                                                 7,431,450
                                                            -------------------
                                                            $       19,224,200
                                                            ===================





NOTE 7.  EMPLOYEES AND DIRECTORS BENEFIT PLANS

The Association has a noncontributory 401k plan for substantially all employees. The Association has no obligation to make contributions to the plan, but pays administrative costs of the Plan. Plan expenses amounted to $2,050 and $2,950 during 2001 and 2000, respectively.

The Association has a non-qualified noncontributory retirement plan covering its directors. Retirement plan expense is computed based on the discounted present value of expected future payments over the expected service years for the directors. Under the plan, directors will receive upon retirement, monthly payments for ten years in amounts not to exceed $5,000 annually. Other stipulations and limitations based on years of service, death and disability, change of control, and early termination apply. Expense associated with the plan amounted to $9,600 and $26,200 for 2001 and 2000, respectively.

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

NOTE 8.  RECOGNITION AND RETENTION PLAN

The Company has a Recognition and Retention Plan (the "RRP") whereby 22,248 shares of common stock were awarded to employees and directors. In January, 1998, the Association issued shares of common stock from authorized but unissued shares to fund the plan. The RRP shares vest over a five year period and at September 30, 2001, 80% of the shares had vested. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Compensation expense is incurred over the vesting period. Expense associated with the plan was $52,550 for both years ended September 30, 2001 and 2000.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 9.  STOCK OPTION PLAN

The Company has a stock option plan for the benefit of its officers, directors, and key employees. Options totaling 54,000 at a grant price of $12.75 were granted on January 22, 1997. The options become exercisable at the rate of 20% annually for five years during such periods of service as an employee, officer, or director, and expire after ten years. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Options are exercisable at the fair value on the date of grant. There were no additional options granted or exercised during 2001 or 2000. During 2001, 13,500 options were forfeited, including 10,800 options which had vested. At September 30, 2001 and 2000, 38,086 and 51,586 options, respectively, were outstanding. In addition, at September 30, 2001 and 2000, 30,469 and 30,952 options, respectively, were exercisable at the weighted average exercise price of $12.75 per share.

Grants of options under the plan are accounted for following Accounting Principles Board (APB) Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recorded. In 1995, the Financial Accounting Standards Board issued Standard No. 123, which requires disclosures concerning the fair value of options and encourages accounting recognition for options using the fair value method. The Company has elected to apply the disclosure-only provisions of the Statement.

However, had compensation cost been recorded based on the fair value ($4.17 per share) of awards at the grant date, the pro forma impact on the Company's net income and earnings per share would have been to reduce such amounts by approximately $19,700 ($0.02 per basic and dilutive share) and $28,000 ($0.02), respectively, for 2001 and 2000. The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 1997 when the options were granted: dividend rate of 2.75%; risk-free interest rate of 5.87%; expected lives of 10 years; and price volatility of 26.51%.

NOTE 10.  EMPLOYEE STOCK OPTION PLAN (ESOP)

The Association has an ESOP to benefit substantially all employees. As a part of the Association's initial public offering in April 1996, the ESOP purchased 41,200 shares of common stock with the proceeds from a loan received from a third party financial institution. The note requires quarterly principal payments of $14,714 plus interest at the lending institution's prime rate (6.00% at September 30, 2001) until March, 2003. The Association is expected to make quarterly contributions to the ESOP in amounts sufficient to allow the ESOP to make its scheduled principal and interest payments on the note. The unallocated ESOP shares are pledged as collateral for the debt. Dividends on unallocated shares are not reported as dividends in the financial statements. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt in the Company's accompanying consolidated balance sheet.

At September 30, 2001, future principal payments are due as follows:


       Year Ended:
       -----------
    September 30, 2002                             $          58,850
    September 30, 2003                                        29,450
                                                   -----------------
                                                   $          88,300
                                                   =================

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------



NOTE 10.  EMPLOYEE STOCK OPTION PLAN (ESOP) (CONTINUED)

The Association makes cash contributions to the ESOP sufficient to amortize the debt, but records expense based upon the fair value of the shares allocated to plan participants each year. The difference between the cash contributions and the amount expensed is credited or charged to additional paid-in capital. ESOP compensation expense was $82,600 and $76,700 for the years ended September 30, 2001 and 2000, respectively.

The ESOP has a put option which requires that the Company repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The Company is required to reflect as a liability the maximum possible cash obligation to redeem the shares, which is the fair value of such shares, whether allocated or unallocated. The initial purchase of common stock by the ESOP is treated as a reduction in stockholder's equity and as a liability for the put option. The liability for the put option has been reduced to the extent of the unearned ESOP shares at the end of each fiscal year end. The liability for the put option at September 30, 2001, based upon the fair value of the ESOP shares at that time of $17.00, was $612,100. The liability for the put option will fluctuate based upon the fair value of the shares with the resulting increase or decrease reflected as change to retained earnings.

Shares of the Company held by the ESOP at September 30, 2001 and 2000 are as follows:


                                                               2001              2000
                                                          --------------    --------------
Shares held by the ESOP                                         41,200            41,200
Shares released for allocation                                 (32,372)          (26,486)
                                                         --------------    --------------
Unreleased (unearned) shares                                     8,828            14,714
                                                         ==============    ==============
Fair value of unreleased (unearned) shares                   $ 150,100         $ 176,550
                                                         ==============    ==============




NOTE 11.  INCOME TAXES

At September 30, 2001 and 2000, retained earnings contain $1,434,000 in tax related bad debt reserves for which no deferred income taxes have been provided because the Association does not intend to use the reserves for purposes other than to absorb losses. The balance represents the Association's bad debt reserves at September 30, 1988, and the unrecorded deferred income taxes amount to approximately $545,000. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates.

The Association also must recapture its tax bad debt reserves which have accumulated since 1988 (the "base year") amounting to approximately $189,000. The tax associated with the recaptured reserves is approximately $72,000 and is being paid out over a six year period beginning with the 1999 year. At September 30, 2001, the remaining liability associated with the recaptured reserves is approximately $35,900. Deferred income taxes have been established for the taxes associated with the recaptured reserves.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 11.   INCOME TAXES (CONTINUED)

Income tax expense differs from the federal statutory rate of 34% as follows:



                                                                                  2001                  2000
                                                                            -----------------     -----------------
Statutory federal income tax rate                                                     34.00%               34.00%
Increase (decrease) in income taxes resulting from:
  State income taxes, net of federal benefit                                           3.04                 3.65
                                                                                       0.18                (0.11)
                                                                            -----------------     -----------------
Effective tax rate                                                                    37.22%               37.54%
                                                                            =================     =================



Deferred income taxes consist of the following components as of September 30, 2001 and 2000:



                                                                                   2001                 2000
                                                                             -----------------    -----------------
Deferred tax assets:
  Loan loss allowances                                                       $       121,200      $        106,400
  Deferred loan fees                                                                   5,500                15,600
  Health insurance accrual                                                            70,900                18,150
  Retirement plan accrual                                                             63,400                82,300
                                                                             -----------------    -----------------
                                                                                     261,000               222,450
                                                                             -----------------    -----------------
Deferred tax liabilities:
  Tax bad debt reserves                                                               35,900                47,900
  Excess accumulated tax depreciation                                                 23,550                23,350
  Unrealized net appreciation, investments                                           378,100               304,150
                                                                             -----------------    -----------------
                                                                                     437,550               375,400
                                                                             -----------------    -----------------
                                                                             $      (176,550)             (152,950)
                                                                             =================    =================


NOTE 12.  CAPITAL

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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 12.   CAPITAL (CONTINUED)

The Association is subject to the capital requirements established by the Office of Thrift Supervision (OTS). The OTS requires that the Association meet three separate capital standards; tangible capital of at least 1.5% of total assets, core capital of at least 3% of total assets, and risk-based capital of at least 8% of risk-weighted assets. At September 30, 2001, the Association met and exceeded all of the capital requirements described above as shown in the table below:




                                                               Tangible              Core              Risk-based
                                                               Capital             Capital              Capital
                                                             Requirement         Requirement          Requirement
                                                           -----------------   -----------------    -----------------
Equity (GAAP)                                              $    14,548,950     $    14,548,950      $    14,548,950
Equity of Wake Forest Bancshares                                  (327,000)           (327,000)            (327,000)
Net unrealized gain on investment securities                      (616,850)           (616,850)            (616,850)
Supplemental capital items:
General valuation allowances                                            --                  --              319,000
                                                           -----------------   -----------------    -----------------
Regulatory capital                                              13,605,100          13,605,100           13,924,100
Minimum capital requirement                                      1,385,100           2,770,200            5,036,850
                                                           -----------------   -----------------    -----------------
Excess regulatory capital                                  $    12,220,000     $    10,834,900      $     8,887,250
                                                           =================   =================    =================

Total assets at September 30, 2001 less fair
  market value adjustment of securities                    $    92,339,100     $   92,339,100                    --
Risk-weighted assets at September 30, 2000                              --                 --       $    62,960,750


Capital as a percentage of assets:
  Actual                                                             14.73%             14.73%                22.12%
  Required                                                            1.50               3.00                  8.00
                                                                -----------         ----------             ----------
  Excess                                                             13.23%             11.73%                14.12%
                                                                ===========         ==========             ==========


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

The Company has an ongoing stock repurchase program authorizing the Company to repurchase up to an additional $325,000 of its outstanding common stock. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2001, the Company had repurchased 60,836 shares of its common stock. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 13.  CONCENTRATION OF CREDIT RISK AND OFF-BALANCE-SHEET RISK

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

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 2001, the Association had outstanding loan commitments amounting to $1,799,000. The undisbursed portion of construction loans amounted to $12,157,650 and unused lines of credit amounted to $4,957,000 at September 30, 2001.

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

NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at September 30, 2001 and 2000. See Note 1 for a description of the Company's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.



                                                                    September 30,
                                     -------------------------------------------------------------------------------
                                                   2001                                     2000
                                     --------------------------------------   --------------------------------------
                                         Carrying               Fair              Carrying               Fair
                                          Amount               Value               Amount               Value
                                     -----------------    -----------------   ------------------   -----------------
Financial assets:
 Cash                                $     15,885,100      $    15,885,100     $    6,735,850       $    6,735,850
 Investment securities                      1,510,100            1,510,100          3,065,550            3,065,550
 FHLB stock                                   330,400              330,400            290,700              290,700
 Loans receivable                          74,632,400           74,930,300         72,564,150           72,292,850
 Accrued interest receivable                   86,100               86,100            126,800              126,800
Financial liabilities:
 Deposits                                  77,220,600           79,186,050         67,874,400           67,730,450
 Note payable - ESOP                           88,300               88,300            147,150              147,150



WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 15.  MUTUAL HOLDING COMPANY FINANCIAL DATA

The MHC owns approximately 55% of the Company's common stock. Members of the mutual holding company consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the mutual holding company. The mutual holding company is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.

The following is a summary of the condensed financial statements of Wake Forest Bancorp, M.H.C. as of and for the periods indicated:


                        Condensed Balance Sheets
                       September 30, 2001 and 2000




                                                                                   2001                 2000
                                                                             -----------------    -----------------
Assets:
 Cash and cash equivalents                                                   $    1,092,800       $      878,400
 Accrued dividends receivable, subsidiary                                            76,200               76,200
 Investment in Wake Forest Bancshares, Inc.                                       5,455,800            5,137,500
                                                                             -----------------    -----------------
                            Total assets                                     $    6,624,800       $    6,092,100
                                                                             =================    =================

Liabilities:
 Accounts payable and accrued expenses                                       $          650       $           --
                                                                             -----------------    -----------------
Equity:
 Capitalization by Wake Forest Federal                                              106,350              106,350
 Equity in Wake Forest Bancshares, Inc.                                           3,854,700            3,854,700
 Retained earnings                                                                2,663,100            2,131,050
                                                                             -----------------    -----------------
                            Total equity                                          6,624,150            6,092,100
                                                                             -----------------    -----------------
                            Total liabilities and equity                     $    6,624,800       $    6,092,100
                                                                             =================    =================






                     Condensed Statements of Income
             For the Years Ended September 30, 2001 and 2000



                                                                                   2001                 2000
                                                                             -----------------    -----------------
Interest income                                                              $      46,900        $      40,250
Equity in earnings of subsidiary                                                   623,100              715,450
                                                                             -----------------    -----------------
                             Total income                                          670,000              755,700
                                                                             -----------------    -----------------

Accounting and tax expenses                                                         17,350               17,850
Attorney Fees                                                                       21,400               20,000
Director's fees                                                                     84,900               91,650
Other                                                                               14,300               16,950
                                                                             -----------------    -----------------
                            Total expense                                          137,950              146,450
                                                                             -----------------    -----------------
                            Net income                                       $     532,050        $     609,250
                                                                             =================    =================

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 15.  MUTUAL HOLDING COMPANY FINANCIAL DATA (CONTINUED)


                   Condensed Statements of Cash Flows
             For the Years Ended September 30, 2001 and 2000



Cash Flows from Operating Activities:                                              2001                 2000
                                                                             -----------------    -----------------
 Net income                                                                  $      532,050       $       609,250
 Noncash income items:
  Equity in earnings of Wake Forest Federal                                        (623,100)             (715,450)
  Change in assets and liabilities:
  Decrease in investment in subsidiary - dividends                                  304,800               304,800
  Increase (decrease) in accounts payable                                               650               (11,200)
                                                                             -----------------    -----------------
          Net cash provided by operating activities                                 214,400               187,400
Cash and cash equivalents- beginning                                                878,400               691,000
                                                                             -----------------    -----------------
Cash and cash equivalents- ending                                            $    1,092,800       $       878,400
                                                                             =================    =================


NOTE 16.  PARENT COMPANY ONLY FINANCIAL DATA

The following is a summary of the condensed financial statements of Wake Forest Bancshares, Inc. for the periods indicated:



                        Condensed Balance Sheets
                       September 30, 2001 and 2000
                                                                                   2001                 2000
                                                                             -----------------    -----------------
Assets:
 Cash and cash equivalents                                                   $        324,500     $        279,700
 Accrued dividends receivable, Wake Forest Federal                                    138,600              140,550
 Investment in Wake Forest Federal                                                 14,064,700           13,738,300
 Other assets                                                                           2,500                   --
                                                                             -----------------    -----------------
                                                                             $     14,530,300     $     14,158,550
                                                                             =================    =================
Liabilities:
 Accrued dividends payable                                                   $        138,600              140,550
 Income taxes payable                                                                      --                3,350
                                                                             -----------------    -----------------
                                                                                      138,600              143,900
                                                                             -----------------    -----------------
Equity:
 Common stock                                                                          12,150               12,150
 Additional paid-in capital                                                        13,715,850           13,715,850
 Retained earnings                                                                  1,474,400              892,100
 Treasury stock acquired                                                             (810,700)            (605,450)
                                                                             -----------------    -----------------
                                                                                   14,391,700           14,014,650
                                                                             -----------------    -----------------
                                                                             $     14,530,300     $     14,158,550
                                                                             =================    =================


WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

NOTE 16.  PARENT COMPANY ONLY FINANCIAL DATA (CONTINUED)

                     Condensed Statements of Income
             For the Years Ended September 30, 2001 and 2000

                                                                                   2001                 2000
                                                                             -----------------    -----------------
Interest income                                                              $        10,050      $        16,800
Equity in earnings of Wake Forest Federal                                          1,133,350            1,321,100
Miscellaneous expense                                                                   (400)                (850)
Income tax expense                                                                    (3,750)              (6,150)
                                                                             -----------------    -----------------
                           Net income                                        $     1,139,250            1,330,900
                                                                             =================    =================

                    Condensed Statement of Cash Flows
             For the Years Ended September 30, 2001 and 2000


                                                                                   2001                 2000
                                                                             -----------------    -----------------

Cash Flows from Operating Activities:
 Net income                                                                  $     1,139,250      $      1,330,900
 Noncash income items:
  Equity in earnings of Wake Forest Federal                                       (1,133,350)           (1,321,100)
 Change in assets and liabilities:
  (Increase) decrease in accrued dividends receivable                                  1,950                 3,150
  Increase (decrease) in accrued dividends payable                                    (1,950)               (3,150)
  (Increase) decrease in other assets                                                 (2,500)                   --
  Increase (decrease) in income tax payable                                           (3,350)                  800
                                                                             -----------------    -----------------
          Net cash provided by operating activities                                       50                10,600
                                                                             -----------------    -----------------
Cash Flows from Financing Activities:
 Treasury stock acquired                                                            (205,250)             (253,800)
 Dividends received from Wake Forest Federal                                         806,950               560,350
 Dividends paid                                                                     (556,950)             (560,350)
                                                                             -----------------    -----------------
          Net cash provided from financing activities                                 44,750              (253,800)
                                                                             -----------------    -----------------
Increase (decrease) in cash                                                           44,800              (243,200)
Cash and cash equivalents- beginning                                                 279,700               522,900
                                                                             -----------------    -----------------
Cash and cash equivalents- ending                                            $       324,500               279,700
                                                                             =================    =================

                          WAKE FOREST BANCSHARES, INC.
                            COMMON STOCK INFORMATION
------------------------------------------------------------------------------


The Company's stock (previously as Wake Forest Federal Savings & Loan Association) began trading on April 3, 1996. There are 1,155,026 shares of common stock outstanding (net of treasury shares) of which approximately 42% were held by 350 stockholders of record on September 30, 2001. The MHC, ESOP and RRP Trust hold approximately 58%. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WAKE." The table below reflects the stock trading and dividend payment frequency of the Company's stock for the years ended September 30, 2001 and 2000, based upon information provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis.



                                                         Stock Price
                                                -------------------------------
                                   Dividends         High              Low
                                  ------------  --------------   ---------------
2001
----
First Quarter                     $    0.12     $       12.750   $        11.500
Second Quarter                         0.12             13.250            12.125
Third Quarter                          0.12             17.000            13.250
Fourth Quarter                         0.12             18.050            15.750

2000
----
First Quarter                     $    0.12      $      14.125     $      13.000
Second Quarter                         0.12             14.125            12.500
Third Quarter                          0.12             12.750            10.000
Fourth Quarter                         0.12             12.750            11.875

                          WAKE FOREST BANCSHARES, INC.
                              CORPORATE INFORMATION




                              CORPORATE INFORMATION


                               EXECUTIVE OFFICERS
                               ------------------


Anna O. Sumerlin                 Robert C. White                        Billy B. Faulkner
President and CEO                Vice President/Secretary &             Vice President
                                 Treasurer

                                    DIRECTORS
                                    ---------

Howard Brown                     Rodney M. Privette                     R. W. Wilkinson III
Chairman of the Board            Owner of Insurance Agency              Vice Chairman of the Board
Former Owner of                                                         Former Managing Officer
Oil Distribution Company                                                of Wake Forest Federal

John D. Lyon                     Paul Brixhoff                          Anna O. Sumerlin
Owner of Appraisal Company       Former Owner of Auto Supply            CEO of the Company and
                                 Company                                Wake Forest Federal

Harold R. Washington             William S. Wooten                      Leelan A. Woodlief
Former Owner of                  Dentist                                Owner of Farm Supply
Automobile Distributorship                                              Company

STOCK TRANSFER AGENT             SPECIAL LEGAL COUNSEL                  INDEPENDENT AUDITORS
--------------------             ---------------------                  --------------------

Mellon Investor Services LLC     Thacher, Proffitt & Wood               Dixon Odom PLLC
PO Box 3315                      1700 Pennsylvania Ave. N.W.            408 Summit Drive
S. Hackensack, NJ  07606         Washington, DC  20006                  Sanford, NC  27331

                                 CORPORATE OFFICE
                                 302 S. Brooks St.
                                 Wake Forest, N.C.  27587






                                 ANNUAL MEETING

             The 2002 annual meeting of stockholders of Wake Forest
              Bancshares, Inc. will be held at 2:00 pm on Tuesday,
             February 19, 2002 at the Wake Forest Police and Justice
                   Center at 401 Elm Avenue, Wake Forest, N.C.

                                   FORM 10-KSB

            A COPY OF THE ANNUAL REPORT ON FORM 10-KSB AS FILED WITH
            THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED
           WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO WAKE
             FOREST BANCSHARES, INC., PO BOX 1167, WAKE FOREST, N.C.
                                     27588.