Form 10KSB, Exhibit 13
period 2002-09-30
WAKE FOREST BANCSHARES INC
filed 2002-12-26
CIK 1085175

EXHIBIT 13.1

                                    CONTENTS


SELECTED CONSOLIDATED FINANCIAL DATA                                             1

----------------------------------------------------------------------------------

REPORT TO STOCKHOLDERS                                                           2

----------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                                        3 - 13

----------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT                                                    14

----------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated statements of financial condition at September 30, 2002 and 2001   15

Consolidated statements of income for years ended September 30, 2002 and 2001   16

Consolidated statements of stockholders' equity for the years ended
September 30, 2002 and 2001                                                17 - 18

Consolidated statements of cash flows for the years ended
September 30, 2002 and 2001                                                19 - 20
----------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                 21 - 36

----------------------------------------------------------------------------------

COMMON STOCK INFORMATION                                                        37

----------------------------------------------------------------------------------

CORPORATE INFORMATION                                                           38

----------------------------------------------------------------------------------

                          WAKE FOREST BANCSHARES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                  September 30,
                                              ------------------------------------------------------
                                                 2002      2001         2000       1999         1998
                                              ---------   --------    --------    --------   -------
Financial Condition Data:                                         (In Thousands)
Total assets                                 $ 92,985    $ 93,337    $ 83,268    $ 72,396    $ 74,360
Investments (1)                                15,331      16,645       9,607       9,635      17,528
Loans receivable, net                          75,747      74,632      72,564      61,467      55,363
Deposits                                       76,767      77,221      67,874      57,654      60,038
Stockholders' equity                           14,840      14,549      14,172      13,468      13,167

                                                                Years Ended September 30,
                                              ------------------------------------------------------
                                                 2002       2001        2000         1999      1998
                                              ---------   --------    --------    --------   -------
Operating Data:                                          (In Thousands, Except Per Share Data)
Interest and dividend income                 $  6,445     $ 7,674     $ 6,797     $ 6,204     $ 5,983
Interest expense                                3,436       4,359       3,326       3,027       3,072
                                             --------    --------    --------    --------    --------
Net interest income                             3,009       3,315       3,471       3,177       2,911
Provision for loan losses                         144          39          34          --          --
Noninterest income                                350          79          50          42          34
Noninterest expense                             1,497       1,540       1,356       1,275       1,264
                                             --------    --------    --------    --------    --------
Income before income taxes                      1,718       1,815       2,131       1,944       1,681
Income tax expense                                662         676         800         741         620
                                             --------    --------    --------    --------    --------
Net income                                   $  1,056     $ 1,139     $ 1,331     $ 1,203     $ 1,061
                                             ========     =======     =======     =======     =======

Basic earnings per share                     $   0.92     $  1.00     $  1.15     $  1.02     $  0.91
Diluted earnings per share                       0.92        0.99        1.15        1.02        0.89
Dividends per share                              0.48        0.48        0.48        0.48        0.46
Dividend payout ratio                           52.15%      48.42%      41.87%      47.06%      51.69%
Selected Other Data:
Return on average assets (3)                     1.11%       1.24%       1.71%       1.62%       1.28%
Return on average equity (3)                     7.24%       7.93%       9.64%       8.83%       7.26%
Interest rate spread (3)                         2.57%       2.78%       3.54%       3.38%       3.39%
Average equity to average assets (3)            15.39%      15.68%      17.74%      18.35%      17.63%
Net interest margin (3)                          3.24%       3.70%       4.54%       4.34%       4.26%
Allowance for loan losses to
nonperforming loans (2)                         44.23%      31.61%       0.00%      89.51%     196.79%
Nonperforming loans to total loans (2)           1.38%       1.35%       0.00%       0.48%       0.24%

(1)  Includes interest earning deposits and investment securities

(2)  Nonperforming loans include mortgage loans delinquent more than 90 days

(3)  Average balances are derived from month-end balances

                             REPORT TO STOCKHOLDERS


In September, Wake Forest Bancshares, Inc. celebrated its seventh year as a public company. I am pleased to report that the Company reported earnings of $1.06 million, or $0.92 per share, for our fiscal year ended September 30, 2002. These results were noteworthy because they were achieved in spite of several obstacles. Income during the current year continued to be hindered by narrowing interest rate margins. Because the Company maintains loan and investment portfolios which are rate sensitive, Federal Reserve actions to maintain market interest rates at historically low levels have had a negative impact on our revenue stream. In contrast, the Company's cost of funds has continued to decline at a somewhat slower rate. In addition, sluggish local economic conditions for the second year in row impeded loan demand and current year results.

The Company paid a cash dividend of $0.12 per share during each quarter of the current year, a generous 52% of total 2002 earnings. The Company is able to provide this benefit to its shareholders because it continues to be profitable and maintains a strong capital position. In addition, the Company reported operating expenses as a percentage of net interest income of approximately 42% during 2002, a ratio that indicates the Company operates in a prudent and lean manner. The Company's return on assets amounted to 1.11% during the current year. In addition, while the overall equity markets experienced significant losses in 2002, the Company's stock price generally traded within a narrow range, without substantial price fluctuation.

Current year loan demand was respectable, but not as strong as in recent years. Housing starts in our lending area were down for the second straight year. As a result, construction lending, which represents a sizable part of our lending business, was down during 2002. Most builders were much more cautious and concentrated on lowering their inventories. However, assuming the economy can be placed back on track, the long-term fundamentals for the Wake Forest area continue to be positive, both commercially and in the residential housing market during the next few years. The Wake Forest community's close proximity to Raleigh and the Research Triangle Park are advantageous, and the Company is committed to prudent loan growth as our community expands. In December, the Company began to originate loans for sale in the secondary market. We believe this line of business will allow us to be much more competitive in the residential loan markets. We also intend to remain competitive with our deposit products to ensure continued growth and profitability.

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


                                            Respectfully,


                                            /s/ Robert C. White
                                            -----------------------------
                                            Robert C. White
                                            President & Chief Executive Officer

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

                                     GENERAL

Wake Forest Bancshares, Inc. (the "Company") was formed on May 7, 1999 for the purpose of becoming a savings and loan holding company and had no prior operating history. The Company owns 100% of the stock of Wake Forest Federal Savings & Loan Association ("Wake Forest Federal" or the "Association"). The Company in turn is majority owned by Wake Forest Bancorp, M.H.C., (the "MHC") a mutual holding company.

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

Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC's principal asset consists of 635,000 shares of the Company's common stock. The MHC also currently receives its proportional share of dividends declared and paid by the Company and such funds are invested in deposits with the Association. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 55% of the Company. The MHC's Board of Directors, which is currently the same as the Association's and the Company's Board of Directors, will generally be able to control the outcome of most matters presented to the stockholders of the Company for resolution by vote except for certain matters related to stock compensation plans, a vote regarding conversion of the mutual holding company to stock form, or other matters which require an affirmative vote by the minority stockholders. The Company and the MHC are registered as savings and loan holding companies and are subject to regulation, examination, and supervision by the OTS.

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

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position at and for the years ended September 30, 2002 and 2001.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

                               FINANCIAL CONDITION

Total assets decreased by $351,000 during 2002, from $93.4 million at September 30, 2001 to $93.0 million at September 30, 2002. The minor decrease in total assets resulted primarily from an slight decrease of $406,600 in customer deposits during the year. Total investments, including short term interest-earning deposits and U.S. agency obligations decreased by $1.3 million during 2002. The decrease in the Company's investment portfolio funded a $1.1 million increase in the Company's loan portfolio. The investment securities portfolio, which amounted to $953,900 at September 30, 2002, contains available for sale securities with net unrealized gains of $613,000. The net unrealized gains are associated with the Company's investment in Federal Home Loan Mortgage Corporation ("FHLMC") stock.

Net loans receivable increased by approximately $1.1 million during 2002 from $74.6 million at September 30, 2001 to $75.7 million at September 30, 2002. Due to a weakened economy, loan demand in the Association's primary lending markets softened during 2002, particularly for new housing sales and starts. However, the economic base in the Association's primary lending areas has increased over the last several years, primarily due to the continuing growth in the Research Triangle/Wake County area and the expansion of its population base into surrounding communities such as Wake Forest. This expansion is expected to continue over the next several years.

Customer deposits decreased by $406,600 during 2002 and totaled $76.8 million at September 30, 2002. The slight decrease in deposits occurred primarily due to the increasingly competitive environment for deposits in the Association's retail markets.

The Company had no outstanding borrowings during 2002, other than the loan by the Employee Stock Ownership Plan of the Association (the "ESOP") to purchase shares of stock in the Company, which is shown as a liability of the Company. The Company has borrowing capacity through the Association's ability to borrow funds from the Federal Home Loan Bank (the "FHLB") of Atlanta. This capacity is currently set at 12% of the Association's total assets, subject to available collateral.

The Company and the Association are required to meet certain capital requirements as established by the OTS (the "Office of Thrift Supervision"). At September 30, 2002, all capital requirements were met. (See Note 12 to the consolidated financial statements). The Board of Directors of the Company has approved an ongoing stock repurchase program authorizing the Company to repurchase its outstanding common stock, subject to regulatory approval. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2002, the Company had repurchased 67,472 shares of its common stock for $913,900. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

                              RESULTS OF OPERATIONS

Returns. The Company's return on average assets was 1.11% and 1.24% and its return on average equity was 7.24% and 7.93% for 2002 and 2001, respectively. The decrease in the returns on average assets and average equity during 2002 was primarily due to narrowing interest rate margins.

Net Income. The Company's net income for the years ended September 30, 2002 and 2001 was $1,056,100 and $1,139,250, respectively. Net income in 2002 was lower than the earnings reported in 2001 primarily due to a decline in interest rate spreads created by rate movements precipitated by the Federal Reserve.

Net Interest Income. Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period. Net interest income decreased by $305,850 to $3.0 million for the year ended September 30, 2002 from $3.3 million reported in 2001. The decline in net interest income during 2002 was attributable primarily to the greater sensitivity of the Company's loan and investment portfolios to rate movements as compared to its deposits. As market rates declined during 2002 and 2001, the Company's yields on interest earnings assets fell at a quicker rate than its cost of funds. As a result, the Company's net interest rate spread declined from 2.78% in 2001 to 2.57% in 2002.

Interest Income. Total interest income decreased to $6.5 million for 2002 from $7.7 million in 2001, a decrease of $1.2 million. The decline in interest income during 2002 was primarily attributable to a 1.64% drop in the Company's yield on interest earning assets in 2002. The Company's overall yield on interest earning assets was 6.94% in 2002 as compared with 8.58% in 2001.

Interest Expense. Total interest expense decreased from $4.3 million in 2001 to $3.4 million in 2002, a decrease of $922,550. During 2002, the Association's cost of funds decreased from 5.80% in 2001 to 4.37% in 2001, a decrease of 1.43%. The decrease in interest expense from 2001 to 2002 was due primarily to a decrease in the Association cost of funds, which in turn was created by a decline in overall market rates.

Provision for Loan Losses. The Association provided $144,250 in additional loan loss provisions during 2002. During 2001, the Association provided $39,000 in loan loss provisions. There were no loans charged off against the loan loss allowance during 2002 or 2001. However, the Association had certain losses associated with foreclosed assets as explained in the "non-interest expense" and the "asset quality" sections which follow. The provisions, which are charged to operations, and the resulting loan loss allowances are amounts the Association's management believes will be adequate to absorb losses that are estimated to have occurred. Loans are charged off against the allowance when management believes that uncollectibility is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

                              RESULTS OF OPERATIONS

Non-interest Income. Non-interest income amounted to $349,800 and $79,250 in 2002 and 2001, respectively. Non-interest income typically consists of service charges and fees associated with the Association's loan and deposit accounts. However, during 2002, the Association also sold FHLMC shares with a cost basis of $4,250 for a gain of $273,450.

Non-interest Expense. Non-interest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums, OTS operating assessments, data processing charges, and costs associated with foreclosed assets. Non-interest expenses amounted to $1,496,550 and $1,540,150 in 2002 and 2001, respectively.

Compensation and related benefits decreased from $1,057,700 in 2001 to $779,450 in 2002. The decrease in compensation and benefits occurred primarily due a reduction in salary cost associated with the retirement of two officers, one in 2001 and the other in 2002. In addition, compensation and related benefits decreased in 2002 due to increased cost associated with certain post-retirement benefits provided to current and former employees in 2001.

Expenses associated with foreclosed assets increased from $19,750 in 2001 to $237,050 in 2002, including net losses on the sale or write-down of foreclosed assets amounted to $197,750 in 2002. All of the losses from foreclosed assets related to one builder who filed for bankruptcy during 2002. The Company believes that additional loss provisions will not be necessary on current holdings. Occupancy expense, federal insurance premiums, OTS operating assessments, data processing expense and other operating expense changed nominally from 2001 to 2002. Certain administrative expenses are allocated to the MHC as shown in Note 15 to Consolidated Financial Statements.

Income Taxes. The Company's effective income tax rate was 38.5% and 37.2% in 2002 and 2001, respectively. The differences in rates were due to changes in the components of permanent tax differences.

                                  ASSET QUALITY

The Company's level of non-performing loans, defined as loans past due 90 days or more, as a percentage of loans outstanding, was 1.38% and 1.35% at September 30, 2002 and 2001, respectively. The Company's non-performing loans at September 30, 2002 amounted to $1,047,295 and consisted of nine residential mortgage loans. Four of the loans are to the same borrower. The Company believes that it has sufficient allowances established to cover any loss associated with these loans. Based on management's analysis of the adequacy of its allowances, $144,250 and $39,000 in provisions for additional loan loss allowances were made during years ended September 30, 2002 and 2001, respectively. The Company's loan loss allowance was $463,250 at September 30, 2002.

At September 30, 2002, the Company had three single-family residential properties acquired in foreclosure amounting to $422,900, net of recorded allowances. All three of the properties were partially completed homes to the same borrower at date of foreclosure. All three are being readied for market. The Company believes that the properties have been adequately reserved at September 30, 2002 and no further loss is expected.

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

                                                                                 Year Ended September 30,
                                                               ------------------------------------------------------------
                                                                          2002                           2001
                                                               --------------------------    ------------------------------
                                       At September 30, 2002
                                       ---------------------                       Average                          Average
                                        Actual      Yield/     Average             Yield/     Average                Yield/
Assets:                                Balance       Cost      Balance   Interest   Cost      Balance    Interest    Cost
                                       --------    ---------  -------    --------  ------     -------    --------   ------
     Interest-earning assets:
        Interest-earning deposits      $ 14,377      1.87%    $ 16,281   $   287      1.76%   $ 13,867   $   667      4.81%
        Investment securities               954      5.00%         385        34      8.83%      2,478       141      5.69%
        Loans receivable (1)             75,747      7.09%      76,207     6,124      8.04%     73,142     6,866      9.39%
                                       --------               --------   -------              --------   -------
     Total interest-earning assets       91,078      6.26%      92,873     6,445      6.94%     89,487   $ 7,674      8.58%
     Non-interest-earning assets          1,907                  1,919   -------                 2,118   -------
                                       --------               --------                        --------
                     Total             $ 92,985               $ 94,792                          91,605
                                       ========               ========                        ========

Liabilities and stockholders' equity:
     Interest-bearing liabilities:
        ESOP debt                      $     29      4.75%    $     61   $     3      4.92%   $    123   $    10      8.13%
        Passbook accounts                 3,646      1.00%       3,336        53      1.59%      3,167        95      3.00%
        NOW & MMDA accounts              16,915      1.41%      17,723       304      1.72%     10,258       383      3.73%
        Certificates of deposit          56,206      4.60%      57,586     3,076      5.34%     61,651     3,871      6.28%
                                       --------               --------   -------              --------   -------
     Total interest-bearing liabilities  76,796      3.72%      78,706   $ 3,436      4.37%     75,199   $ 4,359      5.80%
                                                                         -------                         -------
     Non-interest-bearing liabilities     1,349                  1,494                           2,047
     Stockholders' equity                14,840                 14,592                          14,359
                                       --------               --------                        --------
                     Total             $ 92,985               $ 94,792                        $ 91,605
                                       ========               ========                        ========
Net interest income
and interest rate spread (2)                         2.54%               $ 3,009      2.57%              $ 3,315      2.78%
                                                                         =======                         =======

Net yield on interest-earning assets (3)             3.11%                            3.24%                           3.70%
Ratio of interest-earning assets to
     interest-bearing liabilities                  118.24%                          118.00%                         119.00%

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

                   RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of the Association's interest-earning assets and interest-bearing liabilities. The table distinquishes between (1) changes in net interest income attributable to volume (changes in volume multiplied by the prior period's interest rate), (2) changes in net interest income attributable to rate (changes in interest rates multiplied by the prior period's volume), and (3) mixed changes (changes in volume multiplied by changes in rates).


                                          Year ended September 30,              Year ended September 30,
                                              2002 vs. 2001                           2001 vs. 2000
                                    Increase (Decrease) Attributable to     Increase (Decrease) Attributable to
                                    -----------------------------------     -----------------------------------
                                                         Rate/               Rate/
Assets:                             Volume    Rate      Volume      Net     Volume    Rate    Volume     Net
                                    ------   -------    ------   --------   ------    ----    ------    -------
    Interest-earning assets:
       Interest-earning deposits   $ 116     $ (423)   $ (73)    $ (380)    $ 534   $  (68)   $ (115)  $  351
                                   -----     ------    -----     ------     -----   ------    ------   ------
       Investment securities        (119)        78      (66)      (107)      (25)       1        (1)     (25)
       Loans receivable              288       (987)     (43)      (742)      434      109         7      550
                                   -----     ------    -----     ------     -----   ------    ------   ------
                    Total            285     (1,332)    (182)    (1,229)      943       42      (109)     876
                                   -----     ------    -----     ------     -----   ------    ------   ------
Liabilities:
    Interest-bearing liabilities:
       ESOP debt                      (5)        (4)       2         (7)       (6)      (2)        1       (7)
       Passbook savings                5        (45)      (2)       (42)      (11)       0         0      (11)
       NOW & MMDA accounts           278       (206)    (151)       (79)       27      (32)       (2)      (7)
       Certificate of deposit       (255)      (580)      40       (795)      731      259        67    1,057
                                   -----     ------    -----     ------     -----   ------    ------   ------
                    Total             23       (835)    (111)      (923)      741      225        66    1,032
                                   -----     ------    -----     ------     -----   ------    ------   ------
    Net interest income            $ 262     $ (497)   $ (71)    $ (306)    $ 202   $ (183)   $ (175)  $ (156)
                                   =====     ======    =====     ======     =====   ======    ======   ======

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

                         CAPITAL RESOURCES AND LIQUIDITY

The Company declared dividends of $.12 per share for each quarter during 2002. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment may be subject to dividends received from the Association to the Company, future earnings, cash flows, capital needs, and regulatory restrictions.

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

During the current year, cash decreased by approximately $581,850, and amounted to $15.3 million at September 30, 2002. Cash flow resulting from internal operating activities provided increases of $1.2 million in cash during the year ended September 30, 2002. Cash flows from investing activities utilized $721,400 in cash during the current year, with a net growth in loans of $1.1 million being the primary use of cash. Because of historically low rates and a flat yield curve on shorter term investments, the Association allowed $500,000 in investment securities to mature without reinvesting the proceeds during 2002. In addition, the Association sold a portion of its investment in FHLMC stock during 2002 and received cash proceeds of $277,700.

During 2002, financing activities of the Company utilized $1.1 million in cash, including net deposit decreases of $406,600. The majority of the deposit decrease occurred because the Association's loan demand was marginal in 2002, and as a result the Association did not aggressively market for deposits. The Association's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. In addition, the Association has a readily available source of credit through its borrowing capacity at the FHLB of Atlanta, currently equal to 12% of total assets. Cash provided by operating and financing activities is used to originate new loans to customers, to maintain the Association's liquid investment portfolios, and to meet short term liquidity requirements.

Given its current liquidity and its ability to borrow from the FHLB of Atlanta, the Company believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

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

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Company's operations, management has implemented an asset/liability program designed to improve the Company's interest rate gap. The program primarily emphasizes the origination of balloon and other short term loans, such as construction and home equity loans that are held for investment purposes. In addition, the program emphasizes investing in short or intermediate term investment securities, and the solicitation of checking or transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly.

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

                          WAKE FOREST BANCSHARES, INC.
                              MARKET RISK ANALYSIS


                                                                    EXPECTED MATURITY DATE
                                   -----------------------------------------------------------------------------------------
                                                                     YEAR ENDED SEPTEMBER 30,
                                   -----------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)
                                      2003       2004         2005          2006       2007  Thereafter  Total    Fair Value
                                   ---------- ----------   ----------   ----------- -------- ----------  -------  ----------
Assets:
     Loans-fixed:
       Balance                     $   160      $    --      $    --       $   --    $   --   $ 2,457   $ 2,617    $ 2,627
       Interest rate                  4.65%          --           --           --        --      8.95%     8.69%        --

     Loans-variable (1):
       Balance                      38,104       11,751       16,703        4,361     2,211        --    73,130     73,324
       Interest rate                  6.08%        8.49%        7.81%        8.15%     8.05%       --      7.05         --

     Investments (2):
       Balance                      14,718           --           --           --        --        --    14,718     15,331
       Interest rate                  2.07%          --           --           --        --        --      2.07%        --

Liabilities:
     Deposits (3):
       Balance                      20,561           --           --           --        --        --    20,561     20,561
       Interest rate                  1.33%          --           --           --        --        --      1.33%        --

     Deposits-certificates:
       Balance                      30,146       11,511        9,941        1,751     2,857        --    56,206     57,785
       Interest rate                  4.09%        4.08%        6.22%        6.40%     4.86%       --      4.58%        --



(1) Maturities of variable rate loans are based on contractual maturity except home equity loans and commercial lines of credit which are based on the next repricing date
(2)  Includes interest bearing deposits and investment securities
(3)  Includes passbook accounts, NOW accounts and money market accounts

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

                          FUTURE REPORTING REQUIREMENTS

In April 2002, the Financial Accounting Standards Board "FASB" issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. The statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has also been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. This statement is not currently applicable to the Company.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost, as defined, was recognized at the date of an entity's commitment to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged. This statement is not currently applicable to the Company.

                   CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company's significant accounting policies are described in Note 1 to the consolidated financial statements. The Company considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations:

Allowance for Loan Losses:

The most critical estimate concerns the Company's allowance for loan losses. The Company records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. The Company's methodology for assessing the appropriations of the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

                   CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Identified problem and impaired loans are measured for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. The adequacy of the allowance is also reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Company and other conditions, such as new loan products, collateral values, loan concentrations, changes in the mix and volume of the loan portfolio; trends in portfolio credit quality, including delinquency and charge-off rates; and current economic conditions that may affect a borrower's ability to repay. Although management believes it has established and maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

Interest Income Recognition.

Interest on loans is included in income as earned based upon interest rates applied to unpaid principal. Interest is not accrued on loans 90 days or more past due unless the loans are adequately secured and in the process of collection. Interest is not accrued on other loans when management believes collection is doubtful. All loans considered impaired are non-accruing. Interest on non-accruing loans is recognized as payments are received when the ultimate collectibility of interest is no longer considered doubtful. When a loan is placed on non-accrual status, all interest previously accrued is reversed against current-period interest income.

                     IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles (GAAP), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in interest rates have a greater impact on the Company's performance than do the effects of inflation. However, the rate of inflation can tend to impact overall market rates, and to that extent, changes in inflation may have a direct impact on the Company's interest rate spread and its operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report to Stockholders contains certain forward-looking statements regarding estimated future revenue and expense levels and other business of the Company. Such statements are subject to certain risks and uncertainties including changes in general and local market conditions, legislative and regulatory conditions and an adverse interest rate environment. Undue reliance should not be placed on this information. These estimates are based on the current expectations of management, which may change in the future due to a large number of potential events, including unanticipated future developments. The Company and the Association do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Association.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Wake Forest Bancshares, Inc.
Wake Forest, North Carolina


We have audited the accompanying consolidated statements of financial condition of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2002 and 2001 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Odom PLLC

Dixon Odom PLLC
Sanford, North Carolina
October  18, 2002

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 2002 AND 2001
------------------------------------------------------------------------------



ASSETS                                                                              2002                  2001
                                                                              -----------------     -----------------
Cash:
  Interest-bearing deposits                                                   $     14,377,050      $     14,804,050
  Noninterest-bearing deposits                                                         926,200             1,081,050
                                                                              -----------------     -----------------
                                                                                    15,303,250            15,885,100
                                                                              -----------------     -----------------
Investment securities (Note 2):
  Available for sale, at market value                                                  623,500             1,510,100
  FHLB stock, at cost                                                                  330,400               330,400
Loans receivable, net of allowance for loan losses
  of $463,250 in 2002 and $319,000 in 2001 (Note 3)                                 75,747,400            74,632,400
Accrued interest receivable                                                             77,350                86,100
Property and equipment, net (Note 4)                                                   403,700               423,650
Foreclosed assets, net (Note 5)                                                        422,900               391,250
Deferred income tax assets (Note 11)                                                    41,300                    --
Prepaid expenses and other assets                                                       35,700                77,500
                                                                              -----------------     -----------------
          Total assets                                                        $     92,985,500      $     93,336,500
                                                                              =================     =================

LIABILITIES AND EQUITY
Liabilities:
  Deposits (Note 6)                                                           $     76,767,500       $    77,174,100
  Accrued interest on deposits                                                          24,350                46,500
  Accounts payable and accrued expenses                                                575,250               551,400
  Dividends payable                                                                    137,900               138,600
  Note payable - ESOP (Note 10)                                                         29,450                88,300
  Deferred income taxes (Note 11)                                                           --               176,550
  Redeemable common stock held by the ESOP, net of
    unearned ESOP shares (Note 10)                                                     611,250               612,100
                                                                              -----------------     -----------------
          Total liabilities                                                         78,145,700            78,787,550
                                                                              -----------------     -----------------
Commitments and contingencies (Note 13)
Stockholders' Equity (Note 12):
  Preferred stock, authorized 1,000,000 shares, none issued                                 --                    --
  Common stock, $.01 par value, authorized 5,000,000 shares; issued 1,216,612
    shares (1,215,862 at September 30, 2001)                                            12,150                12,150
  Additional paid-in-capital                                                         5,062,900             4,996,900
  Accumulated other comprehensive income                                               379,800               616,850
  Retained  earnings, substantially restricted (Note 12)                            10,298,850             9,733,750
  Common stock in treasury, at cost ( 67,472 shares in 2002
    and 60,836 shares in 2001                                                        (913,900)             (810,700)
                                                                              -----------------     -----------------
          Total stockholders' equity                                                14,839,800            14,548,950
                                                                              -----------------     -----------------
                                                                              $     92,985,500      $     93,336,500
                                                                              =================     =================

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2002 AND 2001
------------------------------------------------------------------------------

                                                             2002            2001
                                                          -----------     -----------
Interest and dividend income:
  Loans                                                   $ 6,123,650     $ 6,865,600
  Investment securities                                        34,300         141,250
  Interest-bearing deposits                                   287,300         666,800
                                                          -----------     -----------
                                                            6,445,250       7,673,650
                                                          -----------     -----------
Interest expense:
  Deposits (Note 6)                                         3,433,200       4,348,700
  Borrowings                                                    3,200          10,250
                                                          -----------     -----------
                                                            3,436,400       4,358,950
                                                          -----------     -----------

Net interest income before provision for loan losses        3,008,850       3,314,700
Provision for loan losses (Note 3)                           (144,250)        (39,000)
                                                          -----------     -----------
Net interest income after provision for loan losses         2,864,600       3,275,700
                                                          -----------     -----------

Noninterest income:
  Service fees and other income                                76,350          79,250
  Gain on sale of investment securities                       273,450            --
                                                          -----------     -----------
                                                              349,800          79,250
                                                          -----------     -----------
Noninterest expense:
  Compensation and benefits (Notes 7, 8, 9, and 10)           779,450       1,057,700
  Occupancy                                                    46,550          41,700
  Federal insurance premiums and operating assessments         44,250          41,050
  Data processing and outside service fees                    114,550         120,250
  Foreclosed assets                                           237,050          19,750
  Other operating expense                                     274,700         259,700
                                                          -----------     -----------
                                                            1,496,550       1,540,150
                                                          -----------     -----------

Income before income taxes                                  1,717,850       1,814,800
                                                          -----------     -----------
Income taxes (Note 11):
  Current                                                     734,350         725,900
  Deferred                                                    (72,600)        (50,350)
                                                          -----------     -----------
                                                              661,750         675,550
                                                          -----------     -----------
          Net income                                      $ 1,056,100     $ 1,139,250
                                                          ===========     ===========

Basic earnings per share                                  $      0.92     $      1.00
Diluted earnings per share                                $      0.92     $      0.99
Dividends paid per share                                  $      0.48     $      0.48



See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2002 AND 2001
------------------------------------------------------------------------------



                                                     Shares of                     Additional
                                                      Common          Common        Paid in
                                                       Stock           Stock        Capital
                                                     ---------      ----------     ----------
Balance at September 30, 2000                        1,171,062      $   12,150     $4,916,450
Comprehensive income:
  Net income for 2001                                                    --              --
  Net change in unrealized gain on securities                            --              --
     Total comprehensive income
Contributions to ESOP (Note 10)                                          --            23,700
Market value adjustment for redeemable
  common stock held by ESOP                                              --              --
Amortization of earned RRP shares (Note 8)                               --            56,750
Cash dividends ($0.48 per share)                                         --              --
Acquisition of 16,036 shares of common
  stock for the treasury                               (16,036)          --              --
                                                    ----------      ----------     ----------
Balance at September 30, 2001                        1,155,026          12,150      4,996,900
Comprehensive income:
  Net income for 2002                                                    --              --
  Net change in unrealized (loss) on securities                          --              --
     Total comprehensive income
Contributions to ESOP (Note 10)                                          --            37,550
Market value adjustment for redeemable
  common stock held by ESOP                                              --              --
Amortization of earned RRP shares (Note 8)                               --            18,900
Cash dividends ($0.48 per share)                                         --              --
Exercise of stock options                                  750           --             9,550
Acquisition of 6,636 shares of common
  stock for the treasury                                (6,636)          --              --
                                                    ----------      ----------     ----------
Balance at September 30, 2002                        1,149,140      $   12,150     $5,062,900
                                                    ==========      ==========     ==========

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2002 AND 2001
------------------------------------------------------------------------------




  Accumulated
     Other                             Treasury
 Comprehensive       Retained           Stock
    Income           Earnings          Acquired            Total
--------------    --------------    ---------------   -------------
$    496,250      $  9,352,150      $   (605,450)     $ 14,171,550
        --           1,139,250              --           1,139,250
     120,600              --                --             120,600
                                                      ------------
                                                         1,259,850
                                                      ------------
        --                --                --              23,700
        --            (206,000)             --            (206,000)
        --                --                --              56,750
        --            (551,650)             --            (551,650)
        --                --            (205,250)         (205,250)
------------      ------------      ------------      ------------
     616,850         9,733,750          (810,700)       14,548,950
        --           1,056,100              --           1,056,100
    (237,050)             --                --            (237,050)
                                                      ------------
                                                           819,050
                                                      ------------
        --                --                --              37,550
        --              59,750              --              59,750
        --                --                --              18,900
        --            (550,750)             --            (550,750)
        --                --                --               9,550
        --                --            (103,200)         (103,200)
------------      ------------      ------------      ------------
$    379,800      $ 10,298,850      $   (913,900)     $ 14,839,800
============      ============      ============      ============

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2002 AND 2001
------------------------------------------------------------------------------


                                                               2002              2001
                                                           ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                 $  1,056,100      $  1,139,250
Adjustments to reconcile net income to net
 cash provided  by operating activities:
   Depreciation                                                  30,400            29,500
   Provision for loan losses                                    144,250            39,000
   Provision for loss on foreclosed assets                      206,000             5,000
   Amortization of unearned RRP shares                           18,900            56,750
   Amortization of unearned ESOP shares                          58,850            58,850
   Gain on sale of investment securities                       (273,450)             --
   Gain on sale of foreclosed assets, net                        (8,250)             --
   ESOP compensation expense credited to
     paid-in-capital                                             37,550            23,700
   Deferred income taxes                                        (72,600)          (50,350)
Changes in assets and liabilities:
  (Increase) decrease in:
    Accrued interest receivable                                   8,750            40,700
    Prepaid expenses and other assets                            41,800           (25,100)
Increase (decrease) in:
    Accounts payable and accrued expenses                         1,700           116,900
                                                           ------------      ------------
          Net cash provided by operating activities           1,250,000         1,434,200
                                                           ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES

Principal collected on  loans                                26,415,000        35,818,000
Mortgage loans purchased                                       (195,000)         (140,000)
Loans originated                                            (28,469,250)      (38,181,500)
Proceeds from sale of foreclosed assets                         782,300              --
Capital additions to foreclosed assets                          (21,700)             --
Proceeds from sale of investment securities                     277,700              --
Maturities of available for sale investment securities          500,000         1,750,000
Purchase of FHLB stock                                             --             (39,700)
Purchases of property and equipment                             (10,450)          (20,250)
                                                           ------------      ------------
          Net cash used in investing activities                (721,400)         (813,450)
                                                           ------------      ------------


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2002 AND 2001
------------------------------------------------------------------------------



                                                                 2002              2001
                                                             -------------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES

Cash dividends paid                                          $   (551,350)     $   (553,600)
Principal payments on ESOP note payable                           (58,850)          (58,850)
Proceeds from stock options exercised                               9,550              --
Purchase of treasury stock                                       (103,200)         (205,250)
Net increase (decrease) in savings accounts                      (406,600)        9,346,200
                                                             ------------      ------------
Net cash provided by (used in) financing activities            (1,110,450)        8,528,500
                                                             ------------      ------------
          Net increase (decrease) in cash                        (581,850)        9,149,250
                                                             ------------      ------------
Cash:
  Beginning                                                    15,885,100         6,735,850
                                                             ------------      ------------
  Ending                                                     $ 15,303,250      $ 15,885,100
                                                             ============      ============
Cash and cash Equivalents:
  Cash                                                       $    926,200      $  1,081,050
  Interest bearing overnight funds                             14,377,050        14,804,050
                                                             ------------      ------------
          Total cash and cash equivalents                    $ 15,303,250      $ 15,885,100
                                                             ============      ============
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
     Interest                                                $  3,458,550      $  4,368,650
     Income taxes                                            $    710,000      $    787,200

Supplemental Schedule of Noncash Investing
 and Financing Activities:
  Fair value of ESOP shares in excess of unearned
     ESOP shares (charged) credited to retained earnings     $     59,750      $   (206,000)
  Change in unrealized gain (loss) on available for sale
  securities, net of tax effect                              $   (237,050)     $    120,600
  Loans receivable transferred to foreclosed assets          $    989,000      $    396,250

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

The Company is majority owned by Wake Forest Bancorp, M.H.C., (the "MHC") a mutual holding company. Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC's principal assets consist of 635,000 shares of the Company's common stock and deposits at the Association for accumulated dividends paid on those shares. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 55.2% of the Company. The mutual holding company is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.

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

A summary of the Company's significant accounting policies follows:

Basis of financial statement presentation: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts or revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interest income: The Association does not record interest on loans delinquent 90 days or more unless in the opinion of management, collectibility is assured. If collectibility is not certain, the Association establishes a reserve for uncollected interest. Interest collected while the loan is in such status is credited to income in the period received. If the loan is brought to a status in which it is no longer delinquent 90 days, the reserve for uncollected interest is reversed and interest income is recognized. The Association accounts for interest on impaired loans in a similar fashion. Such interest when ultimately collected is credited to income in the period received.

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

The basic and diluted weighted average shares outstanding for 2002 and 2001 are as follows:


                                                               2002          2001
                                                             ---------     ---------
Weighted average outstanding shares used for basic EPS       1,145,935     1,144,907
Plus incremental shares from assumed issuances
     pursuant to stock options and stock award plans             7,802         3,426
                                                             ---------     ---------
Weighted average outstanding shares used for diluted EPS     1,153,737     1,148,333
                                                             =========     =========

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

Fair value of financial instruments: Estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates are based on pertinent information available to management as of September 30, 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and accrued interest receivable: The carrying amounts reported in the consolidated statement of financial condition approximate these assets' fair values.

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

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2.  INVESTMENT SECURITIES

The amortized cost, estimated market value and gross unrealized gains and losses of the Association's investment securities at September 30, 2002 and 2001 are as follows:

                                                                 2002
                                     ----------------------------------------------------------
                                                       Gross          Gross        Estimated
                                       Amortized     Unrealized     Unrealized       Market
                                         Cost          Gains          Losses          Value
                                     ------------   ------------   ------------   ------------
Available for sale securities:
 Marketable equity securities:
  FHLMC stock                          $ 10,900       $612,600       $   --         $ 623,500
Nonmarketable equity securities:
  Federal Home Loan Bank stock          330,400           --             --           330,400
                                       --------       --------       --------       ---------
                                       $341,300       $612,600       $   --         $ 953,900
                                       ========       ========       ========       =========



                                                                 2001
                                     ----------------------------------------------------------
                                                       Gross          Gross        Estimated
                                       Amortized     Unrealized     Unrealized       Market
                                         Cost          Gains          Losses          Value
                                     ------------   ------------   ------------   ------------
Available for sale securities:
 Marketable equity securities:
  FHLMC stock                          $ 15,200       $992,550       $   --         $1,007,750
 Debt securities:
  U.S. Treasury and agency securities   500,000          2,350           --            502,350
                                       --------       --------       --------       ----------
                                        515,200        994,900           --          1,510,100
Nonmarketable equity securities:
  Federal Home Loan Bank stock          330,400          --              --            330,400
                                       --------       --------       --------       ----------
                                       $845,600       $994,900       $   --         $1,840,500
                                       ========       ========       ========       ==========


During 2002, FHLMC shares with cost basis of $4,250 were sold for $277,700 resulting in a realized gain of $273,450. There were no sales of investment securities during the year ended September 30, 2001.

The change during 2002 and 2001 in accumulated other comprehensive income which consists solely of net unrealized gains and losses associated with available for sale securities is as follows:

                                                                   2002             2001
                                                                 ---------        ---------
Accumulated other comprehensive income, beginning of year        $ 616,850        $ 496,250
  Change in unrealized gains                                      (108,900)         194,550
  Reclassification adjustment for gains realized in income        (273,450)            --
  Change in related deferred income taxes                          145,300          (73,950)
                                                                 ---------        ---------
Accumulated other comprehensive income, end of year              $ 379,800        $ 616,850
                                                                 =========        =========



The Association, as a member of the Federal Home Loan Bank system, maintains an investment in capital stock of the Federal Home Loan Bank. No ready market exists for the bank stock. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 3.  LOANS RECEIVABLE

Loans receivable consist of the following:
                                                    2002               2001
                                                 -----------        -----------
First mortgage loans:
Single family, one-to-four units                 $25,410,200        $27,250,850
Multifamily, residential                             442,050            324,550
Commercial real estate                            15,141,300         15,104,300
Land                                              12,502,550          9,569,200
Residential construction                          29,302,150         28,597,200
Commercial construction                              593,200          3,883,500
                                                 -----------        -----------
                                                  83,391,450         84,729,600
Equity line mortgages                              1,878,100          2,461,300
Loans on savings accounts                            159,650            144,300
                                                 -----------        -----------
                                                  85,429,200         87,335,200
                                                 -----------        -----------
Less:
Undisbursed portion of loans in process            9,025,000         12,157,650
Allowance for loan losses                            463,250            319,000
Deferred loan fees                                   193,550            226,150
                                                 -----------        -----------
                                                   9,681,800         12,702,800
                                                 -----------        -----------
                                                 $75,747,400        $74,632,400
                                                 ===========        ===========
Weighted average yield on loans receivable              7.09%              8.50%
                                                 ===========        ===========


The change in the Association's allowance for loan losses is as follows for the years ended September 30, 2002 and 2001:
                                                     2002               2001
                                                 -----------        -----------
Balance, beginning of year                       $   319,000        $   280,000
Provision for loan loss                              144,250             39,000
Charge-offs                                            --                 --
                                                 -----------        -----------
Balance, end of year                             $   463,250        $   319,000
                                                 ===========        ===========


The Association does not accrue interest on loans past due 90 days or more if, in the opinion of management, collectibility is in doubt. Such interest is removed from income through the establishment of a reserve for uncollected interest. At September 30, 2002, a reserve for uncollected interest totaling $24,000 was established on loans amounting to $832,050. At September 30, 2001, a reserve for uncollected interest on loans delinquent more than 90 days was not established because management expected all such interest to be fully collectible. The balance of accruing loans past due more than 90 days was approximately $215,250 and $1,009,200 at September 30, 2002 and 2001, respectively. Interest income that would have been recorded in 2002 if non-accrual had been current would have been $24,000. The amount of interest income recognized on these loans in 2002 was $36,500.

The Association had $832,050 in loans outstanding at September 30, 2002 which it considered impaired. Valuation allowances related to these impaired loans amounted to $95,000 at September 30, 2002. There were no impaired loans at September 30, 2002 without related allowances. The average investment in impaired loans in 2002 was $833,000. Interest income recognized on impaired loans during 2002 was $36,500, which was recognized on a cash basis.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 3.  LOANS RECEIVABLE (CONTINUED)

Shareholders of the Company with 10% or more ownership and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with the Association in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with non-related parties during the years ended September 30, 2002 and 2001.

Aggregate loan transactions with related parties during the years ended September 30, 2002 and 2001 were as follows:


                                         2002             2001
                                      ---------        ---------
Beginning balance                     $ 413,300        $ 441,750
New loans                                  --               --
Reductions                             (339,000)         (28,450)
                                      ---------        ---------
Ending balance                        $  74,300        $ 413,300

                                      =========        =========
Maximum balance during the year       $ 413,300        $ 441,750
                                      =========        =========


NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2002 and 2001 are summarized as follows:

                                          2002              2001
                                        ---------        ---------
Land                                    $  20,950        $  20,950
Office buildings and improvements         608,800          608,800
Furniture and fixtures                    201,050          190,600
                                        ---------        ---------
                                          830,800          820,350
Less accumulated depreciation            (427,100)        (396,700)
                                        ---------        ---------
                                        $ 403,700        $ 423,650
                                        =========        =========



NOTE 5.  FORECLOSED ASSETS

The change in the Association's allowance for loss on foreclosed assets is as follows for the years ended September 30, 2002 and 2001:

                                                2002             2001
                                              ---------        ---------
Balance, beginning of year                    $   5,000        $    --
Provision for loss on foreclosed assets         206,000            5,000
Charge-offs                                     (83,000)            --
                                              ---------        ---------
Balance, end of year                          $ 128,000        $   5,000
                                              =========        =========



In addition to the provisions detailed above, the Company incurred $29,900 and $9,500 in expense associated with holding foreclosed assets during 2002 and 2001, respectively. The Company reported a net gain (after adjusting for write-downs) of $8,250 and $1,850 from the disposal of foreclosed assets during 2002 and 2001, respectively.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 6.  DEPOSITS

Deposits at September 30, 2002 and 2001 consist of the following:

                                                                          2002              2001
                                                                      -----------        -----------
Passbook accounts, weighted average rate of 1.00%
  (3.00% in 2001)                                                     $ 3,645,850        $ 3,192,150
MMDA accounts, weighted average rate of 1.50%
  (3.00% in 2001)                                                      14,809,500          9,301,700
NOW accounts, weighted average rate of 1.00%
  (2.50% in 2001)                                                       1,568,600          1,457,700
Certificate of deposit accounts, weighted average rate of 4.59%
  (6.07% in 2001)                                                      56,206,350         62,670,700
Noninterest-bearing accounts                                              537,250            551,850
                                                                      -----------        -----------
                                                                      $76,767,550        $77,174,100
                                                                      ===========        ===========
Weighted average cost of deposits                                            3.72%              5.45%
                                                                      ===========        ===========



Certificate of deposit accounts by maturity at September 30, 2002 are summarized as follows:

Maturity Period:
     2003                                                                                $30,146,350
     2004                                                                                 11,511,400
     2005                                                                                  9,940,650
     2006                                                                                  1,751,000
     2007                                                                                  2,856,950
                                                                                         -----------
                                                                                         $56,206,350
                                                                                         ===========



The aggregate amount of certificate of deposit accounts at September 30, 2002 with a minimum denomination of $100,000 by maturity are summarized as follows:

Maturity Period:
  Within three months                                                                   $ 2,551,700
  After three months but within six months                                                1,945,500
  After six months but within twelve months                                               3,035,050
  After twelve months                                                                    11,230,400
                                                                                        ------------
                                                                                        $18,762,650
                                                                                        ============



Eligible deposits are insured up to $100,000 by the Savings Association Insurance Fund (SAIF), which is administered by the FDIC.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 7.  EMPLOYEES AND DIRECTORS BENEFIT PLANS

The Association has a noncontributory 401k plan for substantially all employees. The Association has no obligation to make contributions to the plan, but pays administrative costs of the Plan. Plan expenses amounted to $1,700 and $2,050 during 2002 and 2001, respectively.

The Association has a non-qualified noncontributory retirement plan covering its directors. Retirement plan expense is computed based on the discounted present value of expected future payments over the expected service years for the directors. Under the plan, directors will receive upon retirement, monthly payments for ten years in amounts not to exceed $5,000 annually. Other stipulations and limitations based on years of service, death and disability, change of control, and early termination apply. Expense associated with the plan amounted to $4,750 and $9,600 for 2002 and 2001, respectively.

The Association has also entered into employment agreements with its two key executives. The agreements provide for a three year term, but upon each anniversary, the agreements automatically extend so that the terms shall always be three years, unless either party gives notice that the agreement will not be renewed. Performance reviews by a committee of the Board will be conducted annually and the agreements can be terminated by the Association at anytime for cause as defined in the agreements. The agreements provide for a base salary plus performance bonus to be determined annually. In the event of termination other than for cause, the employees are entitled to a lump sum cash payment in an amount equal to the present value of the base salary, bonus payments, and other benefits as described and determined in the agreements.

NOTE 8.  RECOGNITION AND RETENTION PLAN

The Company has a Recognition and Retention Plan (the "RRP") whereby 22,248 shares of common stock were awarded to employees and directors. In January, 1998, the Association issued shares of common stock from authorized but unissued shares to fund the plan. The RRP shares vest over a five year period and at September 30, 2002, 97.6% of the shares had been awarded and 100% of the shares awarded had vested. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Compensation expense is incurred over the vesting period. Expense associated with the plan was $17,500 and $52,550 for years ended September 30, 2002 and 2001, respectively.

NOTE 9.  STOCK OPTION PLAN

The Company has a stock option plan for the benefit of its officers, directors, and key employees. Options totaling 54,000 at a grant price of $12.75 were granted on January 22, 1997. No options have been granted since that date. The options became exercisable at the rate of 20% annually for years during periods of service as an employee, officer, or director, and expire after ten years. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Options are exercisable at the fair value on the date of grant. A summary of the changes in the Company's options during the years ended September 30, 2002 and 2001 is presented below:

                                                           2002          2001
                                                          ------        -------
Stock options outstanding at beginning of the year        38,086         51,586
Granted                                                     --             --
Exercised                                                   (750)          --
Terminated                                                  --          (13,500)
                                                         -------        -------
Stock options outstanding at end of the year              37,336         38,086
                                                         =======        =======
Stock options exercisable at end of the year              37,336         30,469
                                                         =======        =======

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 9.  STOCK OPTION PLAN (CONTINUED)

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

However, had compensation cost been recorded based on the fair value ($4.17 per share) of awards at the grant date, the pro forma impact on the Company's net income and earnings per share would have been to reduce such amounts by approximately $19,300 ($0.02 per basic and dilutive share) and $19,700 ($0.02), respectively, for 2002 and 2001. The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 1997 when the options were granted: dividend rate of 2.75%; risk-free interest rate of 5.87%; expected lives of 10 years; and price volatility of 26.51%.

NOTE 10.  EMPLOYEE STOCK OPTION PLAN (ESOP)

The Association has an ESOP to benefit substantially all employees. As a part of the Association's initial public offering in April 1996, the ESOP purchased 41,200 shares of common stock with the proceeds from a loan received from a third party financial institution. The note requires quarterly principal payments of $14,714 plus interest at the lending institution's prime rate (4.75% at September 30, 2002) until March, 2003. The Association is expected to make quarterly contributions to the ESOP in amounts sufficient to allow the ESOP to make its scheduled principal and interest payments on the note. The unallocated ESOP shares are pledged as collateral for the debt. Dividends on unallocated shares are not reported as dividends in the financial statements. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt in the Company's accompanying consolidated balance sheet. At September 30, 2002, the remaining future principal payments of $29,450 are all due in 2003.

The Association makes cash contributions to the ESOP sufficient to amortize the debt, but records expense based upon the fair value of the shares allocated to plan participants each year. The difference between the cash contributions and the amount expensed is credited or charged to additional paid-in capital. ESOP compensation expense was $96,400 and $82,600 for the years ended September 30, 2002 and 2001, respectively.

The ESOP has a put option which requires that the Company repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The Company is required to reflect as a liability the maximum possible cash obligation to redeem the shares, which is the fair value of such shares, whether allocated or unallocated. The initial purchase of common stock by the ESOP is treated as a reduction in stockholder's equity and as a liability for the put option. The liability for the put option has been reduced to the extent of the unearned ESOP shares at the end of each fiscal year end. The liability for the put option at September 30, 2002, based upon the bid price of the ESOP shares at that time of $15.50, was $611,250. The liability for the put option will fluctuate based upon the fair value of the shares with the resulting increase or decrease reflected as change to retained earnings.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 10.  EMPLOYEE STOCK OPTION PLAN (ESOP) (CONTINUED)

Shares of the Company held by the ESOP at September 30, 2002 and 2001 are as follows:

                                                   2002              2001
                                                 ---------        ---------
Shares held by the ESOP                             41,200           41,200
Shares released for allocation                     (38,257)         (32,372)
                                                 ---------        ---------
Unreleased (unearned) shares                         2,943            8,828
                                                 =========        =========
Fair value of unreleased (unearned) shares       $  45,600        $ 150,100
                                                 =========        =========


NOTE 11.  INCOME TAXES

At September 30, 2002 and 2001, retained earnings contain $1,434,000 in tax related bad debt reserves for which no deferred income taxes have been provided because the Association does not intend to use the reserves for purposes other than to absorb losses. The balance represents the Association's bad debt reserves at September 30, 1988, and the unrecorded deferred income taxes amount to approximately $545,000. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The Association also must recapture its tax bad debt reserves which have accumulated since 1988 (the "base year") amounting to approximately $189,000. The tax associated with the recaptured reserves is approximately $72,000 and is being paid out over a six year period beginning with the 1999 year. At September 30, 2002, the remaining liability associated with the recaptured reserves is approximately $23,950. Deferred income taxes have been established for the taxes associated with the recaptured reserves.

Income tax expense differs from the federal statutory rate of 34% as follows:

                                                           2002      2001
                                                          -------   -------
Statutory federal income tax rate                         34.00 %   34.00 %
Increase (decrease) in income taxes resulting from:
  State income taxes, net of federal benefit               4.12      3.04
  Other                                                    0.40      0.18
                                                          -----     -----
Effective tax rate                                        38.52 %   37.22 %
                                                          =====     =====


Deferred income taxes consist of the following components as of September 30, 2002 and 2001:

                                                    2002            2001
                                                 ---------        ---------
Deferred tax assets:
  Loan loss allowances                           $ 176,050        $ 121,200
  Deferred loan fees                                 7,100            5,500
  Health insurance accrual                          77,350           70,900
  Retirement plan accrual                           65,150           63,400
                                                 ---------        ---------
                                                   325,650          261,000
                                                 ---------        ---------
Deferred tax liabilities:
  Tax bad debt reserves                             23,950           35,900
  Excess accumulated tax depreciation               27,600           23,550
  Unrealized net appreciation, investments         232,800          378,100
                                                 ---------        ---------
                                                   284,350          437,550
                                                 ---------        ---------
                                                 $  41,300        $(176,550)
                                                 =========        =========

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 12.  CAPITAL

Concurrent with the reorganization in 1996, the Association established a liquidation account equal to its net worth as reflected in its statement of financial condition used in its final offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Association after the reorganization. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account adjusted for transactions since the reorganization. Dividends paid by the Association to the Company subsequent to the reorganization cannot be paid from this liquidation account.

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

The Company and the Association are subject to the capital requirements established by the Office of Thrift Supervision. Under the OTS prompt corrective action regulations, the Company and the Association are considered well capitalized if their ratio of total capital to risk-weighted assets is at least 10%, their ratio of core capital (Tier 1) to risk-weighted assets is at least 6.0%, and their ratio of core capital (Tier 1) to total average assets is at least 5.0%. Both the Company and the Association met all of the above requirements and are considered well capitalized. The Company's capital requirements and ratios are presented below:

                                                                  MINIMUM REQUIREMENTS TO BE:
                                           --------------------------------------------------------------------------
In Thousands                                  ACTUAL                 ADEQUATELY CAPITALIZED      WELL CAPITALIZED
                                           --------------------------------------------------------------------------
                                            Amount       Ratio       Amount       Ratio       Amount      Ratio
                                           --------------------------------------------------------------------------
2002
Total Capital to Risk Weighted Assets      $ 14,923      22.18%      $ 5,383    8.00%        $ 6,729      10.00%
Tier 1 Capital to Risk Weighted Assets     $ 14,460      21.49%      $ 2,691    4.00%        $ 4,037       6.00%
Tier 1 Capital to Average Assets           $ 14,460      15.65%      $ 3,695    4.00%        $ 4,619       5.00%

2001
Total Capital to Risk Weighted Assets      $ 14,251      22.63%      $ 5,037    8.00%        $ 6,296      10.00%
Tier 1 Capital to Risk Weighted Assets     $ 13,932      22.13%      $ 2,518    4.00%        $ 3,778       6.00%
Tier 1 Capital to Average Assets           $ 13,932      15.09%      $ 3,694    4.00%        $ 4,617       5.00%



The Company has an ongoing stock repurchase program authorizing the Company to repurchase up to an additional $231,000 of its outstanding common stock. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2002, the Company had repurchased 67,472 shares of its common stock. The program continues until terminated by the Board of Directors.

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

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 2002, the Association had outstanding loan commitments amounting to $3,319,000. The undisbursed portion of construction loans amounted to $9,025,000 and unused lines of credit amounted to $6,502,000 at September 30, 2002.

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

NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at September 30, 2002 and 2001. See Note 1 for a description of the Company's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.

                                                     September 30,
                                --------------------------------------------------------
                                           2002                          2001
                                --------------------------    --------------------------
                                  Carrying        Fair         Carrying         Fair
                                   Amount         Value         Amount          Value
                                -----------    -----------    -----------    -----------
Financial assets:
-----------------
 Cash                           $15,303,250    $15,303,250    $15,885,100    $15,885,100
 Investment securities              623,500        623,500      1,510,100      1,510,100
 FHLB stock                         330,400        330,400        330,400        330,400
 Loans receivable                75,747,400     75,951,150     74,632,400     74,930,300
 Accrued interest receivable         77,350         77,350         86,100         86,100
Financial liabilities:
----------------------
 Deposits                        76,767,500     78,346,050     77,220,600     79,186,050
 Note payable - ESOP                 29,450         29,450         88,300         88,300
Accrued interest payable             24,350         24,350         46,500         46,500


WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

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

The following is a summary of the condensed financial statements of Wake Forest Bancorp, M.H.C. as of and for the periods indicated:

                        Condensed Balance Sheets
                       September 30, 2002 and 2001

                                                                 2002           2001
                                                               ----------    ----------
Assets:
 Cash and cash equivalents                                     $1,317,400    $1,092,800
 Accrued dividends receivable, subsidiary                          76,200        76,200
 Investment in Wake Forest Bancshares, Inc.                     5,732,550     5,455,800
                                                               ----------    ----------
                    Total assets                               $7,126,150    $6,624,800
                                                               ==========    ==========
Liabilities:
 Accounts payable and accrued expenses                         $   16,200    $      650
                                                               ----------    ----------
Equity:
 Capitalization by Wake Forest Federal                            106,350       106,350
 Equity in Wake Forest Bancshares, Inc.                         3,854,700     3,854,700
 Retained earnings                                              3,148,900     2,663,100
                                                               ----------    ----------
                    Total equity                                7,109,950     6,624,150
                                                               ----------    ----------
                    Total liabilities and equity               $7,126,150    $6,624,800
                                                               ==========    ==========




                     Condensed Statements of Income
             For the Years Ended September 30, 2002 and 2001

                                                                 2002           2001
                                                               ----------    ----------
Revenues:
  Interest income                                              $ 30,650      $ 46,900
  Equity in earnings of subsidiary                              581,550       623,100
                                                               --------      --------
                    Total income                                612,200       670,000
                                                               --------      --------
Expenses:
  Accounting and tax expense                                     16,550        17,350
  Attorney Fees                                                  18,250        21,400
  Director's fees                                                74,450        84,900
  Other                                                          17,150        14,300
                                                               --------      --------
                    Total expense                               126,400       137,950
                                                               --------      --------
                    Net income                                 $485,800      $532,050
                                                               ========      ========

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 15.  MUTUAL HOLDING COMPANY FINANCIAL DATA (CONTINUED)

                   Condensed Statements of Cash Flows
             For the Years Ended September 30, 2002 and 2001

Cash Flows from Operating Activities:                     2002             2001
                                                       -----------     -----------
 Net income                                            $   485,800     $   532,050
 Noncash income items:
  Equity in earnings of Wake Forest Federal               (581,550)       (623,100)
  Change in assets and liabilities:
  Decrease in investment in subsidiary - dividends         304,800         304,800
  Increase (decrease) in accounts payable                   15,550             650
                                                       -----------     -----------
          Net cash provided by operating activities        224,600         214,400
Cash and cash equivalents- beginning                     1,092,800         878,400
                                                       -----------     -----------
Cash and cash equivalents- ending                      $ 1,317,400     $ 1,092,800
                                                       ===========     ===========



NOTE 16.  PARENT COMPANY ONLY FINANCIAL DATA

The following is a summary of the condensed financial statements of Wake Forest Bancshares, Inc. for the periods indicated:

                        Condensed Balance Sheets
                       September 30, 2002 and 2001


                                                          2002             2001
                                                      ------------     ------------
Assets:
 Cash and cash equivalents                            $    231,250     $    324,500
 Accrued dividends receivable, Wake Forest Federal         137,900          138,600
 Investment in Wake Forest Federal                      14,605,450       14,221,950
 Other assets                                                3,100            2,500
                                                      ------------     ------------
          Total assets:                               $ 14,977,700     $ 14,687,550
                                                      ============     ============
Liabilities:
 Accrued dividends payable                            $    137,900     $    138,600
                                                      ------------     ------------
Equity:
 Common stock                                               12,150           12,150
 Additional paid-in capital                             13,384,450       13,256,250
 Accumulated other comprehensive income                    379,800          616,850
 Retained earnings                                       1,977,300        1,474,400
 Treasury stock acquired                                  (913,900)        (810,700)
                                                      ------------     ------------
          Total equity                                  14,839,800       14,548,950
                                                      ------------     ------------
          Total liabilities and equity                $ 14,977,700     $ 14,687,550
                                                      ============     ============

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 16.  PARENT COMPANY ONLY FINANCIAL DATA (CONTINUED)

                     Condensed Statements of Income
             For the Years Ended September 30, 2002 and 2001

                                                           2002             2001
                                                         -----------     -----------
Interest income                                          $     5,550     $    10,050
Equity in earnings of Wake Forest Federal                  1,055,050       1,133,350
Miscellaneous expense                                         (3,950)           (400)
Income tax expense                                              (600)         (3,750)
                                                         -----------     -----------
                Net income                               $ 1,056,050     $ 1,139,250
                                                         ===========     ===========



                    Condensed Statement of Cash Flows
             For the Years Ended September 30, 2002 and 2001

                                                            2002             2001
                                                         -----------     -----------
Cash Flows from Operating Activities:
 Net income                                              $ 1,056,050     $ 1,139,250
 Noncash income items:
  Equity in earnings of Wake Forest Federal               (1,055,050)     (1,133,350)
  Dividends received from Wake Forest Federal                556,950         806,950
 Change in assets and liabilities:
  (Increase) decrease in accrued dividends receivable            700           1,950
  (Increase) decrease in other assets                           (600)         (2,500)
  Increase (decrease) in income tax payable                     --            (3,350)
                                                         -----------     -----------
          Net cash provided by operating activities          558,050         808,950
                                                         -----------     -----------
Cash Flows from Financing Activities:
 Treasury stock acquired                                    (103,200)       (205,250)
  Proceeds from exercise of stock options                      9,550            --
  Increase (decrease) in accrued dividends payable              (700)         (1,950)
 Dividends paid                                             (556,950)       (556,950)
                                                         -----------     -----------
          Net cash provided from financing activities       (651,300)       (764,150)
                                                         -----------     -----------
Increase (decrease) in cash                                  (93,250)         44,800
Cash and cash equivalents- beginning                         324,500         279,700
                                                         -----------     -----------
Cash and cash equivalents- ending                        $   231,250     $   324,500
                                                         ===========     ===========

                          WAKE FOREST BANCSHARES, INC.
                            COMMON STOCK INFORMATION
------------------------------------------------------------------------------


The Company's stock (previously as Wake Forest Federal Savings & Loan Association) began trading on April 3, 1996. There are 1,149,140 shares of common stock outstanding (net of treasury shares) of which approximately 41% were held by 350 stockholders of record on September 30, 2002. The MHC, ESOP and RRP Trust hold approximately 59%. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WAKE." The table below reflects the stock trading and dividend payment frequency of the Company's stock for the years ended September 30, 2002 and 2001, based upon information provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis.


                                                               Stock Price
                                                    ---------------------------------
                                      Dividends          High              Low
                                     ------------   ---------------  ----------------
2002
----
First Quarter                          $    0.12        $   18.000       $    16.050
Second Quarter                              0.12            18.000            14.400
Third Quarter                               0.12            17.500            15.250
Fourth Quarter                              0.12            16.800            15.020

2001
----
First Quarter                          $    0.12        $   12.750       $    11.500
Second Quarter                              0.12            13.250            12.125
Third Quarter                               0.12            17.000            13.250
Fourth Quarter                              0.12            18.050            15.750

                          WAKE FOREST BANCSHARES, INC.
                              CORPORATE INFORMATION

                               EXECUTIVE OFFICERS
                               ------------------

Robert C. White                                       Billy B. Faulkner
President, Chief                                      Vice President, Secretary
Executive Officer                                      & Treasurer
 & Chief Financial
   Officer

                                    DIRECTORS
                                    ---------

Howard Brown               Rodney M. Privette         R. W. Wilkinson III
Chairman of the Board      Owner of Insurance Agency  Vice Chairman of the Board
Former Owner of                                       Former Managing Officer
Oil Distribution Company   Paul Brixhoff              of Wake Forest Federal
                           Former Owner of Auto
                           Supply Company
John D. Lyon                                          Anna O. Sumerlin
Owner of Appraisal                                    Former CEO of the Company
Company                    William S. Wooten
                           Dentist
Harold R. Washington                                  Leelan A. Woodlief
Former Owner of            Robert C. White            Owner of Farm Supply
Automobile                 CEO of the Company         Company
Distributorship



STOCK TRANSFER AGENT            SPECIAL LEGAL COUNSEL       INDEPENDENT AUDITORS
--------------------            ---------------------       --------------------
Mellon Investor Services LLC    Thacher, Proffitt & Wood    Dixon Odom PLLC
PO Box 3315                     1700 Pennsylvania Ave. N.W. 408 Summit Drive
S. Hackensack, NJ  07606        Washington, DC  20006       Sanford, NC  27331

                                CORPORATE OFFICE
                                ----------------
                                302 S. Brooks St.
                                Wake Forest, N.C.  27587


                                 ANNUAL MEETING

                The 2003 annual meeting of stockholders of Wake Forest Bancshares, Inc. will be held at 2:00 pm on Tuesday, February 18, 2003 at the Wake Forest Police and Justice Center at 401 Elm Avenue, Wake Forest, N.C.

                                   FORM 10-KSB

                A COPY OF THE ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO WAKE FOREST BANCSHARES, INC., PO BOX 1167, WAKE FOREST, N.C. 27588.