Form 10KSB, Exhibit 13
period 2003-09-30
WAKE FOREST BANCSHARES INC
filed 2003-12-29
CIK 1085175

EXHIBIT 13.1

                                    CONTENTS



SELECTED CONSOLIDATED FINANCIAL DATA                                                      1

--------------------------------------------------------------------------------------------

REPORT TO STOCKHOLDERS                                                                    2

--------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                                                 3 - 13

--------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT                                                             14

--------------------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated statements of financial condition at September 30, 2003 and 2002            15

Consolidated statements of income for years ended September 30, 2003 and 2002            16

Consolidated statements of stockholders' equity for the years ended
September 30, 2003 and 2002                                                          17 -18

Consolidated statements of cash flows for the years ended
September 30, 2003 and 2002                                                         19 - 20
--------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                          21 - 34

--------------------------------------------------------------------------------------------

COMMON STOCK INFORMATION                                                                 35

--------------------------------------------------------------------------------------------

CORPORATE INFORMATION                                                                    36

--------------------------------------------------------------------------------------------


                          WAKE FOREST BANCSHARES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                  September 30,
                                           -----------------------------------------------------------
                                            2003         2002         2001         2000          1999
                                           -------      -------      -------      -------      -------
Financial Condition Data:                                        (In Thousands)
Total assets                               $85,674      $92,985      $93,337      $83,268      $72,396
Investments (1)                             16,381       15,331       16,645        9,607        9,635
Loans receivable, net                       67,016       75,747       74,632       72,564       61,467
Deposits                                    68,840       76,767       77,221       67,874       57,654
Stockholders' equity                        15,542       14,840       14,549       14,172       13,468


                                                              Years Ended September 30,
                                           ------------------------------------------------------------
                                            2003         2002         2001         2000         1999
                                           -------      -------      -------      -------      -------
                                                      (In Thousands, Except Per Share Data)
Operating Data:
Interest and dividend income               $ 5,325      $ 6,445      $ 7,674      $ 6,797      $ 6,204
Interest expense                             2,325        3,436        4,359        3,326        3,027
                                           -------      -------      -------      -------      -------
Net interest income                          3,000        3,009        3,315        3,471        3,177
Provision for loan losses                      215          144           39           34           --
Noninterest income                             315          350           79           50           42
Noninterest expense                          1,234        1,497        1,540        1,356        1,275
                                           -------      -------      -------      -------      -------
Income before income taxes                   1,866        1,718        1,815        2,131        1,944
Income tax expense                             715          662          676          800          741
                                           -------      -------      -------      -------      -------
Net income                                 $ 1,151      $ 1,056      $ 1,139      $ 1,331      $ 1,203
                                           =======      =======      =======      =======      =======
Basic earnings per share                   $  1.01      $  0.92      $  1.00      $  1.15      $  1.02
Diluted earnings per share                    1.00         0.92         0.99         1.15         1.02
Dividends per share                           0.52         0.48         0.48         0.48         0.48
Dividend payout ratio                        29.68%       52.15%       48.42%       41.87%       47.06%

Selected Other Data:
Return on average assets (3)                  1.30%        1.11%        1.24%        1.71%        1.62%
Return on average equity (3)                  7.57%        7.24%        7.93%        9.64%        8.83%
Interest rate spread (3)                      2.94%        2.57%        2.78%        3.54%        3.38%
Average equity to average assets (3)         17.15%       15.39%       15.68%       17.74%       18.35%
Net interest margin (3)                       3.48%        3.24%        3.70%        4.54%        4.34%
Allowance for loan losses to
Nonperforming loans (2)                     259.11%       44.23%       31.61%        0.00%       89.51%
Nonperforming loans to total loans (2)        0.37%        1.38%        1.35%        0.00%        0.48%


(1) Includes interest earning deposits and investment securities
(2) Nonperforming loans include mortgage loans delinquent more than 90 days
(3) Average balances are derived from month-end balances

                             REPORT TO STOCKHOLDERS

I am pleased to report that your Company reported earnings of $1.15 million, or $1.00 per diluted share, for our fiscal year ended September 30, 2003. These positive results were accomplished even though a couple of impediments created an unfavorable operating environment. For the third year in a row, revenue generation was hindered by narrowing interest rate margins. Because the Company maintains loan and investment portfolios which are rate sensitive, the Federal Reserve actions to maintain market interest rates at historically low levels have had a negative impact on our revenue stream. In contrast, the Company's cost of funds has continued to decline at a somewhat slower rate. While the Company's earnings are less likely to experience volatile fluctuations, short term profits tend to suffer as protection against longer term interest rate risk. In addition, sluggish local economic conditions which have lingered for several years now continued to impede loan demand and current year results.

The Company declared cash dividends of $0.52 per share for the current year, having increased its dividend from $0.12 a quarter during the first two quarters to $0.14 a quarter during the third and fourth quarters. Because recent federal tax changes now tax certain dividends at the same rate as long term capital gains, shareholders benefit from cash dividends in a similar fashion to equities that have relied solely upon capital appreciation. We are able to provide this continuing benefit because the Company is profitable and is in a strong capital position. The Company also reported an efficiency ratio of approximately 37% during 2003, a measure that demonstrates the Company's intention to operate in a prudent and lean manner. The Company's return on assets amounted to 1.30% during the current year. In addition, our stock price generally traded in an increasingly higher range throughout the current year.

Current year loan demand was respectable, but customer refinancings and subsequent repayments reduced the Company's loan portfolio. The Company's business plan continues to be based upon foregoing long-term fixed rate loans due to the rate risks associated with holding such loans, particularly in a low interest rate environment. However, the popularity of that loan product during the current year caused the Company's loan portfolio to decline. In order to participate in the refinancing boom and generate fee income, the Company began to originate and sell long term fixed rate mortgage loans in the secondary market. We believe this line of business will allow us to be much more competitive in the residential loan markets. Housing starts in our lending area began to increase in the latter part of 2003. As a result, construction lending, which represents a sizable part of our lending business, has begun to pick up. Assuming recent favorable economic indicators can be sustained, the long-term fundamentals for the Wake Forest area continue to be positive. The Wake Forest community's close proximity to Raleigh and the Research Triangle Park are advantageous, and the Company is committed to prudent loan growth as our community expands. We also intend to remain competitive with our deposit products to ensure that the Company has sufficient liquidity for continued growth and profitability.

The Board of Directors and management's primary commitment is to maximize shareholder value. In addition, we intend to continue to serve our local market as a hometown community-oriented financial institution. We appreciate your investment in Wake Forest Bancshares, Inc. and are grateful for the ongoing opportunity to manage your Company in a safe and sound manner. As always, we encourage your comments and suggestions, and truly appreciate your support and business.

                                Respectfully,



                                Robert C. White
                                President & Chief Executive Officer

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

------------------------------------------------------------------------------


                                     GENERAL

Wake Forest Bancshares, Inc. (the "Company") was formed on May 7, 1999 for the purpose of becoming a savings and loan holding company and had no prior operating history. The Company owns 100% of the stock of Wake Forest Federal Savings & Loan Association ("Wake Forest Federal" or the "Association"). The Association was founded in 1922. The Company in turn is majority owned by Wake Forest Bancorp, M.H.C., (the "MHC") a mutual holding company.

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

Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC's principal asset consists of 635,000 shares of the Company's common stock. The MHC also is eligible to receive its proportional share of dividends declared and paid by the Company, but elected to waive the receipt of its quarterly dividends for all but the first quarter of the current year. Such funds when received are invested in deposits with the Association. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 55.4% of the Company.

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

The Association's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Association's operations are also affected by non-interest income, such as fees from servicing loans, loan sales, customer deposit account service charges, and other sources of revenue. The Association's principal operating expenses, aside from interest expense, consist of compensation and related benefits, federal deposit insurance premiums, office occupancy costs, and other general and administrative expenses.

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position at and for the years ended September 30, 2003 and 2002.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

------------------------------------------------------------------------------


                               FINANCIAL CONDITION

Total assets decreased by $7.3 million during 2003, from $93.0 million at September 30, 2002 to $85.7 million at September 30, 2003. The decrease in total assets resulted primarily from a $7.9 million decrease in customer deposits during the year. Due to lesser loan demand, the Association did not aggressively pursue the retention of certain deposits. Total investments, including short term interest-earning deposits and U.S. agency obligations, increased by $1.1 million during 2003. The increase in the Company's investment portfolio was funded in part by a reduction in the Company's loan portfolio. The investment securities portfolio, which amounted to $652,750 at September 30, 2003, contains available for sale securities with net unrealized gains of $418,850. The net unrealized gains are associated with the Company's investment in Federal Home Loan Mortgage Corporation ("FHLMC") stock.

Net loans receivable decreased by approximately $8.7 million during 2003 from $75.7 million at September 30, 2002 to $67.0 million at September 30, 2003. The Association experienced an abnormally high level of refinancings during 2003 because of the availability of historically low market rates and the Association's decision not to originate long-term fixed rate loans for its portfolio. In addition, a weakened economy softened loan demand in the Association's primary lending markets during 2003. However, the economic base in the Association's primary lending area has long-term potential, primarily due to the continuing growth in the Research Triangle/Wake County area and the expansion of its population base into surrounding communities such as Wake Forest. This expansion is expected to continue over the next several years.

Customer deposits decreased by $7.9 million during 2003 and totaled $68.8 million at September 30, 2003. The decrease in deposits occurred primarily because the Association did not attempt to retain certain competitively priced deposits. The Association did not aggressively re-price those deposits due in part to a higher than normal level of liquidity created by a significant level of refinancings in the current year.

The Company had no outstanding borrowings during 2003, other than the loan by the Employee Stock Ownership Plan of the Association (the "ESOP") to purchase shares of stock in the Company. During the current year, the ESOP loan was repaid. The Company has borrowing capacity through the Association's ability to borrow funds from the Federal Home Loan Bank (the "FHLB") of Atlanta. This capacity is currently set at 12% of the Association's total assets, subject to available collateral.

The Company and the Association are required to meet certain capital requirements as established by the OTS (the "Office of Thrift Supervision"). At September 30, 2003, all capital requirements were met. (See Note 12 to the consolidated financial statements). The Board of Directors of the Company has approved an ongoing stock repurchase program authorizing the Company to repurchase its outstanding common stock, subject to regulatory approval. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2003, the Company had repurchased 71,316 shares of its common stock for $974,900. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

------------------------------------------------------------------------------


                              RESULTS OF OPERATIONS

Returns. The Company's return on average assets was 1.30% and 1.11% and its return on average equity was 7.57% and 7.24% for 2003 and 2002, respectively. The increase in the returns on average assets and average equity during 2003 was primarily due to a reduction in certain general and administrative expenses in the current year.

Net Income. The Company's net income for the years ended September 30, 2003 and 2002 was $1,151,150 and $1,056,100, respectively. Net income in 2003 was higher than the earnings reported in 2002 primarily due to a lesser amount of cost associated with foreclosed assets and a reduction in compensation cost during 2003.

Net Interest Income. Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period. Net interest income decreased by $8,550 to $3,000,300 for the year ended September 30, 2003 from $3,008,850 reported in 2002. Net interest income remained virtually unchanged from 2002 to 2003 primarily because improvement in Association's net interest spread was offset by a decline in the volume of net interest-earning assets.

Interest Income. Total interest income decreased to $5.3 million for 2003 from $6.4 million in 2002, a decrease of $1.1 million. The decline in interest income during 2003 was attributable to both a 0.77% drop in the Company's yield on interest earning assets in 2003 and a $6.6 million decline in average interest earning assets. The Company's overall yield on interest earning assets was 6.17% in 2003 as compared with 6.94% in 2002.

Interest Expense. Total interest expense decreased from $3.4 million in 2002 to $2.3 million in 2003, a decrease of $1.1 million. During 2003, the Association's cost of funds decreased from 4.37% in 2002 to 3.23% in 2003, a decrease of 1.14%. The decrease in interest expense from 2002 to 2003 was due primarily to a decrease in the Association cost of funds, which in turn was created by a decline in overall market rates. However, approximately one third of the reduction in interest expense was due to a decline in the volume of interest-bearing deposits between the current year and 2002.

Provision for Loan Losses. The Association provided $215,000 in additional loan loss provisions during 2003. During 2002, the Association provided $144,250 in loan loss provisions. During 2003, the Association charged-off $37,850 in loans against the allowance for loan losses. There were no loans charged-off against the loan loss allowance during 2002. However, the Association had certain losses associated with foreclosed assets as explained in the "non-interest expense" and the "asset quality" sections which follow. The provisions, which are charged to operations, and the resulting loan loss allowances are amounts the Association's management believes will be adequate to absorb losses that are estimated to have occurred. Loans are charged-off against the allowance when management believes that uncollectibility is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available. In addition, regulatory examiners may require the Association to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

------------------------------------------------------------------------------


                              RESULTS OF OPERATIONS

Non-interest Income. Non-interest income amounted to $315,400 and $349,800 in 2003 and 2002, respectively. Non-interest income typically consists of service charges and fees associated with the Association's loan and deposit accounts. However, during 2003 and 2002, the Association also sold FreddieMac shares for a gain of $158,600 and $273,450, respectively. In addition, during 2003, the Association received $78,900 in fee income on the origination and sale of certain long-term fixed rate mortgage loans.

Non-interest Expense. Non-interest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums, OTS operating assessments, data processing charges, and costs associated with foreclosed assets. Non-interest expenses amounted to $1,234,100 and $1,496,550 in 2003 and 2002, respectively.

Compensation and related benefits decreased from $779,450 in 2002 to $704,250 in 2003. The decrease in compensation and benefits occurred primarily due to a reduction in salary cost associated with the retirement of the Association's then Chief Executive Officer in 2002. In addition, compensation and related benefits decreased in 2003 due to decreased cost associated with the Company's ESOP retirement plan, which became fully funded during the current year.

Expenses associated with foreclosed assets decreased from $237,050 (including net losses on the sale or write-down of foreclosed assets amounting to $197,750) in 2002 to $60,850 in 2003. All of the losses from foreclosed assets in 2002 related to one builder who filed for bankruptcy. The Company believes that additional loss provisions will not be necessary on currently held foreclosed assets. Occupancy expense, federal insurance premiums, OTS operating assessments, data processing expense and other operating expense changed nominally from 2002 to 2003. Certain administrative expenses are allocated to the MHC as shown in Note 15 to the Consolidated Financial Statements.

Income Taxes. The Company's effective income tax rate was 38.3% and 38.5% in 2003 and 2002, respectively. The differences in rates were due to changes in the components of permanent tax differences.


                                  ASSET QUALITY

The Company's level of non-performing loans, defined as loans past due 90 days or more, as a percentage of loans outstanding, was 0.37% and 1.38% at September 30, 2003 and 2002, respectively. The Company's non-performing loans at September 30, 2003 amounted to $247,150 and consisted of three mortgage loans. Two of the loans are to the same borrower. The Company believes that it has sufficient loan loss allowances established to cover any loss associated with these loans. Based on management's analysis of the adequacy of its loan loss allowances, the Association made provisions for loan losses of $215,000 and $144,250 during years ended September 30, 2003 and 2002, respectively. The Company's loan loss allowance was $640,400 and $463,250 at September 30, 2003 and 2002, respectively. The ratio of the Company's loan loss allowance to outstanding loans was 0.95% and 0.61% at September 30, 2003 and 2002, respectively. The ratio increased during the current year due to both a decrease in outstanding loans receivable and an increase in the current year provision associated with a greater emphasis on construction loans and loans for land and land development.

At September 30, 2003, the Company had three single-family residential properties acquired in foreclosure amounting to $442,650, net of recorded loss allowances. All three of the properties were completed homes initially recorded as construction loans and all three are currently being marketed. The Company believes that the properties have been adequately reserved at September 30, 2003 and no further loss is expected.

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

                                                                                     Year Ended September 30,
                                                                ----------------------------------------------------------------
                                                                            2003                                2002
                                                                ------------------------------   -------------------------------
                                         At September 30, 2003
                                         ---------------------                         Average                           Average
                                           Actual     Yield/    Average                 Yield/    Average                 Yield/
Assets:                                    Balance     Cost     Balance     Interest     Cost     Balance    Interest     Cost
                                           -------    ------    -------     --------    ------    -------    --------    -------
     Interest-earning assets:
        Interest-earning deposits          $ 15,729     1.07%   $ 16,543    $    210     1.27%   $ 16,281    $    287     1.76%
        Investment securities                   653     4.39%        489          22     4.50%        385          34     8.83%
        Loans receivable (1)                 67,016     6.15%     69,231       5,093     7.36%     76,207       6,124     8.04%
                                           --------             --------    --------             --------    --------
     Total interest-earning assets           83,398     5.19%     86,263    $  5,325     6.17%     92,873    $  6,445     6.94%
     Non-interest-earning assets              2,276                2,375    --------                1,919    --------
                                           --------             --------                         --------
                     Total                 $ 85,674             $ 88,638                         $ 94,792
                                           ========             ========                         ========
Liabilities and stockholders' equity:
     Interest-bearing liabilities:
        ESOP debt                          $     --     0.00%   $      9    $      1     4.39%   $     61    $      3     4.92%
        Passbook accounts                     3,063     0.40%      3,358          23     0.68%      3,336          53     1.59%
        NOW & MMDA accounts                  15,338     3.73%     16,559         172     1.04%     17,723         304     1.72%
        Certificates of deposit              50,439               52,146       2,129     4.08%     57,586       3,076     5.34%
                                           --------             --------    --------             --------    --------
     Total interest-bearing liabilities      68,840     2.94%     72,072    $  2,325     3.23%     78,706    $  3,436     4.37%
     Non-interest-bearing liabilities         1,292                2,658    --------                1,494    --------
     Stockholders' equity                    15,542               13,908                           14,592
                                           --------             --------                         --------
                     Total                 $ 85,674             $ 88,638                         $ 94,792
                                           ========             ========                         ========
Net interest income and
     interest rate spread (2)                           2.25%               $  3,000     2.94%               $  3,009     2.57%
                                                                            ========                         ========
Net yield on interest-earning
     assets (3)                                         2.55%                            3.48%                            3.24%
Ratio of interest-earning assets to
     interest-bearing liabilities                     121.15%                          119.69%                          118.00%


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

                                             Year ended September 30,                       Year ended September 30,
                                                  2003 vs. 2002                                  2002 vs. 2001
                                         Increase (Decrease) Attributable to           Increase (Decrease) Attributable to
                                    --------------------------------------------    -------------------------------------------
                                                             Rate/                                           Rate/
                                    Volume        Rate      Volume        Net       Volume       Rate       Volume        Net
                                    -------     -------     -------     -------     -------     -------     -------     -------
Assets:
    Interest-earning assets:
       Interest-earning deposits    $     5     $   (80)    $    (2)    $   (77)    $   116     $  (423)    $   (73)    $  (380)
       Investment securities              9         (17)         (4)        (12)       (119)         78         (66)       (107)
       Loans receivable                (561)       (518)         48      (1,031)        288        (987)        (43)       (742)
                                    -------     -------     -------     -------     -------     -------     -------     -------
                    Total              (547)       (615)         42      (1,120)        285      (1,332)       (182)     (1,229)
                                    -------     -------     -------     -------     -------     -------     -------     -------
Liabilities:
    Interest-bearing
    liabilities:
       ESOP debt                         (3)         --           1          (2)         (5)         (4)          2          (7)
       Passbook savings                  --         (30)         --         (30)          5         (45)         (2)        (42)
       NOW & MMDA accounts              (20)       (120)          8        (132)        278        (206)       (151)        (79)
       Certificate of deposit          (290)       (726)         69        (947)       (255)       (580)         40        (795)
                                    -------     -------     -------     -------     -------     -------     -------     -------
                    Total              (313)       (876)         78      (1,111)         23        (835)       (111)       (923)
                                    -------     -------     -------     -------     -------     -------     -------     -------
    Net interest income             $  (234)    $   261     $   (36)    $    (9)    $   262     $  (497)    $   (71)    $  (306)
                                    =======     =======     =======     =======     =======     =======     =======     =======


WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------


                         CAPITAL RESOURCES AND LIQUIDITY

The Company declared dividends of $.52 per share during 2003. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment may be subject to dividends received from the Association to the Company, future earnings, cash flows, capital needs, and regulatory restrictions. During the last three quarters of 2003, the MHC waived the receipt of its quarterly dividends from the Company. The Board of Directors of the MHC will continue to review the operating needs of the MHC and may elect to waive future dividends.

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

During the current year, cash increased by approximately $1.4 million, and amounted to $16.7 million at September 30, 2003. Cash flow resulting from internal operating activities provided increases of $1.1 million in cash during the year ended September 30, 2003. Cash flows from investing activities provided $8.8 million in cash during the current year, with net loan repayments of $7.2 million being the primary source of cash. Because of historically low rates and a flat yield curve on shorter term investments, the Association has not been active in the securities market in 2003. At September 30, 2003, the Association maintained $1.1 million in short-term certificates of deposit from outside financial institutions. In addition, the Association sold a portion of its investment in FreddieMac stock during 2003 and received cash proceeds of $161,550.

During 2003, financing activities of the Company utilized $8.4 million in cash, including net deposit decreases of $7.9 million. The majority of the deposit decrease occurred because the Association had a significant amount of loan refinancings occur in 2003, and as a result the Association did not aggressively market for deposits. The Association's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. In addition, the Association has a readily available source of credit through its borrowing capacity at the FHLB of Atlanta, currently equal to 12% of total assets. Cash provided by operating and financing activities is used to originate new loans to customers, to maintain the Association's liquid investment portfolios, and to meet short term liquidity requirements.

Given its current liquidity and its ability to borrow from the FHLB of Atlanta, the Company believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.


                         OFF-BALANCE SHEET TRANSACTIONS

In the normal course of business, the Association engages in a variety of financial transactions that, under generally accepted accounting principles, either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. Primarily the Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, revolving lines of credit, and the undisbursed portion of construction loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------


                         OFF-BALANCE SHEET TRANSACTIONS

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 2003, the Association had outstanding loan commitments amounting to $4,781,000. The undisbursed portion of construction loans amounted to $12,682,650 and unused lines of credit amounted to $5,082,000 at September 30, 2003.

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

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Company's operations, management has implemented an asset/liability program designed to improve the Company's interest rate gap. The program primarily emphasizes the origination of balloon and other short term loans, or loans with rates which float with Prime such as construction, commercial real estate and home equity loans. The Company generally does not originate long-term fixed rate loans for its own portfolio but will originate such loans for sale in the secondary market. In addition, the program emphasizes investing in short or intermediate term investment securities, and the solicitation of checking or transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly. The Board of Directors is responsible for reviewing the Company's asset and liability policies. On a quarterly basis, the Board reviews interest rate risk and trends. Management of the Company is responsible for administering the policies established by the Board with respect to asset and liability goals and strategies.

The following Market Risk Analysis table reflects maturities of interest rate sensitive assets and liabilities over the next five years.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                                                            WAKE FOREST BANCSHARES, INC.
                                                                 MARKET RISK ANALYSIS

                                                                EXPECTED MATURITY DATE
                                ------------------------------------------------------------------------------------------
                                                                YEAR ENDED SEPTEMBER 30,
                                ------------------------------------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS)
                                  2004       2005       2006       2007       2008     THEREAFTER     TOTAL     FAIR VALUE
                                -------    -------    -------    -------    -------    ----------    -------    ----------
Assets:
     Loans-fixed:
       Balance                  $    88    $    30    $    52    $    38    $    --      $ 1,409     $ 1,617     $ 1,647
       Interest rate               4.26%      6.08%      9.14%     10.00%        --         8.26%       8.07%         --

     Loans-variable (1):
       Balance                   44,003      8,096      7,620      4,983        696           --      65,398      65,497
       Interest rate               5.22%      7.75%      7.87%      8.66%      6.81%          --        6.12%         --

     Investments (2):
       Balance                   16,381         --         --         --         --           --      16,381      16,381
       Interest rate               1.20%        --         --         --         --           --        1.20%         --

Liabilities:
     Deposits (3):
       Balance                   18,401         --         --         --         --           --      18,401      18,401
       Interest rate               0.82%        --         --         --         --                     0.82%         --

     Deposits-certificates:
       Balance                   25,350     16,695      3,560      2,868      1,966           --      50,439      51,747
       Interest rate               2.76%      4.79%      4.62%      4.85%      3.58%          --        3.71%         --


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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------


                          FUTURE REPORTING REQUIREMENTS

In December 2002, the Financial Accounting Standards Board "FASB" issued SFAS No. 148, "Accounting for Stock Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123." The statement provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. FASB Statement No. 148 is effective for fiscal years ending after December 15, 2002 and the Company has adopted the disclosure requirements associated with the statement.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement is not currently applicable to the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The statement was developed in response to concerns about classifications in the statement of financial condition of certain financial instruments that have characteristics of both liabilities and equity but have been presented either entirely as equity or between the liabilities section and the equity section of the balance sheet. The statement applies primarily to certain derivative instruments and other financial instruments which embody unconditional obligations to redeem equity shares. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the first interim period beginning after June 15, 2003. This statement is not currently applicable to the Company.


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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------


                   CRITICAL ACCOUNTING POLICIES AND ESTIMATES

A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual residential loans for impairment disclosures.

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

Interest Income Recognition:

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


                     IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and accompanying footnotes have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in interest rates have a greater impact on the Company's performance than do the effects of inflation. However, the rate of inflation can tend to impact overall market rates, and to that extent, changes in inflation may have a direct impact on the Company's interest rate spread and its operations.


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

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Wake Forest Bancshares, Inc.
Wake Forest, North Carolina


We have audited the accompanying consolidated statements of financial condition of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2003 and 2002 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




Dixon Odom PLLC
Sanford, North Carolina
October  24, 2003

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 2003 AND 2002

------------------------------------------------------------------------------


                                                                                     2003              2002
                                                                                 ------------     ------------
ASSETS
Cash:
  Interest-earning deposits                                                      $ 15,728,550     $ 14,377,050
  Noninterest-earning deposits                                                      1,013,650          926,200
                                                                                 ------------     ------------
                                                                                   16,742,200       15,303,250
                                                                                 ------------     ------------
Investment securities (Note 2):
  Available for sale, at market value                                                 426,850          623,500
  FHLB stock, at cost                                                                 225,900          330,400
Loans receivable, net of allowance for loan losses
  of $640,400 in 2003 and 463,250 in 2002 (Note 3)                                 67,015,550       75,747,400
Accrued interest receivable                                                            93,050           77,350
Property and equipment, net (Note 4)                                                  386,950          403,700
Foreclosed assets, net (Note 5)                                                       442,650          422,900
Deferred income taxes (Note 11)                                                       205,650           41,300
Prepaid expenses and other assets                                                     135,300           35,700
                                                                                 ------------     ------------
          Total assets                                                           $ 85,674,100     $ 92,985,500
                                                                                 ============     ============
LIABILITIES AND EQUITY
Liabilities:
  Deposits (Note 6)                                                              $ 68,839,950     $ 76,767,500
  Accrued interest on deposits                                                         17,800           24,350
  Accounts payable and accrued expenses                                               620,050          575,250
  Dividends payable                                                                    71,450          137,900
  Note payable - ESOP (Note 10)                                                            --           29,450
  Redeemable common stock held by the ESOP, net of
    unearned ESOP shares (Note 10)                                                    582,950          611,250
                                                                                 ------------     ------------
          Total liabilities                                                        70,132,200       78,145,700
                                                                                 ------------     ------------
Commitments and contingencies (Note 13)
Stockholders' Equity (Note 12):
  Preferred stock, authorized 1,000,000 shares, none issued                                --               --
  Common stock, $.01 par value, authorized 5,000,000 shares; issued 1,216,612
    shares in 2003 and 2002                                                            12,150           12,150
  Additional paid-in-capital                                                        5,199,450        5,062,900
  Accumulated other comprehensive income                                              259,700          379,800
  Retained  earnings, substantially restricted (Note 12)                           11,045,500       10,298,850
  Common stock in treasury, at cost ( 71,316 shares in 2003
    and 67,472 shares in 2002                                                        (974,900)        (913,900)
                                                                                 ------------     ------------
          Total stockholders' equity                                               15,541,900       14,839,800
                                                                                 ------------     ------------
                                                                                 $ 85,674,100     $ 92,985,500
                                                                                 ============     ============


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2003 AND 2002

--------------------------------------------------------------------------------


                                                             2003             2002
                                                          -----------     -----------
Interest and dividend income:
  Loans                                                   $ 5,092,450     $ 6,123,650
  Investment securities                                        22,200          34,300
  Interest-bearing deposits                                   210,400         287,300
                                                          -----------     -----------
                                                            5,325,050       6,445,250
                                                          -----------     -----------
Interest expense:
  Deposits (Note 6)                                         2,324,300       3,433,200
  Borrowings                                                      450           3,200
                                                          -----------     -----------
                                                            2,324,750       3,436,400
                                                          -----------     -----------

Net interest income before provision for loan losses        3,000,300       3,008,850
Provision for loan losses (Note 3)                           (215,000)       (144,250)
                                                          -----------     -----------
Net interest income after provision for loan losses         2,785,300       2,864,600
                                                          -----------     -----------
Noninterest income:
  Service fees and other income                                77,900          76,350
  Gain on sale of mortgage loans                               78,900              --
  Gain on sale of investment securities                       158,600         273,450
                                                          -----------     -----------
                                                              315,400         349,800
                                                          -----------     -----------
Noninterest expense:
  Compensation and benefits (Notes 7, 8, 9, and 10)           704,250         779,450
  Occupancy                                                    45,800          46,550
  Federal insurance premiums and operating assessments         42,350          44,250
  Data processing and outside service fees                    113,700         114,550
  Foreclosed assets                                            60,850         237,050
  Other operating expense                                     267,150         274,700
                                                          -----------     -----------
                                                            1,234,100       1,496,550
                                                          -----------     -----------

Income before income taxes                                  1,866,600       1,717,850
                                                          -----------     -----------
Income taxes (Note 11):
  Current                                                     806,200         734,350
  Deferred                                                    (90,750)        (72,600)
                                                          -----------     -----------
                                                              715,450         661,750
                                                          -----------     -----------
          Net income                                      $ 1,151,150     $ 1,056,100
                                                          ===========     ===========

Basic earnings per share                                  $      1.01     $      0.92
Diluted earnings per share                                $      1.00     $      0.92
Dividends paid per share                                  $      0.52     $      0.48


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2003 AND 2002

--------------------------------------------------------------------------------

                                                    Shares of                   Additional
                                                     Common          Common       Paid in
                                                      Stock          Stock        Capital
                                                    ---------     ----------    ----------
Balance at September 30, 2001                       1,155,026     $   12,150    $4,996,900
Comprehensive income:
  Net income for 2002                                                     --            --
  Net change in unrealized gain on securities                             --            --
     Total comprehensive income
Contributions to ESOP (Note 10)                                           --        37,550
Market value adjustment for redeemable
  common stock held by ESOP                                               --            --
Amortization of earned RRP shares (Note 8)                                --        18,900
Cash dividends ($0.48 per share)                                          --            --
Exercise of stock options                                 750                        9,550
Acquisition of 6,636 shares of common
  stock for the treasury                               (6,636)            --            --
                                                   ----------     ----------    ----------
Balance at September 30, 2002                       1,149,140         12,150     5,062,900
Comprehensive income:
  Net income for 2003                                                     --            --
  Net change in unrealized (loss) on securities                           --            --
     Total comprehensive income
Contributions to ESOP (Note 10)                                           --        16,000
Market value adjustment for redeemable
  common stock held by ESOP                                               --       120,550
Cash dividends ($0.52 per share)                                          --            --
Acquisition of 3,844 shares of common
  stock for the treasury                               (3,844)            --            --
                                                   ----------     ----------    ----------
Balance at September 30, 2003                       1,145,296     $   12,150    $5,199,450
                                                   ==========     ==========    ==========


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2003 AND 2002

--------------------------------------------------------------------------------


 Accumulated
    Other                          Treasury
Comprehensive      Retained          Stock
   Income          Earnings         Acquired           Total
-------------    ------------     ------------     ------------
$    616,850     $  9,733,750     $   (810,700)    $ 14,548,950
          --        1,056,100               --        1,056,100
    (237,050)              --               --         (237,050)
                                                   ------------
                                                        819,050
                                                   ------------
          --               --               --           37,550
          --           59,750               --           59,750
          --               --               --           18,900
          --         (550,750)              --         (550,750)
          --               --               --            9,550
          --               --         (103,200)        (103,200)
------------     ------------     ------------     ------------
     379,800       10,298,850         (913,900)      14,839,800
          --        1,151,150               --        1,151,150
    (120,100)              --               --         (120,100)
                                                   ------------
                                                      1,031,050
                                                   ------------
          --               --               --           16,000
          --          (62,850)              --           57,700
          --         (341,650)              --         (341,650)
          --               --          (61,000)         (61,000)
------------     ------------     ------------     ------------
$    259,700     $ 11,045,500     $   (974,900)    $ 15,541,900
============     ============     ============     ============


WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2003 AND 2002

--------------------------------------------------------------------------------

                                                                             2003              2002
                                                                         ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                               $  1,151,150     $  1,056,100
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Depreciation                                                                26,800           30,400
   Provision for loan losses                                                  215,000          144,250
   Provision for loss on foreclosed assets                                      2,500          206,000
   Amortization of unearned RRP shares                                             --           18,900
   Amortization of unearned ESOP shares                                        29,450           58,850
   Gain on sale of investment securities                                     (158,600)        (273,450)
   Gain on sale of foreclosed assets, net                                      (6,450)          (8,250)
   ESOP compensation expense credited to
     paid-in-capital                                                           16,000           37,550
   Deferred income taxes                                                      (90,750)         (72,600)
Loans orignated for sale in the secondary market                           (3,989,450)              --
Proceeds from loans sold in the secondary market                            3,929,450               --
Changes in assets and liabilities:
  (Increase) decrease in:
    Accrued interest receivable                                               (15,700)           8,750
    Prepaid expenses and other assets                                         (39,600)          41,800
Increase (decrease) in:
    Accounts payable and accrued expenses                                      38,250            1,700
                                                                         ------------     ------------
          Net cash provided by operating activities                         1,108,050        1,250,000
                                                                         ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES

Principal collected on  loans                                              45,852,050       26,415,000
Mortgage loans purchased                                                     (100,000)        (195,000)
Loans originated                                                          (38,549,000)     (28,469,250)
Proceeds from sale of foreclosed assets                                     1,299,650          782,300
Capital additions to foreclosed assets                                         (1,700)         (21,700)
Proceeds from sale of available for sale investment securities                161,550          277,700
Maturities of available for sale investment securities                             --          500,000
Redemption of FHLB of Atlanta stock                                           104,500               --
Purchases of property and equipment                                           (10,050)         (10,450)
                                                                         ------------     ------------
          Net cash provided by (used in) investing activities               8,757,000         (721,400)
                                                                         ------------     ------------



See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2003 AND 2002

--------------------------------------------------------------------------------

                                                                2003             2002
                                                            ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES

Cash dividends paid                                         $   (408,100)    $   (551,350)
Principal payments on ESOP note payable                          (29,450)         (58,850)
Proceeds from stock options exercised                                 --            9,550
Purchase of treasury stock                                       (61,000)        (103,200)
Net decrease in deposits                                      (7,927,550)        (406,600)
                                                            ------------     ------------
Net cash used in financing activities                         (8,426,100)      (1,110,450)
                                                            ------------     ------------

          Net increase (decrease) in cash                      1,438,950         (581,850)
                                                            ------------     ------------
Cash:
  Beginning                                                   15,303,250       15,885,100
                                                            ------------     ------------
  Ending                                                    $ 16,742,200     $ 15,303,250
                                                            ============     ============
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
     Interest                                               $  2,331,300     $  3,458,550
     Income taxes                                           $    831,400     $    710,000

Supplemental Schedule of Noncash Investing
 and Financing Activities:
  Fair value of ESOP shares in excess of unearned
    ESOP shares (charged) credited to retained earnings     $    (62,850)    $     59,750
  Change in unrealized gain (loss) on available for sale
     securities, net of tax effect                          $   (120,100)    $   (237,050)
  Loans receivable transferred to foreclosed assets         $  1,313,800     $    989,000


WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Wake Forest Bancshares, Inc. (the "Company") is located in Wake Forest, North Carolina and is the parent stock holding company of Wake Forest Federal Savings & Loan Association (the "Association" or "Wake Forest Federal"), its only subsidiary. The Company was formed on May 7, 1999 solely for the purpose of becoming a savings and loan holding company and had no prior operating history. The Company conducts no business other than holding all of the stock in the Association, investing dividends received from the Association, repurchasing its common stock from time to time, and distributing dividends on its common stock to its shareholders. The Association's principal activities consist of obtaining savings deposits and providing mortgage credit to customers in its primary market area, the counties of Wake and Franklin, North Carolina. The Company's and the Association's primary regulator is the Office of Thrift Supervision
(OTS) and its deposits are insured by the Savings Association Insurance Fund
(SAIF) of the Federal Deposit Insurance Corporation (FDIC).

The Company is majority owned by Wake Forest Bancorp, M.H.C., (the "MHC") a mutual holding company. Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC's principal assets consist of 635,000 shares of the Company's common stock and deposits at the Association for accumulated dividends paid on those shares. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 55.4% of the Company. The mutual holding company is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.

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

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all interest-bearing deposits with maturities of less than three months at acquisition and non-interest-bearing deposits to be cash and cash equivalents. At times, the Association maintains deposits in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

Investment securities: The Company carries its investments at fair market value or amortized cost depending on its classification of such securities. Classification of securities and the Company's accounting policies are as follows:

         Securities held to maturity: Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at amortized cost. The Company currently has no securities which are classified as held to maturity.

         Securities available for sale: Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity and equity securities not classified as held for trading. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of its securities, liquidity needs and other significant factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported as a separate component of equity, net of related tax effects. Realized gains and losses are included in earnings.

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

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans receivable and Fees: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees. The Association's loan portfolio consists principally of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land. The Association receives fees for originating mortgage loans. The Association defers all loan fees less certain direct costs as an adjustment to yield with subsequent amortization into income over the life of the related loan.

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Association to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. An allowance is recorded if the present value of the loan's future cash flows, discounted using the loan's effective interest rate, is less than the carrying value of the loan. An impaired loan can also be valued at its fair value in the market place or on the basis of its underlying collateral if the loan is primarily collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan is valued based upon the fair value of the underlying collateral.

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

Property, equipment and depreciation: Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by use of the straight-line method over depreciable lives of 3-7 years for furniture and equipment and up to 40 years for buildings and improvements.

Presold mortgages in process of settlement: The Association originates certain residential mortgage loans that have been pre-approved by secondary investors. The terms of the loans are set by the secondary investors and are transferred to them at par within days of the Association initially funding the loan. The Association receives origination fees from borrowers and servicing release premiums from the investors. Between the initial funding of the loans by the Association and the subsequent reimbursement by the investors, the Association carries the loans on its balance sheet at cost.

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

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share: The Company provides for a dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Shares owned by the Company's Employee Stock Ownership Plan (the "ESOP") that have not been committed to be released are not considered to be outstanding for the purposes of computing earnings per share. No adjustments were required to net income for any period presented in the computation of diluted earnings per share. The basic and diluted weighted average shares outstanding for 2003 and 2002 are as follows:

                                                                                 2003          2002
                                                                               ---------    ---------
      Weighted average outstanding shares used for basic EPS                   1,144,765    1,145,935
      Plus incremental shares from assumed issuances
        pursuant to stock options and stock award plans                            8,699        7,802
                                                                               ---------    ---------
      Weighted average outstanding shares used for diluted EPS                 1,153,464    1,153,737
                                                                               =========    =========


Off-balance-sheet risk and credit risk: The Association is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit. Management assesses the risk related to these instruments for potential loss. The Association lends primarily on one-to-four family residential properties throughout its primary lending area, Wake and Franklin counties of North Carolina.

Stock compensation plans: In 1995, the Financial Accounting Standards Board
(FASB) issued Standard No. 123, Accounting For Stock-Based Compensation, which requires disclosures concerning the fair value of options and encourages accounting recognition for options using the fair value method. The Company has elected to apply the disclosure-only provisions of the Statement.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (Statement 148). Statement 148 amends SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Statement 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company continues to account for its stock-based compensation in accordance with APB 25 and has adopted the disclosure provisions of Statement 148 effective for all periods presented herein. Accordingly, no compensation cost has been recorded.

However, had compensation cost been recorded based on the fair value ($4.17 per share) of awards at the grant date, the pro forma impact on the Company's net income and earnings per share would have been to reduce such amounts by approximately $19,300 ($0.02 per basic and dilutive share) for 2002. There was no fair value expense effect for 2003 because the five year period over which the options vested and would have been expensed under SFAS No. 123 expired.

Fair value of financial instruments: Estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates are based on pertinent information available to management as of September 30, 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   Cash and accrued interest receivable: The carrying amounts reported in the consolidated statements of financial condition approximate these assets' fair values.

   Investment securities: The fair values of investment securities are determined based on quoted market values. For the Association's investment in Federal Home Loan Bank stock, no ready market exists and it has no quoted market value. For disclosure purposes, such stock is assumed to have a fair value which is equal to its cost.

   Loans receivable: The fair value for all loans, except short-term construction loans, home equity loans and prime-based commercial real estate loans, has been estimated by discounting projected future cash flows using the current rate at which loans with similar maturities would be made to borrowers with similar credit ratings. Certain prepayment assumptions were made to the Association's portfolio of long-term fixed rate mortgage loans. The fair value of construction loans, home equity loans, and prime-based commercial real estate loans are assumed to be equal to their recorded amounts because such loans have relatively short terms.

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

   Accrued Interest Payable and Dividends Payable: The fair value of accrued interest payable and dividends payable is assumed to equal to its recorded amount because of the short term nature of the liability.

NOTE 2.  INVESTMENT SECURITIES

The amortized cost, estimated market value and gross unrealized gains and losses of the Association's investment securities at September 30, 2003 and 2002 are as follows:

                                                                              2003
                                           --------------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Market
                                                    Cost              Gains            Losses             Value
                                               ---------------    --------------    --------------    ---------------
Available for sale securities:
  FHLMC stock                                  $        8,000      $    418,850      $         --     $      426,850
Nonmarketable equity securities:
  Federal Home Loan Bank stock                        225,900                --                --            225,900
                                               ---------------    --------------    --------------    ---------------
                                               $      233,900     $     418,850     $          --     $      652,750
                                               ===============    ==============    ==============    ===============

During 2003, FHLMC shares with a cost basis of $2,950 were sold, resulting in proceeds of $161,550 and a realized gain of $158,600.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE 2.  INVESTMENT SECURITIES (CONTINUED)

                                                                                2002
                                               ----------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Market
                                                    Cost              Gains            Losses             Value
                                               ---------------    --------------    --------------    ---------------
Available for sale securities:
  FHLMC stock                                  $       10,900     $     612,600     $          --    $       623,500
Nonmarketable equity securities:
  Federal Home Loan Bank stock                        330,400                --                --            330,400
                                               ---------------    --------------    --------------    ---------------
                                               $      341,300     $     612,600     $          --     $      953,900
                                               ===============    ==============    ==============    ===============

During 2002, FHLMC shares with a cost basis of $4,250 were sold for $277,700 resulting in a realized gain of $273,450.

The change during 2003 and 2002 in accumulated other comprehensive income which consists solely of net unrealized gains and losses associated with available for sale securities is as follows:

                                                                                       2003               2002
                                                                                  ---------------    ----------------
Accumulated other comprehensive income, beginning of year                         $     379,800      $      616,850
  Change in unrealized gains, net of tax effect of $13,350 in 2003
     and $41,400 in 2002                                                                (21,750)            (67,500)
  Reclassification adjustment for gains realized in income                             (158,600)           (273,450)
  Tax effect of gains realized in income                                                 60,250             103,900
                                                                                  ---------------    ----------------
Accumulated other comprehensive income, end of year                               $     259,700      $      379,800
                                                                                  ===============    ================

The Association, as a member of the Federal Home Loan Bank (FHLB) system, maintains an investment in capital stock of the FHLB of Atlanta. No ready market exists for the bank stock and its market value is equal to its cost. During 2003, FHLB stock with a cost basis of $104,500 was redeemed by the FHLB of Atlanta at par.

NOTE 3. LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                                    2003                  2002
                                                                              -----------------     -----------------
First mortgage loans:
Single family, one-to-four units                                              $     19,053,800      $     25,410,200
Multifamily, residential                                                               536,850               442,050
Commercial real estate                                                              13,171,700            15,141,300
Land                                                                                14,864,600            12,502,550
Residential construction                                                            28,553,750            29,302,150
Commercial construction                                                              2,419,700               593,200
                                                                              -----------------     -----------------
                                                                                    78,600,400            83,391,450
Equity line mortgages                                                                1,728,500             1,878,100
Loans on savings accounts                                                              107,850               159,650
                                                                              -----------------     -----------------
                                                                                    80,436,750            85,429,200
                                                                              -----------------     -----------------
Undisbursed portion of loans in process                                            (12,682,650)           (9,025,000)
Allowance for loan losses                                                             (640,400)             (463,250)
Deferred loan fees                                                                     (98,150)             (193,550)
                                                                              -----------------     -----------------
                                                                                   (13,421,200)           (9,681,800)
                                                                              -----------------     -----------------
                                                                              $     67,015,550      $     75,747,400
                                                                              =================     =================
Weighted average yield on loans receivable                                                6.15%                 7.09%
                                                                              -----------------     -----------------

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE 3.  LOANS RECEIVABLE (CONTINUED)

The change in the Association's allowance for loan losses is as follows for the years ended September 30, 2003 and 2002:

                                                                                     2003                 2002
                                                                               -----------------    -----------------
Balance, beginning of year                                                     $       463,250      $       319,000
Provision for loan loss                                                                215,000              144,250
Charge-offs                                                                            (37,850)                  --
                                                                               -----------------    -----------------
Balance, end of year                                                           $       640,400      $       463,250
                                                                               =================    =================

The Association does not accrue interest on loans past due 90 days or more if, in the opinion of management, collectibility is in doubt. Such interest is removed from income through the establishment of a reserve for uncollected interest. At September 30, 2003 and 2002, reserves for uncollected interest totaling $17,300 and $24,000 were established on loans amounting to $247,150 and $832,050, respectively. The balance of accruing loans past due more than 90 days was $0 and $215,250 at September 30, 2003 and 2002, respectively. Interest income that would have been recorded in 2003 and 2002 if non-accrual loans had been current was $17,300 and $24,000, respectively. The amount of interest income recognized on these loans in 2003 and 2002 was $2,350 and $36,500, respectively.

The Association had $38,150 and $832,050 in loans outstanding at September 30, 2003 and 2002, respectively, which it considered impaired. Valuation allowances related to these impaired loans amounted to $5,000 and $95,000 at September 30, 2003 and 2002, respectively. The average investment in impaired loans in 2003 and 2002 was $365,000 and $833,000, respectively. Interest income recognized on impaired loans on a cash basis during 2003 and 2002 was $30,900 and $36,500, respectively.

Shareholders of the Company with 10% or more ownership and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with the Association in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with non-related parties during the years ended September 30, 2003 and 2002.

Aggregate loan transactions with related parties during the years ended September 30, 2003 and 2002 were as follows:

                                                                                  2003                 2002
                                                                            -----------------    -----------------
Beginning balance                                                           $         74,300     $        413,300
New loans                                                                            218,000                   --
Reductions                                                                          (218,400)            (339,000)
                                                                            -----------------    -----------------
Ending balance                                                              $         73,900     $         74,300
                                                                            =================    =================
Maximum balance during the year                                             $        242,300     $        413,300
                                                                            =================    =================

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2003 and 2002 are summarized as follows:

                                                                                   2003                 2002
                                                                             ------------------   -----------------
Land                                                                         $          20,950    $         20,950
Office buildings and improvements                                                      608,800             608,800
Furniture and fixtures                                                                 211,100             201,050
                                                                             ------------------   -----------------
                                                                                       840,850             830,800
Less accumulated depreciation                                                         (453,900)           (427,100)
                                                                             ------------------   -----------------
                                                                             $         386,950    $        403,700
                                                                             ==================   =================

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE 5.  FORECLOSED ASSETS

The change in the Association's allowance for loss on foreclosed assets is as follows for the years ended September 30, 2003 and 2002:

                                                                                    2003                 2002
                                                                             -----------------    -----------------
Balance, beginning of year                                                   $        128,000     $           5,000
Provision for loss on foreclosed assets                                                 2,500               206,000
Charge-offs                                                                           (54,000)              (83,000)
                                                                             -----------------    -----------------
Balance, end of year                                                         $         76,500      $        128,000
                                                                             =================    =================



In addition to the provisions described above, the Company incurred $58,350 and $31,050 in expense associated with holding foreclosed assets during 2003 and 2002, respectively. The Company reported a net gain (after adjusting for write-downs) of $6,450 and $8,250 from the disposal of foreclosed assets during 2003 and 2002, respectively.

NOTE 6.  DEPOSITS

Deposits at September 30, 2003 and 2002 consist of the following:

                                                                                  2003                 2002
                                                                           -------------------  -------------------
Passbook accounts, weighted average rate of  0.40%
  (1.00% in 2002)                                                          $        3,063,150   $        3,645,850
MMDA accounts, weighted average rate of 1.04%
  (1.50% in 2002)                                                                  12,877,000           14,809,500
NOW accounts, weighted average rate of  0.25%
  (1.00% in 2002)                                                                   1,584,350            1,568,600
Certificate of deposit accounts, weighted average rate of 3.73%
  (4.59% in 2002)                                                                  50,438,950           56,206,350
Noninterest-bearing accounts                                                          876,500              537,250
                                                                           -------------------  -------------------
                                                                           $       68,839,950   $       76,767,550
                                                                           ===================  ===================
Weighted average cost of deposits                                                        2.94%                3.72%
                                                                           ===================  ===================

Certificate of deposit accounts by maturity at September 30, 2003 are summarized as follows:


Maturity Period:
     2004                                                                                       $       25,350,500
     2005                                                                                               16,694,600
     2006                                                                                                3,559,550
     2007                                                                                                2,867,700
     2008                                                                                                1,966,600
                                                                                                -------------------
                                                                                                $       50,438,950
                                                                                                ===================

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE 6.  DEPOSITS

The aggregate amount of certificate of deposit accounts at September 30, 2003 with a minimum denomination of $100,000 by maturity are summarized as follows:


Maturity Period:
  Within three months                                      $        1,799,300
  After three months but within six months                          1,183,200
  After six months but within twelve months                         1,945,600
  After twelve months                                              13,698,800
                                                           -------------------
                                                           $       18,626,900
                                                           ===================


Eligible deposits are insured up to $100,000 by the Savings Association Insurance Fund (SAIF), which is administered by the FDIC.

NOTE 7.  EMPLOYEES AND DIRECTORS BENEFIT PLANS

The Association has a 401k plan which covers substantially all employees. The Association matches employee contributions up to 7.5% and pays administrative costs of the Plan. Plan expenses amounted to $1,650 and $1,700 during 2003 and 2002, respectively.

The Association has a non-qualified noncontributory retirement plan covering its directors. Retirement plan expense is computed based on the discounted present value of expected future payments over the expected service years for the directors. Under the plan, directors will receive upon retirement, monthly payments for ten years in amounts not to exceed $5,000 annually. Other stipulations and limitations based on years of service, death and disability, change of control, and early termination apply. Expense associated with the plan amounted to $2,400 and $4,750 for 2003 and 2002, respectively.

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

NOTE 8.  RECOGNITION AND RETENTION PLAN

The Company has a Recognition and Retention Plan (the "RRP") whereby 22,248 shares of common stock were awarded to employees and directors. In January, 1998, the Association issued shares of common stock from authorized but unissued shares to fund the plan. The RRP shares vest over a five year period and at September 30, 2003, 97.6% of the shares had been awarded and 100% of the shares awarded had vested. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Compensation expense is incurred over the vesting period. Expense associated with the plan was $-0- and $17,500 for years ended September 30, 2003 and 2002, respectively.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE 9.  STOCK OPTION PLAN

The Company has a stock option plan for the benefit of its officers, directors, and key employees. Options totaling 54,000 at a grant price of $12.75 were granted on January 22, 1997. No options have been granted since that date. The options became exercisable at the rate of 20% annually for years during periods of service as an employee, officer, or director, and expire after ten years. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Options are exercisable at the fair value on the date of grant. A summary of the changes in the Company's options during the years ended September 30, 2003 and 2002 is presented below:


                                                                        2003                 2002
                                                                 -----------------    -----------------
Stock options outstanding at beginning of the year                         37,336               38,086
Granted                                                                        --                   --
Exercised                                                                      --                 (750)
Terminated                                                                     --                   --
                                                                 -----------------    -----------------
Stock options outstanding at end of the year                               37,336               37,336
                                                                 =================    =================
Stock options exercisable at end of the year                               37,336               37,336
                                                                 =================    =================

NOTE 10.  EMPLOYEE STOCK OPTION PLAN (ESOP)

The Association has an ESOP to benefit substantially all employees. As a part of the Association's initial public offering in April 1996, the ESOP purchased 41,200 shares of common stock with the proceeds from a loan received from a third party financial institution. The note required quarterly principal payments of $14,714 plus interest at the third party institution's prime lending rate until its maturity in March, 2003. The Association made quarterly contributions to the ESOP in amounts sufficient to allow the ESOP to make its scheduled principal and interest payments on the note. The unallocated ESOP shares were pledged as collateral while the debt was outstanding. As the debt was repaid, shares were released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Dividends on unallocated shares were not reported as dividends in the financial statements. The outstanding debt of the ESOP was recorded as debt in the Company's accompanying consolidated balance sheet at September 30, 2002. At September 30, 2003, the ESOP debt had been repaid.

The Association made cash contributions to the ESOP sufficient to amortize the debt, but recorded expense based upon the fair value of the shares allocated to plan participants each year. The difference between the cash contributions and the amount expensed was credited or charged to additional paid-in capital. Retirement expense associated with the ESOP was $47,050 and $96,400 for the years ended September 30, 2003 and 2002, respectively.

The ESOP has a put option which requires that the Company repurchase its common stock from eligible participants in the ESOP who elect to receive cash in exchange for their common stock. The Company is required to reflect as a liability the maximum possible cash obligation to redeem the shares, which is the fair value of such shares. The initial purchase of common stock by the ESOP was treated as a reduction in stockholder's equity and as a liability for the put option. The liability for the put option has been reduced to the extent of the unearned ESOP shares at the end of each fiscal year end. The liability for the put option at September 30, 2003 was $582,950 based upon the market price of the Company's shares at that time. The liability for the put option will fluctuate based upon the fair value of the shares with the resulting increase or decrease reflected as change to retained earnings.

Shares of the Company held by the ESOP at September 30, 2003 and 2002 are as follows:

                                                                      2003              2002
                                                                 ---------------    --------------
       Shares held by the ESOP                                          41,200            41,200
       Shares released for allocation                                  (38,257)          (32,372)
                                                                 ---------------    --------------
       Unreleased (unearned) shares                                      2,943             8,828
                                                                 ===============    ==============
       Fair value of unreleased (unearned) shares                    $  45,600         $ 150,100
                                                                 ===============    ==============

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE 11.  INCOME TAXES

At September 30, 2003 and 2002, retained earnings contain $1,434,000 in tax related bad debt reserves for which no deferred income taxes have been provided because the Association does not intend to use the reserves for purposes other than to absorb losses. The balance represents the Association's bad debt reserves at September 30, 1988, and the unrecorded deferred income taxes amount to approximately $545,000. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The Association also must recapture its tax bad debt reserves which have accumulated since 1988 (the "base year") amounting to approximately $189,000. The tax associated with the recaptured reserves is approximately $72,000 and is being paid out over a six year period beginning with the 1999 year. At September 30, 2003, the remaining liability associated with the recaptured reserves is approximately $11,950. Deferred income taxes have been established for the taxes associated with the recaptured reserves.

Income tax expense differs from the federal statutory rate of 34% as follows:

                                                                 2003                  2002
                                                           -----------------     -----------------
Statutory federal income tax rate                                     34.00 %               34.00 %
Increase (decrease) in income taxes resulting from:
  State income taxes, net of federal benefit                           4.69                  4.12
  Other                                                               (0.36)                 0.40
                                                           -----------------     -----------------
Effective tax rate                                                    38.33 %               38.52 %
                                                           =================     =================

Deferred income taxes consist of the following components as of September 30, 2003 and 2002:

                                                                 2003                 2002
                                                           ------------------   -----------------
Deferred tax assets:
  Loan loss allowances                                     $         243,350    $        176,050
  Health insurance accrual                                            83,600              77,350
  Retirement plan accrual                                             66,100              65,150
  Other                                                               13,050               7,100
                                                           ------------------   -----------------
                                                                     406,100             325,650
                                                           ------------------   -----------------
Deferred tax liabilities:
  Tax bad debt reserves                                               12,000              23,950
  Excess accumulated tax depreciation                                 29,300              27,600
  Unrealized net appreciation, investments                           159,150             232,800
                                                           ------------------   -----------------
                                                                     200,450             284,350
                                                           ------------------   -----------------
                                                           $         205,650    $         41,300
                                                           ==================   =================


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

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE 12.  CAPITAL (CONTINUED)

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

 The Company's capital requirements and ratios are presented below:

                                                                 MINIMUM REQUIREMENTS TO BE:
                                           --------------------------------------------------------------------------
In Thousands                                  ACTUAL                 ADEQUATELY CAPITALIZED      WELL CAPITALIZED
                                           --------------------------------------------------------------------------
                                              Amount       Ratio       Amount       Ratio       Amount      Ratio
                                           --------------------------------------------------------------------------
2003
Total Capital to Risk Weighted Assets        $ 16,111      26.74%     $  4,821       8.00%      $ 6,026     10.00%
Tier 1 Capital to Risk Weighted Assets       $ 15,282      25.36%     $  2,410       4.00%      $ 3,615      6.00%
Tier 1 Capital to Average Assets             $ 15,282      17.93%     $  3,410       4.00%      $ 4,263      5.00%

2002
Total Capital to Risk Weighted Assets        $ 14,923      22.18%     $  5,383       8.00%      $ 6,729     10.00%
Tier 1 Capital to Risk Weighted Assets       $ 14,460      21.49%     $  2,691       4.00%      $ 4,037      6.00%
Tier 1 Capital to Average Assets             $ 14,460      15.65%     $  3,695       4.00%      $ 4,619      5.00%



The Company has an ongoing stock repurchase program authorizing the Company to repurchase up to an additional $173,000 of its outstanding common stock. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2003, the Company had repurchased 71,316 shares of its common stock. The program continues until terminated by the Board of Directors.

NOTE 13.  CONCENTRATION OF CREDIT RISK AND OFF-BALANCE-SHEET RISK

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and the undisbursed portion of construction loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments. The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 2003, the Association had outstanding loan commitments amounting to $4,781,000. The undisbursed portion of construction loans amounted to $12,682,650 and unused lines of credit amounted to $5,082,000 at September 30, 2003.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE 13.  CONCENTRATION OF CREDIT RISK AND OFF-BALANCE-SHEET RISK (CONTINUED)

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

NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at September 30, 2003 and 2002. See Note 1 for a description of the Company's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.

                                          Amount               Value                Amount               Value
                                     -----------------    -----------------    -----------------   ------------------
Financial assets:
-----------------
 Cash and cash equivalents           $     16,742,200     $     16,742,200     $     15,303,250    $      15,303,250
 Investment securities                        426,850              426,850              623,500              623,500
 FHLB stock                                   225,900              225,900              330,400              330,400
 Loans receivable                          67,015,550           67,144,050           75,747,400           75,951,150
 Accrued interest receivable                   93,050               93,050               77,350               77,350
Financial liabilities:
----------------------
 Deposits                                  68,839,950           70,148,300           76,767,500           78,346,050
 Note payable - ESOP                               --                   --               29,450               29,450
Accrued interest payable                       17,800               17,800               24,350               24,350
Dividends payable                              71,450               71,450              137,900              137,900

NOTE 15.  MUTUAL HOLDING COMPANY FINANCIAL DATA

The MHC owns approximately 55% of the Company's common stock. Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC. The MHC is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS. The following is a summary of the condensed financial statements of Wake Forest Bancorp, M.H.C. as of and for the periods indicated:

                                       Condensed Balance Sheets
                                     September 30, 2003 and 2002

                                                                                    2003                 2002
                                                                             ------------------   -----------------
Assets:
 Cash and cash equivalents                                                   $       1,352,050    $      1,317,400
 Accrued dividends receivable, subsidiary                                                   --              76,200
 Investment in Wake Forest Bancshares, Inc.                                          6,293,650           5,732,550
                                                                             ------------------   -----------------
                   Total assets                                              $       7,645,700    $      7,126,150
                                                                             ==================   =================
Liabilities:
 Accounts payable and accrued expenses                                       $          11,300    $         16,200
                                                                             ------------------   -----------------
Equity:
 Capitalization by Wake Forest Federal                                                 106,350             106,350
 Equity in Wake Forest Bancshares, Inc.                                              3,854,700           3,854,700
 Retained earnings                                                                   3,673,350           3,148,900
                                                                             ------------------   -----------------
                   Total equity                                                      7,634,400           7,109,950
                                                                             ------------------   -----------------
                   Total liabilities and equity                              $       7,645,700    $      7,126,150
                                                                             ==================   =================

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE 15.  MUTUAL HOLDING COMPANY FINANCIAL DATA (CONTINUED)


                                    Condensed Statements of Income
                            For the Years Ended September 30, 2003 and 2002

                                                                                   2003                 2002
                                                                             ------------------   -----------------
Revenues:
  Interest income                                                            $      26,900        $       30,650
  Equity in earnings of subsidiary                                                 637,300               581,550
                                                                             ------------------   -----------------
                  Total income                                                     664,200               612,200
                                                                             ------------------   -----------------
Expenses:
  Accounting and tax expense                                                        19,550                16,550
  Attorney Fees                                                                     24,000                18,250
  Director's fees                                                                   77,200                74,450
  Other                                                                             19,000                17,150
                                                                             ------------------   -----------------
                  Total expense                                                    139,750               126,400
                                                                             ------------------   -----------------
                  Net income                                                 $     524,450        $      485,800
                                                                             ==================   =================

                                   Condensed Statements of Cash Flows
                              For the Years Ended September 30, 2003 and 2002

                                                                                   2003                 2002
                                                                             ------------------   -----------------
Cash Flows from Operating Activities:
 Net income                                                                  $         524,450    $        485,800
 Cash dividends                                                                        152,400             304,800
  Equity in earnings of Wake Forest Federal                                           (637,300)           (581,550)
  Increase (decrease) in accounts payable                                               (4,900)             15,550
                                                                             ------------------   -----------------
          Net cash provided by operating activities                                     34,650             224,600
Cash and cash equivalents- beginning                                                 1,317,400           1,092,800
                                                                             ------------------   -----------------
Cash and cash equivalents- ending                                            $       1,352,050    $      1,317,400
                                                                             ==================   =================

NOTE 16.  PARENT COMPANY ONLY FINANCIAL DATA

The condensed financial statements of Wake Forest Bancshares, Inc. for the periods indicated follows:


                                      Condensed Balance Sheets
                                    September 30, 2003 and 2002

                                                                                    2003                 2002
                                                                             ------------------   -----------------
Assets:
 Cash and cash equivalents                                                   $         173,000    $        231,250
 Accrued dividends receivable, Wake Forest Federal                                      71,450             137,900
 Investment in Wake Forest Federal                                                  15,368,350          14,605,450
 Other assets                                                                              550               3,100
                                                                             ------------------   -----------------
          Total assets:                                                      $      15,613,350    $     14,977,700
                                                                             ==================   =================
Liabilities and Equity:
 Accrued dividends payable                                                   $          71,450    $        137,900
                                                                             ------------------   -----------------
 Common stock                                                                           12,150              12,150
 Additional paid-in capital                                                         13,458,350          13,384,450
 Accumulated other comprehensive income                                                259,700             379,800
 Retained earnings                                                                   2,786,600           1,977,300
 Treasury stock acquired                                                              (974,900)           (913,900)
                                                                             ------------------   -----------------
          Total equity                                                              15,541,900          14,839,800
                                                                             ------------------   -----------------
          Total liabilities and equity                                       $      15,613,350    $     14,977,700
                                                                             ==================   =================

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------

NOTE 16.  PARENT COMPANY ONLY FINANCIAL DATA (CONTINUED)

                                     Condensed Statements of Income
                               For the Years Ended September 30, 2003 and 2002



                                                                                     2003                2002
                                                                             ------------------   -----------------
  Interest income                                                            $           2,350    $          5,550
  Equity in earnings of Wake Forest Federal                                         (1,150,950)         (1,055,050)
  Other expense                                                                         (2,150)             (4,550)
                                                                             ------------------   -----------------
          Net income                                                         $       1,151,150    $      1,056,050
                                                                             ==================   =================


                                     Condensed Statement of Cash Flows
                               For the Years Ended September 30, 2003 and 2002

                                                                                     2003                2002
                                                                             ------------------   -----------------
Cash Flows from Operating Activities:
 Net income                                                                  $       1,151,150    $      1,056,050
  Equity in earnings of Wake Forest Federal                                         (1,150,950)         (1,055,050)
  Dividends received from Wake Forest Federal                                          341,650             556,950
  (Increase) decrease in accrued dividends receivable                                   66,450                 700
  (Increase) decrease in other assets                                                    2,550                (600)
                                                                             ------------------   -----------------
          Net cash provided by operating activities                                    410,850             558,050
                                                                             ------------------   -----------------
Cash Flows from Financing Activities:
 Treasury stock acquired                                                               (61,000)           (103,200)
 Proceeds from exercise of stock options                                                    --               9,550
 Decrease in accrued dividends payable                                                 (66,450)               (700)
 Dividends paid                                                                       (341,650)           (556,950)
                                                                             ------------------   -----------------
          Net cash provided from financing activities                                 (469,100)           (651,300)
                                                                             ------------------   -----------------
Decrease in cash                                                                       (58,250)            (93,250)
Cash and cash equivalents- beginning                                                   231,250             324,500
                                                                             ------------------   -----------------
Cash and cash equivalents- ending                                            $         173,000    $        231,250
                                                                             ==================   =================

                          WAKE FOREST BANCSHARES, INC.
                            COMMON STOCK INFORMATION

------------------------------------------------------------------------------


The Company's stock (previously as Wake Forest Federal Savings & Loan Association) began trading on April 3, 1996. There are 1,145,296 shares of common stock outstanding (net of treasury shares) of which approximately 42% were held by individual stockholders at September 30, 2003. The MHC and the ESOP hold approximately 58%. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WAKE." The table below reflects the stock trading and dividend payment frequency of the Company's stock for the years ended September 30, 2003 and 2002, based upon information provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis.

                                                                                                  Stock Price
                                                                                      ---------------------------------
                                                                        Dividends           High               Low
                                                                       ------------   ---------------  ----------------
2003
----
First Quarter                                                          $    0.12      $       16.000   $        15.000
Second Quarter                                                              0.12              16.750            15.100
Third Quarter                                                               0.14              18.500            16.000
Fourth Quarter                                                              0.14              20.000            17.300

2002
----
First Quarter                                                          $    0.12      $       18.000   $        16.050
Second Quarter                                                              0.12              18.000            14.400
Third Quarter                                                               0.12              17.500            15.250
Fourth Quarter                                                              0.12              16.800            15.020


                                          WAKE FOREST BANCSHARES, INC.
                                             CORPORATE INFORMATION

                                                   OFFICERS
                                                   --------
Robert C. White                                                                    Billy B. Faulkner
President, Chief Executive Officer                                                 Vice President, Secretary
 & Chief Financial Officer                                                           & Treasurer

Susan S. Carter                                                                    Wanda R. Keith
Assistant Vice President and                                                       Assistant Vice President and
Assistant Treasurer                                                                Assistant Secretary
                                                  DIRECTORS
                                                  ---------

Howard Brown                                Rodney M. Privette                     R. W. Wilkinson III
Chairman of the Board                       Owner of Insurance Agency              Vice Chairman of the Board
Former Owner of                                                                    Former Managing Officer
Oil Distribution Company                    Paul Brixhoff                          of Wake Forest Federal
                                            Former Owner of Auto Supply
                                            Company
John D. Lyon                                                                       Anna O. Sumerlin
Real Estate Investor                                                               Former CEO of the Company
                                            William S. Wooten
                                            Dentist
Harold R. Washington                                                               Leelan A. Woodlief
Former Owner of                             Robert C. White                        Owner of Farm Supply
Automobile Distributorship                  CEO of the Company                     Company


STOCK TRANSFER AGENT                        SPECIAL LEGAL COUNSEL                  INDEPENDENT AUDITORS
--------------------                        ---------------------                  --------------------

Mellon Investor Services LLC                Thacher Proffitt & Wood LLP            Dixon Odom PLLC
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

                              ANNUAL MEETING

       The 2003 annual meeting of stockholders of Wake Forest
       Bancshares, Inc. will be held at 2:00 pm on Tuesday, February 17, 2004 at the Wake Forest Police and Justice Center at 401 Elm Avenue, Wake Forest, N.C.

                               FORM 10-KSB

       A COPY OF THE ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO WAKE FOREST BANCSHARES, INC., PO BOX 1167, WAKE FOREST, N.C. 27588.