Form 10KSB, Exhibit 13
period 2005-09-30
WAKE FOREST BANCSHARES INC
filed 2005-12-22
CIK 1085175

                                                                    EXHIBIT 13.1

                                    CONTENTS


--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA                                           1

--------------------------------------------------------------------------------

REPORT TO STOCKHOLDERS                                                         2

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                                      3 - 15

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                       16

--------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated statements of financial condition at September 30, 2005
 and 2004                                                                     17

Consolidated statements of income for years ended September 30, 2005
 and 2004                                                                     18

Consolidated statements of stockholders' equity for the years ended
September 30, 2005 and 2004                                               19 -20

Consolidated statements of cash flows for the years ended
September 30, 2005 and 2004                                              21 - 22
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                               23 - 35

--------------------------------------------------------------------------------

COMMON STOCK INFORMATION                                                      36

--------------------------------------------------------------------------------

CORPORATE INFORMATION                                                         37

--------------------------------------------------------------------------------

                          WAKE FOREST BANCSHARES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                             September 30,
                                            -----------------------------------------------------------------------------
                                                   2005            2004            2003            2002          2001
                                               -------------   -------------    ------------    ------------  -----------
                                                                               (In Thousands)
Financial Condition Data:
Total assets                                   $     99,731    $     87,650    $     85,674    $     92,985    $   93,337
Investments (1)                                      22,273           5,467          16,381          15,331        16,645
Loans receivable, net                                73,894          79,241          67,016          75,747        74,632
Deposits                                             80,905          69,891          68,840          76,767        77,221
Stockholders' equity                                 17,406          16,407          15,542          14,840        14,549

                                                                     Years Ended September 30,
                                             ----------------------------------------------------------------------------
                                                 2005            2004            2003            2002            2001
                                             -------------   -------------    ------------    ------------    -----------
                                                               (In Thousands, Except Per Share Data)
Operating Data:
Interest and dividend income                 $      5,752    $      4,818     $     5,325     $     6,445     $     7,674
Interest expense                                    2,315           1,942           2,325           3,436           4,359
                                             ------------    ------------     -----------     -----------     -----------
Net interest income                                 3,437           2,876           3,000           3,009           3,315
Provision for loan losses                             120              90             215             144              39
Noninterest income                                     95             129             315             350              79
Noninterest expense                                 1,350           1,153           1,234           1,497           1,540
                                             ------------    ------------     -----------     -----------     -----------
Income before income taxes                          2,062           1,762           1,866           1,718           1,815
Income tax expense                                    741             673             715             662             676
                                             ------------    ------------     -----------     -----------     -----------
Net income                                   $      1,321    $      1,089     $     1,151     $     1,056     $     1,139
                                             ============    ============     ===========     ===========     ===========

Basic earnings per share                     $       1.14    $       0.95     $      1.01     $       0.92    $      1.00
Diluted earnings per share                           1.13            0.94            1.00             0.92           0.99
Dividends per share                                  0.60            0.56            0.52             0.48           0.48
Dividend payout ratio                              23.67%          26.36%          29.68%           52.15%         48.42%

Selected Other Data:
Return on average assets (3)                        1.38%           1.26%           1.30%            1.11%          1.24%
Return on average equity (3)                        7.86%           6.89%           7.57%            7.24%          7.93%
Interest rate spread (3)                            3.24%           2.91%           2.94%            2.57%          2.78%
Average equity to average assets (3)               17.60%          18.29%          17.15%           15.39%         15.68%
Net interest margin (3)                             3.73%           3.41%           3.48%            3.24%          3.70%
Allowance for loan losses to
  nonperforming loans (2)                         110.27%          48.99%         259.11%           44.23%         31.61%
Nonperforming loans to total loans (2)              1.03%           1.86%           0.37%            1.38%          1.35%

(1) Includes interest earning deposits and investment securities
(2) Nonperforming loans include mortgage loans delinquent more than 90 days
(3) Average balances are derived from month-end balances

                             REPORT TO STOCKHOLDERS

I am pleased to report that your Company reported earnings of $1.32 million, or $1.13 per diluted share, for our fiscal year ended September 30, 2005. Our earnings for 2005 were the second highest ever achieved during the Company's 83 year history and represented a 21% increase over the prior year. Earnings per share also increased by over 20% from 2004. Our positive operating results were generated due to the Company's increased interest rate spread. Because the Company maintains loan and investment portfolios which are rate sensitive, the Federal Reserve actions since June of 2004 to gradually increase market rates have had a positive impact on our revenue stream. In contrast, the Company's cost of funds has risen at a somewhat slower rate due to the sizable amount of fixed rate certificate products in our deposit portfolio. Our Company's interest rate margin was 3.73% in 2005 as compared to 3.41% in the prior year.

The Company declared cash dividends of $0.60 per share for 2005, after having paid dividends of $0.56 per share during the previous year. Because federal income tax laws tax dividends at the same rate as long term capital gains, shareholders benefit from cash dividends in a similar fashion to equities that rely solely upon capital appreciation. We are able to continue to pay dividends because the Company is profitable and is in a strong capital position. The Company also reported an efficiency ratio of approximately 36% during 2005, a measure that demonstrates the Company's ability to operate in a prudent and lean manner. The Company's return on assets amounted to 1.38% during the current year, considerably higher than most other community institutions in North Carolina.

Although the Company had one of its best years in terms of lending volume, heavy construction loan payoffs during the current year caused outstanding loans to decrease by 6.75%. A significant amount of the Company's lending is due to our community's close proximity to Raleigh and the Research Triangle Park. As a result, construction of new homes in the Wake Forest area has continued to expand. Assuming favorable economic conditions, the long-term fundamentals for the Wake Forest area continue to be positive and should support continued loan growth. The Company offers an array of competitively priced deposit products and as a result, deposits increased by 15.76% during 2005. We intend to remain aggressive with our deposit pricing to ensure that the Company has sufficient liquidity for continued growth and profitability.

The Board of Directors' and management's primary commitment is to maximize shareholder value while continuing to serve our local market as a hometown community-oriented financial institution. We appreciate your investment in Wake Forest Bancshares, Inc. and are excited about the future prospects of the Company. As always, we encourage your comments and suggestions, and truly appreciate your support and business.

                                            Respectfully,



                                            Robert C. White
                                            President & Chief Executive Officer

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

                                     GENERAL

Wake Forest Bancshares, Inc. (the "Company") was formed on May 7, 1999 for the purpose of becoming a savings and loan holding company. The Company owns 100% of the stock of Wake Forest Federal Savings & Loan Association ("Wake Forest Federal" or the "Association"). The Association was founded in 1922. The Company in turn is majority owned by Wake Forest Bancorp, M.H.C., (the "MHC") a mutual holding company. The formation of the Company had no impact on the operations of the Association or the MHC. The Association continues to operate at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Association which existed immediately prior to the formation of the Company.

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

Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC's principal asset consists of 635,000 shares of the Company's common stock. The MHC also is eligible to receive its proportional share of dividends declared and paid by the Company, but has elected to waive the receipt of its quarterly dividends since the first quarter of the 2003 year. Such funds when received are invested in deposits with the Association. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 55.1% of the Company.

The MHC's Board of Directors, which is currently the same as the Association's and the Company's Board of Directors, will generally be able to control the outcome of most matters presented to the stockholders of the Company for resolution by vote except for certain matters related to stock compensation plans, a vote regarding conversion of the mutual holding company to stock form, or other matters which require an affirmative vote by the minority stockholders. The Company and the MHC are registered as savings and loan holding companies and are subject to regulation, examination, and supervision by the Office of Thrift Supervision ("OTS").

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

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position at and for the years ended September 30, 2005 and 2004.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

                               FINANCIAL CONDITION

Total assets increased by $12.1 million during 2005, from $87.6 million at September 30, 2004 to $99.7 million at September 30, 2005. The increase in total assets resulted primarily from a $11.0 million increase in customer deposits during the year and from $1.1 million in retained income from current operations.

Total investments, including short-term interest-earning deposits, increased by $16.8 million during 2005 and amounted to $22.3 million at September 30, 2005. The Association's investment portfolio has been heavily weighted in short term instruments to minimize interest rate risk and to have funds available for growth in the loan portfolio. The investment securities portfolio, which amounted to $642,650 at September 30, 2005, contains available for sale securities with net unrealized gains of $452,400. The net unrealized gains are associated with the Company's investment in Federal Home Loan Mortgage Corporation ("Freddie Mac") stock.

Net loans receivable decreased by approximately $5.3 million during 2005 from $79.2 million at September 30, 2004 to $73.9 million at September 30, 2005. Although the outstanding portfolio balance declined during 2005, the Association originated a heavy volume of loans during the year. The Association closed $44.9 million in loans and incurred loan payoffs of $48.7 million during 2005, primarily construction loans. The Association originated $49.7 million in loans and had $37.4 in loan payoffs in the prior year. Because the Association's primary lending area is in close proximity to Raleigh and the Research Triangle Park, population growth and demand for housing has spilled over into surrounding communities such as Wake Forest. In addition to these geographic advantages, low mortgage interest rates and an improving economic outlook helped spur loan originations in 2005.

Customer deposits increased by $11.0 million during 2005 and totaled $80.9 million at September 30, 2005, a record high for the Company. The increase in deposits occurred primarily because the Association began to competitively price its deposits to support loan demand and to provide additional liquidity to sustain construction loan commitments.

The Company had no outstanding borrowings during 2005. The Company has borrowing capacity through the Association's ability to borrow funds from the Federal Home Loan Bank of Atlanta (the "FHLB"). This capacity is currently set at 12% of the Association's total assets, subject to available collateral.

The Company and the Association are both required to meet certain capital requirements as established by the OTS. At September 30, 2005, all capital requirements were met. (See Note 12 to the consolidated financial statements).

The Board of Directors of the Company has approved an ongoing stock repurchase program authorizing the Company to repurchase its outstanding common stock, subject to regulatory approval. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2005, the Company had repurchased 84,385 shares of its common stock for $1,257,600. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

                              RESULTS OF OPERATIONS

Returns. The Company's return on average assets was 1.38% and 1.26% and its return on average equity was 7.86% and 6.89% for 2005 and 2004, respectively. The increase in the returns on average assets and average equity during 2005 was primarily due to an increase in the Company's interest margin during the current year.

Net Income. The Company's net income for the years ended September 30, 2005 and 2004 was $1,320,500 and $1,088,500, respectively. Net income in 2005 was approximately 21% higher than the earnings reported in 2004 due to an improved interest margin during the current year. The 19.51% increase in net interest income more than offset a 26.44% decline in non-interest income and a 17.14% increase in non-interest expense during 2005.

Net Interest Income. Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period. Net interest income increased by $561,150 to $3,436,900 for the year ended September 30, 2005 from $2,875,750 reported in 2004. Net interest income increased primarily due to an increase in the Company's interest rate spread, which improved from 2.91% in 2004 to 3.24% in 2005.

Interest Income. Total interest income increased to $5.8 million in 2005 from $4.8 million in 2004, an increase of $934,050. The increase in interest income during 2005 was primarily attributable to a 0.52% rise in the Company's yield on interest earning assets in 2005 due to a rising interest rate environment. A $7.9 million increase in the average balance of interest earning assets outstanding between 2004 and 2005 also contributed to the increase in interest income. The Company's overall yield on interest earning assets was 5.72% in 2004 as compared with 6.24% in 2005.

Interest Expense. Total interest expense increased from $1.9 million in 2004 to $2.3 million in 2005, an increase of $372,900. During 2005, the Association's cost of funds increased from 2.81% in 2004 to 3.00% in 2005, an increase of 0.19% due to a rising interest rate environment and competitive pricing considerations. The increase in interest expense from 2004 to 2005 was due to both an increase in the Association cost of funds and a $7.9 million increase in the average volume of interest-bearing deposits between the current year and 2004.

Provision for Loan Losses. The Association provided $119,600 in loan loss provisions during 2005. In 2004, the Association provided $90,000 in loan loss provisions. The Association had no loan charge-offs in 2005 or 2004. The provisions, which are charged to operations, and the resulting loan loss allowances are amounts the Association's management believes will be adequate to absorb probable losses that are estimated to have occurred. Loans are charged-off against the allowance when management believes that uncollectibility is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

During the past five years, the Association's loan portfolio has gradually trended towards a greater concentration of residential construction loans, which generally involve a greater degree of credit risk and collection issues. As a result, the Company has provided a relatively higher level of loan loss provisions during the current five year period than what has historically been deemed necessary. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available. In addition, regulatory examiners may require the Association to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

                        RESULTS OF OPERATIONS (CONTINUED)

Non-interest Income. Non-interest income amounted to $94,750 and $128,800 in 2005 and 2004, respectively. Non-interest income typically consists of service charges and fees associated with the Association's loan and deposit accounts. The Association also receives fee income on the origination and sale of certain long-term fixed rate mortgage loans. Secondary market fee income declined during 2005 because the Association retained a greater number of fixed rate residential loans for its own portfolio. The Association also had gains on the sale of foreclosed assets amounting to $30,750 during 2004.

Non-interest Expense. Non-interest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums, OTS operating assessments, data processing charges, and costs associated with foreclosed assets. Non-interest expenses amounted to $1,350,550 and $1,152,950 in 2005 and 2004, respectively.

Compensation and related benefits increased from $670,950 in 2004 to $746,600 in 2005, an increase of $75,650. The increase in compensation and benefits occurred primarily because of increased health insurance cost, the implementation of a summer intern program during 2005, and because the Company paid a higher level of bonuses associated with the greater earnings in the current year as compared to 2004.

Expenses associated with foreclosed assets increased from $15,800 in 2004 to $91,650 in 2005. The increase occurred because of costs incurred during 2005 to conduct a phase II environmental study on one of the commercial tracts that the Company foreclosed upon during 2005. "Other operating expense" increased by $34,400 from $265,300 during 2004 to $299,700 in 2005, primarily because of an increase in the Company's state franchise tax expense which increased by $30,900 in the current year as compared to the same period a year earlier. Occupancy expense, federal insurance premiums, OTS operating assessments and data processing expense changed nominally from 2004 to 2005. Certain administrative expenses are allocated to the MHC as shown in Note 15 to the Consolidated Financial Statements.

Income Taxes. The Company's effective income tax rate was 36.0% and 38.2% in 2005 and 2004, respectively. The differences in rates were due to changes in the components of permanent tax differences, including nontaxable investment income, earnings from bank owned life insurance, and the tax effects from the exercise of non-qualifying stock options.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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


                                                                                     Year Ended September 30,
                                                               --------------------------------------------------------------------
                                                                              2005                               2004
                                                               ---------------------------------     ------------------------------
                                        At September 30, 2005
                                        --------------------                            Average                             Average
                                          Actual    Yield/     Average                   Yield/        Average               Yield/
Assets:                                   Balance    Cost      Balance      Interest      Cost         Balance  Interest      Cost
                                         ------------------   ----------  ----------   ----------     --------  ---------  ---------
     Interest-earning assets:
        Interest-earning deposits        $   21,631   3.81%  $   16,984   $       471       2.77%    $   9,939  $     115      1.16%
        Investment securities                   643   3.25%         712            19       2.67%          453         17      3.75%
        Loans receivable (1)                 74,744   6.96%      74,426         5,262       7.07%       73,847      4,686      6.35%
                                         ----------           ----------   ----------                 --------  ----------
     Total interest-earning assets           97,018   6.25%      92,122   $     5,752       6.24%       84,239  $   4,818      5.72%
                                                                           ----------                           ----------
     Non-interest-earning assets              2,713               3,307                                  2,151
                                         ----------           ----------                              --------
                     Total               $   99,731          $   95,429                              $  86,390
                                         ==========           ==========                              ========

Liabilities and stockholders' equity:
     Interest-bearing liabilities:
        Passbook accounts                     3,096   1.25%       3,069            30       0.98%        3,053         15      0.49%
        NOW & MMDA accounts                  24,155   2.45%      21,465           428       1.99%       16,200        196      1.21%
        Certificates of deposit              53,654   3.70%      52,505         1,857       3.54%       49,859      1,731      3.47%
                                         ----------           ----------   ----------                 --------  ----------
     Total interest-bearing liabilities      80,905   3.22%      77,039   $     2,315       3.00%       69,112  $   1,942      2.81%
                                                                           ----------                           ----------
     Non-interest-bearing liabilities         1,420               1,592                                  1,475
     Stockholders' equity                    17,406              16,798                                 15,803
                                         ----------           ----------                              --------
                     Total               $   99,731          $   95,429                              $  86,390
                                         ==========           ==========                              ========
Net interest income and
     interest rate spread (2)                         3.03%               $     3,437       3.24%               $   2,876      2.91%
                                                                           ==========                           ==========
Net yield on interest-earning assets (3)              3.56%                                 3.73%                              3.41%
Ratio of interest-earning assets to
     interest-bearing liabilities                   119.92%                               119.58%                            121.89%

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


                                              Year Ended September 30,                         Year Ended September 30,
                                                    2005 vs. 2004                                    2004 vs. 2003
                                          Increase (Decrease) Attributable to              Increase (Decrease) Attributable to
                                   --------------------------------------------------   ------------------------------------------
                                                                Rate/                                         Rate/
Assets:                              Volume         Rate       Volume        Net      Volume       Rate       Volume        Net
                                   ----------    ---------   ----------   ---------   --------   --------   ----------   --------
    Interest-earning assets:
       Interest-earning deposits   $       82    $     160    $     114    $    356   $    (84)   $     (18)   $       7   $   (95)
       Investment securities               10           (5)          (3)          2         (2)          (4)           1        (5)
       Loans receivable                    37          532            7         576         340        (699)         (48)     (407)
                                   ----------    ---------    ---------    ---------  ---------   ---------    ---------   -------
                    Total                 129          687          118         934         254        (721)         (40)     (507)
                                   ----------    ---------    ---------    ---------  ---------   ---------    ---------   -------

Liabilities:
    Interest-bearing liabilities:
       ESOP debt                            -            -            -           -          (1)          -            -        (1)
       Passbook savings                     1           15           (1)         15       (2.00)         (6)           -        (8)
       NOW & MMDA accounts                 64          126           42         232          (4)         28            -        24
       Certificate of deposit              92           35           (1)        126         (93)       (318)          13      (398)
                                   ----------    ---------    ---------    --------   ---------   ---------    ----------  -------
                    Total                 157          176           40         373        (100)       (296)          13      (383)
                                   ----------    ---------    ---------    --------   ---------   ---------    ----------  -------

    Net interest income            $      (28)   $     511    $      78    $    561   $     354   $    (425)   $     (53)  $  (124)
                                   ==========    =========    =========    ========   =========   =========    ==========  =======

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                  ASSET QUALITY

The Company's level of non-performing loans, consisting of loans past due 90 days or more, as a percentage of loans outstanding, was 1.03% and 1.86% at September 30, 2005 and 2004, respectively. At September 30, 2005, non-performing loans amounted to $770,850 and consisted of three residential property loans, one of which was a partially completed construction loan. Funds are available to complete the property secured by the construction loan. At this time, we believe that the fair market values of the single-family residential properties are higher than the outstanding loan balances and we will not incur a loss on the ultimate disposition of any of these loans. All of the loans have been placed on non-accrual status.

At September 30, 2005, non-performing assets also included a foreclosed commercial property ($1,003,800) which consisted of a convenience store and an adjacent tract of land, in total 3.81 acres located on a major highway outside of Wake Forest. While the property's location is considered highly desirable, the Company decided that a phase II environmental assessment was necessary to properly market the tract due to the historical uses of the property. Petroleum contamination consistent with operating a gas station and a truck maintenance facility over an extended period of time was found on parts of the property. Environmental assessment reports are currently being reviewed by the appropriate state agencies. Although the Company does not currently believe the contamination will have any significant effect on the potential development of the property, the agencies are expected to be able to assist the Company in determining the extent of any required clean-up and ongoing monitoring steps. At this time, the Company does not believe that the ongoing environmental costs will materially impact the value of the property and no loss is expected on its ultimate sale. During the current year, the Company incurred $78,800 in environmentally related cost on this property.

The Company had no loan charge-offs during the year ended September 30, 2005. The Company's loan loss allowance amounted to $850,000 at September 30, 2005 and management believes that it has sufficient loan loss allowances established to cover any loss associated with its loan portfolio. The allowance for loan losses is established based upon probable losses that are estimated to have occurred through a provision for loan losses charged to earnings. During the past five years, the Association's loan portfolio has gradually trended towards a greater concentration of residential construction loans, which generally involves a greater degree of credit risk and collection issues. As a result, the Company has provided relatively higher levels of loan loss provisions and resulting allowances during this period than what has historically been considered necessary. The allowance for loan losses is evaluated on a regular basis by management.

The Company records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. The Company's methodology for assessing the appropriateness of the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans under the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and a formula allowance for the remainder of the portfolio under the provisions of SFAS No. 5, "Accounting for Contingencies." Because the Company only originates loans securing by real estate, specific problem loans are graded using the standard regulatory classifications and are evaluated for impairment under SFAS No. 114 based upon the collateral's fair value less estimated cost of disposal.

All other loans with unidentified impairment issues are pooled and segmented by major loan types (single-family residential properties, construction loans, commercial real estate, land, etc.). Loan loss rates for these categories are then generated by capturing historical loan losses net of recoveries over a five and ten year period, with added weight given to the more recent five year period. Qualitative factors that may affect loan collectibility such as geographical concentrations, local economic conditions, and delinquency trends are also considered in determining the Company's best estimate of the range of credit losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Although management believes it has established and maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic, real estate values and other conditions differ substantially from the current operating environment. In addition, regulatory examiners may require the Association to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                         CAPITAL RESOURCES AND LIQUIDITY

The Company declared dividends of $.60 per share during 2005. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment may be subject to dividends received from the Association to the Company, future earnings, cash flows, capital needs, and regulatory restrictions. During 2005, the MHC waived the receipt of its quarterly dividends from the Company. The Board of Directors of the MHC will continue to review the operating needs of the MHC and may elect to waive future dividends.

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

During the current year, cash increased by approximately $16.5 million, and amounted to $22.3 million at September 30, 2005. Cash flow resulting from internal operating activities provided increases of $1.5 million in cash during the year ended September 30, 2005. Cash flows from investing activities provided $4.3 million in cash during the current year, with net loan repayments of $3.8 million being the primary source of cash. Because the Federal Reserve raised short term rates on a consistent basis throughout 2005 and the bond markets produced a relatively flat yield curve out at least ten years, the Association elected to maintain its excess liquidity in shorter term cash investments and was therefore not active in the securities market in 2005.

During 2005, financing activities of the Company generated $10.7 million in cash, including net deposit increases of $11.0 million. As a result of construction loan commitments and heavy loan originations, the Association aggressively marketed its deposits during the current year. The Association's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. However, the Association has a readily available source of credit through its borrowing capacity at the FHLB of Atlanta, currently equal to 12% of total assets assuming eligible collateral is available. Cash provided by operating and financing activities is used to originate new loans to customers, to maintain the Association's liquid investment portfolios, and to meet short term liquidity requirements.

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

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 2005, the Association had outstanding loan commitments amounting to $3,240,000. The undisbursed portion of construction loans amounted to $15,179,100 and unused lines of credit amounted to $4,319,000 at September 30, 2005.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                    OFF-BALANCE SHEET TRANSACTIONS, CONTINUED

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

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Company's operations, management has implemented an asset/liability program designed to improve the Company's interest rate gap. The program primarily emphasizes the origination of balloon and other short term loans, or loans with rates which float with Prime such as construction, commercial real estate, lines of credit and home equity loans. The Company generally originates a limited number of long-term fixed rate loans for its own portfolio and will also originate such loans for sale in the secondary market. In addition, the program emphasizes investing in short or intermediate term investment securities, and the solicitation of checking or transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly. The Board of Directors is responsible for reviewing the Company's asset and liability policies. On a quarterly basis, the Board reviews interest rate risk and trends. Management of the Company is responsible for administering the policies established by the Board with respect to asset and liability goals and strategies.

The following Market Risk Analysis table reflects maturities of interest rate sensitive assets and liabilities over the next five years.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                                                                        MARKET RISK ANALYSIS

                                                                        YEAR ENDED SEPTEMBER 30,
                             -----------------------------------------------------------------------------------------------------

                                                                      (DOLLARS IN THOUSANDS)
                                 2006          2007         2008         2009       2010     THEREAFTER      TOTAL     FAIR VALUE
                              ----------    ----------   ----------    ---------  ---------  -----------   ----------  -----------
Assets:
     Loans-fixed:
       Balance                     $ 99          $ 26          $ -         $ 31        $ -      $ 7,363      $ 7,519      $ 7,481
       Interest rate              5.12%         9.00%        0.00%        9.23%      0.00%        6.20%        6.17%            -

     Loans-variable (1):
       Balance                   43,289         6,336        7,252        2,332      3,148        4,018       66,375       66,387
       Interest rate              7.46%         6.97%        5.71%        6.48%      6.04%        6.09%        7.04%            -

     Investments (2):
       Balance                   22,273             -            -            -          -            -       22,273       22,273
       Interest rate              3.83%             -            -            -          -            -        3.83%            -

Liabilities:
     Deposits (3):
       Balance                   27,251             -            -            -          -            -       27,251       27,251
       Interest rate              2.30%             -            -            -          -            -        2.30%            -

     Deposits-certificates:
       Balance                   26,911        13,595        3,303        1,968      7,877            -       53,654       51,211
       Interest rate              3.30%         3.91%        3.69%        4.09%      4.54%            -        3.70%            -

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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                          FUTURE REPORTING REQUIREMENTS

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period in the Company's first fiscal year that begins after December 15, 2005. Accordingly, the Company will be required to adopt SFAS No. 123(R) commencing with the quarter beginning October 1 2006. The early adoption of the statement would not have had an impact of the Company's 2005 and 2004 financial statements because all of the Company's stock options were issued and vested in periods earlier than those fiscal years.

The guidance in Emerging Issues Task Force (EITF) 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, was originally effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. However, the guidance contained in paragraphs 10-20 of the Issue was delayed due to significant controversy over its practical application by FASB Staff Position (FSP) EITF Issue 03-1-1, The Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, posted on September 30, 2004. On November 3, 2005, the FASB issued FSP FAS 115-1 and 124-1, The Meaning of Other Than Temporary Impairment and Its Application to Certain Investments, which effectively nullifies the requirements of Issue No. 03-1. This FSP provides guidance determining when an investment is considered impaired or temporarily impaired and the measurement of an impairment loss. However, the disclosure requirements contained in Issue No. 03-1 continue to be effective in annual financial statements. This latest FSP does not provide any additional guidance on whether an impairment is other than temporary. However, the most controversial matter in Issue 03-1 regarding the sale of an available for sale security at a loss and its automatic tainting of the remaining available for sale securities which have deemed temporary impairment issues appears to be resolved. The FSP does require that a loss on an impaired available for sale security that will not fully recover prior to an expected date of sale should be reported in earnings in the period the decision to sell is made. Additionally, an investor must recognize an impairment loss in earnings when impairment is deemed other than temporary even if a decision to sell has not been made. The guidance in the FSP must be applied to reporting periods beginning after December 15, 2005. The Company does not expect the adoption of FSP FAS 115-1 and 124-1 will have a material impact on its financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions. SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar assets in Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of SFAS No. 153 will have a material impact on its financial condition or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principles or error corrections, unless it is impractical to determine the period-specific effects or when a pronouncement includes specific transition provisions. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

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

A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Association does not separately identify individual residential loans for impairment disclosures.

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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

                            [DIXON HUGHES PLLC LOGO]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Wake Forest Bancshares, Inc.
Wake Forest, North Carolina

We have audited the accompanying consolidated statements of financial condition of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2005 and 2004 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

[DIXON HUGHES PLLC]

Raleigh, North Carolina
December 21, 2005

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 2005 AND 2004
------------------------------------------------------------------------------


ASSETS                                                                         2005            2004
                                                                          --------------   -------------
Cash:
  Interest-earning deposits                                               $  21,630,700   $   4,721,050
  Noninterest-earning deposits                                                  696,700       1,130,200
                                                                          --------------   -------------
                                                                             22,327,400       5,851,250
                                                                          --------------   -------------
Investment securities (Note 2):
  Available for sale, at market value                                           460,350         531,950
  FHLB stock, at cost                                                           182,300         213,800
Loans receivable, net of allowance for loan losses
  of $850,000 in 2005 and $730,400 in 2004 (Note 3)                          73,894,100      79,241,350
Accrued interest receivable                                                     136,200         121,550
Property and equipment, net (Note 4)                                            337,850         361,400
Foreclosed assets, net (Note 5)                                               1,003,800               -
Bank owned life insurance (Note 6)                                            1,058,500       1,021,850
Deferred income taxes (Note 11)                                                 297,150         223,200
Prepaid expenses and other assets                                                33,700          83,350
                                                                          --------------   -------------
          Total assets                                                    $  99,731,350   $  87,649,700
                                                                          ==============   =============

LIABILITIES AND EQUITY
Liabilities:
  Deposits (Note 7)                                                       $  80,905,150   $  69,891,450
  Accrued interest on deposits                                                   26,950          14,850
  Accounts payable and accrued expenses                                         746,300         623,400
  Dividends payable                                                              77,650          72,050
  Redeemable common stock held by the ESOP, net of
    unearned ESOP shares (Note 10)                                              569,100         641,250
                                                                          --------------   -------------
          Total liabilities                                                  82,325,150      71,243,000
                                                                          --------------   -------------
Commitments and contingencies (Note 14)
Stockholders' Equity (Note 12):
  Preferred stock, authorized 1,000,000 shares, none issued                           -               -
  Common stock, $.01 par value, authorized 5,000,000 shares;
    issued 1,237,146 shares in 2005 and 1,221,183 in 2004                        12,350          12,200
  Additional paid-in-capital                                                  5,502,050       5,257,650
  Accumulated other comprehensive income                                        280,500         324,900
  Retained  earnings, substantially restricted (Note 12)                     12,868,900      11,788,750
  Common stock in treasury, at cost (84,385 shares in 2005
    and 71,391 shares in 2004)                                               (1,257,600)       (976,800)
                                                                          --------------   -------------
          Total stockholders' equity                                         17,406,200      16,406,700
                                                                          --------------   -------------
                                                                          $  99,731,350   $  87,649,700
                                                                          ==============   =============


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2005 AND 2004
------------------------------------------------------------------------------

                                                                 2005            2004
                                                            -------------    -------------
Interest and dividend income:
  Loans                                                    $   5,262,050    $   4,685,050
  Investment securities                                           18,300           17,150
  Interest-earning deposits                                      471,300          115,400
                                                            -------------    -------------
                                                               5,751,650        4,817,600
                                                            -------------    -------------
Interest expense:
  Deposits (Note 7)                                            2,314,750        1,941,850
                                                            -------------    -------------
                                                               2,314,750        1,941,850
                                                            -------------    -------------

Net interest income before provision for loan losses           3,436,900        2,875,750
Provision for loan losses (Note 3)                              (119,600)         (90,000)
                                                            -------------    -------------
Net interest income after provision for loan losses            3,317,300        2,785,750
                                                            -------------    -------------

Noninterest income:
  Service fees and other income                                   54,100           62,600
  Gain on sale of mortgage loans                                   4,000           13,600
  Gain on sale of foreclosed assets                                    -           30,750
  Income from bank owned life insurance                           36,650           21,850
                                                            -------------    -------------
                                                                  94,750          128,800
                                                            -------------    -------------
Noninterest expense:
  Compensation and benefits (Notes 8, 9, and 10)                 746,600          670,950
  Occupancy                                                       43,700           43,800
  Federal insurance premiums and operating assessments            42,350           39,850
  Data processing and outside service fees                       126,550          117,250
  Foreclosed assets                                               91,650           15,800
  Other operating expense                                        299,700          265,300
                                                            -------------    -------------
                                                               1,350,550        1,152,950
                                                            -------------    -------------

Income before income taxes                                     2,061,500        1,761,600
                                                            -------------    -------------
Income taxes (Note 11):
  Current                                                        787,750          730,600
  Deferred                                                       (46,750)         (57,500)
                                                            -------------    -------------
                                                                 741,000          673,100
                                                            -------------    -------------
          Net income                                       $   1,320,500    $   1,088,500
                                                            =============    =============

Basic earnings per share                                   $        1.14    $        0.95
Diluted earnings per share                                 $        1.13    $        0.94
Dividends paid per share                                   $        0.60    $        0.56

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2005 AND 2004
------------------------------------------------------------------------------


                                                        Outstanding
                                                         Shares of                        Additional
                                                           Common             Common        Paid in
                                                           Stock              Stock         Capital
                                                       ---------------    -------------   ------------

Balance at September 30, 2003                              1,145,296      $     12,150    $ 5,199,450
Comprehensive income:
  Net income for 2004                                                                -              -
  Net change in unrealized gain on securities                                        -              -
     Total comprehensive income
Market value adjustment for redeemable
  common stock held by ESOP                                                          -              -
Cash dividends ($0.56 per share)                                                     -              -
Exercise of stock options                                      4,571                50         58,200
Acquisition of 75 shares of common
  stock for the treasury                                         (75)                -              -
                                                       -------------      ------------    -----------
Balance at September 30, 2004                              1,149,792            12,200      5,257,650
Comprehensive income:
  Net income for 2005                                                                -              -
  Net change in unrealized gain on securities                                        -              -
     Total comprehensive income
Market value adjustment for redeemable
  common stock held by ESOP                                                          -
Cash dividends ($0.60 per share)                                                     -              -
Exercise of stock options                                     15,963               150        203,400
Acquisition of 12,994 shares of common
  stock for the treasury                                     (12,994)                -              -
Tax effect of exercise of nonqualifying stock options                                          41,000
                                                       -------------      ------------    -----------
Balance at September 30, 2005                              1,152,761      $     12,350    $ 5,502,050
                                                       =============      ============    ===========

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------


     Accumulated
        Other                                      Treasury
    Comprehensive           Retained                Stock
        Income              Earnings               Acquired                 Total
 ------------------    -------------------    -------------------     -------------------

   $    259,700             $11,045,500            $   (974,900)           $ 15,541,900

              -               1,088,500                       -               1,088,500
         65,200                       -                       -                  65,200
                                                                            -----------
                                                                              1,153,700
                                                                            -----------

              -                 (58,300)                      -                 (58,300)
              -                (286,950)                      -                (286,950)
                                                                                 58,250

              -                       -                  (1,900)                 (1,900)
    -----------             -----------             -----------             -----------
        324,900              11,788,750                (976,800)             16,406,700

              -               1,320,500                       -               1,320,500
        (44,400)                      -                       -                 (44,400)
                                                                            -----------
                                                                              1,276,100
                                                                            -----------

              -                  72,150                       -                  72,150
              -                (312,500)                      -                (312,500)
                                                                                203,550

              -                       -                (280,800)               (280,800)
              -                       -                       -                  41,000
    -----------             -----------             -----------             -----------
    $   280,500             $12,868,900             $(1,257,600)           $ 17,406,200
    ===========             ===========             ===========             ===========


WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------

                                                                                2005             2004
                                                                           --------------  --------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                $    1,320,500   $   1,088,500
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Depreciation                                                                   23,550          25,250
   Provision for loan losses                                                     119,600          90,000
   Gain on sale of foreclosed assets, net                                              -         (30,750)
   Deferred income taxes                                                         (46,750)        (57,450)
   Increase in cash surrender value of life insurance                            (36,650)        (21,850)
Loans orignated for sale in the secondary market                                (221,800)       (775,800)
Proceeds from loans sold in the secondary market                                 221,800         730,000
Changes in assets and liabilities:
  (Increase) decrease in:
    Accrued interest receivable                                                  (14,650)        (28,500)
    Prepaid expenses and other assets                                             49,650          97,750
Increase (decrease) in:
    Accounts payable and accrued expenses                                        135,000             400
                                                                           --------------  --------------
          Net cash provided by operating activities                            1,550,250       1,117,550
                                                                           --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES

Principal collected on loans                                                  48,665,000      37,420,100
Mortgage loans purchased                                                         (30,000)       (190,000)
Loans originated                                                             (44,898,650)    (49,742,000)
Proceeds from sale of foreclosed assets                                          500,000         682,450
Capital additions to foreclosed assets                                           (12,500)        (12,950)
Purchase of bank owned life insurance contracts                                        -      (1,000,000)
Redemption of FHLB of Atlanta stock                                               31,500          12,100
Proceeds from disposal of property and equipment                                       -           2,300
Purchases of property and equipment                                                    -          (2,000)
                                                                           --------------  --------------
          Net cash provided by (used in) investing activities                  4,255,350     (12,830,000)
                                                                           --------------  --------------

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------


                                                                              2005           2004
                                                                         --------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid                                                     $     (306,900)  $    (286,350)
Proceeds from stock options exercised                                          203,550          58,250
Additions to paid in capital from tax effect of exercise of
  nonqualifying stock options                                                   41,000               -
Purchase of treasury stock                                                    (280,800)         (1,900)
Net increase in deposits                                                    11,013,700       1,051,500
                                                                         --------------   -------------
Net cash provided by financing activities                                   10,670,550         821,500
                                                                         --------------   -------------

          Net increase (decrease) in cash                                   16,476,150     (10,890,950)
                                                                         --------------   -------------

Cash:
  Beginning                                                                  5,851,250      16,742,200
                                                                         --------------   -------------
  Ending                                                                $   22,327,400   $   5,851,250
                                                                         ==============   =============

Supplemental Disclosures of Cash Flow Information
  Cash payments for:
     Interest                                                           $    2,302,650   $   1,944,800
     Income taxes                                                       $      681,750   $     654,750

Supplemental Schedule of Noncash Investing
 and Financing Activities:
  Fair value of ESOP shares in excess of unearned
    ESOP shares (charged) credited to retained earnings                 $       72,150   $     (58,300)
  Change in unrealized gain (loss) on available for sale
     securities, net of tax effect                                      $      (44,400)  $      65,200
  Loans receivable transferred to foreclosed assets                     $    1,491,300   $     196,100

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

The Company is majority owned by Wake Forest Bancorp, M.H.C., (the "MHC") a mutual holding company. Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC's principal assets consist of 635,000 shares of the Company's common stock and deposits at the Association for accumulated dividends paid on those shares. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 55.1% of the Company. The mutual holding company is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.

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

Deposits: Eligible deposits are insured up to $100,000 by the Savings Association Insurance Fund (SAIF), which is administered by the FDIC.

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

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share: The Company provides for a dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were required to net income for any period presented in the computation of diluted earnings per share. The basic and diluted weighted average shares outstanding for 2005 and 2004 are as follows:

                                                                 2005            2004
                                                            -------------    ------------
Weighted average outstanding shares used for basic EPS          1,154,570       1,146,432
Plus incremental shares from assumed issuances
     pursuant to stock options and stock award plans               10,350          14,780
                                                            -------------    ------------
Weighted average outstanding shares used for diluted EPS        1,164,920       1,161,212
                                                            =============    ============

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

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (Statement 148). Statement 148 amends SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Statement 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company continues to account for its stock-based compensation in accordance with APB 25 and has adopted the disclosure provisions of Statement 148 effective for all periods presented herein. Accordingly, no compensation cost has been recorded and none would have been required in 2005 or 2004 because the five year period over which the options vested and would have been expensed under SFAS No. 123 expired. Effective with the Company's first annual period beginning after December 15, 2005, the voluntary change to the fair value based method of accounting for stock based compensation becomes mandatory pursuant to SFAS No. 123 "Revised." This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed.

Fair value of financial instruments: Estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates are based on pertinent information available to management as of September 30, 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

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

   Bank owned life insurance. Bank owned life insurance is not a marketable instrument and its fair value is considered to equal to its redeemable value, or its cash surrender value.

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

NOTE 2.  INVESTMENT SECURITIES

The amortized cost, estimated market value and gross unrealized gains and losses of the Association's investment securities at September 30, 2005 and 2004 are as follows:


                                                                                    2005
                                                   ---------------------------------------------------------------
                                                                       Gross           Gross         Estimated
                                                     Amortized      Unrealized      Unrealized         Market
                                                        Cost           Gains          Losses           Value
                                                   ---------------  -------------  --------------  ---------------
Available for sale securities:
  FHLMC stock                                      $         8,000  $     452,350  $            -  $       460,350
Nonmarketable equity securities:
  Federal Home Loan Bank stock                             182,300              -               -          182,300
                                                   ---------------  -------------  --------------  ---------------
                                                   $       190,300  $     452,350  $            -  $       642,650
                                                   ===============  =============  ==============  ===============


                                                                                 2004
                                                  ----------------------------------------------------------------
                                                                        Gross           Gross         Estimated
                                                     Amortized       Unrealized      Unrealized         Market
                                                        Cost            Gains          Losses           Value
                                                   ---------------  --------------  --------------  --------------
Available for sale securities:
  FHLMC stock                                      $         8,000  $      523,950  $           -   $      531,950
Nonmarketable equity securities:
  Federal Home Loan Bank stock                             213,800               -              -          213,800
                                                   ---------------  --------------  -------------   --------------
                                                   $       221,800  $      523,950  $           -   $      745,750
                                                   ===============  ==============  =============   ==============

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2.  INVESTMENT SECURITIES (CONTINUED)

The change during 2005 and 2004 in accumulated other comprehensive income which consists solely of net unrealized gains and losses associated with available for sale securities is as follows:


                                                                                       2005            2004
                                                                                  -------------    ------------
Accumulated other comprehensive income, beginning of year                        $      324,900   $    259,700
  Change in unrealized gains, net of tax effect of $27,200 in 2005
     and $39,950 in 2004                                                                (44,400)        65,200
                                                                                  -------------    ------------
Accumulated other comprehensive income, end of year                              $      280,500   $    324,900
                                                                                  =============    ============

There were no sales of investment securities during 2005 or 2004. The Association, as a member of the Federal Home Loan Bank (FHLB) system, maintains an investment in capital stock of the FHLB of Atlanta. No ready market exists for the bank stock and its market value is equal to its cost due to the redemptive provisions of the FHLB of Atlanta. During 2005 and 2004, FHLB stock with a cost basis of $31,500 and $12,100, respectively, was redeemed at par by the FHLB of Atlanta.

NOTE 3. LOANS RECEIVABLE


Loans receivable consist of the following:
First mortgage loans:                                                                   2005            2004
                                                                                   ------------     ------------
Single family, one-to-four units                                                  $  24,947,600    $  22,306,950
Multifamily, residential                                                                698,800          676,600
Commercial real estate                                                               13,667,950       14,232,400
Land                                                                                 11,581,300       12,411,850
Residential construction                                                             36,559,350       43,030,000
Commercial construction                                                                       -          600,000
                                                                                   ------------     ------------
                                                                                     87,455,000       93,257,800
Equity line mortgages                                                                 2,494,800        2,265,850
Loans on savings accounts                                                                88,300           90,150
                                                                                   ------------     ------------
                                                                                     90,038,100       95,613,800
                                                                                   ------------     ------------
Undisbursed portion of loans in process                                             (15,179,100)     (15,526,450)
Allowance for loan losses                                                              (850,000)        (730,400)
Deferred loan fees                                                                     (114,900)        (115,600)
                                                                                   ------------     ------------
                                                                                    (16,144,000)     (16,372,450)
                                                                                   ------------     ------------
                                                                                  $  73,894,100    $  79,241,350
                                                                                   ============     ============

The change in the Association's allowance for loan losses is as follows for the years ended September 30, 2005 and 2004:

                                                                                       2005             2004
                                                                                   ------------     ------------
Balance, beginning of year                                                        $     730,400    $     640,400
Provision for loan losses                                                               119,600           90,000
Charge-offs                                                                                   -                -
                                                                                   ------------     ------------
Balance, end of year                                                              $     850,000    $     730,400
                                                                                   ============     ============

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 3.  LOANS RECEIVABLE (CONTINUED)

The Association does not accrue interest on loans past due 90 days or more if, in the opinion of management, collectibility is in doubt. Such interest is removed from income through the establishment of a reserve for uncollected interest. At September 30, 2005 and 2004, reserves for uncollected interest totaling $24,050 and $44,200 were established on loans amounting to $770,850 and $1,491,000, respectively. There were no accruing loans past due more than 90 days at September 30, 2005 and 2004. Interest income that would have been recorded in 2005 and 2004 if non-accrual loans had been current was $24,050 and $44,200, respectively. The amount of interest income recognized on these loans in 2005 and 2004 was $35,000 and $37,700, respectively.

The Association did not have any loans outstanding at September 30, 2005 and 2004 which it considered impaired.

Shareholders of the Company with 10% or more ownership and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with the Association in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with non-related parties during the years ended September 30, 2005 and 2004. Aggregate loan transactions with related parties during the years ended September 30, 2005 and 2004 were as follows:

                                                    2005             2004
                                               --------------   -------------
Beginning balance                             $       96,350   $       73,900
New loans                                             16,000           28,000
Reductions                                           (96,350)          (5,550)
                                               --------------   --------------
Ending balance                                $       16,000   $       96,350
                                               ==============   ==============
Maximum balance during the year               $       78,700   $      101,900
                                               ==============   ==============

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2005 and 2004 are summarized as follows:

                                                    2005             2004
                                              --------------    --------------
Land                                         $        20,950   $       20,950
Office buildings and improvements                    608,800          608,800
Furniture and fixtures                               206,100          206,100
                                              --------------    --------------
                                                     835,850          835,850
Less accumulated depreciation                       (498,000)        (474,450)
                                              --------------    --------------
                                             $       337,850   $      361,400
                                              ==============    ==============

NOTE 5.  FORECLOSED ASSETS

Changes in the allowance for loss on foreclosed assets is as follows for the years ended September 30, 2005 and 2004:

                                                   2005             2004
                                              --------------    -------------
Balance, beginning of year                   $             -   $       76,500
Provision for loss on foreclosed assets                    -                -
Charge-offs                                                -          (76,500)
                                              --------------    -------------
Balance, end of year                         $             -   $            -
                                              ==============    =============

The Company also incurred $91,650 and $15,800 in expense associated with holding foreclosed assets during 2005 and 2004, respectively. The Company reported a net gain (after adjusting for write-downs) of $-0- and $27,250 from the disposal of foreclosed assets during 2005 and 2004, respectively.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 6.  BANK OWNED LIFE INSURANCE

The Company has entered into Life Insurance Endorsement Method Split Dollar Agreements with certain employees of the Association. Under the agreement, upon death of the employee, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from the insurance contracts, which are written with two different carriers, with the designated beneficiaries of the employee. The death benefit to the employee is limited to $25,000 each. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. The Company paid an initial single premium of $1.0 million which is accounted for as cash surrender value and reported as "Bank owned life insurance" (other assets) in the Company's consolidated statement of financial condition. Increases in the surrender value of the policies are accounted for as other non-interest income. For 2005 and 2004, the increase amounted to $36,650 and $21,850, respectively.

NOTE 7.  DEPOSITS

Deposits at September 30, 2005 and 2004 consist of the following:

                                                      2005             2004
                                                  -------------   -------------

Passbook accounts                                $    3,096,300   $   3,098,250
MMDA accounts                                        19,636,350      14,155,750
NOW accounts                                          2,449,200       1,928,700
Certificate of deposit accounts                      53,653,750      49,686,850
Noninterest-bearing accounts                          2,069,550       1,021,900
                                                  --------------  --------------
                                                 $   80,905,150   $  69,891,450
                                                  ==============  ==============

Certificate of deposit accounts by maturity at September 30, 2005 are summarized as follows:

                                Maturity Period:
                                      2006                       $  26,911,100
                                      2007                          13,594,850
                                      2008                           3,303,250
                                      2009                           1,967,850
                                      2010                           7,876,700
                                                                  -------------
                                                                 $  53,653,750
                                                                  =============

The aggregate amount of certificate of deposit accounts at September 30, 2005 with a minimum denomination of $100,000 by maturity are summarized as follows:

Maturity Period:
  Within three months                                            $    2,939,800
  After three months but within six months                            1,453,950
  After six months but within twelve months                           6,784,850
  After twelve months                                                11,501,400
                                                                  -------------
                                                                 $   22,680,000
                                                                  =============

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 8.  EMPLOYEES AND DIRECTORS BENEFIT PLANS

The Association has a 401k plan which covers substantially all employees. The Association matches employee contributions up to 7.5% and pays the administrative cost of the Plan. Plan expenses amounted to $1,750 during both 2005 and 2004.

The Association has a non-qualified noncontributory retirement plan covering its directors. Retirement plan expense is computed based on the discounted present value of expected future payments over the expected service years for the directors. Under the plan, directors will receive upon retirement, monthly payments for ten years in amounts not to exceed $5,000 annually. Other stipulations and limitations based on years of service, death and disability, change of control, and early termination apply. Expense associated with the plan amounted to $2,800 and $2,400 in 2005 and 2004, respectively.

The Association has also entered into employment agreements with two key executives. The agreements provide for a three year term, but upon each anniversary, the agreements automatically extend so that the terms shall always be three years, unless either party gives notice that the agreement will not be renewed. Performance reviews by a committee of the Board will be conducted annually and the agreements can be terminated by the Association at anytime for cause as defined in the agreements. The agreements provide for a base salary plus performance bonus to be determined annually. In the event of termination other than for cause, the employees are entitled to a lump sum cash payment in an amount equal to the present value of the base salary, bonus payments, and other benefits as described and determined in the agreements.

NOTE 9.  STOCK OPTION PLAN

The Company has a stock option plan for the benefit of its officers, directors, and key employees. Options totaling 54,000 at a exercise price of $12.75 were granted on January 22, 1997. No options have been granted since that date. The options became exercisable at the rate of 20% annually for years during periods of service as an employee, officer, or director, and expire after ten years. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Options are exercisable at the fair value on the date of grant. A summary of the changes in the Company's options during the years ended September 30, 2005 and 2004 is presented below:

                                                        2005           2004
                                                    ------------   -----------
Stock options outstanding at beginning of the year       32,765         37,336
Granted                                                       -              -
Exercised                                               (15,963)        (4,571)
Terminated                                                    -              -
                                                    -----------    -----------
Stock options outstanding at end of the year             16,802         32,765
                                                    ===========    ===========
Stock options exercisable at end of the year             16,802         32,765
                                                    ===========    ===========

NOTE 10.  EMPLOYEE STOCK OWNERSHIP PLAN

The Association has an Employee Stock Ownership Plan ("ESOP") to benefit substantially all employees. As a part of the Association's initial public offering in April 1996, the ESOP purchased 41,200 shares of common stock with the proceeds from a loan received from a third party financial institution. The Association made quarterly contributions to the ESOP in amounts sufficient to allow the ESOP to make its scheduled principal and interest payments on the note. The note matured in March 2003. The Association recorded expense based upon the fair value of the shares allocated to plan participants each year. The difference between the cash contributions and the amount expensed was credited or charged to additional paid-in capital. Because all remaining shares under the plan were allocated to participants during 2003, the Company's current expense is only associated with administration of the plan and amounted to $1,750 for both 2005 and 2004.

The ESOP has a put option which requires that the Company repurchase its common stock from eligible participants in the ESOP who elect to receive cash in exchange for their common stock. The Company is required to reflect as a liability the maximum possible cash obligation to redeem the shares, which is the fair value of such shares. The liability for the put option at September 30, 2005 was $569,100 based upon the market price of the Company's shares at that time. The liability for the put option will fluctuate based upon the fair value of the shares with the resulting increase or decrease reflected as change to retained earnings.

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 10.  EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

Shares of the Company held by the ESOP at September 30, 2005 and 2004 are as follows:

                                                          2005          2004
                                                       ----------    ----------
Shares originally held by the ESOP                         41,200       41,200
Shares released to retired participants                   (15,096)     (12,052)
                                                       ----------    ----------
Shares outstanding at year end                             26,104       29,148
                                                       ----------    ----------
Shares released for allocation                             26,104       29,148
                                                       ----------    ----------
Fair value of outstanding ESOP shares                   $ 569,100    $ 641,250
                                                       ==========    ==========

NOTE 11.  INCOME TAXES

At September 30, 2005 and 2004, retained earnings contain $1,434,000 in tax related bad debt reserves for which no deferred income taxes have been provided because the Association does not intend to use the reserves for purposes other than to absorb losses. The balance represents the Association's bad debt reserves at September 30, 1988, and the unrecorded deferred income taxes amount to approximately $545,000. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates.

Income tax expense differs from the federal statutory rate of 34% as follows:

                                                              2005       2004
                                                            ---------  --------
      Statutory federal income tax rate                       34.00 %    34.00 %
      Increase (decrease) in income taxes resulting from:
        State income taxes, net of federal benefit             3.40       4.70
        Other                                                 (1.46)     (0.49)
                                                            ---------  --------
      Effective tax rate                                      35.94 %    38.21 %
                                                            =========  ========

Deferred income taxes consist of the following components as of September 30, 2005 and 2004:

                                                         2005          2004
                                                     -----------    -----------
Deferred tax assets:
  Loan loss allowances                                   323,000    $   277,550
  Health insurance accrual                                89,600         85,700
  Retirement plan accrual                                 68,050         67,000
  Other                                                    9,150         16,800
                                                     -----------    -----------
                                                         489,800        447,050
                                                     -----------    -----------
Deferred tax liabilities:
  Excess accumulated tax depreciation                     20,800         24,750
  Unrealized net appreciation, investments               171,850        199,100
                                                     -----------    -----------
                                                         192,650        223,850
                                                     -----------    -----------
                                                         297,150    $   223,200
                                                     ===========    ===========

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

In addition, as an institution which is considered well capitalized under the OTS's Prompt Corrective Action regulations, the Association may pay a cash dividend to the Company, with prior notification to the OTS, if the total amount of all capital distributions (including the proposed distribution) for the applicable calendar year does not exceed the Association's net income for the year plus retained net income (net income minus capital distributions) for the preceding two years. However, the OTS retains the right to deny any capital distribution if it raises safety and soundness concerns.

The Company and the Association are subject to the capital requirements established by the OTS. Under the OTS prompt corrective action regulations, the Company and the Association are considered well capitalized if their ratio of total capital to risk-weighted assets is at least 10%, their ratio of core capital (Tier 1) to risk-weighted assets is at least 6.0%, and their ratio of core capital (Tier 1) to total average assets is at least 5.0%. Both the Company and the Association met all of the above requirements and are considered well capitalized.

 The Company's capital requirements and ratios are presented below:


                                                                       MINIMUM REQUIREMENTS TO BE:
                                               ----------------------------------------------------------------------------
In Thousands                                              ACTUAL          ADEQUATELY CAPITALIZED       WELL CAPITALIZED
                                               ----------------------------------------------------------------------------
                                                    Amount      Ratio       Amount        Ratio        Amount       Ratio
                                               ----------------------------------------------------------------------------
2005
Total Capital to Risk Weighted Assets              $ 18,151     27.61%      $ 5,259     8.00%          $ 6,574      10.00%
Tier 1 Capital to Risk Weighted Assets             $ 17,126     26.05%      $ 2,630     4.00%          $ 3,945       6.00%
Tier 1 Capital to Average Assets                   $ 17,126     17.25%      $ 3,971     4.00%          $ 4,964       5.00%

2004
Total Capital to Risk Weighted Assets              $ 17,048     25.94%      $ 5,258     8.00%          $ 6,573      10.00%
Tier 1 Capital to Risk Weighted Assets             $ 16,082     24.47%      $ 2,629     4.00%          $ 3,944       6.00%
Tier 1 Capital to Average Assets                   $ 16,082     18.46%      $ 3,485     4.00%          $ 4,356       5.00%

The Company has an ongoing stock repurchase program authorizing the Company to repurchase up to an additional $154,600 of its outstanding common stock. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2005, the Company had repurchased 84,385 shares of its common stock. The program continues until terminated by the Board of Directors.

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

The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 2005, the Association had outstanding loan commitments amounting to $3,240,000. The undisbursed portion of construction loans amounted to $15,179,100 and unused lines of credit amounted to $4,319,000 at September 30, 2005.

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

NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at September 30, 2005 and 2004. See Note 1 for a description of the Company's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.


                                             2005                                2004
                                 ------------------------------    --------------------------------
                                   Carrying         Fair               Carrying           Fair
                                    Amount         Value                Amount            Value
                                 ---------------  -------------    ---------------   --------------
Financial assets:
 Cash and cash equivalents      $    22,327,400  $  22,327,400     $   5,851,250     $   5,851,250
 Investment securities                  460,350        460,350           531,950           531,950
 FHLB stock                             182,300        182,300           213,800           213,800
 Loans receivable                    73,894,100     73,868,450        79,241,350        79,481,050
 Bank owned life insurance            1,058,500      1,058,500         1,021,850         1,021,850
 Accrued interest receivable            136,200        136,200           121,550           121,550
Financial liabilities:
 Deposits                            80,905,150     78,461,850        69,891,450        70,412,200
Accrued interest payable                 26,950         26,950            14,850            14,850
Dividends payable                        77,650         77,650            72,050            72,050

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 15.  MUTUAL HOLDING COMPANY FINANCIAL DATA

The MHC owns approximately 55% of the Company's common stock. Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC. The MHC is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS. A summary of the condensed financial statements of Wake Forest Bancorp, M.H.C. follows:


                            Condensed Balance Sheets
                          September 30, 2005 and 2004

                                                                           2005         2004
                                                                      ------------  ------------
Assets:
 Cash and cash equivalents                                            $  1,127,750  $  1,251,050
 Investment in Wake Forest Bancshares, Inc.                              7,621,050     6,894,500
                                                                      ------------  ------------
                                 Total assets                         $  8,748,800  $  8,145,550
                                                                      ============  ============
Liabilities:
 Accounts payable and accrued expenses                                $      6,700  $     19,150
                                                                      ------------  ------------
Equity:
 Capitalization by Wake Forest Federal                                     106,350       106,350
 Equity in Wake Forest Bancshares, Inc.                                  3,854,700     3,854,700
 Retained earnings                                                       4,781,050     4,165,350
                                                                      ------------  ------------
                               Total equity                              8,742,100     8,126,400
                                                                      ------------  ------------
                               Total liabilities and equity           $  8,748,800  $  8,145,550
                                                                      ============  ============

                         Condensed Statements of Income
                 For the Years Ended September 30, 2005 and 2004

                                                                         2005            2004
                                                                     ------------   ------------
Revenues:
  Interest income                                                    $     33,000   $     27,050
  Equity in earnings of subsidiary                                        726,550        600,850
                                                                     ------------   ------------
                             Total income                                 759,550        627,900
                                                                     ------------   ------------
Expenses:
  Accounting and tax expense                                               21,650         18,650
  Attorney Fees                                                            16,150         14,950
  Director's fees                                                          80,200         81,250
  Other                                                                    25,850         21,050
                                                                     ------------   ------------
                            Total expense                                 143,850        135,900
                                                                     ------------   ------------
                            Net income                               $    615,700   $    492,000
                                                                     ============   ============

                       Condensed Statements of Cash Flows
                 For the Years Ended September 30, 2005 and 2004

                                                                          2005         2004
                                                                     -------------  ------------
Cash Flows from Operating Activities:
 Net income                                                          $    615,700   $    492,000
  Equity in earnings of Wake Forest Federal                              (726,550)      (600,850)
  Increase (decrease) in accounts payable                                 (12,450)         7,850
                                                                     ------------    -----------
          Net cash provided by operating activities                      (123,300)      (101,000)
Cash and cash equivalents- beginning                                    1,251,050      1,352,050
                                                                     ------------    -----------
Cash and cash equivalents- ending                                    $  1,127,750   $  1,251,050
                                                                     ============    ===========

WAKE FOREST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 16.  PARENT COMPANY ONLY FINANCIAL DATA

The condensed financial statements of Wake Forest Bancshares, Inc. for the periods indicated follows:


                        Condensed Balance Sheets
                       September 30, 2005 and 2004
                                                                               2005            2004
                                                                           -------------   -------------
Assets:
 Cash and cash equivalents                                                 $    154,600    $    228,350
 Accrued dividends receivable, Wake Forest Federal                               77,650          72,050
 Investment in Wake Forest Federal                                           17,250,550      16,176,400
 Other assets                                                                     1,050           1,950
                                                                           -------------   -------------
          Total assets:                                                    $ 17,483,850    $ 16,478,750
                                                                           =============   =============
Liabilities and Equity:
 Accrued dividends payable                                                 $     77,650   $      72,050
                                                                           -------------   -------------
 Common stock                                                                    12,350          12,200
 Additional paid-in capital                                                  13,774,800      13,458,250
 Accumulated other comprehensive income                                         280,500         324,900
 Retained earnings                                                            4,596,150       3,588,150
 Treasury stock acquired                                                     (1,257,600)       (976,800)
                                                                           -------------   -------------
          Total equity                                                       17,406,200      16,406,700
                                                                           -------------   -------------
          Total liabilities and equity                                     $ 17,483,850    $ 16,478,750
                                                                           =============   =============

                     Condensed Statements of Income
             For the Years Ended September 30, 2005 and 2004
                                                                                2005            2004
                                                                           -------------   -------------
Interest income                                                            $       6,250   $       2,550
Equity in earnings of Wake Forest Federal                                      1,317,900       1,088,100
Other expense                                                                     (3,650)         (2,150)
                                                                           -------------   -------------
                                     Net income                            $   1,320,500   $   1,088,500
                                                                           =============   =============

                    Condensed Statement of Cash Flows
             For the Years Ended September 30, 2005 and 2004

                                                                               2005            2004
                                                                           ------------    ------------
Cash Flows from Operating Activities:
 Net income                                                                $  1,320,500    $  1,088,500
  Equity in earnings of Wake Forest Federal                                  (1,317,900)     (1,088,100)
  Dividends received from Wake Forest Federal                                   306,900         286,350
  (Increase) decrease in accrued dividends receivable                            (5,600)           (600)
  (Increase) decrease in other assets                                               900          (1,400)
                                                                           ------------    ------------
          Net cash provided by operating activities                             304,800         284,750
                                                                           ------------    ------------
Cash Flows from Financing Activities:
Treasury stock acquired                                                        (280,800)         (1,900)
 Proceeds from exercise of stock options                                        203,550          58,250
 Increase (decrease) in accrued dividends payable                                 5,600             600
 Dividends paid                                                                (306,900)       (286,350)
                                                                           ------------    ------------
          Net cash provided from financing activities                          (378,550)       (229,400)
                                                                           ------------    ------------
Decrease in cash                                                                (73,750)         55,350
Cash and cash equivalents- beginning                                            228,350         173,000
                                                                           ------------    ------------
Cash and cash equivalents- ending                                          $    154,600    $    228,350
                                                                           ============    ============

                          WAKE FOREST BANCSHARES, INC.
                            COMMON STOCK INFORMATION
------------------------------------------------------------------------------


The Company's stock (previously as Wake Forest Federal Savings & Loan Association) began trading on April 3, 1996. There are 1,152,761 shares of common stock outstanding (net of treasury shares) of which approximately 43% were held by individual stockholders at September 30, 2005. The MHC and the ESOP hold approximately 57%. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WAKE.OB" The table below reflects the stock trading and dividend payment frequency of the Company's stock for the years ended September 30, 2005 and 2004, based upon information provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis.


                                                      Stock Price
                                            ---------------------------------
                             Dividends          High              Low
                            ------------   ---------------  ----------------
2005
First Quarter                 $    0.15    $       29.000     $      22.000
Second Quarter                     0.15            26.500            22.000
Third Quarter                      0.15            25.000            20.000
Fourth Quarter                     0.15            23.000            20.000

2004
First Quarter                 $    0.14    $       21.000     $      20.000
Second Quarter                     0.14            25.000            21.000
Third Quarter                      0.14            25.000            20.250
Fourth Quarter                     0.14            22.000            19.000

                          WAKE FOREST BANCSHARES, INC.
                              CORPORATE INFORMATION

                                     OFFICERS
                                     --------

Robert C. White                      Susan S. Carter                  Billy B. Faulkner
President, Chief Executive Officer   Vice President and               Vice President, Secretary
 & Chief Financial Officer           Assistant Treasurer                & Treasurer

                                     DIRECTORS
                                     ---------
Howard Brown                         John D. Lyon                     Rodney M. Privette
Chairman of the Board                Real Estate Investor             Owner of Insurance Agency
Former Owner of
Oil Distribution Company             Harold R. Washington             R. W. Wilkinson III
                                     Former Owner of                  Vice Chairman of the Board
Anna O. Sumerlin                     Automobile Distributorship       Former Managing Officer
Former CEO of the Company                                             of Wake Forest Federal
                                     William S. Wooten
Robert C. White                      Dentist                          Leelan A. Woodlief
CEO of the Company                                                    Owner of Farm Supply
                                                                      Company

STOCK TRANSFER AGENT                 SPECIAL LEGAL COUNSEL            INDEPENDENT AUDITORS
--------------------                 ---------------------            --------------------
Mellon Investor Services LLC         Thacher Proffitt & Wood LLP      Dixon Hughes PLLC
Newport Office Center VII            Suite 800                        Suite 200
480 Washington Blvd.                 1700 Pennsylvania Ave., N.W.     2501 Blue Ridge Road
Jersey City, NJ 07310                Washington, DC  20006            Raleigh, NC 27607
1-800-756-3353

                                     CORPORATE OFFICE
                                     ----------------
                                     302 S. Brooks St.
                                     Wake Forest, NC 27587

                                 ANNUAL MEETING

The 2006 annual meeting of stockholders of Wake Forest Bancshares, Inc. will be held at 2:00 pm on Tuesday, February 21, 2006 at the Wake Forest Police and Justice Center at 401 Elm Avenue, Wake Forest, N.C.

                                   FORM 10-KSB

A COPY OF THE ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO WAKE FOREST BANCSHARES, INC., PO BOX 1167, WAKE FOREST, N.C. 27588.