Form 10KSB, Exhibit 13
period 2006-09-30
WAKE FOREST BANCSHARES INC
filed 2006-12-21
CIK 1085175

                                                                    EXHIBIT 13.1

                          WAKE FOREST BANCSHARES, INC.







                               2006 Annual Report

                                    CONTENTS


-----------------------------------------------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA                                                                                 1

-----------------------------------------------------------------------------------------------------------------------

REPORT TO STOCKHOLDERS                                                                                               2

-----------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                                                                            3 - 15

-----------------------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                                                             16

-----------------------------------------------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated statements of financial condition at September 30, 2006 and 2005                                       17

Consolidated statements of income for years ended September 30, 2006 and 2005                                       18

Consolidated statements of stockholders' equity for the years ended
September 30, 2006 and 2005                                                                                     19 -20

Consolidated statements of cash flows for the years ended
September 30, 2006 and 2005                                                                                    21 - 22
-----------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                                     23 - 35

-----------------------------------------------------------------------------------------------------------------------

COMMON STOCK INFORMATION                                                                                            36

-----------------------------------------------------------------------------------------------------------------------

CORPORATE INFORMATION                                                                                               37

-----------------------------------------------------------------------------------------------------------------------

                          WAKE FOREST BANCSHARES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                            September 30,
                                            --------------------------------------------------------------------------------
                                                   2006            2005            2004            2003            2002
                                               -------------   -------------    ------------    ------------    ------------
Financial Condition Data:                                                       (In Thousands)
Total assets                                $       104,279 $        99,731 $        87,650 $        85,674 $        92,985
Investments (1)                                      23,806          22,273           5,467          16,381          15,331
Loans receivable, net                                76,635          73,894          79,241          67,016          75,747
Deposits                                             83,978          80,905          69,891          68,840          76,767
Stockholders' equity                                 18,806          17,406          16,407          15,542          14,840


                                                                   Years Ended September 30,
                                                --------------------------------------------------------------------------------
                                                   2006            2005            2004            2003            2002
                                               -------------   -------------    ------------    ------------    ------------
Operating Data:                                                     (In Thousands, Except Per Share Data)
Interest and dividend income                $         7,173 $         5,752 $         4,818 $         5,325 $         6,445
Interest expense                                      2,979           2,315           1,942           2,325           3,436
                                               -------------   -------------    ------------    ------------    ------------
Net interest income                                   4,194           3,437           2,876           3,000           3,009
Provision for loan losses                               193             120              90             215             144
Noninterest income                                      109              95             129             315             350
Noninterest expense                                   1,519           1,350           1,153           1,234           1,497
                                               -------------   -------------    ------------    ------------    ------------
Income before income taxes                            2,591           2,062           1,762           1,866           1,718
Income tax expense                                      935             741             673             715             662
                                               -------------   -------------    ------------    ------------    ------------
Net income                                  $         1,656 $         1,321 $         1,089 $         1,151 $         1,056
                                               =============   =============    ============    ============    ============

Basic earnings per share                    $          1.44 $          1.14  $         0.95  $         1.01  $         0.92
Diluted earnings per share                             1.43            1.13            0.94            1.00            0.92
Dividends per share                                    0.68            0.60            0.56            0.52            0.48
Dividend payout ratio                                21.31%          23.67%          26.36%          29.68%          52.15%

Selected Other Data:
Return on average assets (3)                          1.63%           1.38%           1.26%           1.30%           1.11%
Return on average equity (3)                          9.19%           7.86%           6.89%           7.57%           7.24%
Interest rate spread (3)                              3.66%           3.24%           2.91%           2.94%           2.57%
Average equity to average assets (3)                 17.75%          17.60%          18.29%          17.15%          15.39%
Net interest margin (3)                               4.27%           3.73%           3.41%           3.48%           3.24%
Allowance for loan losses to
  nonperforming loans (2)                           156.44%         110.27%          48.99%         259.11%          44.23%
Nonperforming loans to total loans (2)                0.86%           1.03%           1.86%           0.37%           1.38%

(1) Includes interest earning deposits and investment securities
(2) Nonperforming loans include mortgage loans delinquent more than 90 days
(3) Average balances are derived from month-end balances

                             REPORT TO STOCKHOLDERS


I am pleased to report that your Company reported record earnings of $1.66 million, or $1.43 per diluted share, for our fiscal year ended September 30, 2006. Our earnings for 2006 exceeded our previous best year in 2000 by more than $325,000 and represented a 25% increase over the prior year. At the end of 2006, the Company had also set historical records for total assets and deposits. Earnings per share also increased by over 26% from 2005. Our positive operating results were primarily generated due to the Company's increased interest rate spread. Because the Company maintains loan and investment portfolios which are rate sensitive, the Federal Reserve actions to gradually increase market rates have had a positive impact on our revenue stream. In contrast, the Company's cost of funds has risen at a somewhat slower rate due to the sizable amount of fixed rate certificates in our deposit portfolio. The Company's interest rate margin was 4.27% in 2006 as compared to 3.73% in the prior year. The Company also reported an efficiency ratio of approximately 32% during 2006, a measure that demonstrates the Company's ability to operate in a prudent and lean manner. The Company's return on assets amounted to 1.63% during the current year, considerably higher than most other community institutions in North Carolina.


The Company declared cash dividends of $0.68 per share for 2006, after having paid dividends of $0.60 per share during the previous year. Because federal income tax laws tax dividends at the same rate as long term capital gains, shareholders benefit from cash dividends in a similar fashion to equities that rely solely upon capital appreciation. We are able to continue to pay dividends because the Company is profitable and is in a strong capital position. The Company's stock price generally traded in a relatively narrow range throughout most of the year but moved higher at year end. While stock movements are not always tied to performance, I am pleased to report that if you had invested in our Company at our initial public offering, your annualized 10 year total rate of return would have been approximately 19% today.

Although the Company had one of its best years in terms of lending volume, heavy construction loan payoffs during the current year limited loan growth during 2006. A significant amount of the Company's lending is due to our community's close proximity to Raleigh and the Research Triangle Park. As a result, construction of new homes in the Wake Forest area has continued to expand. Assuming favorable economic conditions, the long-term fundamentals for the Wake Forest area continue to be positive and should support continued loan growth. The Company offers an array of competitively priced deposit products and we intend to remain aggressive with our deposit pricing to ensure that the Company has sufficient liquidity for continued growth and profitability.

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

                                   Respectfully,




                                   Robert C. White
                                   President & Chief Executive Officer

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

                                     GENERAL

Wake Forest Bancshares, Inc. (the "Company") was formed in 1999 for the purpose of becoming a savings and loan holding company. The Company owns 100% of the stock of Wake Forest Federal Savings & Loan Association ("Wake Forest Federal" or the "Association"). The Association was founded in 1922. The Company in turn is majority owned by Wake Forest Bancorp, M.H.C., (the "MHC") a mutual holding company. The formation of the Company had no impact on the operations of the Association or the MHC. The Association continues to operate at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Association which existed immediately prior to the formation of the Company.

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

Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC's principal asset consists of 635,000 shares of the Company's common stock. The MHC also is eligible to receive its proportional share of dividends declared and paid by the Company, but has elected to waive the receipt of its quarterly dividends since the first quarter of the 2003 year. Such funds when received are invested in deposits with the Association. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 54.9% of the Company.

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

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position at and for the years ended September 30, 2006 and 2005.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

                               FINANCIAL CONDITION

Total assets increased by $4.6 million during 2006, from $99.7 million at September 30, 2005 to $104.3 million at September 30, 2006. The increase in total assets resulted primarily from a $3.1 million increase in customer deposits during the year and from $1.3 million in retained income from current operations.

Total investments, including short-term interest-earning deposits, increased by $1.5 million during 2006 and amounted to $23.8 million at September 30, 2006. The Association's investment portfolio has been heavily weighted in short term instruments to minimize interest rate risk and to have funds available for growth in the loan portfolio. The investment securities portfolio, which amounted to $738,450 at September 30, 2006, contains available for sale securities with net unrealized gains of $532,850. The net unrealized gains are associated with the Company's investment in Federal Home Loan Mortgage Corporation ("Freddie Mac") stock.

Net loans receivable increased by approximately $2.7 million during 2006 from $73.9 million at September 30, 2005 to $76.6 million at September 30, 2006. Although loan growth was not significant during 2006, the Association originated a heavy volume of loans during the year. The Association closed $45.8 million in loans and incurred loan payoffs of $42.6 million during 2005, primarily construction loans. The Association originated $44.9 million in loans and had $48.7 in loan payoffs in the prior year. Because the Association's primary lending area is in close proximity to Raleigh and the Research Triangle Park, population growth and demand for housing has spilled over into surrounding communities such as Wake Forest. In addition to these geographic advantages, relatively low mortgage interest rates and improved local economic conditions helped spur loan originations in 2006.

Customer deposits increased by $1.5 million during 2006 and totaled $84.0 million at September 30, 2006, a record high for the Company. The increase in deposits occurred primarily because the Association has competitively priced its deposits to support loan demand and to provide additional liquidity to sustain construction loan commitments.

The Company had no outstanding borrowings during 2006. The Company has borrowing capacity through the Association's ability to borrow funds from the Federal Home Loan Bank of Atlanta (the "FHLB"). This capacity is currently set at 12% of the Association's total assets, subject to available collateral.

The Company and the Association are both required to meet certain capital requirements as established by the OTS. At September 30, 2006, all capital requirements were met. (See Note 12 to the consolidated financial statements).

The Board of Directors of the Company has approved an ongoing stock repurchase program authorizing the Company to repurchase its outstanding common stock, subject to regulatory approval. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2006, the Company had repurchased 90,445 shares of its common stock for $1,389,800. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

                              RESULTS OF OPERATIONS

Returns. The Company's return on average assets was 1.63% and 1.38% and its return on average equity was 9.19% and 7.86% for 2006 and 2005, respectively. The increase in the returns on average assets and average equity during 2006 was primarily due to an increase in the Company's interest margin during the current year.

Net Income. The Company's net income for the years ended September 30, 2006 and 2005 was $1,655,950 and $1,320,500, respectively. Net income in 2006 was approximately 25% higher than the earnings reported in 2005 due to an improved interest margin during the current year. The 22.0% increase in net interest income more than offset a 12.47% increase in non-interest expense during 2006.

Net Interest Income. Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period. Net interest income increased by $757,300 to $4,194,200 for the year ended September 30, 2006 from $3,436,900 reported in 2005. Net interest income increased primarily due to an increase in the Company's interest rate spread, which improved from 3.24% in 2005 to 3.66% in 2006.

Interest Income. Total interest income increased to $7.2 million in 2006 from $5.8 million in 2005, an increase of $1,421,500. The increase in interest income during 2006 was primarily attributable to a 1.06% rise in the Company's yield on interest earning assets in 2006 due to a rising interest rate environment. A $6.2 million increase in the average balance of interest earning assets outstanding between 2005 and 2006 also contributed to the increase in interest income. The Company's overall yield on interest earning assets was 6.24% in 2005 as compared with 7.30% in 2006.

Interest Expense. Total interest expense increased from $2.3 million in 2005 to $3.0 million in 2006, an increase of $664,200. The Association's cost of funds increased from 3.00% in 2005 to 3.64% in 2006, an increase of 0.64% due to a rising interest rate environment and competitive pricing considerations. The increase in interest expense from 2005 to 2006 was due primarily to an increase in the Association cost of funds but a $4.8 million rise in the average volume of interest-bearing deposits between the current year and 2005 also contributed to the increase in interest expense.

Provision for Loan Losses. The Association provided $192,500 in loan loss provisions during 2006. In 2005, the Association provided $119,600 in loan loss provisions. The Association had no loan charge-offs in 2006 or 2005. The provisions, which are charged to operations, and the resulting loan loss allowances are amounts the Association's management believes will be adequate to absorb probable losses that are estimated to have occurred. Loans are charged-off against the allowance when management believes that uncollectibility is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

During the past five years, the Association's loan portfolio has gradually trended towards a greater concentration of residential construction and land loans, which generally involve a greater degree of credit risk and collection issues. As a result, the Company has provided a relatively higher level of loan loss provisions during the current five year period than what has historically been deemed necessary. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available. In addition, regulatory examiners may require the Association to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------------------------------------------------

                        RESULTS OF OPERATIONS (CONTINUED)

Non-interest Income. Non-interest income amounted to $108,650 and $94,750 in 2006 and 2005, respectively. Non-interest income typically consists of service charges and fees associated with the Association's loan and deposit accounts as well as income from bank owned life insurance contracts. The Association also receives fee income on the origination and sale of certain long-term fixed rate mortgage loans.

Non-interest Expense. Non-interest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums, OTS operating assessments, data processing charges, and costs associated with foreclosed assets. Non-interest expenses amounted to $1,519,000 and $1,350,550 in 2006 and 2005, respectively.

Compensation and related benefits increased from $746,600 in 2005 to $820,500 in 2006, an increase of $73,900. The increase in compensation and benefits occurred primarily because of increased health insurance cost and because the Company paid a higher level of bonuses associated with the greater earnings in the current year as compared to 2005.

Data processing and outside service fees increased by $28,200 from $126,550 in 2005 to $154,750 during 2006 because the Company recently completed a computer systems upgrade and conversion, resulting in additional travel and training cost as well as depreciation expense on new equipment and software rights.

Expenses associated with foreclosed assets increased from $91,650 in 2005 to $170,500 in 2006. All of the expense associated with foreclosed assets during 2005 and 2006 occurred as a result of environmental assessment activities associated with the Company's foreclosed 3.81 acre commercial tract on highway 98 outside of Wake Forest, North Carolina. Other operating expense decreased by $18,750 from $299,700 during 2005 to $280,950 in 2006, primarily because of a decrease in the Company's state franchise tax expense in the current year. Occupancy expense and federal insurance premiums and OTS operating assessments changed nominally from 2005 to 2006. Certain administrative expenses are allocated to the MHC as shown in Note 15 to the Consolidated Financial Statements.

Income Taxes. The Company's effective income tax rate was 36.1% and 35.9% in 2006 and 2005, respectively. The slight difference in rates was due to changes in the components of permanent tax differences, including nontaxable investment income and earnings from bank owned life insurance.

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

                                                                                        Year Ended September 30,
                                                                            --------------------------------------------
                                                                                               2006
                                                                            --------------------------------------------
                                               At September 30, 2006
                                             --------------------------                                      Average
                                               Actual        Yield/            Average                        Yield/
Assets:                                        Balance        Cost             Balance         Interest        Cost
                                             ------------  ------------     ---------------   ------------  ------------
     Interest-earning assets:
        Interest-earning deposits         $       23,067         5.27%  $           23,454 $        1,100         4.69%
        Investment securities                        738         3.65%                 685             25         3.65%
        Loans receivable (1)                      76,635         7.99%              74,145          6,048         8.16%
                                             ------------                   ---------------   ------------
     Total interest-earning assets               100,440         7.36%              98,284 $        7,173         7.30%
                                                                                              ------------
     Non-interest-earning assets                   3,839                             3,252
                                             ------------                   ---------------
                     Total                $      104,279                $          101,536
                                             ============                   ===============

Liabilities and stockholders' equity:
     Interest-bearing liabilities:
        Passbook accounts                          2,703         2.00%               2,859             48         1.68%
        NOW & MMDA accounts                       26,272         3.87%              25,213            809         3.21%
        Certificates of deposit                   55,003         4.38%              53,784          2,122         3.95%
                                             ------------                   ---------------   ------------
     Total interest-bearing liabilities           83,978         4.14%              81,856 $        2,979         3.64%
                                                                                              ------------
     Non-interest-bearing liabilities              1,495                             1,655
     Stockholders' equity                         18,806                            18,025
                                             ------------                   ---------------
                     Total                $      104,279                $          101,536
                                             ============                   ===============
Net interest income and
     interest rate spread (2)                                    3.22%                     $        4,194         3.66%
                                                                                              ============
Net yield on interest-earning assets (3)                         3.90%                                            4.27%
Ratio of interest-earning assets to
     interest-bearing liabilities                              119.60%                                          120.07%

                                                     Year Ended September 30,
                                              --------------------------------------------
                                                              2005
                                              --------------------------------------------
                                                                                Average
                                                 Average                         Yield/
Assets:                                          Balance        Interest         Cost
                                              --------------   ------------   ------------
     Interest-earning assets:
        Interest-earning deposits          $         16,984 $          471          2.77%
        Investment securities                           712             19          2.67%
        Loans receivable (1)                         74,426          5,262          7.07%
                                              --------------   ------------
     Total interest-earning assets                   92,122 $        5,752          6.24%
                                                               ------------
     Non-interest-earning assets                      3,307
                                              --------------
                     Total                 $         95,429
                                              ==============

Liabilities and stockholders' equity:
     Interest-bearing liabilities:
        Passbook accounts                             3,069             30          0.98%
        NOW & MMDA accounts                          21,465            428          1.99%
        Certificates of deposit                      52,505          1,857          3.54%
                                              --------------   ------------
     Total interest-bearing liabilities              77,039 $        2,315          3.00%
                                                               ------------
     Non-interest-bearing liabilities                 1,592
     Stockholders' equity                            16,798
                                              --------------
                     Total                 $         95,429
                                              ==============
Net interest income and
     interest rate spread (2)                               $        3,437          3.24%
                                                               ============
Net yield on interest-earning assets (3)                                            3.73%
Ratio of interest-earning assets to
     interest-bearing liabilities                                                 119.58%


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

                                                      Year Ended September 30,
                                                             2006 vs. 2005
                                                  Increase (Decrease) Attributable to
                                         ----------------------------------------------------------
                                                                          Rate/
Assets:                                    Volume          Rate           Volume           Net
                                         ------------   ------------   -------------   ------------
    Interest-earning assets:
       Interest-earning deposits     $           179 $          326 $           124 $          629
       Investment securities                      (1)             7               -              6
       Loans receivable                          (20)           811              (5)           786
                                         ------------   ------------   -------------   ------------
                    Total                        158          1,144             119          1,421
                                         ------------   ------------   -------------   ------------

Liabilities:
    Interest-bearing liabilities:
       Passbook savings                           (2)            21              (1)            18
       NOW & MMDA accounts                        75            262              44            381
       Certificate of deposit                     45            215               5            265
                                         ------------   ------------   -------------   ------------
                    Total                        118            498              48            664
                                         ------------   ------------   -------------   ------------

    Net interest income              $            40 $          646 $            71 $          757
                                         ============   ============   =============   ============

                                                     Year Ended September 30,
                                                            2005 vs. 2004
                                                 Increase (Decrease) Attributable to
                                        ----------------------------------------------------------
                                                                          Rate/
Assets:                                   Volume           Rate          Volume           Net
                                        ------------   -------------   ------------   ------------
    Interest-earning assets:
       Interest-earning deposits    $            82 $           160 $          114 $          356
       Investment securities                     10              (5)            (3)             2
       Loans receivable                          37             532              7            576
                                        ------------   -------------   ------------   ------------
                    Total                       129             687            118            934
                                        ------------   -------------   ------------   ------------

Liabilities:
    Interest-bearing liabilities:
       Passbook savings                           1              15             (1)            15
       NOW & MMDA accounts                       64             126             42            232
       Certificate of deposit                    92              35             (1)           126
                                        ------------   -------------   ------------   ------------
                    Total                       157             176             40            373
                                        ------------   -------------   ------------   ------------

    Net interest income             $           (28)$           511 $           78 $          561
                                        ============   =============   ============   ============

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                  ASSET QUALITY

The Company's level of non-performing loans, consisting of loans past due 90 days or more, as a percentage of loans outstanding, was 0.86% and 1.03% at September 30, 2006 and 2005, respectively. At September 30, 2006, non-performing loans amounted to $666,400 and were comprised of two residential property loans and one commercial property loan totaling $457,350, which consisted of two mini storage facilities and an office building on 3.6 acres in Wendell, N.C. At this time, we believe that the fair market value of all these properties is higher than the outstanding loan balances and we will not incur a loss on the ultimate disposition of any of these loans. All of the loans have been placed on non-accrual status.

At September 30, 2006, non-performing assets also included a foreclosed commercial property ($1,003,800) which consisted of a convenience store and an adjacent tract of land, in total 3.81 acres located on a major highway outside of Wake Forest, North Carolina. While the property's location is considered highly desirable, the Company decided that an environmental assessment was necessary to properly market the tract due to the historical uses of the property. As a result, site assessment reports were filed with various state environmental agencies. Petroleum contamination and other trace elements consistent with operating a gas station and a truck maintenance facility over an extended period of time were found on parts of the property. The Company is in the process of applying for brownfields status for the site which should make the tract more attractive to prospective developers of the property. Although the Company does not currently believe the contamination will have a detrimental effect on the potential development of the property, the agencies are expected to be able to assist the Company in determining the extent of any required clean-up and ongoing monitoring steps that will be required. At this time, the Company does not believe that the ongoing environmental costs will materially impact the value of the property and no loss is expected on its ultimate sale. During the current year, the Company expensed $170,500 in environmentally related cost for this property.

The Company had no loan charge-offs during the year ended September 30, 2006. The Company's loan loss allowance amounted to $1,042,500 at September 30, 2006 and management believes that it has sufficient loan loss allowances established to cover any loss associated with its loan portfolio. The allowance for loan losses is established based upon probable losses that are estimated to have occurred through a provision for loan losses charged to earnings. During the past five years, the Association's loan portfolio has gradually trended towards a greater concentration of residential construction and land loans, which generally involve a greater degree of credit risk and collection issues. As a result, the Company has provided relatively higher levels of loan loss provisions and resulting allowances during this period than what has historically been considered necessary. The allowance for loan losses is evaluated on a regular basis by management.

The Company records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. The Company's methodology for assessing the appropriateness of the allowance for loan losses consists of two key components which are a specific allowance for identified problem or impaired loans under the provisions of Statement of Financial Accounting Standards ("SFAS")No. 114, "Accounting by Creditors for Impairment of a Loan", and a formula allowance for the remainder of the portfolio under the provisions of SFAS No. 5, "Accounting for Contingencies." Because the Company only originates loans secured by real estate, specific problem loans are graded using the standard regulatory classifications and are evaluated for impairment under SFAS No. 114 based upon the collateral's fair value less estimated cost of disposal.

All other loans with unidentified impairment issues are pooled and segmented by major loan types (single-family residential properties, construction loans, commercial real estate, land, etc.). Loan loss rates for these categories are then generated by capturing historical loan losses net of recoveries over a five and ten year period, with added weight given to the more recent five year period. Qualitative factors that may affect loan collectibility such as geographical and lending concentrations, local economic conditions, and delinquency trends are also considered in determining the Company's best estimate of the range of credit losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                         CAPITAL RESOURCES AND LIQUIDITY

The Company declared dividends of $.68 per share during 2006. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment may be subject to dividends received from the Association to the Company, future earnings, cash flows, capital needs, and regulatory restrictions. During 2006, the MHC waived the receipt of its quarterly dividends from the Company. The Board of Directors of the MHC will continue to review the operating needs of the MHC and may elect to waive future dividends.

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

During the current year, cash increased by approximately $1.5 million, and amounted to $23.8 million at September 30, 2006. Cash flow resulting from internal operating activities provided increases of $1.8 million in cash during the year ended September 30, 2006. Cash flows from investing activities utilized $3.0 million in cash during the current year, with net loan originations of $3.2 million being the primary use of cash. Because the Federal Reserve raised short term rates on a consistent basis throughout the majority of 2006 and the bond markets produced a relatively flat yield curve out at least ten years, the Association elected to maintain its excess liquidity in shorter term cash investments and was therefore not active in the securities market in 2006.

During 2006, financing activities of the Company generated $2.8 million in cash, including net deposit increases of $3.1 million. As a result of construction loan commitments and heavy loan originations, the Association aggressively marketed its deposits during the current year. The Association's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. However, the Association has a readily available source of credit through its borrowing capacity at the FHLB of Atlanta, currently equal to 12% of total assets assuming eligible collateral is available. Cash provided by operating and financing activities is used to originate new loans to customers, to maintain the Association's liquid investment portfolios, and to meet short term liquidity requirements.

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

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 2006, the Association had outstanding loan commitments amounting to $4,992,600. The undisbursed portion of construction loans amounted to $13,340,900 and unused lines of credit amounted to $7,198,900 at September 30, 2006.

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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                                               MARKET RISK ANALYSIS
                                                             YEAR ENDED SEPTEMBER 30,
                                  ----------------------------------------------------------------------------------
                                                              (DOLLARS IN THOUSANDS)
                                      2007             2008            2009             2010             2011
                                  -------------    -------------   -------------    -------------    -------------
Assets:
     Loans-fixed:
       Balance                           $ 180           $    -           $  32            $   -            $  36
       Interest rate                      5.50%            0.00%           8.23%            0.00%            8.83%

     Loans-variable (1):
       Balance                          47,620            5,268           5,594            4,751            3,042
       Interest rate                      8.93%            5.70%           7.19%            6.65%            6.05%

     Investments (2):
       Balance                          23,806                -               -                -                -
       Interest rate                     5.22%                -               -                -                -

Liabilities:
     Deposits (3):
       Balance                          28,975                -               -                -                -
       Interest rate                      3.69%               -               -                -                -

     Deposits-certificates:
       Balance                          35,263            9,275           2,089            7,602              774
       Interest rate                      4.31%            4.43%           4.22%            4.60%            4.89%

                                               MARKET RISK ANALYSIS
                                             YEAR ENDED SEPTEMBER 30,
                                 --------------------------------------------------
                                              (DOLLARS IN THOUSANDS)
                                   THEREAFTER          TOTAL          FAIR VALUE
                                  --------------    -------------    --------------
Assets:
     Loans-fixed:
       Balance                          $ 8,981          $ 9,229           $ 9,077
       Interest rate                       6.26%            6.26%                -

     Loans-variable (1):
       Balance                            1,131           67,406            67,379
       Interest rate                       7.05%            8.22%                 -

     Investments (2):
       Balance                                -           23,806            23,806
       Interest rate                          -            5.22%                 -

Liabilities:
     Deposits (3):
       Balance                                -           28,975            28,975
       Interest rate                          -             3.69%                -

     Deposits-certificates:
       Balance                                -           55,003            54,655
       Interest rate                          -             4.38%                -

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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                          FUTURE REPORTING REQUIREMENTS

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Awards to most non-employee directors will be accounted for as employee awards. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period in the Company's first fiscal year that begins after December 15, 2005. Accordingly, the Company will be required to adopt SFAS No. 123(R) commencing with the quarter beginning October 1, 2006. The adoption of the statement will not have had an impact of the Company's 2007 financial statements because all of the Company's stock options were issued and vested in periods earlier than those fiscal years.

In March 2005, the SEC issued Staff Accounting Bulletin ("SAB") No. 107, which contains guidance on applying the requirements in SFAS No. 123(R) including valuation techniques, development of assumptions used in valuing employee stock options and related MD&A disclosures. SAB No. 107 is effective for the period in which SFAS No. 123(R) is adopted. The adoption of SAB No. 107 is not expected to have an impact on the Company's 2007 financial statements.

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

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which enhances existing guidance for measuring assets and liabilities using fair value. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosures about the use of fair value to measure assets and liabilities. SFAS No. 157 emphasizes that fair value is a market-based measurement and establishes a fair value hierarchy with the highest priority being quoted market prices in active markets. While SFAS No. 157 does not add any new fair value measurements, it may change certain current practices. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company has not determined the impact of adopting SFAS No. 157 on its financial statements.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                    FUTURE REPORTING REQUIREMENTS (CONTINUED)

In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements. SAB No. 108 addresses the diversity in practice by registrants when quantifying the effect of prior year errors on current year financial statements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company does not believe that the adoption of SAB No. 108 will have a material impact on our financial statements.

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

             CRITICAL ACCOUNTING POLICIES AND ESTIMATES (CONTINUED)

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

                               [DIXON HUGHES LOGO]


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors and Stockholders
Wake Forest Bancshares, Inc. and Subsidiary
Wake Forest, North Carolina


We have audited the accompanying consolidated statements of financial condition of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2006 and 2005 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes PLLC

Raleigh, North Carolina
December 21, 2006

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 2006 AND 2005
------------------------------------------------------------------------------

ASSETS                                                                              2006                  2005
                                                                              -----------------     -----------------
Cash:

  Interest-earning deposits                                               $         23,067,150 $          21,630,700
  Noninterest-earning deposits                                                         751,750               696,700
                                                                              -----------------     -----------------
                                                                                    23,818,900            22,327,400
                                                                              -----------------     -----------------
Investment securities (Note 2):

  Available for sale, at market value                                                  540,850               460,350
  FHLB stock, at cost                                                                  197,600               182,300
Loans receivable, net of allowance for loan losses
  of $1,042,500 in 2006 and $850,000 in 2005 (Note 3)                               76,635,300            73,894,100
Accrued interest receivable                                                            230,050               136,200
Property and equipment, net (Note 4)                                                   401,800               337,850
Foreclosed assets, net (Note 5)                                                      1,003,800             1,003,800
Bank owned life insurance (Note 6)                                                   1,100,050             1,058,500
Deferred income taxes (Note 11)                                                        295,100               297,150
Prepaid expenses and other assets                                                       55,050                33,700
                                                                              -----------------     -----------------
          Total assets                                                    $        104,278,500 $          99,731,350
                                                                              =================     =================

LIABILITIES AND EQUITY

Liabilities:

  Deposits (Note 7)                                                       $         83,977,850 $          80,905,150
  Accrued interest on deposits                                                          67,950                26,950
  Accounts payable and accrued expenses                                                784,200               746,300
  Dividends payable                                                                     88,700                77,650
  Redeemable common stock held by the ESOP, net of
    unearned ESOP shares (Note 10)                                                     553,650               569,100
                                                                              -----------------     -----------------
          Total liabilities                                                         85,472,350            82,325,150
                                                                              -----------------     -----------------
Commitments and contingencies (Note 14)
Stockholders' Equity (Note 12):

  Preferred stock, authorized 1,000,000 shares, none issued                                  -                     -
  Common stock, $.01 par value, authorized 5,000,000 shares;
    issued 1,247,134 shares in 2006 and 1,237,146 in 2005                               12,450                12,350
  Additional paid-in-capital                                                         5,665,700             5,502,050
  Accumulated other comprehensive income                                               330,400               280,500
  Retained  earnings, substantially restricted (Note 12)                            14,187,400            12,868,900
  Common stock in treasury, at cost (90,445 shares in 2006
    and 84,385 shares in 2005)                                                      (1,389,800)           (1,257,600)
                                                                              -----------------     -----------------
          Total stockholders' equity                                                18,806,150            17,406,200
                                                                              -----------------     -----------------
                                                                          $        104,278,500 $          99,731,350
                                                                              =================     =================

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2006 AND 2005
------------------------------------------------------------------------------

                                                                                    2006                  2005
                                                                              -----------------     -----------------
Interest and dividend income:
  Loans                                                                   $          6,047,800 $           5,262,050
  Investment securities                                                                 25,600                18,300
  Interest-earning deposits                                                          1,099,750               471,300
                                                                              -----------------     -----------------
                                                                                     7,173,150             5,751,650
                                                                              -----------------     -----------------
Interest expense:

  Deposits (Note 7)                                                                  2,978,950             2,314,750
                                                                              -----------------     -----------------
                                                                                     2,978,950             2,314,750
                                                                              -----------------     -----------------

Net interest income before provision for loan losses                                 4,194,200             3,436,900
Provision for loan losses (Note 3)                                                    (192,500)             (119,600)
                                                                              -----------------     -----------------
Net interest income after provision for loan losses                                  4,001,700             3,317,300
                                                                              -----------------     -----------------

Noninterest income:

  Service fees and other income                                                         59,100                54,100
  Gain on sale of mortgage loans                                                         8,000                 4,000
  Income from bank owned life insurance                                                 41,550                36,650
                                                                              -----------------     -----------------
                                                                                       108,650                94,750
                                                                              -----------------     -----------------
Noninterest expense:

  Compensation and benefits (Notes 8, 9, and 10)                                       820,500               746,600
  Occupancy                                                                             46,950                43,700
  Federal insurance premiums and operating assessments                                  45,350                42,350
  Data processing and outside service fees                                             154,750               126,550
  Foreclosed assets                                                                    170,500                91,650
  Other operating expense                                                              280,950               299,700
                                                                              -----------------     -----------------
                                                                                     1,519,000             1,350,550
                                                                              -----------------     -----------------

Income before income taxes                                                           2,591,350             2,061,500
                                                                              -----------------     -----------------
Income taxes (Note 11):

  Current                                                                              964,000               787,750
  Deferred                                                                             (28,600)              (46,750)
                                                                              -----------------     -----------------
                                                                                       935,400               741,000
                                                                              -----------------     -----------------
          Net income                                                      $          1,655,950 $           1,320,500
                                                                              =================     =================

Basic earnings per share                                                  $               1.44 $                1.14
Diluted earnings per share                                                $               1.43 $                1.13
Dividends paid per share                                                  $               0.68 $                0.60


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2006 AND 2005
------------------------------------------------------------------------------


                                                             Outstanding
                                                              Shares of                               Additional
                                                                Common               Common             Paid in
                                                                Stock                Stock              Capital
                                                           -----------------    -----------------   ----------------

Balance at September 30, 2004                                  1,149,792          $   12,200         $5,257,650
Comprehensive income:
  Net income for 2005                                                                    --                 --
  Net change in unrealized gain on securities                                            --                 --
     Total comprehensive income
Market value adjustment for redeemable
  common stock held by ESOP                                                              --                 --
Cash dividends ($0.60 per share)                                                         --                 --
Exercise of stock options                                         15,963                 150            203,400
Acquisition of 12,994 shares of common
  stock for the treasury                                         (12,994)                --                 --
Tax effect of exercise of nonqualifying stock options                                    --              41,000
                                                              ----------          ----------         ----------
Balance at September 30, 2005                                  1,152,761              12,350          5,502,050
Comprehensive income:
  Net income for 2006                                                                    --                 --
  Net change in unrealized gain on securities                                            --                 --
     Total comprehensive income
Market value adjustment for redeemable
  common stock held by ESOP                                                              --
Cash dividends ($0.68 per share)                                                         --                 --
Exercise of stock options                                          9,988                 100            127,250
Acquisition of 6,060 shares of common
  stock for the treasury                                          (6,060)                --                 --
Tax effect of exercise of nonqualifying stock options                                                    36,400
                                                              ----------          ----------         ----------
Balance at September 30, 2006                                  1,156,689          $   12,450         $5,665,700
                                                              ==========          ==========         ==========

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2006 AND 2005
------------------------------------------------------------------------------


         Accumulated
            Other                                         Treasury
        Comprehensive              Retained                Stock
            Income                 Earnings               Acquired                 Total
     ---------------------    -------------------    -------------------     -------------------

      $    324,900                $ 11,788,750          $   (976,800)         $ 16,406,700

              --                     1,320,500                  --               1,320,500
           (44,400)                       --                    --                 (44,400)
                                                                              ------------
                                                                                 1,276,100
                                                                              ------------

              --                        72,150                  --                  72,150
              --                      (312,500)                 --                (312,500)
                                                                                   203,550

              --                          --                (280,800)             (280,800)
              --                          --                    --                  41,000
      ------------                ------------          ------------          ------------
           280,500                  12,868,900            (1,257,600)           17,406,200

              --                     1,655,950                  --               1,655,950
            49,900                        --                    --                  49,900
                                                                              ------------
                                                                                 1,705,850
                                                                              ------------
              --                        15,400                  --                  15,400
              --                      (352,850)                 --                (352,850)
                                                                                   127,350

              --                          --                (132,200)             (132,200)
              --                          --                    --                  36,400
      ------------                ------------          ------------          ------------
      $    330,400                $ 14,187,400          $ (1,389,800)         $ 18,806,150
      ============                ============          ============          ============

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2006 AND 2005
------------------------------------------------------------------------------

                                                                                   2006                   2005
                                                                             ------------------     -----------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                                 $         1,655,950    $        1,320,500
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Depreciation                                                                         33,500                23,550
   Provision for loan losses                                                           192,500               119,600
   Deferred income taxes                                                               (28,600)              (46,750)
   Increase in cash surrender value of life insurance                                  (41,550)              (36,650)
   Gain on sale of loans of mortgage loans                                              (8,000)               (4,000)
Loans orignated for sale                                                                     -              (221,800)
Proceeds from loans sold                                                                     -               225,800
Changes in assets and liabilities:
  (Increase) decrease in:

    Accrued interest receivable                                                        (93,850)              (14,650)
    Prepaid expenses and other assets                                                  (21,350)               49,650
Increase (decrease) in:

    Accounts payable and accrued expenses                                               78,900               135,000
                                                                             ------------------     -----------------
          Net cash provided by operating activities                                  1,767,500             1,550,250
                                                                             ------------------     -----------------

CASH FLOWS FROM INVESTING ACTIVITIES

Principal collected on loans                                                        42,629,550            48,665,000
Mortgage loans purchased                                                                     -               (30,000)
Redemption of participation loans                                                      273,750                     -
Loans originated                                                                   (45,829,000)          (44,898,650)
Proceeds from sale of foreclosed assets                                                      -               500,000
Capital additions to foreclosed assets                                                       -               (12,500)
Purchase of FHLB of Atlanta Stock                                                      (15,300)                    -
Redemption of FHLB of Atlanta stock                                                          -                31,500
Purchases of property and equipment                                                    (97,450)                    -
                                                                             ------------------     -----------------
          Net cash provided by (used in) investing activities                       (3,038,450)            4,255,350
                                                                             ------------------     -----------------


See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2006 AND 2005
------------------------------------------------------------------------------

                                                                                  2006                  2005
                                                                            ------------------    ------------------
CASH FLOWS FROM FINANCING ACTIVITIES

Cash dividends paid                                                        $         (341,800)   $         (306,900)
Proceeds from stock options exercised                                                 127,350               203,550
Additions to paid in capital from tax effect of exercise of
  nonqualifying stock options                                                          36,400                41,000
Purchase of treasury stock                                                           (132,200)             (280,800)
Net increase in deposits                                                            3,072,700            11,013,700
                                                                            ------------------    ------------------
Net cash provided by financing activities                                           2,762,450            10,670,550
                                                                            ------------------    ------------------

          Net increase in cash                                                      1,491,500            16,476,150
                                                                            ------------------    ------------------

Cash:

  Beginning                                                                        22,327,400             5,851,250
                                                                            ------------------    ------------------
  Ending                                                                   $       23,818,900    $       22,327,400
                                                                            ==================    ==================

Supplemental Disclosures of Cash Flow Information
  Cash payments for:

     Interest                                                              $        2,937,950    $        2,302,650
     Income taxes                                                          $          965,000    $          681,750

Supplemental Schedule of Noncash Investing and Financing Activities:

  Fair value of ESOP shares in excess of unearned
    ESOP shares (charged) credited to retained earnings                    $           15,450    $           72,150
  Change in unrealized gain (loss) on available for sale
     securities, net of tax effect                                         $           49,900    $          (44,400)
  Loans receivable transferred to foreclosed assets                        $                -    $        1,491,300

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Wake Forest Bancshares, Inc. (the "Company") is located in Wake Forest, North Carolina and is the parent stock holding company of Wake Forest Federal Savings & Loan Association (the "Association" or "Wake Forest Federal"), its only subsidiary. The Company was formed in 1999 solely for the purpose of becoming a savings and loan holding company and had no prior operating history. The Company conducts no business other than holding all of the stock in the Association, investing dividends received from the Association, repurchasing its common stock from time to time, and distributing dividends on its common stock to its shareholders. The Association's principal activities consist of obtaining savings deposits and providing mortgage credit to customers in its primary market area, the counties of Wake and Franklin, North Carolina. The Company's and the Association's primary regulator is the Office of Thrift Supervision
(OTS) and its deposits are insured by the Federal Deposit Insurance Corporation
(FDIC).

The Company is majority owned by Wake Forest Bancorp, M.H.C., (the "MHC") a mutual holding company. Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC's principal assets consist of 635,000 shares of the Company's common stock and deposits at the Association for accumulated dividends paid on those shares. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 54.9% of the Company. The mutual holding company is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.

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

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

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

Deposits: Eligible deposits are insured up to $100,000 ($250,000 for certain retirement accounts) by the FDIC.

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

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share: The Company provides for a dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were required to net income for any period presented in the computation of diluted earnings per share. The basic and diluted weighted average shares outstanding for 2006 and 2005 are as follows:

                                                                            2006                2005
                                                                      -----------------   -----------------
Weighted average outstanding shares used for basic EPS                       1,152,765           1,154,570
Plus incremental shares from assumed issuances
     pursuant to stock options                                                   5,380              10,350
                                                                      -----------------   -----------------
Weighted average outstanding shares used for diluted EPS                     1,158,145           1,164,920
                                                                      =================   =================

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

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Statement 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company continues to account for its stock-based compensation in accordance with APB 25 and has adopted the disclosure provisions of Statement 148 effective for all periods presented herein. Accordingly, no compensation cost has been recorded and none would have been required in 2006 or 2005 because the five year period over which the options vested and would have been expensed under SFAS No. 123 expired. Effective with the Company's fiscal year ending September 30, 2007, the voluntary change to the fair value based method of accounting for stock based compensation becomes mandatory pursuant to SFAS No. 123 "Revised." This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed.

Fair value of financial instruments: Estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates are based on pertinent information available to management as of September 30, 2006. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and accrued interest receivable: The carrying amounts reported in the consolidated statements of financial condition approximate these assets' fair values.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

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

NOTE 2.  INVESTMENT SECURITIES

The amortized cost, estimated market value and gross unrealized gains and losses of the Association's investment securities at September 30, 2006 and 2005 are as follows:

                                                                                    2006
                                                  --------------------------------------------------------------------------
                                                                             Gross             Gross           Estimated
                                                        Amortized         Unrealized        Unrealized           Market
                                                           Cost              Gains            Losses             Value
                                                      ---------------    --------------    --------------    ---------------
Available for sale securities:
  FHLMC stock                                     $            8,000  $        532,850  $        -        $         540,850
Nonmarketable equity securities:

  Federal Home Loan Bank stock                               197,600           -                 -                  197,600
                                                      ---------------    --------------    --------------    ---------------
                                                  $          205,600  $        532,850  $        -        $         738,450
                                                      ===============    ==============    ==============    ===============

                                                                                    2005
                                                  --------------------------------------------------------------------------
                                                                             Gross             Gross           Estimated
                                                        Amortized         Unrealized        Unrealized           Market
                                                           Cost              Gains            Losses             Value
                                                      ---------------    --------------    --------------    ---------------
Available for sale securities:
  FHLMC stock                                     $            8,000  $        452,350  $        -        $         460,350
Nonmarketable equity securities:

  Federal Home Loan Bank stock                               182,300           -                 -                  182,300
                                                      ---------------    --------------    --------------    ---------------
                                                  $          190,300  $        452,350  $        -        $         642,650
                                                      ===============    ==============    ==============    ===============

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2.  INVESTMENT SECURITIES (CONTINUED)

The change during 2006 and 2005 in accumulated other comprehensive income which consists solely of net unrealized gains and losses associated with available for sale securities is as follows:

                                                                                              2006                2005
                                                                                         ----------------    ---------------
Accumulated other comprehensive income, beginning of year                             $          280,500 $          324,900
  Change in unrealized gains, net of tax effect of $30,600 in 2006
     and $27,200 in 2005                                                                          49,900            (44,400)
                                                                                         ----------------    ---------------
Accumulated other comprehensive income, end of year                                   $          330,400 $          280,500
                                                                                         ================    ===============

There were no sales of investment securities during 2006 or 2005. The Association, as a member of the Federal Home Loan Bank (FHLB) system, maintains an investment in capital stock of the FHLB of Atlanta. No ready market exists for the bank stock and its market value is equal to its cost due to the redemptive provisions of the FHLB of Atlanta. During 2006 and 2005, FHLB stock with a cost basis of $15,300 and $31,500 was purchased and redeemed, respectively, at par by the FHLB of Atlanta.

NOTE 3. LOANS RECEIVABLE


Loans receivable consist of the following:

First mortgage loans:                                                                       2006                  2005
                                                                                      -----------------     -----------------
Single family, one-to-four units                                                    $       24,256,050     $      24,947,600
Multifamily, residential                                                                       427,000               698,800
Commercial real estate                                                                      12,426,350            13,667,950
Land                                                                                        14,604,950            11,581,300
Residential construction                                                                    36,900,250            36,559,350
                                                                                      -----------------     -----------------
                                                                                            88,614,600            87,455,000
Equity line mortgages                                                                        2,328,150             2,494,800
Loans on savings accounts                                                                      179,500                88,300
                                                                                      -----------------     -----------------
                                                                                            91,122,250            90,038,100
                                                                                      -----------------     -----------------
Undisbursed portion of loans in process                                                    (13,340,900)          (15,179,100)
Allowance for loan losses                                                                   (1,042,500)             (850,000)
Deferred loan fees                                                                            (103,550)             (114,900)
                                                                                      -----------------     -----------------
                                                                                           (14,486,950)          (16,144,000)
                                                                                      -----------------     -----------------
                                                                                    $       76,635,300 $          73,894,100
                                                                                      =================     =================

The change in the Association's allowance for loan losses is as follows for the years ended September 30, 2006 and 2005:

                                                                                             2006                 2005
                                                                                       -----------------    -----------------
Balance, beginning of year                                                            $         850,000    $         730,400
Provision for loan losses                                                                       192,500              119,600
Charge-offs                                                                                           -                    -
                                                                                       -----------------    -----------------
Balance, end of year                                                                  $       1,042,500    $         850,000
                                                                                       =================    =================

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 3.  LOANS RECEIVABLE (CONTINUED)

The Association does not accrue interest on loans past due 90 days or more if, in the opinion of management, collectibility is in doubt. Such interest is removed from income through the establishment of a reserve for uncollected interest. At September 30, 2006 and 2005, reserves for uncollected interest totaling $10,500 and $24,050 were established on loans amounting to $666,400 and $770,850, respectively. There were no accruing loans past due more than 90 days at September 30, 2006 and 2005. Interest income that would have been recorded in 2006 and 2005 if non-accrual loans had been current was $10,500 and $24,050, respectively. The amount of interest income recognized on these loans in 2006 and 2005 was $45,950 and $35,000, respectively.

The Association did not have any loans outstanding at September 30, 2006 and 2005 which it considered impaired.

Shareholders of the Company with 10% or more ownership and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with the Association in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with non-related parties during the years ended September 30, 2006 and 2005. Aggregate loan transactions with related parties during the years ended September 30, 2006 and 2005 were as follows:

                                                                                  2006                 2005
                                                                            -----------------    -----------------
Beginning balance                                                          $          16,000    $          96,350
New loans                                                                                  -               16,000
Reductions                                                                           (16,000)             (96,350)
                                                                            -----------------    -----------------
Ending balance                                                             $               -    $          16,000
                                                                            =================    =================
Maximum balance during the year                                            $          16,000    $          78,700
                                                                            =================    =================

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2006 and 2005 are summarized as follows:

                                                                                   2006                 2005
                                                                             -----------------    -----------------
Land                                                                        $          20,950    $          20,950
Office buildings and improvements                                                     608,800              608,800
Furniture and fixtures                                                                303,550              206,100
                                                                             -----------------    -----------------
                                                                                      933,300              835,850
Less accumulated depreciation                                                        (531,500)            (498,000)
                                                                             -----------------    -----------------
                                                                            $         401,800    $         337,850
                                                                             =================    =================


NOTE 5.  FORECLOSED ASSETS

There were no provisions or charge-offs in the allowance for loss on foreclosed assets during 2006 or 2005. However, the Company incurred $170,500 and $91,650 in expense associated with holding foreclosed assets during 2006 and 2005, respectively. The Company did not dispose of any foreclosed assets during 2006 or 2005.

NOTE 6.  BANK OWNED LIFE INSURANCE

The Company has entered into Life Insurance Endorsement Method Split Dollar Agreements with certain employees of the Association. Under the agreement, upon death of the employee, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from the insurance contracts, which are written through two different carriers, with the designated beneficiaries of the employee.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 6.  BANK OWNED LIFE INSURANCE (CONTINUED)

The death benefit to the employee is limited to $25,000 each. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. The Company paid an initial single premium of $1.0 million which is accounted for as cash surrender value and reported as "Bank owned life insurance" (other assets) in the Company's consolidated statement of financial condition. Increases in the surrender value of the policies are accounted for as other non-interest income. For 2006 and 2005, the increase amounted to $41,550 and $36,650, respectively.

NOTE 7. DEPOSITS

  Deposits at September 30, 2006 and 2005 consist of the following:

                                                                                        2006                 2005
                                                                                 -------------------  -------------------

Passbook accounts                                                              $          2,702,750 $          3,096,300
MMDA accounts                                                                            22,290,450           19,636,350
NOW accounts                                                                              2,228,550            2,449,200
Certificate of deposit accounts                                                          55,003,350           53,653,750
Noninterest-bearing accounts                                                              1,752,750            2,069,550
                                                                                 -------------------  -------------------
                                                                               $         83,977,850 $         80,905,150
                                                                                 ===================  ===================

Certificate of deposit accounts by maturity at September 30, 2006 are summarized as follows:

                                                                 Maturity Period:
                                                                       2007                          $         35,262,900
                                                                       2008                                     9,275,150
                                                                       2009                                     2,088,900
                                                                       2010                                     7,602,100
                                                                       2011                                       774,300
                                                                                                        ------------------
                                                                                                     $         55,003,350
                                                                                                        ==================

The aggregate amount of certificate of deposit accounts at September 30, 2006 with a minimum denomination of $100,000 by maturity are summarized as follows:

Maturity Period:

  Within three months                                                                              $         2,017,500
  After three months but within six months                                                                   5,288,750
  After six months but within twelve months                                                                  8,767,950
  After twelve months                                                                                        8,225,700
                                                                                                    -------------------
                                                                                                   $        24,299,900
                                                                                                    ===================

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 8.  EMPLOYEES AND DIRECTORS BENEFIT PLANS

The Association has a 401k plan which covers substantially all employees. The Association matches employee contributions up to 7.5% and pays the administrative cost of the Plan. Plan expenses amounted to $1,650 and $1,750 during 2006 and 2005, respectively.

The Association has a non-qualified noncontributory retirement plan covering its directors. Retirement plan expense is computed based on the discounted present value of expected future payments over the expected service years for the directors. Under the plan, directors will receive upon retirement a lump sum payment equal to the discounted present value of annual payments not to exceed $5,000 for ten years. Other stipulations and limitations based on years of service, death and disability, change of control, and early termination apply. Expense associated with the plan amounted to $4,500 and $2,800 in 2006 and 2005, respectively.

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

NOTE 9.  STOCK OPTION PLAN

The Company has a stock option plan for the benefit of its officers, directors, and key employees. Options totaling 54,000 at an exercise price of $12.75 were granted on January 22, 1997. No options have been granted since that date. The options became exercisable at the rate of 20% annually for years during periods of service as an employee, officer, or director, and expire after ten years. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Options are exercisable at the fair value on the date of grant. A summary of the changes in the Company's options during the years ended September 30, 2006 and 2005 is presented below:

                                                                                      2006                 2005
                                                                                -----------------    -----------------
Stock options outstanding at beginning of the year                                        16,802               32,765
Granted                                                                                        -                    -
Exercised                                                                                 (9,988)             (15,963)
Terminated                                                                                     -                    -
                                                                                -----------------    -----------------
Stock options outstanding at end of the year                                               6,814               16,802
                                                                                =================    =================
Stock options exercisable at end of the year                                               6,814               16,802
                                                                                =================    =================

NOTE 10.  EMPLOYEE STOCK OWNERSHIP PLAN

The Association has an Employee Stock Ownership Plan ("ESOP") to benefit substantially all employees. As a part of the Association's initial public offering in April 1996, the ESOP purchased 41,200 shares of common stock with the proceeds from a loan received from a third party financial institution. The Association made quarterly contributions to the ESOP in amounts sufficient to allow the ESOP to make its scheduled principal and interest payments on the note. The note matured in March 2003. The Association recorded expense based upon the fair value of the shares allocated to plan participants each year. The difference between the cash contributions and the amount expensed was credited or charged to additional paid-in capital. Because all remaining shares under the plan were allocated to participants during 2003, the Company's current expense is only associated with administration of the plan and amounted to $2,915 and $1,750 for 2006 and 2005, respectively.

The ESOP has a put option which requires that the Company repurchase its common stock from eligible participants in the ESOP who elect to receive cash in exchange for their common stock. The Company is required to reflect as a liability the maximum possible cash obligation to redeem the shares, which is the fair value of such shares. The liability for the put option at September 30, 2006 was $553,650 based upon the market price of the Company's shares at that time. The liability for the put option will fluctuate based upon the fair value of the shares with the resulting increase or decrease reflected as change to retained earnings.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 10.  EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

Shares of the Company held by the ESOP at September 30, 2006 and 2005 are as follows:

                                                                               2006              2005
                                                                          ---------------   ---------------
Shares originally held by the ESOP                                                41,200            41,200
Shares released to retired participants                                          (18,602)          (15,096)
                                                                          ---------------   ---------------
Shares outstanding at year end                                                    22,598            26,104
                                                                          ---------------   ---------------
Shares released for allocation                                                    22,598            26,104
                                                                          ---------------   ---------------
Fair value of outstanding ESOP shares                                          $ 553,650         $ 569,100
                                                                          ===============   ===============

NOTE 11.  INCOME TAXES

At September 30, 2006 and 2005, retained earnings contain $1,434,000 in tax related bad debt reserves for which no deferred income taxes have been provided because the Association does not intend to use the reserves for purposes other than to absorb losses. The balance represents the Association's bad debt reserves at September 30, 1988, and the unrecorded deferred income taxes amount to approximately $545,000. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates.

Income tax expense differs from the federal statutory rate of 34% as follows:

                                                                                     2006                  2005
                                                                               -----------------     -----------------
         Statutory federal income tax rate                                                34.00 %               34.00 %
         Increase (decrease) in income taxes resulting from:
           State income taxes, net of federal benefit                                      2.63                  3.40
           Other                                                                          (0.53)                (1.46)
                                                                               -----------------     -----------------
         Effective tax rate                                                               36.10 %               35.94 %
                                                                               =================     =================

Deferred income taxes consist of the following components as of September 30, 2006 and 2005:

                                                                                    2006                 2005
                                                                               -----------------    -----------------
Deferred tax assets:

  Loan loss allowances                                                        $         393,300    $         323,000
  Health insurance accrual                                                               95,000               89,600
  Retirement plan accrual                                                                54,700               68,050
  Other                                                                                   4,000                9,150
                                                                               -----------------    -----------------
                                                                                        547,000              489,800
                                                                               -----------------    -----------------
Deferred tax liabilities:

  Excess accumulated tax depreciation                                                    49,400               20,800
  Unrealized net appreciation, investments                                              202,500              171,850
                                                                               -----------------    -----------------
                                                                                        251,900              192,650
                                                                               -----------------    -----------------
                                                                              $         295,100    $         297,150
                                                                               =================    =================

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

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

The Company's capital requirements and ratios are presented below:

                                                                       MINIMUM REQUIREMENTS TO BE:
                                               ----------------------------------------------------------------------------
In Thousands                                      ACTUAL                 ADEQUATELY CAPITALIZED       WELL CAPITALIZED
                                               ----------------------------------------------------------------------------
                                                  Amount      Ratio       Amount        Ratio        Amount       Ratio
                                               ----------------------------------------------------------------------------
2006

Total Capital to Risk Weighted Assets              $ 19,622     28.00%      $ 5,606     8.00%          $ 7,007      10.00%
Tier 1 Capital to Risk Weighted Assets             $ 18,507     26.41%      $ 2,803     4.00%          $ 4,204       6.00%
Tier 1 Capital to Average Assets                   $ 18,507     17.84%      $ 4,150     4.00%          $ 5,187       5.00%

2005

Total Capital to Risk Weighted Assets              $ 18,151     27.61%      $ 5,259     8.00%          $ 6,574      10.00%
Tier 1 Capital to Risk Weighted Assets             $ 17,126     26.05%      $ 2,630     4.00%          $ 3,945       6.00%
Tier 1 Capital to Average Assets                   $ 17,126     17.25%      $ 3,971     4.00%          $ 4,964       5.00%

The Company has an ongoing stock repurchase program authorizing the Company to repurchase up to an additional $151,750 of its outstanding common stock. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2006, the Company had repurchased 90,445 shares of its common stock. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

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

The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 2006, the Association had outstanding loan commitments amounting to $4,992,600. The undisbursed portion of construction loans amounted to $13,340,900 and unused lines of credit amounted to $7,198,900 at September 30, 2006.

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

NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at September 30, 2006 and 2005. See Note 1 for a description of the Company's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.

                                                                            September 30,
                                             -------------------------------------------------------------------------------
                                                              2006                                      2005
                                             --------------------------------------    -------------------------------------
                                                 Carrying               Fair               Carrying              Fair
                                                  Amount               Value                Amount              Value
                                             -----------------    -----------------    -----------------   -----------------
Financial assets:

 Cash and cash equivalents               $         23,818,900  $        23,818,900 $         22,327,400  $       22,327,400
 Investment securities                                540,850              540,850              460,350             460,350
 FHLB stock                                           197,600              197,600              182,300             182,300
 Loans receivable                                  76,635,300           76,455,750           73,894,100          73,868,450
 Bank owned life insurance                          1,100,050            1,100,050            1,058,500           1,058,500
 Accrued interest receivable                          230,050              230,050              136,200             136,200
Financial liabilities:

Deposits                                           83,977,850           83,630,200           80,905,150          78,461,850
Accrued interest payable                               67,950               67,950               26,950              26,950
Dividends payable                                      88,700               88,700               77,650              77,650

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

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

                            Condensed Balance Sheets
                          September 30, 2006 and 2005

                                                                                           2006                 2005
                                                                                     -----------------    -----------------
Assets:

 Cash and cash equivalents                                                          $       1,028,600   $       1,127,750
 Investment in Wake Forest Bancshares, Inc.                                                 8,531,850           7,621,050
                                                                                     ----------------    -----------------
                                 Total assets                                       $       9,560,450   $       8,748,800
                                                                                     ================    =================
Liabilities:

 Accounts payable and accrued expenses                                              $          29,250   $           6,700
                                                                                     ----------------    -----------------
Equity:

 Capitalization by Wake Forest Federal                                                        106,350             106,350
 Equity in Wake Forest Bancshares, Inc.                                                     3,854,700           3,854,700
 Retained earnings                                                                          5,570,150           4,781,050
                                                                                     ----------------    -----------------
                               Total equity                                                 9,531,200           8,742,100
                                                                                     ----------------    -----------------
                               Total liabilities and equity                         $       9,560,450   $       8,748,800
                                                                                     ================    =================

                         Condensed Statements of Income
                 For the Years Ended September 30, 2006 and 2005

Revenues:                                                                                  2006                 2005
                                                                                     ------------------   -----------------
  Interest income                                                                   $           38,300   $          33,000
  Equity in earnings of subsidiary                                                             910,800             726,550
                                                                                     ------------------   -----------------
                             Total income                                                      949,100             759,550
                                                                                     ------------------   -----------------
Expenses:

  Accounting and tax expense                                                                    29,450              21,650
  Attorney Fees                                                                                 19,900              16,150
  Director's fees                                                                               84,750              80,200
  Other                                                                                         25,900              25,850
                                                                                     ------------------   -----------------
                            Total expense                                                      160,000             143,850
                                                                                     ------------------   -----------------
                            Net income                                              $          789,100   $         615,700
                                                                                     ==================   =================


                       Condensed Statements of Cash Flows
                 For the Years Ended September 30, 2006 and 2005

Cash Flows from Operating Activities:                                                      2006                 2005
                                                                                     -----------------    -----------------
 Net income                                                                         $         789,100    $         615,700
  Equity in earnings of Wake Forest Federal                                                  (910,800)            (726,550)
  Increase (decrease) in accounts payable                                                      22,550              (12,450)
                                                                                     -----------------    -----------------
          Net cash provided by operating activities                                           (99,150)            (123,300)
Cash and cash equivalents- beginning                                                        1,127,750            1,251,050
                                                                                     -----------------    -----------------
Cash and cash equivalents- ending                                                   $       1,028,600    $       1,127,750
                                                                                     =================    =================

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


NOTE 16.  PARENT COMPANY ONLY FINANCIAL DATA

The condensed financial statements of Wake Forest Bancshares, Inc. for the periods indicated follows:

                        Condensed Balance Sheets
                       September 30, 2006 and 2005

Assets:                                                                            2006                 2005
                                                                             -----------------    -----------------
 Cash and cash equivalents                                                $           151,750  $           154,600
 Accrued dividends receivable, Wake Forest Federal                                     88,700               77,650
 Investment in Wake Forest Federal                                                 18,653,800           17,250,550
 Other assets                                                                             600                1,050
                                                                             -----------------    -----------------
          Total assets:                                                   $        18,894,850  $        17,483,850
                                                                             =================    =================
Liabilities and Equity:

 Accrued dividends payable                                                $            88,700  $            77,650
                                                                             -----------------    -----------------
 Common stock                                                                          12,450               12,350
 Additional paid-in capital                                                        13,938,450           13,774,800
 Accumulated other comprehensive income                                               330,400              280,500
 Retained earnings                                                                  5,914,650            4,596,150
 Treasury stock acquired                                                           (1,389,800)          (1,257,600)
                                                                             -----------------    -----------------
          Total equity                                                             18,806,150           17,406,200
                                                                             -----------------    -----------------
          Total liabilities and equity                                    $        18,894,850  $        17,483,850
                                                                             =================    =================


                     Condensed Statements of Income
             For the Years Ended September 30, 2006 and 2005

                                                                                    2006                 2005
                                                                              -----------------    -----------------
Interest income                                                           $              4,450  $             6,250
Equity in earnings of Wake Forest Federal                                            1,654,400            1,317,900
Other expense                                                                           (2,900)              (3,650)
                                                                              -----------------    -----------------
                                     Net income                           $          1,655,950  $         1,320,500
                                                                              =================    =================


                    Condensed Statement of Cash Flows
             For the Years Ended September 30, 2006 and 2005

Cash Flows from Operating Activities:                                              2006                 2005
                                                                             -----------------    -----------------
 Net income                                                               $         1,655,950  $         1,320,500
  Equity in earnings of Wake Forest Federal                                        (1,654,400)          (1,317,900)
  Dividends received from Wake Forest Federal                                         341,800              306,900
  (Increase) decrease in accrued dividends receivable                                 (11,050)              (5,600)
  (Increase) decrease in other assets                                                     450                  900
                                                                             -----------------    -----------------
          Net cash provided by operating activities                                   332,750              304,800
                                                                             -----------------    -----------------
Cash Flows from Financing Activities:

Treasury stock acquired                                                              (132,200)            (280,800)
 Proceeds from exercise of stock options                                              127,350              203,550
 Increase (decrease) in accrued dividends payable                                      11,050                5,600
 Dividends paid                                                                      (341,800)            (306,900)
                                                                             -----------------    -----------------
          Net cash provided from financing activities                                (335,600)            (378,550)
                                                                             -----------------    -----------------
Decrease in cash                                                                       (2,850)             (73,750)
Cash and cash equivalents- beginning                                                  154,600              228,350
                                                                             -----------------    -----------------
Cash and cash equivalents- ending                                         $           151,750  $           154,600
                                                                             =================    =================

                          WAKE FOREST BANCSHARES, INC.
                            COMMON STOCK INFORMATION
------------------------------------------------------------------------------


The Company's stock (previously as Wake Forest Federal Savings & Loan Association) began trading on April 3, 1996. There are 1,156,689 shares of common stock outstanding (net of treasury shares) of which approximately 43% were held by individual stockholders at September 30, 2006. The MHC and the ESOP hold approximately 57%. There were approximately 225 stockholders of record as of September 30, 2006. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WAKE.OB" The table below reflects the stock trading and dividend payment frequency of the Company's stock for the years ended September 30, 2006 and 2005, based upon information provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis.

                                                                                                   Stock Price
                                                                                      ---------------------------------
                                                                        Dividends          High              Low
                                                                       ------------   ---------------  ----------------
2006
First Quarter                                                            $    0.17    $       24.000     $      20.400
Second Quarter                                                                0.17            22.750            20.700
Third Quarter                                                                 0.17            22.500            20.550
Fourth Quarter                                                                0.17            24.500            21.300

2005

First Quarter                                                            $    0.15    $       29.000     $      22.000
Second Quarter                                                                0.15            26.500            22.000
Third Quarter                                                                 0.15            25.000            20.000
Fourth Quarter                                                                0.15            23.000            20.000

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

                                                  DIRECTORS
                                                  ---------

Howard Brown                                John D. Lyon                           Rodney M. Privette
Chairman of the Board                       Real Estate Management                 Owner of Insurance Agency
Former Owner of
Oil Distribution Company                    Harold R. Washington                   R. W. Wilkinson III
                                            Former Owner of                        Vice Chairman of the Board
Anna O. Sumerlin                            Automobile Distributorship             Former Managing Officer
Former CEO of the Company                                                          of Wake Forest Federal
                                            William S. Wooten
Robert C. White                             Dentist                                Leelan A. Woodlief
CEO of the Company                                                                 Retired Owner of Farm Supply
                                                                                   Company

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

                                 ANNUAL MEETING

The 2007 annual meeting of stockholders of Wake Forest Bancshares, Inc. will be held at 2:00 pm on Tuesday, February 20, 2007 at the Wake Forest Police and Justice Center at 401 Elm Avenue, Wake Forest, N.C.

                                   FORM 10-KSB

A COPY OF THE ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO WAKE FOREST BANCSHARES, INC., PO BOX 1167, WAKE FOREST, N.C. 27588.