Form 10KSB, Exhibit 13
period 2007-09-30
WAKE FOREST BANCSHARES INC
filed 2007-12-21
CIK 1085175

EXHIBIT 13.1
Wake Forest Bancshares, Inc.
2007 Annual Report

CONTENTS

SELECTED CONSOLIDATED FINANCIAL DATA	1

REPORT TO STOCKHOLDERS	2

MANAGEMENT’S DISCUSSION AND ANALYSIS	3 - 15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	16

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated statements of financial condition at September 30, 2007 and 2006	17

Consolidated statements of income for years ended September 30, 2007 and 2006	18

Consolidated statements of stockholders’ equity for the years ended September 30, 2007 and 2006	19 -20

Consolidated statements of cash flows for the years ended September 30, 2007 and 2006	21 - 22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	23 - 35

COMMON STOCK INFORMATION	36

CORPORATE INFORMATION	37

WAKE FOREST BANCSHARES, INC.
SELECTED CONSOLIDATED FINANCIAL DATA

	September 30,
	2007	2006	2005	2004	2003
	(In Thousands)
Financial Condition Data:
Total assets	$107,398	$104,279	$99,731	$87,650	$85,674
Investments (1)	27,272	23,806	22,273	5,467	16,381
Loans receivable, net	76,172	76,635	73,894	79,241	67,016
Deposits	85,659	83,978	80,905	69,891	68,840
Stockholders’ equity	20,184	18,806	17,406	16,407	15,542

	Years Ended September 30,
	2007	2006	2005	2004	2003
	(In Thousands, Except Per Share Data)
Operating Data:
Interest and dividend income	$7,811	$7,173	$5,752	$4,818	$5,325
Interest expense	3,684	2,979	2,315	1,942	2,325

Net interest income	4,127	4,194	3,437	2,876	3,000
Provision for loan losses	165	193	120	90	215
Noninterest income	123	109	95	129	315
Noninterest expense	1,490	1,519	1,350	1,153	1,234

Income before income taxes	2,595	2,591	2,062	1,762	1,866
Income tax expense	915	935	741	673	715

Net income	$1,680	$1,656	$1,321	$1,089	$1,151

Basic earnings per share	$1.45	$1.44	$1.14	$0.95	$1.01
Diluted earnings per share	1.45	1.43	1.13	0.94	1.00
Dividends per share	0.76	0.68	0.60	0.56	0.52
Dividend payout ratio	23.76%	21.31%	23.67%	26.36%	29.68%

Selected Other Data:
Return on average assets (3)	1.57%	1.63%	1.38%	1.26%	1.30%
Return on average equity (3)	8.64%	9.19%	7.86%	6.89%	7.57%
Interest rate spread (3)	3.25%	3.66%	3.24%	2.91%	2.94%
Average equity to average assets (3)	18.15%	17.75%	17.60%	18.29%	17.15%
Net interest margin (3)	3.98%	4.27%	3.73%	3.41%	3.48%
Allowance for loan losses to nonperforming loans (2)	199.37%	156.44%	110.27%	48.99%	259.11%
Nonperforming loans to total loans (2)	0.77%	0.86%	1.03%	1.86%	0.37%

(1)	Includes interest earning deposits and investment securities

(2)	Nonperforming loans include mortgage loans delinquent more than 90 days

(3)	Average balances are derived from month-end balances

Report to Stockholders
I am pleased to report that your Company reported record earnings of $1.68 million, or $1.45 per diluted share, for our fiscal year ended September 30, 2007. At the end of 2007, the Company had also set historical records for total assets and deposits. Our positive operating results were enhanced by an increase in the Company’s interest-earning assets which helped offset a decline in the Company’s interest rate margins during the current year. Slight improvements this year in non-interest income, lower administrative expenses, and a reduced effective tax rate contributed to the Company’s 2007 results.
A significant portion of the Company’s loans and investments have either shorter maturities or variable rates tied to prime and the overall portfolio reacts fairly quickly to movements in the prime rate. The Company’s yield on interest earning assets remained stable for substantially all of the current year until the Federal Reserve lowered rates by 50 basis points in September of 2007. However, customer certificate of deposits re-priced at higher costs throughout 2007 and contributed to the narrower interest margins. The Company’s interest rate margin was 3.98% in 2007 as compared to 4.27% in the prior year. The Company also reported an efficiency ratio of approximately 33% during 2007, a measure that demonstrates the Company’s ability to operate in a prudent and lean manner. The Company’s return on assets amounted to 1.57% during the current year, considerably higher than most other community institutions in North Carolina.
The Company declared cash dividends of $0.76 per share for 2007, after having paid dividends of $0.68 per share during the previous year. Because federal income tax laws tax dividends at the same rate as long term capital gains, shareholders benefit from cash dividends in a similar fashion to equities that rely solely upon capital appreciation. We are able to continue to pay dividends because the Company is profitable and is in a strong capital position. The Company’s stock price generally traded in a relatively narrow range throughout most of the year but edged slightly lower at year end as did the majority of bank stocks in the fall of 2007. While stock movements are not always tied to performance, I am pleased to report that if you had invested in our Company at our initial public offering, your annualized 11 year total rate of return would have been approximately 14.5% today.
Although the Company continued to originate a significant amount of lending volume, heavy construction loan payoffs and competition during the current year limited loan growth during 2007. A significant amount of the Company’s lending is due to our community’s close proximity to Raleigh and the Research Triangle Park. As a result, construction of new homes in the Wake Forest area has continued to expand although in recent months activity in our lending markets has slowed considerably. Housing related issues, including the collapse of the sub-prime lending markets, have plagued the national residential housing sector for some time and have begun to impact our local markets. While the Company does not originate or invest in sub-prime loans, the problems in that segment and in other over-built or over-priced regions of the country have a certain spill-over effect on our local residential markets. However, the long-term fundamentals for the Wake Forest area continue to be positive and should support continued loan growth in the future. The Company offers an array of competitively priced deposit products and we intend to remain aggressive with our deposit pricing to ensure that the Company has sufficient liquidity for continued growth and profitability.
The Board of Directors’ and management’s primary commitment is to maximize shareholder value while continuing to serve our local market as a hometown community-oriented financial institution. We appreciate your investment in Wake Forest Bancshares, Inc. and are excited about the future prospects of the Company. As always, we encourage your comments and suggestions, and truly appreciate your support and business.
Respectfully,
Robert C. White
President & Chief Executive Officer

WAKE FOREST BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
General
Wake Forest Bancshares, Inc. (the “Company”) was formed in 1999 for the purpose of becoming a savings and loan holding company. The Company owns 100% of the stock of Wake Forest Federal Savings & Loan Association (“Wake Forest Federal” or the “Association”). The Association was founded in 1922. The Company in turn is majority owned by Wake Forest Bancorp, M.H.C., (the “MHC”) a mutual holding company. The formation of the Company had no impact on the operations of the Association or the MHC. The Association continues to operate at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Association which existed immediately prior to the formation of the Company.
The Company conducts no business other than holding stock in the Association, investing dividends received from the Association, repurchasing its common stock from time to time, and distributing dividends on its common stock to its shareholders. The principal business of the Association is accepting deposits from the general public and using those deposits and other sources of funds primarily to make loans secured by real estate and, to a lesser extent, other forms of collateral located in the Association’s primary market area of Wake and Franklin counties in North Carolina.
Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC’s principal asset consists of 635,000 shares of the Company’s common stock. The MHC also is eligible to receive its proportional share of dividends declared and paid by the Company, but has elected to waive the receipt of its quarterly dividends since the first quarter of the 2003 year. Such funds when received are invested in deposits with the Association. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 54.7% of the Company.
The MHC’s Board of Directors, which is currently the same as the Association’s and the Company’s Board of Directors, will generally be able to control the outcome of most matters presented to the stockholders of the Company for resolution by vote except for certain matters related to stock compensation plans, a vote regarding conversion of the mutual holding company to stock form, or other matters which require an affirmative vote by the minority stockholders. The Company and the MHC are registered as savings and loan holding companies and are subject to regulation, examination, and supervision by the Office of Thrift Supervision (“OTS”).
The Association’s results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Association’s operations are also affected by non-interest income, such as fees from servicing loans, loan sales, customer deposit account service charges, and other sources of revenue. The Association’s principal operating expenses, aside from interest expense, consist of compensation and related benefits, federal deposit insurance premiums, office occupancy costs, and other general and administrative expenses.
The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position at and for the years ended September 30, 2007 and 2006.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Financial Condition
Total assets increased by $3.1 million during 2007, from $104.3 million at September 30, 2006 to $107.4 million at September 30, 2007. The increase in total assets resulted primarily from a $1.7 million increase in customer deposits during the year and from $1.4 million in retained income from current operations.
Total investments, including short-term interest-earning deposits, increased by $3.5 million during 2007 and amounted to $27.3 million at September 30, 2007. The Association’s investment portfolio has been heavily weighted in short term instruments to minimize interest rate risk and to have funds available for growth in the loan portfolio. The investment securities portfolio, which amounted to $2.2 million at September 30, 2007, contains available for sale securities with net unrealized gains of $491,900. The net unrealized gains are associated with the Company’s investment in Federal Home Loan Mortgage Corporation (“Freddie Mac”) stock and FHLB bonds.
Net loans receivable decreased by approximately $463,200 during 2007 from $76.6 million at September 30, 2006 to $76.2 million at September 30, 2007. Although outstanding loans declined in 2007, the Association originated a heavy volume of loans during the year. The Association closed and incurred loan payoffs of approximately $36.8 million each during 2007, primarily in construction lending. Because current year loan originations and collections were comparable, the decline in outstanding loans in 2007 was created primarily by a $296,000 transfer to foreclosed assets and an additional $165,000 in loan loss reserves added during 2007. The Association originated $45.8 million in loans and had $42.6 in loan payoffs in the prior year. Because the Association’s primary lending area is in close proximity to Raleigh and the Research Triangle Park, population growth and demand for housing has occurred in surrounding communities such as Wake Forest. Although relatively low mortgage interest rates helped spur loan originations in the early part of 2007, nationwide housing concerns began to negatively affect the Company’s local markets during the last six months of the current year. The Association does not originate or invest in sub-prime loans but our markets are subject to a certain spill-over effect as a result of housing woes in other parts of the country. Demand for housing has slowed in our local markets as concerns over credit availability, real estate values, and the ability to sell homes in other markets where conditions are worse have drawn considerable attention. Job growth and economic conditions in our local area have generally been sound and would not warrant a typical slow-down in the housing market. In addition, local real estate values have not escalated to unsustainable levels as has occurred in many other areas of the country. The biggest threat to our local markets is that the region has recently experienced a greater than normal inventory of unsold homes and the period of absorption will be longer than what is typical for our area. However, because our region is expected to have significant growth over the foreseeable future, long term prospects for our local housing markets are favorable.
Customer deposits increased by $1.7 million during 2007 and totaled $85.7 million at September 30, 2007, a record high for the Company. The increase in deposits occurred primarily because the Association has competitively priced its deposits to support loan demand and to provide additional liquidity to sustain construction loan commitments and other cash requirements.
The Company had no outstanding borrowings during 2007. The Company has borrowing capacity through the Association’s ability to borrow funds from the Federal Home Loan Bank of Atlanta (the “FHLB”). This capacity is currently set at 12% of the Association’s total assets, subject to available collateral.
The Company and the Association are both required to meet certain capital requirements as established by the OTS. At September 30, 2007, all capital requirements were met. (See Note 12 to the consolidated financial statements). The Board of Directors of the Company has approved an ongoing stock repurchase program authorizing the Company to repurchase its outstanding common stock, subject to regulatory approval. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2007, the Company had repurchased 93,955 shares of its common stock for $1,469,450. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Results of Operations
Returns. The Company’s return on average assets was 1.57% and 1.63% and its return on average equity was 8.64% and 9.19% for 2007 and 2006, respectively. The returns are higher than industry standards for our peer group of institutions. The slight declines in the returns on average assets and average equity during 2007 was primarily due to an increase in the Company’s interest margin during the current year.
Net Income. The Company’s net income for the years ended September 30, 2007 and 2006 was $1,679,500 and $1,655,950, respectively. Both were records for our Company. Net income in 2007 was a little higher than the year before because of a modest increase in non-interest income, a slight improvement in our level of administrative expenses, and a somewhat lower effective tax rate.
Net Interest Income. Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period. Net interest income decreased by $67,750 to $4,126,450 for the year ended September 30, 2007 from $4,194,200 reported in 2006. Net interest income decreased primarily due to a decrease in the Company’s interest rate spread, which declined from 3.66% in 2006 to 3.25% in 2007. The Company’s cost of funds increased during the current year as customers’ certificates of deposit re-priced at higher rates and out-paced the rise in yields on our loan and investment portfolios.
Interest Income. Total interest income increased to $7.8 million in 2007 from $7.2 million in 2006, an increase of $637,350. The increase in interest income during 2007 was primarily attributable to a $5.4 million increase in the average balance of interest earning assets outstanding in the current year. A 0.24% rise in the Company’s yield on interest earning assets in 2007 also contributed to the increase in interest income. The Company’s overall yield on interest earning assets was 7.54% in 2007 as compared with 7.30% in 2006.
Interest Expense. Total interest expense increased from $3.0 million in 2006 to $3.7 million in 2007, an increase of $705,100. The Association’s cost of funds increased from 3.64% in 2006 to 4.29% in 2007, an increase of 0.65% due to a significant amount of customer deposit accounts that re-priced during 2007 at higher rates and competitive pricing considerations. The rise in interest expense from 2006 to 2007 was also due to an increase in the Association’s average volume of interest-bearing deposits which increased by $4.0 million between the current year and 2006.
Provision for Loan Losses. The Association provided $165,000 in loan loss provisions during 2007. In 2006, the Association provided $192,500 in loan loss provisions. The Association had charge-offs of $19,950 in 2007 and no loan charge-offs in 2006. The provisions, which are charged to operations, and the resulting loan loss allowances are amounts the Association’s management believes will be adequate to absorb probable losses that are estimated to have occurred. Loans are charged-off against the allowance when management believes that uncollectibility is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.
The Company records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. During the past five years, the Association’s loan portfolio has gradually trended towards a greater concentration of residential construction and land loans, which generally involve a greater degree of credit risk and collection issues. As a result, the Company has provided a relatively higher level of loan loss provisions during the current five year period than what has historically been deemed necessary. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available. In addition, regulatory examiners may require the Association to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Results of Operations (continued)
Non-interest Income. Non-interest income amounted to $123,350 and $108,650 in 2007 and 2006, respectively. Non-interest income typically consists of service charges and fees associated with the Association’s loan and deposit accounts as well as income from bank owned life insurance contracts. The Association also receives fee income on the origination and sale of certain long-term fixed rate mortgage loans.
Non-interest Expense. Non-interest expense consists primarily of operating expenses for compensation and related benefits, occupancy, federal insurance premiums, OTS operating assessments, data processing charges, and costs associated with foreclosed assets. Non-interest expenses amounted to $1,490,000 and $1,519,000 in 2007 and 2006, respectively.
Compensation and related benefits decreased from $820,500 in 2006 to $810,150 in 2007, a decrease of $10,350. The decrease in compensation and benefits occurred primarily because of decreased health insurance cost related to a premium holiday for the month of August 2007 due to the health plan’s better than expected claims experience and a positive adjustment to the Company’s health insurance accrual for retirees during 2007.
Data processing and outside service fees decreased by $47,950 from $154,750 in 2006 to $106,800 during 2007 because the Company completed a computer systems upgrade and conversion in 2006, resulting in several one time charges including additional travel and training cost as well as depreciation expense on new equipment and software rights.
Expenses associated with foreclosed assets decreased from $170,500 in 2006 to $107,750 in 2007, a decrease of $62,750. The majority of the expense associated with foreclosed assets during 2007 and 2006 occurred as a result of environmental assessment activities associated with the Company’s foreclosed 3.81 acre commercial tract on highway 98 outside of Wake Forest, North Carolina. The decrease in foreclosed assets expense occurred because a significant portion of the assessment testing was performed during 2006 and this year the Company has primarily been waiting for eligibility approval for certain programs that will make it easier to market the property.
Other operating expense increased by $89,700 from $280,950 during 2006 to $370,650 in 2007, primarily due to an amendment to the Company’s Directors’ retirement plan which removed the requirement that the Directors’ benefits be discounted when received as a lump-sum payment at retirement. The amendment to the retirement plan required a $36,950 increase to the retirement accrual and resulting expense during 2007. Other operating expense also increased due to an increase of $10,950 in depreciation expense associated with the Company’s computer systems upgrade which occurred in 2006 but resulted in a full year’s depreciation charge during the current year. In addition, other operating expense increased during the current year due to $10,150 increase in directors’ expense associated with convention attendance and a $10,500 increase in contributions to community causes during 2007. Occupancy expense and federal insurance premiums and OTS operating assessments changed nominally from 2006 to 2007. Certain administrative expenses are allocated to the MHC as shown in Note 15 to the Consolidated Financial Statements.
Income Taxes. The Company’s effective income tax rate was 35.3% and 36.1% in 2007 and 2006, respectively. The slight difference in effective rates was due to changes in the components of permanent tax differences, primarily the increased level of nontaxable investment income during 2007.

Average Balances, Interest, Yields and Costs
The following table sets forth certain information relating to the Association’s average balance sheets and reflects the average yield on assets and average cost of liabilities at and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused a material difference in the information presented.

			Year Ended September 30,
			2007			2006
	At September 30, 2007				Average			Average
	Actual	Yield/	Average		Yield/	Average		Yield/
	Balance	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Interest-earning deposits	$25,081	5.10%	$25,667	$1,344	5.24%	$23,454	$1,100	4.69%
Investment securities	2,191	4.88%	1,333	55	4.13%	685	25	3.65%
Loans receivable (1)	76,172	7.92%	76,651	6,412	8.37%	74,145	6,048	8.16%

Total interest-earning assets	103,444	7.20%	103,651	$7,811	7.54%	98,284	$7,173	7.30%

Non-interest-earning assets	3,954		3,432			3,252

Total	$107,398		$107,083			$101,536

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Passbook accounts	2,512	1.75%	2,818	56	1.99%	2,859	48	1.68%
NOW & MMDA accounts	24,830	3.91%	26,495	1,021	3.85%	25,213	809	3.21%
Certificates of deposit	58,317	4.79%	56,565	2,607	4.61%	53,784	2,122	3.95%

Total interest-bearing liabilities	85,659	4.45%	85,878	$3,684	4.29%	81,856	$2,979	3.64%

Non-interest-bearing liabilities	1,555		1,768			1,655
Stockholders’ equity	20,184		19,437			18,025

Total	$107,398		$107,083			$101,536

Net interest income and interest rate spread (2)		2.75%		$4,127	3.25%		$4,194	3.66%

Net yield on interest-earning assets (3)		3.51%			3.98%			4.27%
Ratio of interest-earning assets to interest-bearing liabilities		120.76%			120.70%			120.07%

(1)	Balance is net of deferred loan fees and loans in process. Non-accrual loans are included in the balances.

(2)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3)	Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.

Rate/Volume Analysis of Net Interest Income
The following table analyzes the dollar amount of changes in interest income and interest expense for major components of the Association’s interest-earning assets and interest-bearing liabilities. The table distinquishes between (1) changes in net interest income attributable to volume (changes in volume multiplied by the prior period’s interest rate), (2) changes in net interest income attributable to rate (changes in interest rates multiplied by the prior period’s volume), and (3) mixed changes (changes in volume multiplied by changes in rates).

	Year Ended September 30,				Year Ended September 30,
	2007 vs. 2006				2006 vs. 2005
	Increase (Decrease) Attributable to				Increase (Decrease) Attributable to
			Rate/				Rate/
	Volume	Rate	Volume	Net	Volume	Rate	Volume	Net
Assets:
Interest-earning assets:
Interest-earning deposits	$104	$129	$11	$244	$179	$326	$124	$629
Investment securities	24	3	3	30	(1)	7	—	6
Loans receivable	204	156	4	364	(20)	811	(5)	786

Total	332	288	18	638	158	1,144	119	1,421

Liabilities:
Interest-bearing liabilities:
Passbook savings	(1)	9	—	8	(2)	21	(1)	18
NOW & MMDA accounts	41	161	10	212	75	262	44	381
Certificate of deposit	110	355	20	485	45	215	5	265

Total	150	525	30	705	118	498	48	664

Net interest income	$182	$(237)	$(12)	$(67)	$40	$646	$71	$757

WAKE FOREST BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Asset Quality
The Company’s level of non-performing loans, consisting of loans past due 90 days or more, as a percentage of loans outstanding, was 0.77% and 0.86% at September 30, 2007 and 2006, respectively. At September 30, 2007, non-performing loans amounted to $595,650 and were comprised of six residential property loans, four of which were residential construction loans and all to the same borrower. The borrower has filed for bankruptcy and the Company has either begun foreclosure process or petitioned the Bankruptcy Court to release the properties so that we can begin to foreclose on the collateral. The six loans represent our total exposure to this borrower. At this time, all of these non-performing loans are considered to be impaired and the Company has set aside a total of $27,500 in allocated loss reserves to cover assumed losses on the ultimate disposition of the loans. In addition, all of the loans have been placed on non-accrual status.
At September 30, 2007, non-performing assets also included a foreclosed commercial property ($1,003,800) which consisted of a convenience store and an adjacent tract of land, in total 3.81 acres located on a major highway outside of Wake Forest, North Carolina. While the commercial property’s location is considered highly desirable, the Company decided that an environmental assessment was necessary to properly market the tract due to the historical uses of the property. As a result, site assessment reports were filed with various state environmental agencies. Petroleum contamination and other trace elements consistent with operating a gas station and a truck maintenance facility over an extended period of time were found on parts of the property. The Company has obtained brownfields status for the site which should make the tract more attractive to prospective developers of the property. In addition, the Company obtained Trust Fund status for the site which will allow certain environmental cost to be reimbursed. Although the Company does not currently believe the contamination will have a significant detrimental effect on the potential development of the property, the agencies are assisting the Company in determining the extent of any required clean-up and ongoing monitoring steps that will be required. The Company has set aside $185,000 at September 30, 2007 for such testing and clean-up activities. At this time, the Company does not believe that the ongoing environmental costs will materially impact the value of the property and no loss is expected on its ultimate sale. During 2007, the Company expensed $100,800 in environmentally related cost for this property.
The Company had $19,950 in loan charge-offs associated with the disposition of two collateral dependent loans during the year ended September 30, 2007. The Company’s loan loss allowance amounted to $1,187,550 at September 30, 2007 and management believes that it has sufficient loan loss allowances established to cover losses associated with its loan portfolio. The allowance for loan losses is established based upon probable losses that are estimated to have occurred through a provision for loan losses charged to earnings. During the past five years, the Association’s loan portfolio has gradually trended towards a greater concentration of residential construction and land loans, which generally involve a greater degree of credit risk and collection issues. As a result, the Company has provided relatively higher levels of loan loss provisions and resulting allowances during this period than what has historically been considered necessary. The allowance for loan losses is evaluated on a regular basis by management.
The Company records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. The Company’s methodology for assessing the appropriateness of the allowance for loan losses consists of two key components which are a specific allowance for identified problem or impaired loans under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan”, and a formula allowance for the remainder of the portfolio under the provisions of SFAS No. 5, “Accounting for Contingencies.” Because the Company only originates loans secured by real estate, specific problem loans are graded using the standard regulatory classifications and are evaluated for impairment under SFAS No. 114 based upon the collateral’s fair value less estimated cost of disposal.
All other loans with unidentified impairment issues are pooled and segmented by major loan types (single-family residential properties, construction loans, commercial real estate, land, etc.). Loan loss rates for these categories are then generated by capturing historical loan losses net of recoveries over a five and ten year period, with added weight given to the more recent five year period. Qualitative factors that may affect loan collectibility such as geographical and lending concentrations, local economic conditions, and delinquency trends are also considered in determining the Company’s best estimate of the range of credit losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Asset Quality (Continued)
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
Capital Resources and Liquidity
The Company declared dividends of $.76 per share during 2007. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment may be subject to dividends received from the Association to the Company, future earnings, cash flows, capital needs, and regulatory restrictions. During 2007, the MHC waived the receipt of its quarterly dividends from the Company. The Board of Directors of the MHC will continue to review the operating needs of the MHC and may elect to waive future dividends.
The objective of the Company’s liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities to enhance stockholders’ value. More specifically, liquidity ensures that adequate funds are available to meet deposit withdrawals, fund loan and capital expenditure commitments, maintain reserve requirements, pay operating expenses, and provide funds for debt service, dividends to stockholders, and other institutional commitments. Funds are primarily provided through financial resources from operating activities, expansion of the deposit base, repayments received on loans, borrowings, the sale or maturity of investments, or the ability to raise equity capital.
During the current year, cash and short-term cash investments increased by approximately $2.0 million, and amounted to $25.8 million at September 30, 2007. Cash flow resulting from internal operating activities provided increases of $1.9 million in cash during the year ended September 30, 2007. Cash flows from investing activities utilized $1.2 million in cash during the current year, with investment purchases of $1.5 million being the primary use of cash. Because the Federal Reserve maintained short term rates on a consistent basis throughout the majority of 2007 and the bond markets produced a relatively flat yield curve out at least ten years, the Association elected to maintain its excess liquidity primarily in shorter term cash investments with terms less than one year.
During 2007, financing activities of the Company generated $1.3 million in cash, including net deposit increases of $1.7 million. As a result of construction loan commitments and heavy loan originations, the Association aggressively marketed its deposits during the current year. The Association’s ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. However, the Association has a readily available source of credit through its borrowing capacity at the FHLB of Atlanta, currently equal to 12% of total assets assuming eligible collateral is available. Cash provided by operating and financing activities is used to originate new loans to customers, to maintain the Association’s liquid investment portfolios, and to meet short term liquidity requirements.
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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Off-Balance Sheet Transactions (Continued)
These financial instruments include commitments to extend credit, revolving lines of credit, and the undisbursed portion of construction loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments. The Association’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 2007, the Association had outstanding loan commitments amounting to $3,329,750. The undisbursed portion of construction loans amounted to $9,549,100 and unused lines of credit amounted to $3,984,950 at September 30, 2007.
The Association evaluates each customer’s credit worthiness on a case-by-case basis. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained is based on management’s credit evaluation of the customer. Collateral held is the underlying real estate.
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
Other types of market risk, such as foreign currency and commodity price risk, do not arise in the normal course of the Company’s business activities. In addition, the Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. The Company’s asset and liability management objectives are to (i) improve the rate sensitivity of its interest-earning assets in relation to interest-bearing liabilities, and (ii) maintain an appropriate ratio of interest-sensitive assets to interest-sensitive liabilities with comparable maturities. Management realizes certain risks are inherent and that the goal is to minimize interest rate risk. In the absence of other factors, the Company’s overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Conversely, the Company’s yields and cost of funds will decrease when market rates decline. The Company is able to manage these swings to some extent by attempting to control the maturities or repricing adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time.
The Company’s “gap” is typically described as the difference between the amounts of such assets and liabilities which re-price within a period of time, typically one to three years. In a declining interest rate environment, the Company’s interest earning assets tend to re-price prior to its interest-bearing liabilities over a short period, creating an unfavorable impact on the Company’s net interest income. Conversely, an increase in general market rates will tend to positively affect the Company’s net interest income over a short period. In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Company’s operations, management has implemented an asset/liability program designed to improve the Company’s interest rate gap. The program primarily emphasizes the origination of balloon and other short term loans, or loans with rates which float with Prime such as construction, commercial real estate, lines of credit and home equity loans. The Company generally originates a limited number of long-term fixed rate loans for its own portfolio and will also originate such loans for sale in the secondary market. In addition, the program emphasizes investing in short or intermediate term investment securities, and the solicitation of checking or transaction deposit accounts which are less sensitive to changes in interest rates and can be re-priced rapidly. The Board of Directors is responsible for reviewing the Company’s asset and liability policies. On a quarterly basis, the Board reviews interest rate risk and trends. Management of the Company is responsible for administering the policies established by the Board with respect to asset and liability goals and strategies. The following Market Risk Analysis table reflects maturities of interest rate sensitive assets and liabilities over the next five years.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Market Risk Analysis

	Year Ended September 30,
	(Dollars in Thousands)
	2008	2009	2010	2011	2012	Thereafter	Total	Fair Value
Assets:
Loans-fixed:
Balance	$167	$20	$—	$31	$21	$9,460	$9,699	$9,542
Interest rate	6.71%	8.84%	0.00%	8.82%	9.75%	6.25%	6.25%	—

Loans-variable (1):
Balance	44,127	4,684	11,013	4,534	2,525	883	67,766	67,527
Interest rate	8.87%	7.07%	6.88%	5.97%	7.48%	6.54%	8.15%	—

Investments (2):
Balance	27,272	—	—	—	—	—	27,272	27,272
Interest rate	5.12%	—	—	—	—	—	5.12%	—

Liabilities:
Deposits (3):
Balance	27,342	—	—	—	—	—	27,342	27,342
Interest rate	3.45%	—	—	—	—	—	3.45%	—

Deposits-certificates:
Balance	35,318	13,783	7,407	841	968	—	58,317	59,041
Interest rate	4.81%	4.80%	4.60%	4.85%	5.01%	—	4.79%	—

(1)	Maturities of variable rate loans are based on contractual maturity except home equity loans and commercial lines of credit which are based on the next repricing date

(2)	Includes interest bearing deposits and investment securities

(3)	Includes passbook accounts, NOW accounts and money market accounts

WAKE FOREST BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Future Reporting Requirements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, which enhances existing guidance for measuring assets and liabilities using fair value. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosures about the use of fair value to measure assets and liabilities. SFAS No. 157 emphasizes that fair value is a market-based measurement and establishes a fair value hierarchy with the highest priority being quoted market prices in active markets. While SFAS No. 157 does not add any new fair value measurements, it may change certain current practices. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company does not expect that the adoption of SFAS No. 157 will have a material impact on its consolidated financial statements.
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement approach for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. FIN No. 48 establishes a two-step process for evaluation of tax positions. The first step is recognition, under which the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The enterprise is required to presume the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement, under which a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN No. 48 is effective for fiscal years beginning after December 15, 2006 and well be effective for our fiscal year beginning October 1, 2007. The cumulative effect of adopting FIN No. 48 is required to be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year. The Company does not believe that the adoption of FIN No. 48 will have an impact on its consolidated financial statements.
In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides an option to measure eligible financial instruments at fair value at specified election dates. Unrealized gains and losses on specific financial assets and liabilities that are designated to be carried at fair value will be recognized in earnings thereafter. The fair value option may be applied instrument by instrument, is irrevocable and may only be applied to entire instruments, not to portions of instruments. The provisions of SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. The Company does not currently plan to adopt SFAS No. 159.
The Emerging Issues Task Force (EITF) reached a consensus at its September 2006 meeting regarding EITF 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 requires the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods. The Company has policies that fall within the scope of EITF 06-4. EITF 06-4 is effective for fiscal years beginning after December 15, 2007 and can be applied by either a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption or a change in accounting principle through a retrospective application to all prior periods. The Company is currently evaluating the impact of EITF 06-4 on its consolidated financial statements.

WAKE FOREST BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Critical Accounting Policies and Estimates
The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
The Company’s significant accounting policies are described in Note 1 to the consolidated financial statements. The Company considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations:
Allowance for Loan Losses:
The most critical estimate concerns the Company’s allowance for loan losses. The Company records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. The Company’s methodology for assessing the appropriations of the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.
A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.
The adequacy of the allowance is also reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Company and other conditions, such as new loan products, collateral values, loan concentrations, changes in the mix and volume of the loan portfolio; trends in portfolio credit quality, including delinquency and charge-off rates; and current economic conditions that may affect a borrower’s ability to repay. Although management believes it has established and maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.
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

WAKE FOREST BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Impact of Inflation and Changing Prices
The consolidated financial statements and accompanying footnotes have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in interest rates have a greater impact on the Company’s performance than do the effects of inflation. However, the rate of inflation can tend to impact overall market rates, and to that extent, changes in inflation may have a direct impact on the Company’s interest rate spread and its operations.
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
Wake Forest, North Carolina
We have audited the accompanying consolidated statements of financial condition of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wake Forest Bancshares, Inc. and Subsidiary as of September 30, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Raleigh, North Carolina
December 20, 2007

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 2007 and 2006

	2007	2006
ASSETS
Cash:
Interest-earning deposits	$25,080,600	$23,067,150
Noninterest-earning deposits	747,900	751,750

	25,828,500	23,818,900

Investment securities (Note 2):
Available for sale, at market value	1,999,900	540,850
FHLB stock, at cost	191,400	197,600
Loans receivable, net of allowance for loan losses of $1,187,550 in 2007 and $1,042,500 in 2006 (Note 3)	76,172,100	76,635,300
Accrued interest receivable	265,350	230,050
Property and equipment, net (Note 4)	357,350	401,800
Foreclosed assets, net (Note 5)	1,003,800	1,003,800
Bank owned life insurance (Note 6)	1,141,350	1,100,050
Deferred income taxes (Note 11)	390,650	295,100
Prepaid expenses and other assets	47,300	55,050

Total assets	$107,397,700	$104,278,500

LIABILITIES AND EQUITY
Liabilities:
Deposits (Note 7)	$85,659,150	$83,977,850
Accrued interest on deposits	64,750	67,950
Accounts payable and accrued expenses	924,950	784,200
Dividends payable	99,750	88,700
Redeemable common stock held by the ESOP, net of unearned ESOP shares (Note 10)	465,550	553,650

Total liabilities	87,214,150	85,472,350

Commitments and contingencies (Note 13)
Stockholders’ Equity (Note 12):
Preferred stock, authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 5,000,000 shares; issued 1,253,948 shares in 2007 and 1,247,134 in 2006	12,550	12,450
Additional paid-in-capital	5,779,500	5,665,700
Accumulated other comprehensive income	305,000	330,400
Retained earnings, substantially restricted (Note 12)	15,555,950	14,187,400
Common stock in treasury, at cost (93,955 shares in 2007 and 90,445 shares in 2006)	(1,469,450)	(1,389,800)

Total stockholders’ equity	20,183,550	18,806,150

	$107,397,700	$104,278,500

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2007 and 2006

	2007	2006
Interest and dividend income:
Loans	$6,411,200	$6,047,800
Investment securities	55,300	25,600
Interest-earning deposits	1,344,000	1,099,750

	7,810,500	7,173,150

Interest expense:
Deposits	3,684,050	2,978,950

	3,684,050	2,978,950

Net interest income before provision for loan losses	4,126,450	4,194,200
Provision for loan losses (Note 3)	(165,000)	(192,500)

Net interest income after provision for loan losses	3,961,450	4,001,700

Noninterest income:
Service fees and other income	75,900	59,100
Gain on sale of mortgage loans	6,150	8,000
Income from bank owned life insurance	41,300	41,550

	123,350	108,650

Noninterest expense:
Compensation and benefits (Notes 8, 9, and 10)	810,150	820,500
Occupancy	47,600	46,950
Federal insurance premiums and operating assessments	47,050	45,350
Data processing and outside service fees	106,800	154,750
Foreclosed assets	107,750	170,500
Other operating expense	370,650	280,950

	1,490,000	1,519,000

Income before income taxes	2,594,800	2,591,350

Income taxes (Note 11):
Current	995,300	964,000
Deferred	(80,000)	(28,600)

	915,300	935,400

Net income	$1,679,500	$1,655,950

Basic earnings per share	$1.45	$1.44
Diluted earnings per share	$1.45	$1.43
Dividends paid per share	$0.76	$0.68
See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended September 30, 2007 and 2006

	Outstanding
	Shares of		Additional
	Common	Common	Paid in
	Stock	Stock	Capital

Balance at September 30, 2005	1,152,761	$12,350	$5,502,050
Comprehensive income:
Net income for 2006		—	—
Net change in unrealized gain on securities		—	—
Total comprehensive income
Market value adjustment for redeemable common stock held by ESOP		—	—
Cash dividends ($0.68 per share)		—	—
Exercise of stock options	9,988	100	127,250
Acquisition of 6,060 shares of common stock for the treasury	(6,060)	—	—
Tax effect of exercise of nonqualifying stock options		—	36,400

Balance at September 30, 2006	1,156,689	12,450	5,665,700
Comprehensive income:
Net income for 2007		—	—
Net change in unrealized gain on securities		—	—
Total comprehensive income
Market value adjustment for redeemable common stock held by ESOP		—
Cash dividends ($0.76 per share)		—	—
Exercise of stock options	6,814	100	86,800
Acquisition of 3,510 shares of common stock for the treasury	(3,510)	—	—
Tax effect of exercise of nonqualifying stock options			27,000

Balance at September 30, 2007	1,159,993	$12,550	$5,779,500

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended September 30, 2007 and 2006

Accumulated
Other		Treasury
Comprehensive	Retained	Stock
Income	Earnings	Acquired	Total

$280,500	$12,868,900	$(1,257,600)	$17,406,200

—	1,655,950	—	1,655,950
49,900	—	—	49,900

			1,705,850

—	15,400	—	15,400
—	(352,850)	—	(352,850)
			127,350

—	—	(132,200)	(132,200)
—	—	—	36,400

330,400	14,187,400	(1,389,800)	18,806,150

—	1,679,500	—	1,679,500
(25,400)	—	—	(25,400)

			1,654,100

—	88,100	—	88,100
—	(399,050)	—	(399,050)
			86,900

—	—	(79,650)	(79,650)
—	—	—	27,000

$305,000	$15,555,950	$(1,469,450)	$20,183,550

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2007 and 2006

	2007	2006
Cash Flows From Operating Activities

Net income	$1,679,500	$1,655,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	44,450	33,500
Provision for loan losses	165,000	192,500
Deferred income taxes	(80,000)	(28,600)
Increase in bank owned life insurance contracts	(41,300)	(41,550)
Loss on sale of foreclosed assets	3,600	—
Gain on sale of loans	(6,150)	(8,000)
Loans orignated for sale	(211,200)	—
Proceeds from loans sold	217,350	—
Changes in assets and liabilities:
(Increase) decrease in:
Accrued interest receivable	(35,300)	(93,850)
Prepaid expenses and other assets	7,750	(21,350)
Increase (decrease) in:
Accounts payable and accrued expenses	137,550	78,900

Net cash provided by operating activities	1,881,250	1,767,500

Cash Flows From Investing Activities

Principal collected on loans	36,745,850	42,629,550
Redemption of participation loans	67,500	273,750
Loans originated	(36,811,000)	(45,829,000)
Proceeds from sale of foreclosed assets	293,900	—
Capital additions to foreclosed assets	(1,650)	—
Purchase of US Government agency securities	(1,500,000)	—
Purchase of FHLB of Atlanta Stock	—	(15,300)
Redemption of FHLB of Atlanta stock	6,200	—
Purchases of property and equipment	—	(97,450)

Net cash used in investing activities	(1,199,200)	(3,038,450)

See Notes to Consolidated Financial Statements.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2007 and 2006

	2007	2006
Cash Flows From Financing Activities

Cash dividends paid	$(388,000)	$(341,800)
Proceeds from stock options exercised	86,900	127,350
Additions to paid in capital from tax effect of exercise of nonqualifying stock options	27,000	36,400
Purchase of treasury stock	(79,650)	(132,200)
Net increase in deposits	1,681,300	3,072,700

Net cash provided by financing activities	1,327,550	2,762,450

Net increase in cash	2,009,600	1,491,500

Cash:
Beginning	23,818,900	22,327,400

Ending	$25,828,500	$23,818,900

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$3,687,250	$2,937,950
Income taxes	$955,000	$965,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Fair value of ESOP shares in excess of unearned ESOP shares credited to retained earnings	$88,100	$15,400
Change in unrealized gain (loss) on available for sale securities, net of tax effect	$(25,400)	$49,900
Loans receivable transferred to foreclosed assets	$295,850	$—

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Business and Significant Accounting Policies
Wake Forest Bancshares, Inc. (the “Company”) is located in Wake Forest, North Carolina and is the parent stock holding company of Wake Forest Federal Savings & Loan Association (the “Association” or “Wake Forest Federal”), its only subsidiary. The Company was formed in 1999 solely for the purpose of becoming a savings and loan holding company and had no prior operating history. The Company conducts no business other than holding all of the stock in the Association, investing dividends received from the Association, repurchasing its common stock from time to time, and distributing dividends on its common stock to its shareholders. The Association’s principal activities consist of obtaining savings deposits and providing mortgage credit to customers in its primary market area, the counties of Wake and Franklin, North Carolina. The Company’s and the Association’s primary regulator is the Office of Thrift Supervision (OTS) and its deposits are insured by the Federal Deposit Insurance Corporation (FDIC).
The Company is majority owned by Wake Forest Bancorp, M.H.C., (the “MHC”) a mutual holding company. Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC for as long as it remains in mutual form. The MHC’s principal assets consist of 635,000 shares of the Company’s common stock and deposits at the Association for accumulated dividends paid on those shares. The MHC, which by law must own in excess of 50% of the stock of the Company, currently has an ownership interest of 54.7% of the Company. The mutual holding company is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS.
A summary of the Company’s significant accounting policies follows:
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
Investment securities: The Company carries its investments at fair market value or amortized cost depending on its classification of such securities. Classification of securities and the Company’s accounting policies are as follows:
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

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Business and Significant Accounting Policies (continued)
Loans receivable and Fees: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees. The Association’s loan portfolio consists principally of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land. The Association receives fees for originating mortgage loans. The Association defers all loan fees less certain direct costs as an adjustment to yield with subsequent amortization into income over the life of the related loan.
Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Association to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination. A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. An allowance is recorded if the present value of the loan’s future cash flows, discounted using the loan’s effective interest rate, is less than the carrying value of the loan. An impaired loan can also be valued at its fair value in the market place or on the basis of its underlying collateral if the loan is primarily collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan is valued based upon the fair value of the underlying collateral.
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
Presold mortgages in process of settlement: The Association originates certain residential mortgage loans that have been pre-approved by secondary investors. The terms of the loans are set by the secondary investors and are transferred to them at par within days of the Association initially funding the loan. The Association receives origination fees from borrowers and servicing release premiums from the investors. Between the initial funding of the loans by the Association and the subsequent reimbursement by the investors, the Association carries the loans on its balance sheet at lower of cost or market, which approximates cost due to the short duration between funding and sale.
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

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Business and Significant Accounting Policies (continued)
Earnings per share: The Company provides for a dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were required to net income for any period presented in the computation of diluted earnings per share. The basic and diluted weighted average shares outstanding for 2007 and 2006 are as follows:

	2007	2006
Weighted average outstanding shares used for basic EPS	1,160,134	1,152,765
Plus incremental shares from assumed issuances pursuant to stock options	828	5,380

Weighted average outstanding shares used for diluted EPS	1,160,962	1,158,145

Off-balance-sheet risk and credit risk: The Association is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit. Management assesses the risk related to these instruments for potential loss. The Association lends primarily on one-to-four family residential properties throughout its primary lending area, Wake and Franklin counties of North Carolina.
Stock compensation plans: In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation. SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Awards to most non-employee directors are accounted for as employee awards. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the Company’s 2007 year. However, the adoption of the statement did not have had an impact on the Company’s 2007 financial statements because all of the Company’s stock options were issued and vested in periods earlier than the current year.
In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, which contains guidance on applying the requirements in SFAS No. 123(R) including valuation techniques, development of assumptions used in valuing employee stock options and related MD&A disclosures. SAB No. 107 was effective for the Company’s 2007 year but did not have an impact on the Company’s financial statements because all the Company’s stock options were issued and vested in earlier years.
Fair value of financial instruments: Estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates for the fair value of the Company’s financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates are based on pertinent information available to management as of September 30, 2007. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
Cash and accrued interest receivable: The carrying amounts reported in the consolidated statements of financial condition approximate these assets’ fair values.
Investment securities: The fair values of investment securities are determined based on quoted market values. For the Association’s investment in Federal Home Loan Bank stock, no ready market exists and it has no quoted market value. For disclosure purposes, such stock is assumed to have a fair value which is equal to its cost.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Business and Significant Accounting Policies (continued)
Loans receivable: The fair value for all loans, except short-term construction loans, home equity loans and prime-based real estate loans, has been estimated by discounting projected future cash flows using the current rate at which loans with similar maturities would be made to borrowers with similar credit ratings. Certain prepayment assumptions were made to the Association’s portfolio of long-term fixed rate mortgage loans. The fair value of construction loans, home equity loans, and prime-based real estate loans are assumed to be equal to their recorded amounts because such loans have relatively short terms and adjust to market rates as prime changes.
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
Off-balance-sheet commitments: Because the Association’s commitments, which consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance-sheet items.
Accrued Interest Payable and Dividends Payable: The fair value of accrued interest payable and dividends payable is assumed to equal to its recorded amount because of the short term nature of the liability.
Note 2. Investment Securities
The amortized cost, estimated market value and gross unrealized gains and losses of the Association’s investment securities at September 30, 2007 and 2006 are as follows:

	2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Available for sale securities:
FHLMC stock	$8,000	$473,150	$—	$481,150
US Government agency securities	1,500,000	18,750	—	1,518,750

	1,508,000	491,900	—	1,999,900

Nonmarketable equity securities:
Federal Home Loan Bank stock	191,400	—	—	191,400

	$1,699,400	$491,900	$—	$2,191,300

	2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Available for sale securities:
FHLMC stock	$8,000	$532,850	$—	$540,850
Nonmarketable equity securities:
Federal Home Loan Bank stock	197,600	—	—	197,600

	$205,600	$532,850	$—	$738,450

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 2. Investment Securities (continued)
The change during 2007 and 2006 in accumulated other comprehensive income which consists solely of net unrealized gains and losses associated with available for sale securities is as follows:

	2007	2006
Accumulated other comprehensive income, beginning of year	$330,400	$280,500
Change in unrealized gains, net of tax effect of $15,550 in 2007 and $30,600 in 2006	(25,400)	49,900

Accumulated other comprehensive income, end of year	$305,000	$330,400

There were no sales of investment securities during 2007 or 2006. The Association, as a member of the Federal Home Loan Bank (FHLB) system, maintains an investment in capital stock of the FHLB of Atlanta. No ready market exists for the bank stock and its market value is equal to its cost due to the redemptive provisions of the FHLB of Atlanta. During 2007 and 2006, FHLB stock with a cost basis of $6,200 and $15,300 was purchased and redeemed, respectively, at par by the FHLB of Atlanta.
Note 3. Loans Receivable
Loans receivable consist of the following:

	2007	2006
First mortgage loans:
Single family, one-to-four units	$25,466,600	$24,256,050
Multifamily, residential	354,100	427,000
Commercial real estate	11,532,150	12,426,350
Land	14,243,900	14,604,950
Residential construction	33,387,950	36,900,250

	84,984,700	88,614,600
Equity line mortgages	1,886,500	2,328,150
Loans on savings accounts	143,200	179,500

	87,014,400	91,122,250

Undisbursed portion of loans in process	(9,549,100)	(13,340,900)
Allowance for loan losses	(1,187,550)	(1,042,500)
Deferred loan fees	(105,650)	(103,550)

	(10,842,300)	(14,486,950)

	$76,172,100	$76,635,300

The change in the Association’s allowance for loan losses is as follows for the years ended September 30, 2007 and 2006:

	2007	2006
Balance, beginning of year	$1,042,500	$850,000
Provision for loan losses	165,000	192,500
Charge-offs	(19,950)	—

Balance, end of year	$1,187,550	$1,042,500

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 3. Loans Receivable (continued)
The Association does not accrue interest on loans past due 90 days or more if, in the opinion of management, collectibility is in doubt. Such interest is removed from income through the establishment of a reserve for uncollected interest. At September 30, 2007 and 2006, reserves for uncollected interest totaling $25,650 and $10,500 were established on loans amounting to $595,650 and $666,400, respectively. There were no accruing loans past due more than 90 days at September 30, 2007 and 2006. Interest income that would have been recorded in 2007 and 2006 if non-accrual loans had been current was $25,650 and $10,500, respectively. The amount of interest income recognized on these loans in 2007 and 2006 was $33,950 and $45,950, respectively.
The Association did not have any loans outstanding at September 30, 2006 which it considered impaired. Loans totaling $595,650 were considered impaired at September 30, 2007 and specific impairment loss allowances of $27,500 have been established for these impaired loans at September 30, 2007. The average balance of impaired loans in 2007 was $315,900 and interest income recognized on impaired loans on a cash basis during 2007 was $25,050.
Shareholders of the Company with 10% or more ownership and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with the Association in the ordinary course of business. In management’s opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with non-related parties during the years ended September 30, 2007 and 2006. Aggregate loan transactions with related parties during the years ended September 30, 2007 and 2006 were as follows:

	2007	2006
Beginning balance	$—	$16,000
New loans	256,650	—
Reductions	(46,450)	(16,000)

Ending balance	$210,200	$—

Maximum balance during the year	$210,200	$16,000

Note 4. Property and Equipment
Property and equipment at September 30, 2007 and 2006 are summarized as follows:

	2007	2006
Land	$20,950	$20,950
Office buildings and improvements	608,800	608,800
Furniture and fixtures	303,550	303,550

	933,300	933,300
Less accumulated depreciation	(575,950)	(531,500)

	$357,350	$401,800

Note 5. Foreclosed Assets
There were no provisions or charge-offs in the allowance for loss on foreclosed assets during 2007 or 2006. However, the Company incurred $104,150 and $170,500 in expense associated with holding foreclosed assets during 2007 and 2006, respectively. In addition, the Company incurred a loss of $3,600 from the disposal of $297,500 in foreclosed assets during 2007.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 6. Bank Owned Life Insurance
The Company has entered into Life Insurance Endorsement Method Split Dollar Agreements with certain employees of the Association. Under the agreement, upon death of the employee, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from the insurance contracts, which are written through two different carriers, with the designated beneficiaries of the employee. The death benefit to the employee is limited to $25,000 each. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies. The Company paid an initial single premium of $1.0 million which is accounted for as cash surrender value and reported as “Bank owned life insurance” (other assets) in the Company’s consolidated statement of financial condition. Increases in the surrender value of the policies are accounted for as other non-interest income. For 2007 and 2006, the increase amounted to $41,300 and $41,550, respectively.
Note 7. Deposits
Deposits at September 30, 2007 and 2006 consist of the following:

	2007	2006
Passbook accounts	$2,512,350	$2,702,750
MMDA accounts	21,223,550	22,290,450
NOW accounts	2,523,650	2,228,550
Certificate of deposit accounts	58,317,100	55,003,350
Noninterest-bearing accounts	1,082,500	1,752,750

	$85,659,150	$83,977,850

Certificate of deposit accounts by maturity at September 30, 2007 are summarized as follows:

Maturity Period:
2008	$35,317,750
2009	13,782,950
2010	7,406,950
2011	841,700
2012	967,750

$58,317,100

The aggregate amount of certificate of deposit accounts at September 30, 2007 with a minimum denomination of $100,000 by maturity are summarized as follows:

Maturity Period:
Within three months	$2,789,900
After three months but within six months	5,212,300
After six months but within twelve months	7,521,900
After twelve months	11,022,050

$26,546,150

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 8. Employees and Directors Benefit Plans
The Association has a 401k plan which covers substantially all employees. The Association matches employee contributions up to 7.5% and pays the administrative cost of the Plan. Plan expenses amounted to $1,700 and $1,650 during 2007 and 2006, respectively.
The Association has a non-qualified noncontributory retirement plan covering its directors. Prior to 2007, retirement plan expense was computed based on the discounted present value of expected future payments over the expected service years for the directors. Under a plan amendment adopted in 2007, upon retirement and having reached the age of 65, directors will receive an undiscounted lump sum payment equal to $50,000. Expense is accrued over the expected service years for each director up to the age of 65. Other stipulations and limitations based on years of service, death and disability, change of control, and early termination apply. Expense associated with the plan amounted to $41,400 and $4,500 in 2007 and 2006, respectively.
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
Note 9. Stock Option Plan
The Company has a stock option plan for the benefit of its officers, directors, and key employees. Options totaling 54,000 at an exercise price of $12.75 were granted on January 22, 1997. No options have been granted since that date. The options became exercisable at the rate of 20% annually for years during periods of service as an employee, officer, or director, and expire after ten years. Accelerated vesting may occur in certain circumstances as disclosed in the plan documents. Options are exercisable at the fair value on the date of grant. A summary of the changes in the Company’s options during the years ended September 30, 2007 and 2006 is presented below:

	2007	2006
Stock options outstanding at beginning of the year	6,814	16,802
Granted	—	—
Exercised	(6,814)	(9,988)
Terminated	—	—

Stock options outstanding at end of the year	—	6,814

Stock options exercisable at end of the year	—	6,814

Note 10. Employee Stock Ownership Plan
The Association has an Employee Stock Ownership Plan (“ESOP”) to benefit substantially all employees. As a part of the Association’s initial public offering in April 1996, the ESOP purchased 41,200 shares of common stock with the proceeds from a loan received from a third party financial institution. The Association made quarterly contributions to the ESOP in amounts sufficient to allow the ESOP to make its scheduled principal and interest payments on the note. The note matured in March 2003.
The Association recorded expense based upon the fair value of the shares allocated to plan participants each year. The difference between the cash contributions and the amount expensed was credited or charged to additional paid-in capital. Because all remaining shares under the plan were allocated to participants during 2003, the Company’s current expense is only associated with administration of the plan and amounted to $3,150 and $2,915 for 2007 and 2006, respectively.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 10. Employee Stock Ownership Plan (continued)
The ESOP has a put option which requires that the Company repurchase its common stock from eligible participants in the ESOP who elect to receive cash in exchange for their common stock. The Company is required to reflect as a liability the maximum possible cash obligation to redeem the shares, which is the fair value of such shares. The liability for the put option at September 30, 2007 was $465,550 based upon the market price of the Company’s shares at that time. The liability for the put option will fluctuate based upon the fair value of the shares with the resulting increase or decrease reflected as change to retained earnings.
Shares of the Company held by the ESOP at September 30, 2007 and 2006 are as follows:

	2007	2006
Shares originally held by the ESOP	41,200	41,200
Shares released to retired participants	(18,602)	(18,602)

Shares outstanding at year end	22,598	22,598

Shares released for allocation	22,598	22,598

Fair value of outstanding ESOP shares	$465,550	$553,650

Note 11. Income Taxes
At September 30, 2007 and 2006, retained earnings contain $1,434,000 in tax related bad debt reserves for which no deferred income taxes have been provided because the Association does not intend to use the reserves for purposes other than to absorb losses. The balance represents the Association’s bad debt reserves at September 30, 1988, and the unrecorded deferred income taxes amount to approximately $545,000. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates.
Income tax expense differs from the federal statutory rate of 34% as follows:

	2007	2006
Statutory federal income tax rate	34.00%	34.00%
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal benefit	2.36	2.63
Other	(1.09)	(0.53)

Effective tax rate	35.27%	36.10%

Deferred income taxes consist of the following components as of September 30, 2007 and 2006:

	2007	2006
Deferred tax assets:
Loan loss allowances	$451,250	$393,300
Health insurance accrual	82,550	95,000
Retirement plan accrual	70,450	54,700
Other	9,750	4,000

	614,000	547,000

Deferred tax liabilities:
Excess accumulated tax depreciation	36,400	49,400
Unrealized net appreciation, investments	186,950	202,500

	223,350	251,900

	$390,650	$295,100

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
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
In addition, as an institution which is considered well capitalized under the OTS’s Prompt Corrective Action regulations, the Association may pay a cash dividend to the Company, with prior notification to the OTS, if the total amount of all capital distributions (including the proposed distribution) for the applicable calendar year does not exceed the Association’s net income for the year plus retained net income (net income minus capital distributions) for the preceding two years. However, the OTS retains the right to deny any capital distribution if it raises safety and soundness concerns.
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
The Company’s capital requirements and ratios are presented below:

	Minimum Requirements to Be:
	Actual		Adequately Capitalized		Well Capitalized
In Thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
2007
Total Capital to Risk Weighted Assets	$20,975	30.03%	$5,587	8.00%	$6,984	10.00%
Tier 1 Capital to Risk Weighted Assets	$19,877	28.46%	$2,794	4.00%	$4,190	6.00%
Tier 1 Capital to Average Assets	$19,877	18.59%	$4,276	4.00%	$5,345	5.00%

2006
Total Capital to Risk Weighted Assets	$19,622	28.00%	$5,606	8.00%	$7,007	10.00%
Tier 1 Capital to Risk Weighted Assets	$18,507	26.41%	$2,803	4.00%	$4,204	6.00%
Tier 1 Capital to Average Assets	$18,507	17.84%	$4,150	4.00%	$5,187	5.00%
The Company has an ongoing stock repurchase program authorizing the Company to repurchase up to an additional $163,550 of its outstanding common stock. The repurchases are made through registered broker-dealers from shareholders in open market purchases at the discretion of management. The Company intends to hold the shares repurchased as treasury shares, and may utilize such shares to fund stock benefit plans or for any other general corporate purpose as permitted by applicable law. At September 30, 2007, the Company had repurchased 93,955 shares of its common stock. The program continues until terminated by the Board of Directors.

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 13. Concentration of Credit Risk and Off-Balance-Sheet Risk
The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and the undisbursed portion of construction loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments. The Association’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments.
The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At September 30, 2007, the Association had outstanding loan commitments amounting to $3,329,750. The undisbursed portion of construction loans amounted to $9,549,100 and unused lines of credit amounted to $3,984,950 at September 30, 2007.
The Association evaluates each customer’s credit worthiness on a case-by-case basis. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held is the underlying real estate.
Note 14. Fair Value of Financial Instruments
The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at September 30, 2007 and 2006. See Note 1 for a description of the Company’s accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.

	September 30,
	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$25,828,500	$25,828,500	$23,818,900	$23,818,900
Investment securities	1,999,900	1,999,900	540,850	540,850
FHLB stock	191,400	191,400	197,600	197,600
Loans receivable	76,172,100	75,776,250	76,635,300	76,455,750
Bank owned life insurance	1,141,350	1,141,350	1,100,050	1,100,050
Accrued interest receivable	265,350	265,350	230,050	230,050
Financial liabilities:
Deposits	85,659,150	86,383,200	83,977,850	83,630,200
Accrued interest payable	64,750	64,750	67,950	67,950
Dividends payable	99,750	99,750	88,700	88,700

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 15. Mutual Holding Company Financial Data
The MHC owns approximately 55% of the Company’s common stock. Members of the MHC consist of depositors and certain borrowers of the Association, who have the sole authority to elect the board of directors of the MHC. The MHC is registered as a savings and loan holding company and is subject to regulation, examination, and supervision by the OTS. Although not required, a summary of the condensed financial statements of the MHC has been presented below to assist readers of the financial statements in understanding the financial activities of the Company’s majority shareholder.
Condensed Balance Sheets
September 30, 2007 and 2006

	2007	2006
Assets:
Cash and cash equivalents	$836,300	$1,028,600
Investment in Wake Forest Bancshares, Inc.	9,450,950	8,531,850

Total assets	$10,287,250	$9,560,450

Liabilities:
Accounts payable and accrued expenses	$12,950	$29,250

Equity:
Capitalization by Wake Forest Federal	106,350	106,350
Equity in Wake Forest Bancshares, Inc.	3,854,700	3,854,700
Retained earnings	6,313,250	5,570,150

Total equity	10,274,300	9,531,200

Total liabilities and equity	$10,287,250	$9,560,450

Condensed Statements of Income
For the Years Ended September 30, 2007 and 2006

	2007	2006
Revenues:
Interest income	$38,450	$38,300
Equity in earnings of subsidiary	919,100	910,800

Total income	957,550	949,100

Expenses:
Accounting and tax expense	28,750	29,450
Attorney Fees	12,400	19,900
Director’s fees	145,450	84,750
Other	27,850	25,900

Total expense	214,450	160,000

Net income	$743,100	$789,100

Condensed Statements of Cash Flows
For the Years Ended September 30, 2007 and 2006

	2007	2006
Cash Flows from Operating Activities:
Net income	$743,100	$789,100
Equity in earnings of Wake Forest Bancshares, Inc.	(919,100)	(910,800)
Increase (decrease) in accounts payable	(16,300)	22,550

Net cash provided by operating activities	(192,300)	(99,150)
Cash and cash equivalents- beginning	1,028,600	1,127,750

Cash and cash equivalents- ending	$836,300	$1,028,600

WAKE FOREST BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 16. Parent Company Only Financial Data
The condensed financial statements of Wake Forest Bancshares, Inc. for the periods indicated follows:
Condensed Balance Sheets
September 30, 2007 and 2006

	2007	2006
Assets:
Cash and cash equivalents	$163,550	$151,750
Accrued dividends receivable, Wake Forest Federal	99,750	88,700
Investment in Wake Forest Federal	20,020,100	18,653,800
Other assets	—	600

Total assets:	$20,283,400	$18,894,850

Liabilities and Equity:
Accrued income taxes	$100	$—
Accrued dividends payable	99,750	88,700

Total liabilities	99,850	88,700

Common stock	12,550	12,450
Additional paid-in capital	14,460,850	14,268,850
Retained earnings	7,179,600	5,914,650
Treasury stock acquired	(1,469,450)	(1,389,800)

Total equity	20,183,550	18,806,150

Total liabilities and equity	$20,283,400	$18,894,850

Condensed Statements of Income
For the Years Ended September 30, 2007 and 2006

	2007	2006
Interest income	$8,100	$4,450
Equity in earnings of Wake Forest Federal	1,675,650	1,654,400
Other expense	(4,250)	(2,900)

Net income	$1,679,500	$1,655,950

Condensed Statement of Cash Flows
For the Years Ended September 30, 2007 and 2006

	2007	2006
Cash Flows from Operating Activities:
Net income	$1,679,500	$1,655,950
Equity in earnings of Wake Forest Federal	(1,675,650)	(1,654,400)
Dividends received from Wake Forest Federal	388,000	341,800
(Increase) decrease in accrued dividends receivable	(11,050)	(11,050)
(Increase) decrease in other assets	600	450
Increase (decrease) in accrued income taxes	100	—

Net cash provided by operating activities	381,500	332,750

Cash Flows from Financing Activities:
Treasury stock acquired	(79,650)	(132,200)
Proceeds from exercise of stock options	86,900	127,350
Increase (decrease) in accrued dividends payable	11,050	11,050
Dividends paid	(388,000)	(341,800)

Net cash provided from financing activities	(369,700)	(335,600)

Decrease in cash	11,800	(2,850)
Cash and cash equivalents- beginning	151,750	154,600

Cash and cash equivalents- ending	$163,550	$151,750

WAKE FOREST BANCSHARES, INC.
COMMON STOCK INFORMATION
The Company’s stock (previously as Wake Forest Federal Savings & Loan Association) began trading on April 3, 1996. There are 1,159,993 shares of common stock outstanding (net of treasury shares) of which approximately 43% were held by individual stockholders at September 30, 2007. The MHC and the ESOP hold approximately 57%. There were approximately 225 stockholders of record as of September 30, 2007. The Company’s stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol “WAKE.OB” The table below reflects the stock trading and dividend payment frequency of the Company’s stock for the years ended September 30, 2007 and 2006, based upon information provided to management of the Company by certain securities firms effecting transactions in the Company’s stock on an agency basis.

		Stock Price
	Dividends	High	Low
2007
First Quarter	$0.19	$27.000	$24.000
Second Quarter	0.19	24.010	22.750
Third Quarter	0.19	23.500	21.250
Fourth Quarter	0.19	22.400	19.000

2006
First Quarter	$0.17	$24.000	$20.400
Second Quarter	0.17	22.750	20.700
Third Quarter	0.17	22.500	20.550
Fourth Quarter	0.17	24.500	21.300

OFFICERS

Robert C. White	Susan S. Carter	Billy B. Faulkner
President, Chief Executive Officer	Vice President and	Vice President, Secretary
& Chief Financial Officer	Assistant Treasurer	& Treasurer
DIRECTORS

Howard Brown	John D. Lyon	Rodney M. Privette
Chairman of the Board	Real Estate Management	Owner of Insurance Agency
Former Owner of
Oil Distribution Company	Harold R. Washington	R. W. Wilkinson III
	Former Owner of	Vice Chairman of the Board
Anna O. Sumerlin	Automobile Distributorship	Former Managing Officer
Former CEO of the Company		of Wake Forest Federal
William S. Wooten
Robert C. White	Dentist	Leelan A. Woodlief
CEO of the Company		Retired Owner of Farm Supply
Company

STOCK TRANSFER AGENT	SPECIAL LEGAL COUNSEL	INDEPENDENT AUDITORS

Mellon Investor Services LLC	Thacher Proffitt & Wood LLP	Dixon Hughes PLLC
Newport Office Center VII	Suite 800	Suite 200
480 Washington Blvd.	1700 Pennsylvania Ave., N.W.	2501 Blue Ridge Road
Jersey City, NJ 07310	Washington, DC 20006	Raleigh, NC 27607
1-800-756-3353

CORPORATE OFFICE

302 S. Brooks St.
Wake Forest, NC 27587
ANNUAL MEETING
The 2008 annual meeting of stockholders of Wake Forest Bancshares, Inc. will be held at 2:00 pm on Tuesday, February 19, 2008 at the Wake Forest Police and Justice Center at 401 Elm Avenue, Wake Forest, N.C.
FORM 10-KSB
A copy of the Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request to Wake Forest Bancshares, Inc., PO Box 1167, Wake Forest, N.C. 27588.